Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

R. R. Donnelley & Sons Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of R. R. Donnelley & Sons Company

(2)

Aggregate number of securities to which transaction applies:

As of December 16, 2021, (i) 72,909,612 shares of R. R. Donnelley & Sons Company Common Stock issued and outstanding; (ii) 85,411 shares of R. R. Donnelley & Sons Company Common Stock subject to outstanding options; (iii) 1,979,300 shares of R. R. Donnelley & Sons Company Common Stock subject to outstanding restricted stock units; (iv) 1,891,612 shares of R. R. Donnelley & Sons Company Common Stock subject to outstanding phantom restricted stock units; (v) 6,668,561 shares of R. R. Donnelley & Sons Company Common Stock subject to outstanding performance stock units; and (vi) 8,106,742 shares of R. R. Donnelley & Sons Company Common Stock available for grant under the Amended and Restated 2017 Performance Incentive Plan.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the maximum value of the transaction was calculated based on the sum of: (i) 72,909,612 shares of R. R. Donnelley & Sons Company Common Stock multiplied by $10.85; (ii) options to purchase 85,411 shares of R. R. Donnelley & Sons Company Common Stock multiplied by $0 (as the weighted average exercise price of $21.47 per share exceeds $10.85); (iii) 1,979,300 shares of R. R. Donnelley & Sons Company Common Stock subject to outstanding restricted stock units multiplied by $10.85; (iv) 1,891,612 shares of R. R. Donnelley & Sons Company Common Stock subject to outstanding phantom restricted stock units multiplied by $10.85; (v) 6,668,561 shares of R. R. Donnelley & Sons Company Common Stock subject to outstanding performance stock units multiplied by $10.85; and (vi) 8,106,742 shares of R. R. Donnelley & Sons Company Common Stock available for grant under the Amended and Restated 2017 Performance Incentive Plan multiplied by $10.85 (assuming all such shares are granted in the March 2022 grant cycle).

	(4)	Proposed maximum aggregate value of transaction: $993,380,722.95

(5)

Total fee paid:

$92,086.39.* In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction of $993,380,722.95 by 0.0000927.

*Includes $72,313.11 previously paid on December 2, 2021 for the December 3, 2021 Schedule 14A Preliminary Proxy Statement.

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $72,313.11
	(2)	Form, Schedule or Registration Statement No.: Schedule 14A
	(3)	Filing Party: R. R. Donnelley & Sons Company
	(4)	Date Filed: December 3, 2021

PRELIMINARY COPIES

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2021

R. R. Donnelley & Sons Company

35 West Wacker Drive, 36th Floor

Chicago, Illinois 60601

[●], 2022

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of R. R. Donnelley & Sons Company (“RRD”) to be held virtually on [●], 2022, at www.virtualshareholdermeeting.com/RRD2022, at [●] [a.m.] / [p.m.], Central Time.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 14, 2021, by and among Chatham Delta Parent, Inc. (“Parent”), Chatham Delta Acquisition Sub, Inc., a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), and RRD (as it may be amended from time to time, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Acquisition Sub will merge with and into RRD (the “Merger”), with RRD surviving the Merger as a wholly owned subsidiary of Parent. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger.

In connection with the Special Meeting, you should be aware of the following matters, all of which have been previously announced:

•

On December 29, 2021, the RRD Board of Directors (the “Board”) unanimously determined that an unsolicited non-binding proposal from a strategic party (referred to herein and in the accompanying Proxy Statement (the “Proxy Statement”) as “Party C”) to acquire all of RRD’s Common Stock, par value $0.01 per share (“RRD Common Stock”), for $11.00 per share in cash (the “Party C Proposal”) would reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement). On November 27, 2021, RRD had received a non-binding proposal from Party C to acquire all of the outstanding shares of RRD Common Stock for $10.00 per share in cash, subject to other terms and conditions. At this time, the Board has not determined that the Party C Proposal constitutes a Superior Proposal, and there can be no assurances that a transaction will result from the Party C Proposal or that any alternative transaction will be entered into or consummated.

•

Under the Merger Agreement, RRD is required to pay a $12,000,000 expense reimbursement to Parent (the “Expense Reimbursement”) if RRD terminates the Merger Agreement in order to enter into a definitive merger agreement with respect to the Party C Proposal. In addition, RRD would be required to reimburse Parent for the $20,000,000 payment previously made by Parent to cover the termination fee due under RRD’s now-terminated definitive merger agreement with affiliates of Atlas Holdings LLC (the “Atlas Termination Fee Refund”). In the Party C Proposal, Party C has stated it would agree to pay both the Expense Reimbursement and the Atlas Termination Fee Refund to Parent on RRD’s behalf in such event.

•

RRD remains subject to the Merger Agreement and is complying with the terms and conditions of the Merger Agreement, which remains in effect unless and until the Merger Agreement is terminated. Accordingly, subject to and as required by the Merger Agreement, the Board has not made a “Change of Recommendation” (as defined in the Merger Agreement), reaffirms its recommendation of the Merger Agreement and rejects all “Alternative Acquisition Agreements” (as defined in the Merger Agreement).

RRD is filing the Proxy Statement to comply with its obligations under the Merger Agreement. If RRD terminates the Merger Agreement in order to enter into a definitive merger agreement with affiliates of Party C, RRD expects that no stockholder vote on the Merger Agreement would take place and that the Merger would not be completed.

If the Merger is completed, you will be entitled to receive $10.85 in cash, without interest and subject to any required tax withholding, for each of your shares of RRD Common Stock (unless you have properly exercised your appraisal rights with respect to such shares).

On December 14, 2021, the Board, after considering various factors, including those described in the Proxy Statement, and after consultation with RRD’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RRD and its stockholders, (iii) resolved to recommend that the stockholders of RRD vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the stockholders of RRD at a special meeting.

The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by RRD to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of the Board in connection with its evaluation of the Merger Agreement and the Merger. You are encouraged to read the Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about RRD from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.

We appreciate you taking the time to vote promptly, and encourage you to do so electronically. After reading the Proxy Statement, please vote at your earliest convenience by voting over the Internet at www.proxyvote.com or by voting by telephone by calling (800) 690-6903. You will need the control number on your proxy card or voting instruction form to vote your shares via the Internet or telephone. You may alternatively vote by signing, dating and returning the enclosed proxy card (for registered stockholders) or voting instruction form (for holders in street name through a broker, bank or other nominee) in the enclosed postage-paid envelope. Only your last-dated proxy or voting instruction form will be counted, and any proxy or voting instruction form may be revoked at any time prior to its exercise at the Special Meeting. We encourage you to vote your shares “FOR” all of the proposals set forth in the Proxy Statement, and we encourage you to vote electronically.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of a majority of the outstanding shares of RRD Common Stock entitled to vote thereon, provided a quorum is present. In addition, the Merger Agreement makes the approval by the stockholders of RRD of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the Merger. The failure of any stockholder to grant a proxy electronically over the Internet or by telephone, to submit a signed proxy card, or to vote at the Special Meeting in virtual meeting format will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, and will not have any effect on the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting. Accordingly, broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

If you have any questions about the Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 750-8226 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Deborah L. Steiner General Counsel and Corporate Secretary

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The Proxy Statement is dated [●], 2022 and, together with the enclosed form of proxy card, is first being mailed to RRD stockholders on or about [●], 2022.

PRELIMINARY COPIES

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2021

R. R. Donnelley & Sons Company

35 West Wacker Drive, 36th Floor

Chicago, Illinois 60601

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

A special meeting of stockholders (the “Special Meeting”) of R. R. Donnelley & Sons Company, a Delaware corporation (“RRD”), will be held virtually on [●], 2022, at www.virtualshareholdermeeting.com/RRD2022, at [●] [a.m.] / [p.m.], Central Time.

The Special Meeting will be held for the following purposes:

1.

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 14, 2021, by and among Chatham Delta Parent, Inc. (“Parent”), Chatham Delta Acquisition Sub, Inc., a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), and RRD (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying this notice; and

2.

to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the merger of Acquisition Sub with and into RRD pursuant to the Merger Agreement (the “Merger”).

The affirmative vote of a majority of the outstanding shares of RRD’s Common Stock, par value $0.01 per share (“RRD Common Stock”), entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of RRD Common Stock, which are present or represented by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. The failure of any stockholder to grant a proxy electronically over the Internet or by telephone, to submit a signed proxy card, or to vote at the Special Meeting in virtual meeting format will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting. Accordingly, broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

Only RRD stockholders of record as of the close of business on [●], 2022 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our principal executive offices located at 35 West Wacker Drive, 36th Floor, Chicago, Illinois 60601, during regular business hours (or, alternatively, on a reasonably accessible electronic network) for a period of no less than 10 days before the Special Meeting and at the place of the Special Meeting during such meeting. To access the Special Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/RRD2022 and enter the 16-digit control number found on your proxy card or your voting instruction form. We encourage you to access the Special Meeting prior to its start time.

RRD stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of RRD Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized in the Proxy Statement accompanying this notice and reproduced in their entirety in Annex D to the accompanying Proxy Statement.

The RRD Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by RRD to its named executive officers in connection with the Merger.

Our Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.

By order of the Board of Directors,

Deborah L. Steiner General Counsel and Corporate Secretary [●], 2022

IMPORTANT

Your vote is extremely important. Whether or not you plan to virtually attend the Special Meeting and regardless of the number of shares you own, we urge you to vote promptly “FOR” both of the proposals.

If you have any questions about submitting your proxy card or your voting instruction form, or otherwise require assistance, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call: (877) 750-8226 (toll-free from the U.S. and Canada)

or +1 (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

i

ii

FUTURE STOCKHOLDER PROPOSALS	138
WHERE YOU CAN FIND MORE INFORMATION	139
MISCELLANEOUS	140

Annex A        Agreement and Plan of Merger

Annex B        Voting Agreement

Annex C        Opinion of Centerview Partners LLC

Annex D        Section 262 of the General Corporation Law of the State of Delaware

iii

SUMMARY

This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger (the “Merger”) of Chatham Delta Acquisition Sub, Inc. (“Acquisition Sub”) with and into R. R. Donnelley & Sons Company and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this Proxy Statement, “RRD,” the “Company,” “we,” “our,” “us” and similar words in this Proxy Statement refer to R. R. Donnelley & Sons Company, including, in certain cases, our subsidiaries. Throughout this Proxy Statement we refer to Chatham Delta Parent, Inc. as “Parent” and Chatham Delta Acquisition Sub, Inc. as “Acquisition Sub.” In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of December 14, 2021, as it may be amended from time to time, by and among Parent, Acquisition Sub and RRD as the “Merger Agreement.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

The Special Meeting (page [●])

Date, Time and Place

The special meeting of RRD stockholders (the “Special Meeting”) will be held virtually on [●], 2022, at www.virtualshareholdermeeting.com/RRD2022, at [●] [a.m.] / [p.m.], Central Time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Common Stock of RRD, par value $0.01 per share (“RRD Common Stock”), at the close of business on [●], 2022, the record date for the Special Meeting (the “Record Date”). You will have one vote at the Special Meeting for each share of RRD Common Stock you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask RRD stockholders of record as of the Record Date to vote on proposals to adopt the Merger Agreement and to approve, by non-binding, advisory vote, compensation that will or may become payable by RRD to its named executive officers in connection with the Merger (collectively, the “Special Meeting Proposals”).

Quorum

As of the Record Date, there were approximately [●] shares of RRD Common Stock outstanding and entitled to be voted at the Special Meeting. The holders of a majority of the outstanding shares of RRD Common Stock entitled to vote on the Special Meeting Proposals, present or represented by proxy, will constitute a quorum at the Special Meeting. As a result, [●] shares must be represented by proxy or by stockholders present and entitled to vote at the Special Meeting to have a quorum.

Required Vote

The affirmative vote of a majority of the outstanding shares of RRD Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of RRD Common Stock, which are present or represented by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of shares of RRD Common Stock entitled to vote thereon at the Special Meeting, and the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of shares of RRD Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting. Accordingly, broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

Share Ownership of RRD’s Directors and Executive Officers

As of the Record Date, RRD’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of RRD Common Stock, representing approximately [●] percent ([●]%) of the outstanding shares of RRD Common Stock.

How You Can Vote

For your convenience, we have established three easy methods for voting shares held in your name:

1.

By Internet: Access www.proxyvote.com and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.) Stockholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the stockholder.

2.

By Telephone: For automated telephone voting, call (800) 690-6903 (toll-free) from any touch-tone telephone and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.)

3.	By Mail: Sign, date and return the enclosed proxy card or voting instruction form, as the case may be, in the postage-paid envelope provided.

If you send the proxy card or voting instruction form by mail, there may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery.

If you are a stockholder of record as of the close of business on the Record Date or have received instructions on how to vote from your broker, bank or other nominee, you may also vote via the Internet during the Special Meeting by following the instructions available on the meeting website during the meeting. To be admitted electronically to the Special Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/RRD2022, and enter the 16-digit control number found on your proxy card or your voting instruction form. We encourage you to access the Special Meeting prior to its start time.

If your shares of RRD Common Stock are held in street name through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by using one of the methods described above.

YOUR VOTE IS VERY IMPORTANT. To avoid any delays in receiving your vote, we encourage all stockholders to vote electronically. Please submit your proxy via the Internet or by telephone. You may alternatively vote by signing, dating and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided. We encourage you to submit your proxy card or voting instruction form promptly—even if you plan to attend the Special Meeting. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted via the Internet, by telephone and by mail) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy card, such shares will be voted by the proxy holders named on the enclosed proxy card according to the recommendation of the RRD Board of Directors (the “Board”) “FOR” both of the Special Meeting Proposals.

Parties Involved in the Merger (page [●])

R. R. Donnelley & Sons Company

RRD is a leading global provider of multichannel business communications services and marketing solutions. With 30,000 clients and 33,000 employees across 28 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver and optimize their marketing and business communications strategies.

RRD Common Stock is currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “RRD.”

Chatham Delta Parent, Inc.

Parent is a Delaware corporation, formed on November 15, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation.

Chatham Delta Acquisition Sub, Inc.

Acquisition Sub is a Delaware corporation and a direct, wholly owned subsidiary of Parent, formed on November 15, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Acquisition Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Acquisition Sub will cease to exist.

Parent and Acquisition Sub are each affiliated with Chatham Asset High Yield Master Fund, Ltd., Chatham Everest Fund, LP, Chatham Asset Private Debt and Strategic Capital Fund, LP, Chatham Asset Private Debt and Strategic Capital Fund II, LP, Chatham Asset Private Debt and Strategic Capital Fund III, LP and TX-Chatham Fund, LP (collectively, the “Chatham Funds”). Parent, Acquisition Sub and the Chatham Funds are each affiliated with Chatham Asset Management, LLC (“CAM,” and collectively with its affiliates, “Chatham”), a New Jersey-based private investment firm founded in 2003 with a history of making investments in the print media and marketing communications industries. In a statement on Schedule 13D, as amended (most recently by Amendment No. 8 filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 27, 2021), CAM disclosed that it beneficially owned 10,927,100 shares of RRD Common Stock, that CAM and the Chatham Funds collectively owned $817,712,000 in aggregate principal amount of debt securities of RRD, and that the Chatham Funds are party to certain credit default swap arrangements with respect to such debt securities of RRD. At the time at which the Merger will become effective (the “Effective Time”), the Surviving Corporation (as defined below) will be indirectly owned by CAM and the Chatham Funds and certain of their respective affiliates.

In connection with the transactions contemplated by the Merger Agreement, (i) CAM and the Chatham Funds, as applicable, have committed to (a) capitalize Parent with an aggregate cash contribution of up to $400,000,000 (the “Cash Commitment”), (b) transfer and contribute to Parent all of the shares of RRD Common Stock owned by CAM and the Chatham Funds (the “Rollover Commitment”) and (c) transfer and contribute to Parent no less than an aggregate of $796,028,000 in aggregate principal amount of the debt securities of RRD owned by CAM and the Chatham Funds, in exchange for common equity interests and/or subordinated pay-in-kind instruments of Parent that are unsecured and non-recourse to any subsidiaries of Parent (the “Debt Securities Commitment,” and together with the Cash Commitment and the Rollover Commitment, the “Capital Financing”), such Capital Financing to be used, as applicable, to pay (I) amounts due under the Merger Agreement, (II) RRD’s working capital needs, short-term debt maturities and other fees and expenses relating to the consummation of the Merger, (III) certain damages that may become payable to RRD if the Merger Agreement is terminated under certain circumstances (up to a $50,000,000 cap) and (IV) any indemnification obligations owed to RRD, its affiliates or their respective representatives pursuant to specified sections of the Merger Agreement and (ii) Parent has obtained, on the terms and conditions set forth in the Debt Commitment Letter (as defined in the section entitled “Summary—Financing of the Merger” beginning on page [●] of this Proxy Statement), a debt financing commitment consisting of a $550,000,000 senior secured asset-based revolving credit facility (the “Backstop ABL”) in the event that RRD’s existing ABL facility is not amended to permit the Merger (the “ABL Amendment”) from Wells Fargo Bank, National Association (“WF Bank”) and a maximum $1,125,000,000 senior secured bridge loan facility (the “Bridge Facility” and, together with the Backstop ABL, the “Debt Facilities”) from Jefferies Finance LLC (“Jefferies Finance”), Apollo Global Funding, LLC (“AGF”), Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “ACM,” and together with AGF and such funds, accounts and entities, “Apollo”), KKR Corporate Lending LLC (“KCL”) and KKR Capital Markets LLC (together with KCL, “KKR,” and together with Jefferies Finance, WF Bank and Apollo, the “Debt Commitment Lenders”) (collectively, such commitment to lend the aggregate amount of debt financing in the manner contemplated by the Debt Commitment Letter and all related fee letters to Acquisition Sub and engage in the other transactions contemplated therein for the purpose of funding the transactions contemplated by the Merger Agreement (together with any alternative debt financing pursuant to Section 5.17(c) of the Merger Agreement), the “Debt Financing” and, together with the Capital Financing, the “Financing”). The proceeds of the Bridge Facility may be used on the Closing Date (as defined in the section entitled “Summary—Conditions to the Closing of the Merger” beginning on page [●] of this Proxy Statement) to finance the Merger, to fund the purchase of certain of RRD’s existing series of notes in connection with any change of control offers made pursuant to the applicable indentures (the “Change of Control Offers”) and to pay fees and expenses in connection with the foregoing. If the requisite consents in connection with the Term Loan Amendment (as defined in the section entitled “The Merger—Financing of the Merger” beginning on page [●] of this Proxy Statement) are not obtained within 40 business days of the date of the Merger Agreement, the proceeds of the Bridge Facility may also be used for the refinancing or otherwise discharging of the Term Loan

Facility (as defined in the section entitled “The Merger—Financing of the Merger” beginning on page [●] of this Proxy Statement). The proceeds of the Backstop ABL may be used on the Closing Date to finance the transactions contemplated by the Merger Agreement; provided, however, only an aggregate amount of up to $385,000,000 will be available to be drawn under the Backstop ABL to fund the transactions on the Closing Date. For more information, see the section entitled “The Merger—Financing of the Merger” beginning on page [●] of this Proxy Statement.

Effect of the Merger (page [●])

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Acquisition Sub shall be merged with and into RRD, whereupon the separate existence of Acquisition Sub shall cease, and RRD shall continue under the name “R. R. Donnelley & Sons Company” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent and RRD Common Stock will no longer be publicly traded. In addition, RRD Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, in accordance with applicable laws, rules and policies, and RRD will no longer file periodic reports with the SEC on account of RRD Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.

The Effective Time will occur when a certificate of merger is received for filing by the Secretary of State of the State of Delaware (or at such later time as Parent, Acquisition Sub and RRD may agree and specify in the certificate of merger).

Effect on RRD if the Merger is Not Consummated (page [●])

If the Merger Agreement is not adopted by RRD stockholders or if the Merger is not consummated for any other reason, RRD stockholders will not receive any payment for their shares of RRD Common Stock. Instead, RRD will remain an independent public company, the RRD Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of RRD Common Stock. Under certain specified circumstances, RRD may be required to pay Parent certain reimbursement amounts upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Reimbursement Amounts” beginning on page [●] of this Proxy Statement.

Merger Consideration (page [●])

Upon the consummation of the Merger, at the Effective Time, each share of RRD Common Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) held by RRD or any subsidiary of RRD (including shares held as treasury stock), or held by Parent or Acquisition Sub or any of their wholly owned subsidiaries, including the shares contributed to Parent by CAM and the Chatham Funds in accordance with the Capital Commitment Letter (as defined and described in further detail in the section entitled “Summary—Financing of the Merger” beginning on page [●] of this Proxy Statement) (collectively, the “Excluded Shares”), which in each case will be cancelled and retired for no consideration, and (ii) held by stockholders who are entitled to and have properly exercised and perfected their demands for appraisal rights under Delaware law (the “Dissenting Shares”)) will be converted into the right to receive $10.85 per share in cash, without interest (the “Merger Consideration”). Additionally, immediately prior to the Effective Time, all issued and outstanding rights under the Rights Agreement (as defined in the section entitled “The Merger—Rights Agreement” beginning on page [●] of this Proxy Statement) will expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement.

Recommendation of the Board and Reasons for the Merger (page [●])

On December 14, 2021, the Board, after considering various factors, including those described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page [●] of this Proxy Statement, and after consultation with RRD’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RRD and its stockholders, (iii) resolved to recommend that the stockholders of RRD vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the stockholders of RRD at a special meeting.

The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by RRD to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

Opinion of Centerview Partners LLC (page [●])

RRD retained Centerview Partners LLC (“Centerview”) as financial advisor to RRD in connection with the Merger and the other transactions contemplated by the Merger Agreement, which are collectively referred to as the “Transaction” throughout this section and the summary of Centerview’s opinion in the section entitled “The Merger—Opinion of Centerview Partners LLC” beginning on page [●] of this Proxy Statement. In connection with this engagement of Centerview, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of RRD Common Stock, other than shares held by RRD or any subsidiary of RRD (including shares held as treasury stock), or held by Parent or Acquisition Sub or any of their wholly owned subsidiaries, together with any shares held by any affiliate of RRD or Parent, which are collectively referred to as “Excepted Shares” throughout this section and the summary of Centerview’s opinion in the section entitled “The Merger—Opinion of Centerview Partners LLC” beginning on page [●] of this Proxy Statement, of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On December 14, 2021, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 14, 2021, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of RRD Common Stock (other than Excepted Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated December 14, 2021, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors of RRD and not in any other capacity) in connection with and for purposes of its consideration of the Transaction, and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of RRD Common Stock (other than Excepted Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of RRD or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Interests of the Directors and Executive Officers of RRD in the Merger (page [●])

When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that RRD’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by RRD stockholders. These interests include the following:

•

the accelerated vesting of the following types of equity and equity-based awards that were granted before December 14, 2021 and are unvested as of immediately prior to the Effective Time, which awards will be cancelled and converted into the right to receive a cash payment equal to the Merger Consideration (less the exercise price, if applicable):

•

each outstanding option to purchase shares of RRD Common Stock granted under any RRD Equity Plan (as defined below) (each, an “RRD Option”), provided that no outstanding RRD Options have an exercise price less than the Merger Consideration and, accordingly, all RRD Options will be cancelled without any cash payment or any other consideration being paid;

•

each restricted stock unit granted pursuant to an RRD Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of RRD Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit (each, an “RRD RSU”);

•

each phantom restricted stock unit granted pursuant to an RRD Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive cash following the vesting or lapse of restrictions applicable to such phantom restricted stock unit (each, an “RRD Phantom RSU”); and

•

each performance stock unit or phantom performance stock unit granted pursuant to an RRD Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of RRD Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit or phantom performance stock unit (each, an “RRD PSU”);

•

the accelerated vesting of a prorated portion of unvested RRD RSUs, RRD Phantom RSUs and RRD PSUs granted after December 14, 2021, if any, and cancellation and conversion of such awards into the right to receive a cash payment equal to the Merger Consideration;

•

the accelerated vesting of each long-term cash incentive award granted pursuant to an RRD Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive a specified cash amount on specified vesting dates applicable to such long-term cash incentive award (“RRD Long-Term Cash Award”) that is outstanding immediately prior to the Effective Time and granted before December 14, 2021;

•	the accelerated vesting of a prorated portion of each RRD Long-Term Cash Award granted after December 14, 2021, if any;

•

the eligibility of each active executive officer to receive enhanced severance payments and benefits under his or her change in control agreement or employment agreement if such officer incurs a qualifying termination of employment following the consummation of the Merger;

•

the eligibility of certain executive officers to receive a transaction-based cash retention award, which are the only new transaction-related compensation arrangements approved for any RRD executive officers as of December 16, 2021;

•

the entitlement of certain executive officers and a director to receive accelerated payout of supplemental executive deferred compensation plan benefits upon a qualifying termination of employment following the consummation of the Merger;

•

RRD taking certain actions, including acceleration into calendar year 2021 of the vesting and payment to certain executive officers of certain RRD equity and equity-based awards or certain other payments as would reasonably be expected to become due to those individuals who would be impacted by the tax consequences of the “golden parachute” provisions of Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), on or prior to the closing of the Merger, including as described in the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—280G Mitigation Actions” beginning on page [●] of this Proxy Statement;

•	the possibility of RRD’s executive officers entering into compensatory arrangements with Parent or its affiliates prior to or following the closing of the Merger; and

•

continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation, as described in the section entitled “Terms of the Merger Agreement—Indemnification and Insurance” beginning on page [●] of this Proxy Statement.

As used herein, “RRD Equity Plan” means, collectively, RRD’s 2004 Performance Incentive Plan, RRD’s 2012 Performance Incentive Plan and RRD’s Amended and Restated 2017 Performance Incentive Plan, in each case, as amended, restated or otherwise modified from time to time.

See the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger” beginning on page [●] of this Proxy Statement for a more detailed description of these interests.

If the proposal to adopt the Merger Agreement is approved by RRD stockholders, the shares of RRD Common Stock held by RRD’s directors and executive officers will be treated in the same manner as outstanding shares of RRD Common Stock held by all other RRD stockholders entitled to receive the Merger Consideration.

Treatment of RRD Equity, Equity-Based and Long-Term Cash Awards (page [●])

The Merger Agreement provides that RRD Awards (as defined below) that were granted under an RRD Equity Plan that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time.

RRD Options

Each RRD Option, whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such RRD Option multiplied by (ii) the total number of shares of RRD Common Stock underlying such RRD Option. If the exercise price per share of RRD Common Stock of such RRD Option is equal to or greater than the Merger Consideration, such RRD Option will be cancelled without any cash payment or other consideration being made in respect thereof. No outstanding RRD Options have an exercise price less than the Merger Consideration and, accordingly, all RRD Options will be cancelled without any cash payment or any other consideration being paid.

RRD RSUs

Each RRD RSU granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of RRD Common Stock underlying such RRD RSU multiplied by (ii) the Merger Consideration.

RRD Phantom RSUs

Each RRD Phantom RSU award granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of RRD Phantom RSUs underlying the award multiplied by (ii) the Merger Consideration.

RRD PSUs

Each RRD PSU granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of RRD Common Stock underlying such RRD PSU attributable to the percentage of the RRD PSUs that vest as of immediately prior to the Effective Time in accordance with the immediately following sentence multiplied by (ii) the Merger Consideration. Each RRD PSU in respect of which (a) the performance period has not expired as of the Effective Time will vest immediately prior to the Effective Time, determined based on the attainment of the applicable performance metrics at the greater of target and actual level of performance, and (b) the performance period has expired as of the Effective Time, will vest immediately prior to the Effective Time based on actual level of performance through the end of the applicable performance period, in each case, as determined in good faith consistent with past practice by the Board or a committee thereof, following RRD’s delivery to Parent of substantiation of RRD’s actual performance no later than five business days prior to the Effective Time. Each RRD PSU that does not vest in accordance with the foregoing will be cancelled and terminated without consideration immediately prior to the Effective Time.

Awards Granted After December 14, 2021

Each RRD equity or equity-based award granted under an RRD Equity Plan (“RRD Award”) after December 14, 2021, if any, will, immediately prior to the Effective Time, vest on a prorated basis based on the number of days in the award period preceding the Closing Date, with RRD PSUs vesting at the target level of performance and with such proration based on the number of days preceding the Closing Date in the applicable performance period of 36 months that will commence no earlier than January 1, 2022. Such RRD Awards will be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any such RRD Award granted after December 14, 2021 that does not vest on a prorated basis will be forfeited without consideration.

RRD Long-Term Cash Awards

Immediately prior to the Effective Time, RRD will cause each RRD Long-Term Cash Award that is outstanding immediately prior to the Effective Time and granted before December 14, 2021 to, automatically and without any required action on the part of the holder thereof, vest in full and be paid to each such holder in full. Each RRD Long-Term Cash Award granted after December 14, 2021, if any, will, immediately prior to the Effective Time, vest on a prorated basis based on the number of days in the award period preceding the Closing Date and be treated in accordance with the terms of the Merger Agreement. The portion of any RRD Long-Term Cash Award granted after December 14, 2021 that does not vest on a prorated basis will be forfeited without consideration.

Financing of the Merger (page [●])

Parent intends to obtain the funds necessary to consummate the Merger and related transactions with committed capital financing and debt financing, as described below.

The Capital Financing will be on the terms and conditions set forth in the Capital Commitment Letter, dated as of December 14, 2021 (as it may be amended from time to time, the “Capital Commitment Letter”), pursuant to which CAM and the Chatham Funds, as applicable, have made the Cash Commitment, the Rollover Commitment and the Debt Securities Commitment for the purposes of, as applicable, paying (i) amounts due under the Merger Agreement, (ii) RRD’s working capital needs, short-term debt maturities and other fees and expenses relating to the consummation of the Merger, (iii) certain damages that may become payable to RRD if the Merger Agreement is terminated under certain circumstances (up to a $50,000,000 cap) and (iv) any indemnification obligations owed to RRD, its affiliates or their respective representatives pursuant to specified sections of the Merger Agreement. Funding of the Capital Financing is subject to the satisfaction of the conditions set forth in the Capital Commitment Letter.

The Debt Financing is on the terms and conditions set forth in the Amended and Restated Commitment Letter, dated as of December 23, 2021, from the Debt Commitment Lenders (as it may be amended from time to time, the “Debt Commitment Letter”), pursuant to which the applicable Debt Commitment Lenders as further described herein have provided commitments in respect of (i) the Backstop ABL in an aggregate principal amount of $550,000,000, to be available to the extent the requisite lenders do not approve the ABL Amendment to permit a change of control in connection with the Merger; provided, however, only an aggregate amount of up to $385,000,000 will be available to be drawn under the Backstop ABL to fund the transactions on the Closing Date, and (ii) the Bridge Facility in a principal amount of up to $1,125,000,000 to finance the Merger, to fund any Change of Control Offers and to pay fees and expenses in connection with the foregoing. If the requisite consents in connection with the Term Loan Amendment are not obtained within 40 business days of the date of the Merger Agreement, the proceeds of the Bridge Facility may also be used for the refinancing or otherwise discharging of the Term Loan Facility. Funding of the Debt Financing is subject to the satisfaction of the conditions set forth in the Debt Commitment Letter. See the section entitled “The Merger—Financing of the Merger” beginning on page [●] of this Proxy Statement.

U.S. Federal Income Tax Consequences of the Merger (page [●])

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this Proxy Statement) in exchange for such U.S. Holder’s shares of RRD Common Stock pursuant to the Merger will generally result in the recognition of gain or loss in an amount measured by the difference, if any, between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of RRD Common Stock surrendered in the Merger.

If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this Proxy Statement), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States, but may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this Proxy Statement.

RRD stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page [●])

Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. The parties made the filings required under the HSR Act on December 21, 2021. As of the date of this Proxy Statement, the parties have not identified any non-U.S. antitrust filings that are required to be made in connection with the transactions contemplated by the Merger Agreement.

Legal Proceedings Regarding the Merger (page [●])

On November 5, 2021, a Verified Stockholder Class Action Complaint (the “Patodia Complaint”) was filed against RRD, the members of the Board (collectively, the “RRD Defendants”), Atlas River Parent Inc. (“Atlas Parent”), Atlas River Acquisition Sub Inc. (“Atlas Acquisition Sub”) and Computershare Trust Company, N.A. in the Court of Chancery of the State of Delaware (the “Court of Chancery”) under the caption Patodia, et al. v. Esteves, et al., C.A. No. 2021-0955-KSJM (Del. Ch.) (the “Patodia Action”). The Patodia Complaint alleges, among other things, that the members of the Board breached their fiduciary duties in connection with extending the Rights Agreement in August 2021 and approving certain deal protections in connection with the now-terminated Agreement and Plan of Merger, dated as of November 3, 2021, by and among Atlas Parent, Atlas Acquisition Sub and RRD (the “Original Atlas Merger Agreement,” and as amended on December 9, 2021, the “Atlas Merger Agreement”), and that Atlas Parent and Atlas Acquisition Sub aided and abetted such fiduciary breaches. The Patodia Complaint seeks, among other things, a finding that the members of the Board breached their fiduciary duties and that Atlas Parent and Atlas Acquisition Sub aided and abetted the breaches of fiduciary duties; an order declaring the Rights Agreement unenforceable and enjoining its use; an order enjoining the use of all deal protections contained in the Atlas Merger Agreement; rescission of the Atlas Merger Agreement and the merger contemplated thereby (the “Atlas Merger”), to the extent it closes; an award of damages; an award of costs, including attorneys’ fees and expenses; and an award of such other relief as the court deems proper.

On November 16, 2021, CAM filed a Verified Complaint (the “Chatham Complaint”) against the RRD Defendants, Atlas Parent and Atlas Acquisition Sub in the Court of Chancery under the caption Chatham Asset Management, LLC v. Pope, et al., C.A. No. 2021-0976-KSJM (Del. Ch.) (the “Chatham Action”). The Chatham Complaint alleges, among other things, that the members of the Board breached their fiduciary duties in connection with extending the Rights Agreement in August 2021 and approving certain deal protections in connection with the Atlas Merger Agreement, and that Atlas Parent and Atlas Acquisition Sub aided and abetted such fiduciary breaches. The Chatham Complaint seeks, among other things, a finding that the members of the Board breached their fiduciary duties and that Atlas Parent and Atlas Acquisition Sub aided and abetted the breaches of fiduciary duties; an order declaring the Rights Agreement unenforceable and enjoining its use; an order voiding the RRD Defendants’ exception of Atlas Parent and Atlas Acquisition Sub from the Rights Agreement; an order enjoining the use of all deal protections contained in the Atlas Merger Agreement; an order declaring that Section 203 of the DGCL does not prohibit CAM from engaging in a business combination with RRD or, to the extent that section is applicable, ordering the Board to take necessary action to exempt CAM from that section; rescission of the Atlas Merger Agreement and the Atlas Merger, to the extent it closes; an award of damages; an award of costs, including attorneys’ fees and expenses; and an award of such other relief as the court deems proper. As required by, and concurrently with the execution of, the Merger Agreement, CAM and RRD filed a stipulation and proposed order staying the Chatham Action. By Order dated December 21, 2021, the Court of Chancery stayed the Chatham Action in accordance with the aforementioned stipulation and proposed order.

The outcome of any pending or future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to RRD, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the Merger is that no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

Restrictions on Solicitations of Other Offers (page [●])

For purposes of this Proxy Statement, each of the terms “Alternative Acquisition Proposal” and “Superior Proposal” is defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page [●] of this Proxy Statement.

From the date of the Merger Agreement until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated, subject to certain exceptions, RRD may not, and must cause its subsidiaries and affiliates and its and their respective directors and officers not to, and must instruct and use its reasonable best efforts to cause its other representatives not to, (i) solicit, initiate, propose, induce the making or submission of, or encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal, including by providing or furnishing to any person (other than Parent and its representatives) any non-public information or data relating to RRD, any of its subsidiaries or their respective businesses, properties or assets and affording access to any personnel of RRD or its subsidiaries to any person (other than Parent and its representatives), in each case, in connection with an Alternative Acquisition Proposal, (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any Alternative Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal), including the entry into any agreement to consummate any Alternative Acquisition Proposal, to approve or endorse any Alternative Acquisition Proposal or in connection with any Alternative Acquisition Proposal that would require RRD to abandon, terminate or fail to consummate the Merger or the transactions contemplated by the Merger Agreement, (iii) grant any waiver, amendment or release of any third party under any standstill or confidentiality provision or (iv) agree or resolve to take, or take, any of the foregoing prohibited actions.

Change of Recommendation; Alternative Acquisition Agreements (page [●])

Except as described in the paragraph below, under the terms of the Merger Agreement, the Board cannot make a “Change of Recommendation” (as defined in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement).

Under the Merger Agreement, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement, the Board is entitled to make a Change of Recommendation prior to obtaining the affirmative vote in favor of adoption of the Merger Agreement by a majority of the outstanding shares of RRD Common Stock entitled to vote thereon (the “RRD Stockholder Approval”) in respect of a bona fide written Alternative Acquisition Proposal that did not result from or arise out of a breach of the Merger Agreement for which the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Alternative Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law (subject to certain notice requirements to Parent and an opportunity given to Parent to liaise with

RRD and its outside legal and financial advisors). In addition, at any time prior to obtaining the RRD Stockholder Approval, in response to an Intervening Event (as defined in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement), the Board may make a Change of Recommendation if (i) RRD first provides Parent with notice of the Board’s intent to do so and an opportunity to liaise with RRD and its outside legal and financial advisors in good faith over a five business day period and (ii) the Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement.

In addition, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement, RRD is entitled to enter into a definitive agreement (an “Alternative Acquisition Agreement”) with respect to an Alternative Acquisition Proposal (concurrently with the termination of the Merger Agreement and subject to the payment of certain reimbursement amounts by RRD) prior to obtaining the RRD Stockholder Approval, if (i) RRD complies with certain notice requirements to Parent and provides to Parent an opportunity to liaise with RRD and its outside legal and financial advisors and (ii) the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Alternative Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Employee Benefits (page [●])

For the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (the “Continuation Period”), Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, provide for each “Continuing Employee” (as defined in the section entitled “Terms of the Merger Agreement—Employee Benefits” beginning on page [●] of this Proxy Statement) who is not covered by a collective bargaining agreement with (i) at least the same base salary and base wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash bonus opportunities (excluding any equity or equity-based, retention and long-term incentive compensation, non-qualified deferred compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits (excluding retention, non-qualified deferred compensation, equity, equity-based or other long-term incentive compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to such employee benefits provided to such Continuing Employee immediately prior to the Effective Time.

In addition, each Continuing Employee who is not covered by a collective bargaining agreement and whose employment is terminated during the Continuation Period under circumstances that would have entitled such Continuing Employee to severance benefits if such termination had occurred prior to the Effective Time will receive severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable RRD severance plan, policy, practice or arrangement in accordance with the terms of such arrangement as in effect on December 14, 2021, provided that receipt of such severance payments and benefits may be contingent on the Continuing Employee’s execution of a release of claims.

Efforts to Close the Merger (page [●])

RRD, Parent and Acquisition Sub have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the closing of the Merger to be satisfied as expeditiously as possible, including, among other things, using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from governmental authorities necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any action by, any governmental authority necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, (ii) the obtaining of all other necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

In furtherance thereof, the parties have agreed not to enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties. In addition, Parent and Acquisition Sub have agreed not to, and to not permit any of their affiliates to, (i) acquire or agree to acquire any business of any person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action, in each case that would (a) impose any delay in the obtaining of, or increase the risk of not obtaining, approval from, or avoiding an action by, any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period under antitrust laws, (b) increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement or (c) otherwise delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Conditions to the Closing of the Merger (page [●])

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by law) waiver by RRD, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

•	the RRD Stockholder Approval shall have been obtained;

•	the applicable waiting period under the HSR Act shall have expired or have been terminated (the “Antitrust Condition”); and

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger (the “Restraint Condition”).

The obligations of Parent and Acquisition Sub to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by Parent at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties of RRD contained in the Merger Agreement, without giving effect to any materiality or Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page [●] of this Proxy Statement) qualifications therein, shall be true and correct both when made and as of the date of the closing of the Merger (the “Closing Date”) (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; provided, however, that the representations and warranties:

•	regarding RRD’s organization and qualification, subsidiaries and authority relative to the Merger Agreement, the requirement for stockholder approval in connection with the transactions contemplated by the Merger Agreement, the absence of any undisclosed brokers fees, the opinion of Centerview, the inapplicability to the Merger Agreement of the Rights Agreement and the Company’s termination of the Atlas Merger Agreement shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•	regarding RRD’s capital structure shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) when made; and

•

regarding the Board’s approval of and recommendation to stockholders with respect to the Merger Agreement and the absence of a Company Material Adverse Effect since December 31, 2020, shall be true and correct in all respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

RRD shall have performed and complied, as applicable, in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date;

•	from the date of the Merger Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred; and

•

RRD shall have delivered a certificate to Parent and Acquisition Sub, dated as of the Closing Date and duly executed by a senior executive officer of RRD, certifying to the effect that the foregoing conditions to the obligations of Parent and Acquisition Sub to consummate the Merger have been satisfied.

The obligations of RRD to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by RRD at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties of Parent and Acquisition Sub contained in the Merger Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct both when made and as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties regarding Parent and Acquisition Sub’s organization and qualification, authority relative to the Merger Agreement and the absence of any undisclosed brokers fees shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

Parent and Acquisition Sub shall have performed and complied, as applicable, in all material respects with their respective obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•

Parent shall have delivered a certificate to RRD, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the foregoing conditions to the obligations of RRD to consummate the Merger have been satisfied.

Termination of the Merger Agreement (page [●])

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the RRD Stockholder Approval is obtained:

•	by mutual written consent of each of Parent and RRD;

•	by either Parent or RRD, if:

•

the Merger shall not have been consummated on or before 5:00 p.m. (Chicago time) on the 180th day after the date of the Merger Agreement (the “Termination Date”) (subject to an extension to the 240th day following the date of the Merger Agreement in the event that all of the conditions to the closing of the Merger have been or are capable of being satisfied, other than the Antitrust Condition or the Restraint Condition); provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party if the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the consummation of the Merger to have occurred on or before such date;

•

prior to the Effective Time, any governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such law or order or other action shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to a party that has failed to comply with its obligations as described in the section entitled “Summary—Efforts to Close the Merger” beginning on page [●] of this Proxy Statement, or if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under the Merger Agreement; or

•

the RRD Stockholder Approval shall not have been obtained at the Stockholders’ Meeting (as defined in the section entitled “Terms of the Merger Agreement—Other Covenants” beginning on page [●] of this Proxy Statement) duly convened therefor or at any adjournment or postponement thereof at which the Merger Agreement and the transactions contemplated thereby have been voted upon;

•	by RRD if:

•

Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the obligations of RRD to consummate the Merger and (ii) is not reasonably capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (a) the Termination Date and (b) the date that is 30 calendar days following RRD’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided that RRD shall not have the right to terminate the Merger Agreement pursuant to this provision if RRD is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

•

prior to receipt of the RRD Stockholder Approval, the Board shall have authorized RRD to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with the applicable provisions of the Merger Agreement; provided that, substantially concurrently with and as a condition to such termination, RRD enters into such Alternative Acquisition Agreement and pays (or causes to be paid) an expense reimbursement to (or at the direction of) Parent; or

•	(i) all of the conditions to Parent’s and Acquisition Sub’s obligations to consummate the Merger have been satisfied (other than those conditions (a) the failure of which to be satisfied is attributable primarily to a breach by Parent or Acquisition Sub of its representations, warranties, covenants or agreements under the Merger Agreement and (b) that by their terms are to be satisfied at the closing of the Merger, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing of the Merger), (ii) Parent and Acquisition Sub have failed to consummate the Merger within two business days following the first date the consummation of the Merger should have occurred under the Merger Agreement and (iii) RRD has notified Parent in writing that the conditions to the closing of the Merger have been satisfied or, with respect to RRD’s conditions, waived (or would be satisfied or waived if the consummation of the Merger were to occur on the date of such notice) and that it stands ready, willing and able to consummate the Merger at such time (and under the terms of the Merger Agreement, any failure by Parent or Acquisition Sub to consummate the Merger at any time at which RRD may terminate the Merger Agreement pursuant to the foregoing is deemed an Intentional Breach (as defined in the section entitled “Summary—Reimbursement Amounts” beginning on page [●] of this Proxy Statement) of the Merger Agreement by Parent and Acquisition Sub); or

•	by Parent if:

•

RRD shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the obligations of Parent and Acquisition Sub to consummate the Merger and (ii) is not reasonably capable of being cured, or is not cured, by RRD on or before the earlier of (a) the Termination Date and (b) the date that is 30 calendar days following Parent’s delivery of written notice to RRD of such breach; provided that Parent shall not have the right to terminate the Merger Agreement pursuant to this provision if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•

(i) the Board shall have made a Change of Recommendation (provided that Parent’s right to terminate the Merger Agreement under this provision shall expire upon the RRD Stockholder Approval having been obtained) or (ii) RRD or any of its subsidiaries shall have entered into any definitive agreement to consummate an Alternative Acquisition Proposal.

Reimbursement Amounts (page [●])

RRD is required to pay to Parent a $12,000,000 expense reimbursement amount if the Merger Agreement is terminated under the following circumstances:

•

after the date of the Merger Agreement and prior to the Stockholders’ Meeting a third party publicly announces and does not withdraw a Qualifying Transaction (as defined below), (ii) the Merger Agreement is subsequently terminated by either RRD or Parent because the Termination Date has occurred or the RRD Stockholder Approval is not obtained, or by Parent as a result of an Intentional Breach by RRD of any covenant or agreement under the Merger Agreement and (iii) within 12 months of such termination, RRD consummates any Qualifying Transaction or enters into a definitive agreement providing for the consummation of any Qualifying Transaction;

•	the Merger Agreement is terminated by RRD to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; or

•

the Merger Agreement is terminated by Parent because (i) the Board has made a Change of Recommendation or (ii) RRD or any of its subsidiaries has entered into any definitive agreement to consummate an Alternative Acquisition Proposal.

If RRD or Parent terminates the Merger Agreement because the RRD Stockholder Approval is not obtained at the Stockholders’ Meeting, the expense reimbursement amount payable by RRD in this situation is $12,148,000 (and if such amount is paid, then the above $12,000,000 expense reimbursement amount will not become payable in any of the above situations).

In addition, in the event any of the above expense reimbursement amounts become payable under the Merger Agreement, a reimbursement to Parent of the $20,000,000 payment made by Parent to cover the termination fee due under the Atlas Merger Agreement (the “Atlas Termination Fee Refund”) would become payable by RRD. The Atlas Termination Fee Refund would also become payable by RRD in the event Parent terminates the Merger Agreement due to RRD’s breach or failure to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the obligations of Parent and Acquisition Sub to consummate the Merger and (ii) is not reasonably capable of being cured, or is not cured, by RRD on or before the earlier of (a) the Termination Date and (b) the date that is 30 calendar days following Parent’s delivery of written notice to RRD of such breach (and provided that Parent and Acquisition Sub are not then in material breach of any of their representations, warranties, covenants or agreements under the Merger Agreement).

For purposes of the Merger Agreement, the term “Qualifying Transaction” means an Alternative Acquisition Proposal, except that references to “20%” in the definition of “Alternative Acquisition Proposal” shall be deemed to be references to “50%.” The term “Intentional Breach” means, with respect to any representation, warranty, agreement, covenant or obligation in the Merger Agreement, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement, covenant or obligation. In addition, the failure of Parent and Acquisition Sub to consummate the Merger under certain circumstances constitutes an Intentional Breach under the terms of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page [●] of this Proxy Statement.

Enforcement Expenses (page [●])

If RRD fails to pay promptly the expense reimbursement amounts due under the Merger Agreement (for the avoidance of doubt, other than the Atlas Termination Fee Refund), and in order to obtain such payment, Parent commences a suit that results in a judgment against RRD for the payment of such amounts, RRD must pay Parent its reasonable and documented third-party costs and expenses (including legal fees and expenses), together with interest on the unpaid amount accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal.

Specific Performance (page [●])

Parent, Acquisition Sub and RRD are entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the right of each party to cause the other parties to consummate the Merger and the other transactions contemplated by the Merger Agreement and the right of RRD to cause Parent to fully enforce the terms of the Capital Commitment Letter against CAM and the Chatham Funds, subject to the terms set forth therein), in addition to any other remedy to which they are entitled at law or in equity. If a party brings an action to specifically enforce the performance of the terms and provisions of the Merger Agreement (other than an action to enforce specifically any provision that expressly survives the termination of the Merger Agreement), the Termination Date will automatically be extended to (i) the third business day following the resolution of such action or (ii) such other time period established by the court presiding over such action.

The Voting Agreement (page [●])

In connection with the execution and delivery of the Merger Agreement, on December 14, 2021, CAM and the Chatham Funds, which beneficially own 10,927,100 shares of RRD Common Stock (representing approximately 14.99% of the shares of RRD Common Stock as of December 16, 2021), entered into the Voting Agreement with Parent and RRD (as it may be amended from time to time, the “Voting Agreement”). A copy of the Voting Agreement is attached as Annex B to this Proxy Statement. Pursuant to the Voting Agreement, CAM and the Chatham Funds have agreed, among other things, to (i) vote in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) vote against any action, agreement or transaction that would reasonably be expected to result in any of the conditions to RRD’s obligations under the Merger Agreement to close the Merger not being satisfied and any Alternative Acquisition Proposal or any other action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay, postpone, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (iii) vote in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of RRD and (iv) waive and not exercise, assert or perfect any rights to demand appraisal of any shares of RRD Common Stock that may arise with respect to the Merger or dissent from the Merger.

Market Prices and Dividend Data (page [●])

RRD Common Stock is listed on the NYSE under the symbol “RRD.” The closing price of RRD Common Stock on October 11, 2021, the last trading day prior to Chatham’s submission of the October 12 Chatham Proposal (as defined and described in the section entitled “The Merger—Background of the Merger” beginning on page [●] of this Proxy Statement), was $4.93 per share. The closing price of RRD Common Stock on December 13, 2021, the last trading day prior to the Board’s approval of the Merger Agreement, was $11.07 per share. On [●], 202[2], the latest practicable trading day prior to the date of this Proxy Statement, the closing price of RRD Common Stock was $[●] per share.

Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement, neither RRD nor any of its subsidiaries may, subject to certain exceptions, authorize, declare, pay or make any dividends or other distributions without the written consent of Parent.

Appraisal Rights (page [●])

If the Merger Agreement is adopted by RRD stockholders, shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal rights under Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that RRD stockholders will be entitled to have their shares of RRD Common Stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of such shares of RRD Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value, as determined by the Court of Chancery. RRD stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to RRD before the vote is taken on the adoption of the Merger Agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of RRD Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page [●] of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this Proxy Statement. If you hold your shares of RRD Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as an RRD stockholder. You are encouraged to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement.

Q:	Why am I receiving these materials?

A:

On December 14, 2021, RRD entered into the Merger Agreement providing for the Merger of Acquisition Sub with and into RRD, with RRD surviving the Merger as a wholly owned subsidiary of Parent. The Board is furnishing this Proxy Statement and form of proxy card to the holders of RRD Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposal to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the Special Meeting. RRD stockholders of record as of the close of business on [●], 2022 may attend the Special Meeting and are entitled and requested to vote on the Special Meeting Proposals.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will take place virtually on [●], 2022, at www.virtualshareholdermeeting.com/RRD2022, at [●] [a.m.] / [p.m.], Central Time. See “May I attend the Special Meeting and vote in person?” in this section of this Proxy Statement for more information.

Q:	What is the Merger and what effects will it have on RRD?

A:

The Merger is the acquisition of RRD by Parent through the Merger of Acquisition Sub with and into RRD pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of RRD Common Stock, and the other closing conditions under the Merger Agreement have been satisfied or waived in accordance with the terms of the Merger Agreement, Acquisition Sub will merge with and into RRD, with RRD continuing as the Surviving Corporation. As a result of the Merger, RRD will become a wholly owned subsidiary of Parent and you will no longer own shares of RRD Common Stock. RRD expects to delist the RRD Common Stock from the NYSE on the Closing Date and to deregister the RRD Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Thereafter, RRD would no longer be a publicly traded company, and RRD would no longer file periodic reports with the SEC on account of RRD Common Stock.

Q:	What will I receive if the Merger is consummated?

A:

Upon the consummation of the Merger, you will be entitled to receive the Merger Consideration of $10.85 in cash, without interest, and less any applicable withholding taxes, for each share of RRD Common Stock that you own, unless you have properly exercised and perfected your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of RRD Common Stock, you will be entitled to receive $1,085.00 in cash, without interest and less any applicable withholding taxes, in exchange for your 100 shares of RRD Common Stock. In either case, your shares will be canceled and you will not own nor be entitled to acquire shares in the Surviving Corporation or Parent.

Q:	Who is entitled to vote at the Special Meeting?

A:

Only stockholders of record as of the close of business on [●], 2022 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If your shares of

RRD Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. Instructions on how to vote shares held in street name are described under the question “How may I vote?” below.

Q:	How may I vote?

A:	For your convenience, we have established three easy methods for voting shares held in your name:

•

By Internet: Access www.proxyvote.com and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.) Stockholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the stockholder.

•

By Telephone: For automated telephone voting, call (800) 690-6903 (toll-free) from any touch-tone telephone and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.)

•	By Mail: Sign, date and return the enclosed proxy card or voting instruction form, as the case may be, in the postage-paid envelope provided.

If you send the proxy card or voting instruction form by mail, there may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery.

If you are a stockholder of record as of the close of business on the Record Date or have received instructions on how to vote from your broker, bank or other nominee, you may also vote via the Internet during the Special Meeting by following the instructions available on the meeting website during the meeting. To be admitted electronically to the Special Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/RRD2022, and enter the 16-digit control number found on your proxy card or your voting instruction form. We encourage you to access the Special Meeting prior to its start time.

If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of RRD Common Stock will be voted in accordance with your instructions.

Even if you plan to attend the Special Meeting, you are encouraged to vote your shares of RRD Common Stock by proxy. If you wish to change your vote, you may still vote your shares of RRD Common Stock at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting in a virtual format and vote at the Special Meeting, your previous vote by proxy will not be counted.

Q:	How many votes do I have?

A:	Each holder of RRD Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of RRD Common Stock that such holder owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:

Due to public health concerns surrounding COVID-19 and to prioritize the health and well-being of RRD’s employees, stockholders and other community members, RRD will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

To attend the Special Meeting, and to vote or submit questions during the Special Meeting, you must visit the virtual meeting website at www.virtualshareholdermeeting.com/RRD2022 and enter the 16-digit control number contained in the proxy card or voting instruction form sent to you.

In any case, we recommend that you submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card or voting instruction form, as the case may be, or by signing, dating and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided—even if you plan to attend the Special Meeting in a virtual format. We encourage all stockholders to vote electronically. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the Special Meeting in a virtual format and vote at the Special Meeting, your vote will revoke any proxy previously submitted.

Q:	What matters will be voted on at the Special Meeting?

A:	You are being asked to consider and vote on the following proposals to:

•	adopt the Merger Agreement; and

•	approve, by non-binding, advisory vote, compensation that will or may become payable by RRD to its named executive officers in connection with the Merger.

Q:	How does the Merger Consideration compare to the market price of RRD Common Stock prior to the announcement of the Merger?

A:	The Merger Consideration of $10.85 per share represents a premium of:

•	approximately 120.1% over the closing stock price of $4.93 per share on October 11, 2021, the last trading day prior to the announcement of the original $7.50 per share October 12 Chatham Proposal;

•

approximately 126.6% over the volume weighted average stock price of shares of RRD Common Stock during the one-month period ended October 11, 2021, the last trading day prior to the announcement of the October 12 Chatham Proposal;

•	approximately 44.7% over $7.50 per share, the price per share under the October 12 Chatham Proposal;

•

approximately 64.4% over the closing stock price of $6.60 per share on November 2, 2021, the last trading day prior to the Board’s approval of the Original Atlas Merger Agreement and the announcement of the $9.00 to $9.50 per share November 3 Chatham Proposal (as defined and described in the section entitled “The Merger—Background of the Merger” beginning on page [●] of this Proxy Statement);

•

approximately 66.7% over the volume weighted average stock price of shares of RRD Common Stock during the one-month period ended November 2, 2021, the last trading day prior to the Board’s approval of the Original Atlas Merger Agreement and the announcement of the November 3 Chatham Proposal;

•	approximately 27.3% over $8.52 per share, the price per share under the Original Atlas Merger Agreement; and

•	approximately 4.8% over $10.35 per share, the price per share under the Atlas Merger Agreement.

Q:	What do I need to do now?

A:

RRD encourages you to read the accompanying Proxy Statement, including all documents incorporated by reference into the accompanying Proxy Statement, and its annexes carefully and in their entirety. Then, as promptly as possible, follow the instructions on the enclosed proxy card or voting instruction form, as the case may be, to submit your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. Alternatively, you may sign, date and return the enclosed proxy card or voting instruction form in the postage-paid envelope provided. Please do not send your stock certificate(s) with your proxy card. See “How may I vote?” in this section of the Proxy Statement for more information.

Q:	How does the Board recommend that I vote?

A:

On December 14, 2021, the Board, after considering various factors, including those described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page [●]

of this Proxy Statement, and after consultation with RRD’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RRD and its stockholders, (iii) resolved to recommend that the stockholders of RRD vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the stockholders of RRD at a special meeting.

The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by RRD to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

Q:	Should I send in my stock certificate(s) now?

A:

No. If you are a record holder, under the terms of the Merger Agreement you will receive a letter of transmittal following the consummation of the Merger, instructing you to send your stock certificate(s) to the paying agent in order to receive the cash payment of the Merger Consideration for each share of RRD Common Stock represented by such stock certificate(s). You should use the letter of transmittal to exchange your stock certificate(s) for the Merger Consideration to which you are entitled upon the consummation of the Merger. If you hold your shares in street name, please contact your broker, bank or other nominee for instructions as to how to effect the surrender of your shares of RRD Common Stock in exchange for the Merger Consideration in accordance with the terms of the Merger Agreement. Please do not send in your stock certificate(s) now.

Q:	If I do not know where my stock certificate(s) are, how will I get the Merger Consideration for my shares of RRD Common Stock?

A:

If the Merger is consummated, the transmittal materials you will receive after the closing of the Merger will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificate(s). You may also be required to post a bond as indemnity against any potential loss.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not adopted by RRD stockholders or if the Merger is not consummated for any other reason, RRD stockholders will not receive any payment for their shares of RRD Common Stock. Instead, RRD will remain an independent public company, RRD Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of RRD Common Stock.

Under certain specified circumstances, RRD may be required to pay Parent certain reimbursement amounts upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Reimbursement Amounts” beginning on page [●] of this Proxy Statement.

Q:	Do any of RRD’s directors or executive officers have interests in the Merger that may be in addition to or differ from those of RRD stockholders generally?

A:

Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that RRD’s directors and executive officers may have interests in the Merger different from, or in addition to, the interests of RRD stockholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by RRD stockholders. For a description of the interests of RRD’s directors and executive officers in the Merger, see the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger” beginning on page [●] of this Proxy Statement.

Q:	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for RRD’s named executive officers in connection with the Merger?

A:

Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, commonly referred to as “golden parachute” compensation.

Q:	What vote is required to approve the proposals submitted to a vote at the Special Meeting?

A:

The affirmative vote of a majority of the outstanding shares of RRD Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of RRD Common Stock, which are present or represented by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of shares of RRD Common Stock entitled to vote thereon at the Special Meeting, and the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of shares of RRD Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting. Accordingly, broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

As of [●], 2022, the Record Date for determining who is entitled to vote at the Special Meeting, there were approximately [●] shares of RRD Common Stock issued and outstanding. Each holder of RRD Common Stock is entitled to one vote per share of RRD Common Stock owned by such holder as of the Record Date.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by RRD. As the stockholder of record, you have the right to vote by proxy, which involves granting your voting rights directly to RRD or to a third party, or to vote at the Special Meeting.

If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name.” In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the Special Meeting Proposals, your broker, bank or other nominee may not vote your shares with respect to the Special Meeting Proposals.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of RRD Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of RRD Common Stock is called a “proxy card.” The Board has designated Terry D. Peterson and Deborah L. Steiner, or either of them, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?

A:	You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting, by voting at the Special Meeting.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•	by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

•	by signing a new proxy card with a date later than your previously delivered proxy card and submitting it following the instructions on the enclosed proxy card;

•

by delivering a signed revocation letter to Deborah L. Steiner, RRD’s Corporate Secretary, at RRD’s mailing address on the first page of this Proxy Statement before the Special Meeting, which states that you have revoked your proxy; or

•

by attending and voting at the Special Meeting in a virtual format. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote at the Special Meeting in order for your previous proxy to be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.

If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee.

Q:	If an RRD stockholder gives a proxy, how will the shares be voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy card will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by RRD to its named executive officers in connection with the Merger.

Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?

A:

The holders of a majority of the outstanding shares of RRD Common Stock entitled to vote at the Special Meeting, present or represented by proxy, constitutes a quorum for the transaction of business at the Special Meeting. As of the Record Date, there were [●] shares of RRD Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, [●] shares must be present or represented by proxy to have a quorum. If a quorum is not present, the holders of a majority of the RRD Common Stock, present or represented by proxy, and entitled to vote thereon, or the chairperson of the Special Meeting, may adjourn the Special Meeting pursuant to RRD’s bylaws.

Q:	Have any RRD stockholders already agreed to approve the proposal to adopt the Merger Agreement?

A:

Yes. In connection with the execution and delivery of the Merger Agreement, on December 14, 2021, CAM and the Chatham Funds, which beneficially own 10,927,100 shares of RRD Common Stock (representing approximately 14.99% of the shares of RRD Common Stock as of December 16, 2021), entered into the Voting Agreement with Parent and RRD. Pursuant to the Voting Agreement, CAM and the Chatham Funds have agreed, among other things, to vote their shares of RRD Common Stock in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any action, agreement or transaction that would reasonably be expected to result in any of the conditions to RRD’s obligations under the Merger Agreement to close the Merger not being satisfied and any Alternative Acquisition Proposal or any other action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay, postpone, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement. For more information, see the section entitled “The Merger—The Voting Agreement” beginning on page [●] of this Proxy Statement.

Q:	How can I obtain a proxy card or voting instruction form?

A:	If you lose, misplace or otherwise need to obtain a proxy card or voting instruction form, please follow the applicable procedure below.

For RRD stockholders of record: Please call Innisfree M&A Incorporated (“Innisfree”) at (877) 750-8226 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).

For holders in street name: Please contact your account representative at your broker, bank or other similar institution.

Q:	What happens if I sell or otherwise transfer my shares of RRD Common Stock after the close of business on the Record Date but before the Special Meeting?

A:

The Record Date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of RRD Common Stock after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies RRD in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of RRD Common Stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of RRD Common Stock after the close of business on the Record Date, you are encouraged to complete, sign, date and return the enclosed proxy card or vote via the Internet or telephone.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote via the Internet or telephone (or complete, sign, date and return) with respect to each proxy card and voting instruction form that you receive.

Q:	What happens if I sell or otherwise transfer my shares of RRD Common Stock after the Special Meeting but prior to the Effective Time?

A:

If you sell or transfer your shares of RRD Common Stock after the Special Meeting but prior to the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you sell or transfer your shares of RRD Common Stock. In order to receive the Merger Consideration, you must hold your shares of RRD Common Stock through the Effective Time.

Q:	Who will count the votes?

A:	The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?

A:

The cost of this proxy solicitation will be borne by RRD. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of RRD Common Stock. RRD has retained Innisfree as its proxy solicitor. Innisfree will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Innisfree, Innisfree will receive an estimated fee not to exceed $175,000, plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or relating to the engagement.

Q:	Where can I find the voting results of the Special Meeting?

A:

RRD has retained Broadridge Financial Services (“Broadridge”) to serve as independent inspector of elections in connection with the Special Meeting. RRD intends to notify stockholders of the results of the Special Meeting by issuing a press release, which it also expects to file with the SEC as an exhibit to a Current Report on Form 8-K.

Q:	Will I be subject to U.S. federal income tax upon the exchange of RRD Common Stock for cash pursuant to the Merger?

A:

The exchange of RRD Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this Proxy Statement) who exchanges shares of RRD Common Stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this Proxy Statement), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States, but may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this Proxy Statement.

Q:	What will the holders of outstanding RRD equity awards receive in the Merger?

A:

If the Merger is completed, each RRD Option, whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such RRD Option multiplied by (ii) the total number of shares of RRD Common Stock underlying such RRD Option. If the exercise price per share of RRD Common Stock of such RRD Option is equal to or greater than the Merger Consideration, such RRD Option will be cancelled without any cash payment or other consideration being made in respect thereof.

If the Merger is completed, each RRD RSU granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of RRD Common Stock underlying such RRD RSU multiplied by (ii) the Merger Consideration.

If the Merger is completed, each RRD Phantom RSU award granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of RRD Phantom RSUs underlying the award multiplied by (ii) the Merger Consideration.

If the Merger is completed, each RRD PSU granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of RRD Common Stock underlying such RRD PSU attributable to the percentage of the RRD PSUs that vest as of immediately prior to the Effective Time in accordance with the immediately following sentence multiplied by (ii) the Merger Consideration. Each RRD PSU in respect of which (a) the performance period has not expired as of the Effective Time will vest immediately prior to the Effective Time, determined based on the attainment of the applicable performance metrics at the greater of target and actual level of performance, and (b) the performance period has expired as of the Effective Time, will vest immediately prior to the Effective Time based on actual level of performance through the end of the applicable performance period, in each case, as determined in good faith consistent with past practice by the Board or a committee thereof, following RRD’s delivery to Parent of substantiation of RRD’s actual performance no later than five business days prior to the Effective Time. Each RRD PSU that does not vest in accordance with the foregoing will be cancelled and terminated without consideration immediately prior to the Effective Time.

If the Merger is completed, each RRD Award granted under an RRD Equity Plan after December 14, 2021, if any, will, immediately prior to the Effective Time, vest on a prorated basis based on the number of days in the award period preceding the Closing Date, with RRD PSUs vesting at the target level of performance and with such proration based on the number of days preceding the Closing Date in the applicable performance period of 36 months that will commence no earlier than January 1, 2022. Such RRD Awards will be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any such RRD Award granted after December 14, 2021 that does not vest on a prorated basis will be forfeited without consideration.

If the Merger is completed, immediately prior to the Effective Time, each RRD Long-Term Cash Award that is outstanding immediately prior to the Effective Time and granted before December 14, 2021 will, automatically and without any required action on the part of the holder thereof, vest in full and be paid to each such holder in full. Moreover, if the Merger is completed, each RRD Long-Term Cash Award granted after December 14, 2021, if any, will, immediately prior to the Effective Time, vest on a prorated basis based on the number of days in the award period preceding the Closing Date and be treated in accordance with the terms of the Merger Agreement. The portion of any RRD Long-Term Cash Award granted after December 14, 2021 that does not vest on a prorated basis will be forfeited without consideration.

For additional information regarding the treatment of RRD’s outstanding equity and equity-based awards, see the section entitled “Terms of the Merger Agreement—Merger Consideration—Outstanding RRD Equity and Equity-Based Awards” beginning on page [●] of this Proxy Statement.

Q:	When do you expect the Merger to be consummated?

A:

RRD and Parent are working toward consummating the Merger as quickly as possible. Assuming the timely receipt of required regulatory approvals and satisfaction or waiver (in accordance with the terms of the Merger Agreement) of other closing conditions, including approval by RRD’s stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed in the first half of 2022.

Q:	Are there any other risks to me from the Merger that I should consider?

A:

Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the Merger Agreement is adopted by RRD stockholders, shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal rights under Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that RRD stockholders will be entitled to have their shares of RRD Common Stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of such shares of RRD Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value, as determined by the Court of Chancery. RRD stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in the section entitled “Appraisal Rights” beginning on page [●] of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this Proxy Statement.

Q:	What if during the check-in time or during the Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

If RRD experiences technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/RRD2022.

Broadridge will have technicians ready to assist you with any individual technical difficulties you may have accessing the Special Meeting website. If you encounter any difficulties accessing the Special Meeting website during the check-in or meeting time for the Special Meeting, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/RRD2022.

Q:	How can I obtain more information about RRD?

A:	You can obtain more information about RRD from various sources described in the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of RRD Common Stock, please contact RRD’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call: (877) 750-8226 (toll-free from the U.S. and Canada)

or +1 (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, and the documents to which RRD refers you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by RRD or on RRD’s behalf, contain certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the Merger. These forward-looking statements are based on RRD’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Merger and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by RRD, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include (i) impediments to the completion of the Merger on anticipated terms and timing, including obtaining required stockholder and regulatory approvals and the satisfaction of other conditions to the closing of the Merger; (ii) significant transaction costs associated with the Merger; (iii) potential litigation relating to the Merger, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Merger will harm RRD’s business, including current plans and operations; (v) the ability of RRD to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (vii) legislative, regulatory and economic developments affecting RRD’s business; (viii) general economic and market developments and conditions; (ix) the evolving legal, regulatory and tax regimes under which RRD operates; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect RRD’s financial performance; (xi) certain restrictions during the pendency of the Merger that may impact RRD’s ability to pursue certain business opportunities or strategic transactions; (xii) continued availability of capital and financing and rating agency actions; (xiii) the ability of affiliates of CAM to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger; (xiv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring RRD to pay expense reimbursements to affiliates of CAM under the Merger Agreement; (xv) unpredictability and severity of catastrophic events, including acts of terrorism, outbreak of war or hostilities, civil unrest, adverse climate or weather events or the COVID-19 pandemic or other public health emergencies, as well as RRD’s response to any of the aforementioned factors; (xvi) competitive responses to the Merger; (xvii) the risks and uncertainties pertaining to RRD’s business, including those detailed under the heading “Risk Factors” and elsewhere in RRD’s public filings with the SEC; and (xviii) the risks and uncertainties described in this Proxy Statement. While the list of factors presented in this Proxy Statement are considered representative, no such list should be considered to be a complete statement of all risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on RRD’s financial condition, results of operations, credit rating or liquidity or ability to consummate the Merger. These forward-looking statements speak only as of the date they are made, and RRD does not undertake to and disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All of the forward-looking statements RRD makes in this Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information in RRD’s consolidated financial statements and notes thereto included in our most recent filing on Form 10-K for the fiscal year ended December 31, 2020 and subsequent periodic and interim report filings (see the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement).

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This Proxy Statement is being furnished to RRD stockholders as a part of the solicitation of proxies by the Board for use at the Special Meeting to be held virtually on [●], 2022, at www.virtualshareholdermeeting.com/RRD2022, at [●] [a.m.] / [p.m.], Central Time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the Special Meeting, RRD stockholders will be asked to consider and vote on proposals to:

•	adopt the Merger Agreement; and

•	approve, by non-binding, advisory vote, compensation that will or may become payable by RRD to its named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only RRD stockholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our principal executive offices located at 35 West Wacker Drive, 36th Floor, Chicago, Illinois 60601, during regular business hours (or, alternatively, on a reasonably accessible electronic network) for a period of no less than 10 days before the Special Meeting and at www.virtualshareholdermeeting.com/RRD2022 during the Special Meeting.

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or at the Special Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Special Meeting, a majority of the outstanding shares of RRD Common Stock entitled to vote at the Special Meeting must be present or represented by proxy at the Special Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum is present.

With respect to shares held in street name, your broker, bank or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. A “broker non-vote” will occur if your broker, bank or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker, bank or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Because both proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting. Accordingly, broker non-votes will not be counted for purposes of determining whether a quorum is present.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of a majority of the outstanding shares of RRD Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of RRD Common Stock, which are present or represented by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of shares of RRD Common Stock entitled to vote thereon at the Special Meeting, and the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of shares of RRD Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting. Accordingly, broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

Shares Held by RRD’s Directors and Executive Officers

As of the Record Date, RRD’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of RRD Common Stock, representing approximately [●] percent ([●]%) of the outstanding shares of RRD Common Stock.

Voting of Proxies

If your shares are registered directly in your name with RRD’s transfer agent, Computershare Trust Company, N.A., you may cause your shares to be voted over the Internet at www.proxyvote.com or by phone by calling (800) 690-6903. You will need the control number on your proxy card or voting instruction form to vote your shares over the Internet or by phone. We encourage all stockholders to vote electronically. Alternatively, you may sign, date and return the enclosed proxy card or voting instruction form in the postage-paid envelope provided. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend and desire to vote at the Special Meeting in a virtual format, to be admitted electronically, you must go to the meeting website at www.virtualshareholdermeeting.com/RRD2022, and enter the 16-digit control number found on your proxy card or your voting instruction form. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.

Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions on such proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the proposed compensation arrangements for RRD’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposal.

If your shares of RRD Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by using one of the methods described above. If you do not vote via the Internet or telephone through your broker, bank or other nominee or do not return your broker’s, bank’s or other nominee’s voting form, and do not attend and vote at the Special Meeting, it will be counted as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by RRD to its named executive officers in connection with the Merger.

How You May Change or Revoke Your Vote

You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting in a virtual format, by voting at the Special Meeting. If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•	by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

•	by signing a new proxy card with a date later than your previously delivered proxy card and submitting it following the instructions on the enclosed proxy card;

•

by delivering a signed revocation letter to Deborah L. Steiner, RRD’s Corporate Secretary, at RRD’s mailing address on the first page of this Proxy Statement before the Special Meeting, which states that you have revoked your proxy; or

•

by attending and voting at the Special Meeting in a virtual format. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote at the Special Meeting in order for your previous proxy to be revoked.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by RRD’s Corporate Secretary prior to the Special Meeting.

If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee. You may also vote at the Special Meeting if you have received instructions from your broker, bank or other nominee.

Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow RRD stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting which was adjourned, recessed or postponed.

Adjournments

If a quorum is not present or if there are not sufficient votes for the approval of the proposal to adopt the Merger Agreement, RRD expects that the Special Meeting will be adjourned by the chairperson of the Special Meeting pursuant to RRD’s bylaws to solicit additional proxies in accordance with the Merger Agreement. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the Special Meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Board fixes a new record date for the Special Meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the original Special Meeting.

Technical Difficulties or Trouble Accessing the Virtual Meeting Website

If RRD experiences technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/RRD2022.

Broadridge will have technicians ready to assist you with any individual technical difficulties you may have accessing the Special Meeting website. If you encounter any difficulties accessing the Special Meeting website during the check-in or meeting time for the Special Meeting, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/RRD2022.

Tabulation of Votes

All votes will be tabulated by the inspector of elections appointed for the Special Meeting. The inspector of elections will separately tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

The cost of this proxy solicitation will be borne by RRD. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of RRD Common Stock.

RRD has retained Innisfree as its proxy solicitor. Innisfree will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Innisfree, Innisfree will receive an estimated fee not to exceed $175,000, plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or relating to the engagement.

Anticipated Date of Consummation of the Merger

Assuming the timely receipt of required regulatory approvals and satisfaction or waiver (in accordance with the terms of the Merger Agreement) of other closing conditions, including approval by RRD’s stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed in the first half of 2022.

Attending the Special Meeting

To be admitted electronically to the Special Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/RRD2022, and enter the 16-digit control number found on your proxy card or your voting instruction form. We encourage you to access the Special Meeting prior to its start time. Once admitted to the Special Meeting, stockholders may vote their shares and view a list of stockholders by following the instructions available on the meeting website.

Voting at the Special Meeting Remotely

Stockholders of record as of the close of business on the Record Date, and holders in street name who have received instructions on how to vote from their broker, bank or other nominee, may vote via the Internet during the Special Meeting by following the instructions available on the meeting website during the meeting. To be admitted electronically to the Special Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/RRD2022, and enter the 16-digit control number found on your proxy card or your voting instruction form.

Stockholders are reminded that they can vote their shares prior to the Special Meeting over the Internet at www.proxyvote.com, by telephone by calling (800) 690-6903 (for both Internet and telephone voting you will need the control number on your proxy card or voting instruction form to vote your shares), or by signing, dating and returning your proxy card or voting instruction form in the postage-paid envelope previously provided. We encourage stockholders to vote electronically. If you have submitted your vote by proxy in advance of the Special Meeting, you do not need to vote at the Special Meeting, unless you wish to change your vote.

Assistance

If you need assistance in completing your proxy card or voting instruction form, or have questions regarding the Special Meeting, please contact Innisfree, our proxy solicitor, by calling (877) 750-8226 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other locations). Brokers, banks and other nominees may call collect at (212) 750-5833.

Rights of Stockholders Who Seek Appraisal

If the Merger Agreement is adopted by RRD stockholders, shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal rights under Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that RRD stockholders will be entitled to have their shares of RRD Common Stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of such shares of RRD Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value, as determined by the Court of Chancery. RRD stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to RRD before the vote is taken on the adoption of the Merger Agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of RRD Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page [●] of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this Proxy Statement. If you hold your shares of RRD Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

The discussion of the Merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Additional information about RRD may be found elsewhere in this Proxy Statement and in RRD’s other public filings. See the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement.

Parties Involved in the Merger

R. R. Donnelley & Sons Company

35 West Wacker Drive, 36th Floor

Chicago, Illinois 60601

Phone: (312) 326-8000

RRD is a leading global provider of multichannel business communications services and marketing solutions. With 30,000 clients and 33,000 employees across 28 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey, thereby reducing costs, driving revenues and enhancing compliance. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver and optimize their marketing and business communications strategies.

RRD’s innovative content management offering, production platform, supply chain management, outsourcing capabilities and customized consultative expertise assists its clients in the delivery of integrated messages across multiple media to highly targeted audiences at optimal times to their customers in every private and public sector. RRD has strategically located operations that provide local service and responsiveness while leveraging the economic, geographic and technological advantages of a global organization.

RRD Common Stock is currently listed on the NYSE under the symbol “RRD.”

Chatham Delta Parent, Inc.

c/o Chatham Asset Management, LLC

26 Main Street, Suite 204

Chatham, New Jersey 07928

Phone: (973) 701-0404

Parent is a Delaware corporation, formed on November 15, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation.

Chatham Delta Acquisition Sub, Inc.

c/o Chatham Asset Management, LLC

26 Main Street, Suite 204

Chatham, New Jersey 07928

Phone: (973) 701-0404

Acquisition Sub is a Delaware corporation and a direct, wholly owned subsidiary of Parent, formed on November 15, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Acquisition Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Acquisition Sub will cease to exist.

Parent and Acquisition Sub are each affiliated with the Chatham Funds. Parent, Acquisition Sub and the Chatham Funds are each affiliated with CAM, a New Jersey-based private investment firm founded in 2003 with a history of making investments in the print media and marketing communications industries. In a statement on Schedule 13D, as amended (most recently by Amendment No. 8 filed with the SEC on December 27, 2021), CAM disclosed that it beneficially owned 10,927,100 shares of RRD Common Stock, that CAM and the Chatham Funds collectively owned $817,712,000 in aggregate principal amount of debt securities of RRD, and that the Chatham Funds are party to certain credit default swap arrangements with respect to such debt securities of RRD. At the Effective Time, the Surviving Corporation will be indirectly owned by CAM and the Chatham Funds and certain of their respective affiliates.

In connection with the transactions contemplated by the Merger Agreement, (i) CAM and the Chatham Funds, as applicable, have made the Cash Commitment, the Rollover Commitment and the Debt Securities Commitment for the purposes of, as applicable, paying (a) amounts due under the Merger Agreement, (b) RRD’s working capital needs, short-term debt maturities and other fees and expenses relating to the consummation of the Merger, (c) certain damages that may become payable to RRD if the Merger Agreement is terminated under certain circumstances (up to a $50,000,000 cap) and (d) any indemnification obligations owed to RRD, its affiliates or their respective representatives pursuant to specified sections of the Merger Agreement and (ii) Parent has obtained a debt financing commitment in an aggregate amount of $1,675,000,000 from the Debt Commitment Lenders consisting of the Backstop ABL to the extent the requisite lenders do not approve the ABL Amendment, and the Bridge Facility to fund any Change of Control Offers. If the requisite consents in connection with the Term Loan Amendment are not obtained within 40 business days of the date of the Merger Agreement, the proceeds of the Bridge Facility may also be used for the refinancing or otherwise discharging of the Term Loan Facility. The proceeds of the Backstop ABL may be used on the Closing Date to finance the transactions contemplated by the Merger Agreement; provided, however, only an aggregate amount of up to $385,000,000 will be available to be drawn under the Backstop ABL to fund the transactions on the Closing Date. For more information, see the section entitled “The Merger—Financing of the Merger” beginning on page [●] of this Proxy Statement.

Effect of the Merger

If the Merger Agreement is adopted by RRD stockholders and certain other conditions to the closing of the Merger are either satisfied or waived in accordance with the terms of the Merger Agreement, Acquisition Sub will merge with and into RRD, with RRD surviving and continuing under the name “R. R. Donnelley & Sons Company” as the Surviving Corporation. As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent and RRD Common Stock will no longer be publicly traded. In addition, RRD Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and policies, and RRD will no longer file periodic reports with the SEC on account of RRD Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.

The Effective Time will occur when a certificate of merger is received for filing by the Secretary of State of the State of Delaware (or at such later time as Parent, Acquisition Sub and RRD may agree and specify in the certificate of merger).

Effect on RRD if the Merger is Not Consummated

If the Merger Agreement is not adopted by RRD stockholders or if the Merger is not consummated for any other reason, RRD stockholders will not receive any payment for their shares of RRD Common Stock. Instead, RRD will remain an independent public company, the RRD Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and RRD will continue to file periodic reports with the SEC on account of RRD Common Stock. If the Merger is not consummated, RRD expects that RRD’s management will operate the business in a manner similar to that in which it is being operated today.

In addition, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible that the price of RRD Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of RRD Common Stock would return to the price at which it trades as of the date of this Proxy Statement.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of RRD Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review RRD’s products, business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted by RRD stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to RRD will be offered or that RRD’s business, prospects or results of operation will not be adversely impacted.

In addition, under certain specified circumstances, RRD may be required to pay Parent certain reimbursement amounts upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Reimbursement Amounts” beginning on page [●] of this Proxy Statement.

Merger Consideration

Upon the consummation of the Merger, at the Effective Time, each share of RRD Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares, which in each case will be cancelled and retired for no consideration, and (ii) Dissenting Shares) will be converted into the right to receive the Merger Consideration. Additionally, immediately prior to the Effective Time, all issued and outstanding rights under the Rights Agreement will expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every interaction of or among the members of the Board, RRD’s management, RRD’s advisors, Atlas Holdings LLC and its affiliates (collectively, “Atlas”), Atlas’s advisors and Chatham and its affiliates and advisors or any other person.

As part of its ongoing evaluation of RRD’s business, the Board, together with senior management, regularly reviews and assesses opportunities to increase stockholder value, including evaluating various potential strategic alternatives such as acquisitions, dispositions and internal restructurings. RRD also regularly engages with its stockholders to discuss RRD and its business, operations and financial results and to hear the views of stockholders regarding RRD.

Background of the Merger—Prior to 2019

Since RRD’s spinoff of LSC Communications, Inc. and Donnelley Financial Solutions, Inc. in 2016, RRD’s key strategic focus areas have included driving profitable growth in each of its core businesses while shifting its portfolio mix toward higher growth segments, extending the range of its capabilities, products and service offerings to fuel organic growth, expanding its print and digital technology platforms, optimizing its business performance and aggressively reducing costs to improve margins and fund its transformation efforts, and maintaining a disciplined approach to capital allocation to improve its financial flexibility while also investing for the future.

At the time of the spinoffs, RRD’s aggregate outstanding indebtedness was approximately $2,427,000,000. To better position RRD to execute on its strategic plan, RRD has focused on improving its financial flexibility by reducing debt and leverage, extending debt maturities and improving liquidity, all of which has helped strengthen its balance sheet. This has been accomplished by aggressively reducing costs, divesting several non-core businesses and assets as further described below, and monetizing investments. These actions have enabled RRD to significantly improve its financial flexibility since the spinoffs, execute its strategic plan and better position itself for a potential strategic transaction.

Background of the Merger—2019 and 2020

On May 15, 2019 and May 16, 2019, the Board held a meeting, with representatives of Centerview present on May 16, 2019, to review and consider, among other matters, RRD’s business, strategy and strategic plan. Among the matters discussed and considered, Centerview reviewed with the members of the Board a general industry overview and challenges, financial analyses of RRD, including RRD’s aggregate indebtedness and leverage ratios, and RRD’s strategic plan and strategic opportunities.

On June 27, 2019, the Board held a meeting, with representatives of Centerview and the Board’s outside legal counsel at Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) present, to continue to review and consider, among other matters, RRD’s business, strategy and strategic plan. The representatives of Centerview reviewed with the members of the Board, among other information, financial analyses of RRD, including RRD’s aggregate indebtedness and leverage ratios, and RRD’s strategic plan and strategic opportunities, including a review of potential strategic transactions, processes and parties. Mr. Daniel Knotts, President and Chief Executive Officer of RRD and a member of the Board, also provided an update on preliminary and informal communications RRD had received from representatives of two separate private equity firms, including Atlas, in each case regarding a potential strategic transaction with RRD. The representatives of Skadden reviewed and discussed with the directors their fiduciary duties and process considerations in connection with a potential strategic process and transaction. Following discussion and consideration, the Board authorized and instructed RRD’s senior management to confidentially engage in discussions with each of the parties determined by the Board (with advice from Centerview), including certain private equity investment firms and publicly traded companies, which parties had previously indicated an interest in a potential strategic transaction with RRD, to determine their interest in a potential strategic transaction at this time. Accordingly, Chatham was not one of the parties that the Board determined to contact as part of this outreach for a potential strategic transaction.

On July 1, 2019, Chatham filed its initial Schedule 13G announcing it beneficially owned approximately 5.5% of RRD Common Stock. At this time, Chatham had a passive investment intent.

On July 25, 2019 and July 26, 2019, the Board held a meeting, with representatives of Skadden present, to review and consider, among other matters, RRD’s business, strategy and strategic plan. Among the matters discussed and considered, Skadden reviewed with the members of the Board the legal and process considerations for a potential strategic transaction.

On August 22, 2019, Chatham filed a Schedule 13G/A announcing it beneficially owned approximately 11.1% of RRD Common Stock.

On August 28, 2019, the Board held a meeting, with representatives of Skadden present, at which it considered and discussed the Original Rights Agreement (as defined in the section entitled “The Merger—Rights Agreement” beginning on page [●] of this Proxy Statement, references in this “Background of the Merger” section to the Rights Agreement being to the Original Rights Agreement as amended from time to time). Skadden had prepared and distributed materials to the Board in advance of the meeting. Among other matters discussed and considered, the Board determined that, while RRD was continuing to execute on its strategic plan, the Board believed that the Original Rights Agreement would encourage third parties interested in RRD to negotiate with the Board to enable, in the Board’s view, the Board to maximize value for all stockholders, discourage market accumulators from obtaining undue influence or control without paying a control premium, deter short-term activism that the Board believed was not in the best interests of RRD and its stockholders and deter coercive takeover tactics. The Original Rights Agreement established two different threshold levels of beneficial ownership of RRD Common Stock at which, subject to certain exceptions, a person or group would become an “Acquiring Person” (as defined in the Original Rights Agreement): (i) a 20% threshold applicable to any “Ordinary Course Institutional Investor” (as defined in the Original Rights Agreement); and (ii) a 10% threshold applicable to persons other than Ordinary Course Institutional Investors. The Original Rights Agreement exempted any person or group owning 10% (or 20% in the case of Ordinary Course Institutional Investors) or more of the RRD Common Stock as of the time of the first public announcement of the Original Rights Agreement, so long as such person or group did not become the beneficial owner of any additional shares of RRD Common Stock. The Board approved the Original Rights Agreement, which was effected without stockholder approval (as stockholder approval was not legally required to take such action) and, thereafter, RRD announced the adoption of the Original Rights Agreement, and authorized and declared a dividend distribution of one right for each outstanding share of RRD Common Stock held of record as of the close of business on September 9, 2019. In a press release dated August 28, 2019, RRD had stated its view that, given the circumstances at the time, the Board believed it was in the best interests of stockholders that no one person or group acquire undue influence or control without paying a control premium through purchases of RRD Common Stock, and further stated the Original Rights Agreement does not prevent any action the Board determines to be in the best interest of RRD and its stockholders. On August 27, 2019, the last trading day prior to the public announcement of the Original Rights Agreement, the closing stock price of RRD Common Stock was $2.24. As of the end of RRD’s second quarter 2019, RRD’s aggregate outstanding indebtedness was approximately $2,121,400,000.

In September and October of 2019, an affiliate of Atlas acquired 1,781,947 shares of RRD Common Stock, or approximately 2.5% of the outstanding RRD Common Stock.

On October 28, 2019, RRD announced that it had sold its European Global Document Solutions (GDS) business to Paragon Group Ltd. The sale closed October 25, 2019.

At the Board’s meetings throughout the remainder of 2019 and the first half of 2020, the Board continued its review, consideration and discussion of the potential strategic transaction, process and parties. At these meetings the Board received, discussed and considered updates, information and materials from RRD’s senior management and the representatives of Centerview as to the progression of discussions with the parties in the strategic process. None of the discussions with the parties in the strategic process materialized into any offers or proposals for a strategic transaction with RRD, and by the second quarter of 2020 further discussions regarding a strategic transaction had stopped, as the Board’s focus shifted to RRD’s handling and preparedness for the impact of COVID-19.

On January 16, 2020, representatives of Atlas and Atlas’s financial advisor, Macquarie Group Limited (“Macquarie”), met with Mr. Knotts and Mr. Terry Peterson, RRD’s Executive Vice President and Chief Financial Officer, to generally discuss RRD’s business.

On February 10, 2020, Chatham issued a press release announcing that it sent a letter to the Board, as stated in the letter, urging the Board to immediately rescind the Original Rights Agreement. In the letter, Chatham also stated that it had observed that the Original Rights Agreement was put in place shortly after the Board became aware that Chatham had acquired more than 10% of the outstanding RRD Common Stock.

On February 12, 2020, Chatham issued another press release announcing that Chatham sent a letter to the Board requesting, as stated in the letter, that RRD publicly announce a plan for dealing with its near-term debt maturities and a comprehensive financing plan to optimize its capital structure relative to its competitive peer set.

At this time, Chatham announced its ownership percentage of RRD Common Stock was 12.9% and that Chatham was the largest bondholder of RRD.

On February 20, 2020, the Board held a meeting, with a representative of Skadden present, to review and consider, among other matters, RRD’s business, strategy and strategic plan. Among the matters discussed and considered, the Board reviewed and discussed the Original Rights Agreement and the representative of Skadden reviewed with the Board the legal and process considerations in connection with the Original Rights Agreement and for a potential strategic transaction.

On February 26, 2020, RRD hosted a conference call to discuss its fourth quarter and annual financial performance for the period ended December 31, 2019.

On February 27, 2020, Chatham filed an initial Schedule 13D disclosing its ownership of 12.9% of the outstanding RRD Common Stock and that Chatham was the largest bondholder of RRD. In that filing, Chatham stated its belief that management had not addressed certain concerns that it had previously communicated to RRD, including by its public letter dated February 12, 2020. Chatham also stated its view that in order to maintain maximum flexibility, Chatham had determined to reduce its equity position below a 10% beneficial ownership interest, in accordance with the Original Rights Agreement, and to promptly file the Schedule 13D.

On February 28, 2020, Chatham issued a public letter to Mr. Jack Pope, the Board’s Chairman, and Mr. Knotts reiterating Chatham’s view that Chatham had ongoing concerns with certain policies and strategies of RRD and urged RRD to revoke the Original Rights Agreement.

On March 2, 2020, RRD responded to Chatham’s February 28, 2020 letter (which response was publicly disclosed by RRD), stating, among other things, that the Board continued to believe that it was in the best interests of RRD’s stockholders to keep the Original Rights Agreement in place as it was the Board’s view that no one person or group should acquire undue influence or control without paying a control premium through purchases of RRD Common Stock.

On March 2, 2020, RRD announced that it had sold its Courier Services business to TFI International Inc. (“TFI International”). RRD used the proceeds of the sale to reduce indebtedness.

On March 10, 2020, the Board held a meeting, with representatives of Skadden present, to review and consider, among other matters, a potential recapitalization transaction with Chatham, whereby RRD would agree to purchase and acquire from Chatham certain senior notes for cash. Among the matters discussed and considered, Skadden reviewed with the members of the Board the legal and process considerations in connection therewith.

On March 19, 2020, Chatham filed a Schedule 13G, amending its Schedule 13D filed on February 27, 2020, to announce that it had entered into a privately negotiated agreement to effect a series of refinancing transactions with RRD, which gave RRD additional liquidity and allowed it to address near-term maturities. The Schedule 13G disclosed that Chatham no longer held any securities of RRD with the purpose or effect of changing or influencing the control of RRD.

On March 25, 2020, Chatham filed an amendment to its Schedule 13G announcing that it no longer held 5% or more of the outstanding shares of RRD Common Stock.

On April 2, 2020, the Board held a meeting, with representatives of Skadden present, to review and consider, among other matters, RRD’s business, strategy and strategic plan. Among the matters discussed and considered, the Board reviewed and discussed the Original Rights Agreement and the representatives of Skadden reviewed with the Board the legal and process considerations in connection with the Original Rights Agreement and for a potential strategic transaction.

On June 1, 2020, Chatham filed a new Schedule 13G announcing its ownership of approximately 7.5% of the outstanding RRD Common Stock.

On July 23, 2020, the Board held a meeting, with a representative of Skadden present, to review and consider, among other matters, RRD’s business, strategy and strategic plan. Among the matters discussed and considered, the Board reviewed and discussed the Original Rights Agreement (including its expiration in August 2020) and the representative of Skadden reviewed with the Board the legal and process considerations in connection with the Original Rights Agreement and for a potential strategic transaction.

On August 17, 2020, the Board, at a meeting with representatives of Skadden present, approved the First Amendment to Rights Agreement (as defined in the section entitled “The Merger—Rights Agreement” beginning on page [●] of this Proxy Statement) to extend the final expiration date of the Rights Agreement from August 28, 2020 to August 28, 2021, which was effected without seeking stockholder approval (as stockholder approval was not legally required to take such action). The Board approved such one-year extension based on, among other matters, its determination that circumstances continued to warrant RRD maintaining the protections afforded by the Rights Agreement. On August 17, 2020, the last trading day prior to the public announcement of the First Amendment to Rights Agreement, the closing stock price of RRD Common Stock was $1.35. As of the end of RRD’s second quarter 2020, RRD’s aggregate outstanding indebtedness was $2,035,900,000.

On September 15, 2020, RRD announced that it had signed a definitive agreement to sell its DLS Worldwide Logistics business to TFI International for $225,000,000. On November 2, 2020, RRD announced that it had closed the sale of the DLS Worldwide Logistics business. RRD used the proceeds of the sale to reduce indebtedness.

On September 16, 2020, Chatham announced that it sent a letter to the Board disclosing that it had increased its ownership stake to 9.9% of the outstanding RRD Common Stock and Chatham’s recommendation that RRD use the proceeds from RRD’s sale of DLS Worldwide “to address its very quickly upcoming maturities, specifically the roughly $150,000,000 in debt coming due in March and April of 2021.” The letter also disclosed that Chatham was the largest bondholder of RRD at that time. On September 15, 2020, the closing stock price of RRD Common Stock was $1.37.

On October 27, 2020, RRD announced that it had notified holders of its 7.875% Senior Notes due March 15, 2021 that it would be redeeming the remaining $83,300,000 aggregate principal outstanding on the redemption date, which was December 4, 2020.

On October 27, 2020, RRD announced that it had signed a definitive agreement to sell its International Mail and Parcel Logistics business to ePost Global LLC. On November 3, 2020, RRD announced that it had closed the sale of International Mail and Parcel Logistics. RRD used the proceeds of the sale to reduce indebtedness.

On December 10, 2020, the Board held a meeting, with representatives of Centerview present, to review and consider, among other matters, RRD’s business, strategy and strategic plan.

Concurrently with the above, beginning in February 2020, RRD undertook a strategic process to consider a potential divestiture of RRD’s Asia Pacific print and packaging business. As part of the strategic process, RRD’s management engaged in preliminary discussions with certain private equity firms invited into the process, which private equity firms generally either had operations in Asia or had a history of strategic transactions in Asia. Chatham was not one of the parties that the Board determined to contact as part of this outreach for such potential divestiture. Following discussions and receipt of indications of interest, the Board determined that the strategic process did not materialize in an offer approaching the parameters acceptable to RRD, and RRD terminated the process in September 2020. On December 16, 2020, in response to a Bloomberg article regarding the potential sale of RRD’s Asia Pacific business, RRD stated in a press release that it was not currently engaged in discussions to sell its print and packaging business in Asia Pacific, but that RRD may consider one or more strategic transactions for any of its businesses in the future.

Background of the Merger—2021 through the Execution of the Original Atlas Merger Agreement

On February 16, 2021, Chatham filed a Schedule 13G/A disclosing its ownership percentage of RRD Common Stock of 9.9%.

On April 2, 2021, Mr. Timothy Fazio, Co-Managing Partner of Atlas Holdings LLC, and Mr. Knotts had a phone call, during which Mr. Fazio expressed Atlas’s interest in engaging in discussions with RRD regarding a potential strategic transaction. On April 21, 2021, members of RRD’s senior management team had a video conference call with Mr. Fazio and other representatives of Atlas, during which Atlas was provided with publicly available information concerning an overview of RRD’s business.

On April 29, 2021, Chatham issued a press release, announcing that it sent a letter to the Board stating Chatham’s position that RRD should “remov[e] the Company’s value destructive ‘poison pill,’ execut[e] a modest stock buyback program, and conduct[] a non-deal equity roadshow to educate the institutional investment community on RRD’s recent deleveraging and growth initiatives.”

On May 4, 2021, Mr. Fazio of Atlas and Mr. Knotts had a phone call to follow up on their previous discussions from April 2021.

On May 7, 2021, Institutional Shareholder Service Inc. (“ISS”) announced that it recommended that RRD stockholders vote against the election of all of RRD’s directors at RRD’s upcoming annual meeting, except for James Ray, Jr., due to the Board’s decision to extend the Rights Agreement without seeking stockholder approval of the extension.

In May 2021, RRD received three unsolicited indications of interest in its Asia Pacific print and packaging business and then commenced a second strategic process. As part of the strategic process and following further diligence, one of the interested parties submitted a subsequent non-binding indication of interest. Again, as the strategic process did not materialize in a binding offer, RRD determined to terminate the strategic process.

On May 10, 2021, Mr. Peterson and a representative of Chatham had a phone call to discuss ISS’s recent recommendation. During the call, consistent with the Board’s publicly announced recommendation that holders of RRD Common Stock vote for the election of all the members of the Board, Mr. Peterson sought Chatham’s confirmation that it would support the reelection of the Board at the annual meeting. On May 11, 2021, Mr. Peterson and a representative of Chatham had a phone call to discuss the Rights Agreement, during which the representative from Chatham expressed Chatham’s view and Chatham’s stated concern that the Rights Agreement was preventing institutional shareholders from investing in RRD.

On May 17, 2021, the Board, at a meeting with representatives of Skadden present, approved the Second Amendment to Rights Agreement (as defined in the section entitled “The Merger—Rights Agreement” beginning on page [●] of this Proxy Statement), which raised from 10% to 15% the level of beneficial ownership by a non-Ordinary Course Institutional Investor that would “trigger” the Rights Agreement. Mr. Knotts also provided an update on the recent communications with representatives of Atlas regarding a potential strategic transaction with RRD. The Board made the determination to amend the Rights Agreement, which was effected without seeking stockholder approval (as stockholder approval was not legally required to take such action). Among other matters discussed and considered, the Board determined that, in the Board’s view, in light of present circumstances, there is continuing potential for one or more persons or groups to gain undue influence over or control of RRD through open market accumulations or other tactics. On May 17, 2021, the last trading day prior to the public announcement of the Second Amendment to Rights Agreement, the closing stock price of RRD Common Stock was $4.77. As of the end of RRD’s first quarter 2021, RRD’s aggregate outstanding indebtedness was $1,503,100,000.

On May 18, 2021, RRD announced the approval of the Second Amendment to Rights Agreement, noting further that “the Board expects that under current circumstances it would approve an extension of the Rights

[Agreement] and submit the Rights [Agreement] to stockholders for ratification at the Company’s 2022 annual meeting of stockholders.”

On May 19, 2021, the Board held a meeting, with representatives of Centerview and Skadden present, to continue to review and consider, among other matters, RRD’s business strategy and strategic plan and to evaluate strategic and financial opportunities to maximize stockholder value. The Board also reviewed and evaluated RRD’s financial projections prepared by RRD’s management, which had been prepared using three different sets of assumptions and scenarios (as defined and described in the section entitled “The Merger—Projections Prepared by RRD’s Management” beginning on page [●] of this Proxy Statement). Following discussion and consideration, the Board authorized and instructed RRD’s senior management to continue discussions with Atlas and provide Atlas with due diligence, subject to Atlas’s execution of a confidentiality agreement, with a view toward Atlas submitting a proposal for a potential transaction with RRD.

On May 21, 2021, Chatham filed an amendment to its Schedule 13G disclosing that it had increased its ownership to 10.4% of the outstanding RRD Common Stock.

On May 21, 2021, Deborah Steiner, RRD’s Executive Vice President, Chief Administrative Officer, General Counsel, Chief Compliance Officer and Corporate Secretary, sent to Mr. Fazio a confidentiality agreement for a potential negotiated transaction between RRD and Atlas. On May 27, 2021, Atlas’s outside legal counsel at Willkie Farr & Gallagher LLP (“Willkie”) sent to Ms. Steiner a revised draft of the confidentiality agreement. Thereafter, from May 28, 2021 until June 7, 2021, representatives of Willkie and Skadden exchanged drafts of the confidentiality agreement. On June 7, 2021, Atlas and RRD executed the confidentiality agreement (the “Atlas Confidentiality Agreement”). During the negotiation of the Atlas Confidentiality Agreement, Atlas disclosed that it (through affiliates) owned approximately 2.47% of the outstanding RRD Common Stock. In the Atlas Confidentiality Agreement, Atlas agreed (i) to an overall term of two years, with no early termination or expiration rights, (ii) to a standstill period of 12 months beginning on June 7, 2021, with no early termination or expiration rights, except upon RRD’s filing for bankruptcy protection, if applicable, (iii) that RRD was only sharing its confidential and proprietary information to Atlas in connection with a possible negotiated transaction between RRD and Atlas and (iv) that Atlas could not communicate with potential debt or equity financing sources without RRD’s prior written consent.

On May 26, 2021, Mr. Knotts and Mr. Fazio had a meeting at RRD’s offices in Warrenville, Illinois to discuss Atlas’s interest in a potential strategic transaction with RRD. On June 11, 2021, Mr. Fazio provided Mr. Knotts with an initial due diligence question list.

On June 24, 2021, members of RRD’s senior management team and representatives of Centerview held a management presentation with representatives of Macquarie, at RRD’s offices in Warrenville, Illinois. The management presentation contained, among other information, RRD Projections “Scenario 1” (as defined and described in the section entitled “The Merger—Projections Prepared by RRD’s Management” beginning on page [●] of this Proxy Statement). Thereafter, representatives of RRD provided additional due diligence to representatives of Atlas.

On July 13, 2021, the Board received a letter from Atlas providing for, among other terms stated therein, a non-binding, indication of interest to acquire 100% of RRD Common Stock at a price of $8.00 in cash per share of RRD Common Stock (the “July 13 Atlas Proposal”), assuming 80,300,000 shares of RRD Common Stock outstanding on a fully diluted basis, and stating that the July 13 Atlas Proposal was not subject to any financing condition. The July 13 Atlas Proposal represented an approximately 27.4% premium over the closing stock price of RRD Common Stock as of July 12, 2021.

On July 15, 2021, the Board issued a response letter to Chatham’s publicly filed letter on April 29, 2021. The Board’s letter stated, among other things, that RRD was not planning to redeem the Rights Agreement.

On July 15, 2021, the Board held a meeting, with representatives of Centerview present, to continue to review and consider, among other matters, RRD’s business strategy and strategic plan and to evaluate strategic and financial opportunities to maximize stockholder value. Centerview had prepared and distributed materials to the Board in advance of the meeting. The representatives of Centerview provided the Board with, among other information, financial analyses of RRD, a review and financial analysis of the July 13 Atlas Proposal and a review of certain other alternatives, including RRD’s existing strategic plan and RRD’s strategic process regarding RRD’s Asia Pacific print and packaging business. Following discussion and consideration, the Board determined that RRD should continue to consider the potential transaction with Atlas and authorized and instructed RRD’s senior management to continue discussions with Atlas and provide Atlas with further due diligence, with a view toward Atlas submitting an improved proposal for a potential transaction with RRD.

Thereafter, from July 15, 2021 through August 13, 2021, representatives of RRD provided additional due diligence to representatives of Atlas.

During the week of July 19, 2021, representatives of a private equity investment firm (“Party A”) contacted Mr. Knotts to express Party A’s interest in acquiring certain assets of RRD or engaging in a potential strategic transaction with RRD.

On July 28, 2021, Chatham filed a Schedule 13D disclosing that it had increased its ownership to 14.99% of the outstanding RRD Common Stock. Contemporaneously, Chatham issued a public letter urging the Board not to renew the Rights Agreement, which was set to expire on August 28, 2021. In the letter, Chatham recommended that the Board undertake a strategic review of RRD’s assets with an external advisor with a view, according to the letter, to unlocking the intrinsic value of RRD. Following Chatham’s issuance of this public letter, RRD’s share price increased 3.73%, up to $6.12 per share on July 29, 2021.

On July 29, 2021, the Board held a meeting, with representatives of Skadden present, to discuss and consider, among other matters, the Rights Agreement and RRD’s ongoing strategic processes. The Board also discussed and considered recent correspondence with and actions by Chatham. Skadden had prepared and distributed materials to the Board in advance of the meeting. The representatives of Skadden reviewed and discussed with the directors the Rights Agreement and their fiduciary duties in connection with the Rights Agreement and also their fiduciary duties and process considerations in connection with the ongoing strategic processes. The Board determined to consider these matters again at its next meeting.

On August 5, 2021, representatives of RRD, with Centerview present, met with representatives of Atlas and Macquarie to discuss certain commercial and financial due diligence matters at RRD’s offices in Warrenville, Illinois.

On August 6, 2021, Ms. Steiner sent to representatives of Party A a confidentiality agreement for a potential negotiated transaction between RRD and Party A. On August 9, 2021, Party A’s outside legal counsel sent to Ms. Steiner a revised draft of the confidentiality agreement. Thereafter, from August 9, 2021 until August 13, 2021, representatives of Party A’s outside legal counsel and Skadden exchanged drafts of the confidentiality agreement. On August 13, 2021, Party A and RRD executed the confidentiality agreement (the “Party A Confidentiality Agreement”). In the Party A Confidentiality Agreement, Party A agreed to a standstill period of 18 months beginning on August 13, 2021. Thereafter, representatives of RRD provided due diligence to representatives of Party A, including a management presentation by members of RRD’s senior management team with representatives of Party A. The management presentation contained, among other information, RRD Projections “Scenario 1.”

On August 13, 2021, the Board received a letter from Atlas providing for, among other terms stated therein, a non-binding, indication of interest to acquire 100% of RRD Common Stock at an improved price of $8.40 in cash per share of RRD Common Stock (the “August 13 Atlas Proposal”), assuming 80,900,000 shares of RRD Common Stock outstanding on a fully diluted basis, and stating that the August 13 Atlas Proposal was not subject to any financing condition. The August 13 Atlas Proposal also included a request for a 30-day exclusivity period. The August 13 Atlas Proposal represented an approximately (i) 37.5% premium over the closing stock price of RRD Common Stock as of August 12, 2021, and (ii) 33.8% premium over the closing stock price of RRD Common Stock as of July 12, 2021, the day prior to Atlas’s delivery of the July 13 Atlas Proposal.

On August 13, 2021, the Board held a meeting, with representatives of Centerview and Skadden present, to discuss and consider, among other matters, the Rights Agreement and RRD’s ongoing strategic processes. The representatives of Skadden reviewed with the directors their fiduciary duties in connection with the Rights Agreement and also their fiduciary duties and process considerations in connection with the August 13 Atlas Proposal and the ongoing strategic processes. The representatives of Centerview provided the Board with, among other information, process updates, a review of the August 13 Atlas Proposal and a review of Party A and its progression of due diligence. Following discussion and consideration, the Board determined that RRD should continue to consider a potential transaction with each of Atlas and Party A and authorized and instructed RRD’s senior management to continue discussions with each of Atlas and Party A and provide each of Atlas and Party A with further due diligence. The Board determined to not grant Atlas’s request for exclusivity.

Thereafter, from August 13, 2021 until the signing of the Original Atlas Merger Agreement on November 3, 2021, representatives of RRD provided additional financial, legal, accounting, tax and other due diligence to representatives of Atlas, including the population and making available of RRD’s virtual data room beginning on September 12, 2021, the execution of a clean team agreement on September 14, 2021 to facilitate certain diligence, and numerous commercial and functional management calls among representatives of RRD and Atlas and their respective advisors from August 14, 2021 through October 2021.

On August 24, 2021, the Board held a meeting, with representatives of Centerview and Skadden present, to continue to review and consider, among other matters, RRD’s business strategy and strategic plan and to evaluate strategic and financial opportunities to maximize stockholder value. Centerview had prepared and distributed materials to the Board in advance of the meeting. The representatives of Centerview provided the Board with, among other information, financial analyses of RRD, a review and financial analyses of the August 13 Atlas Proposal, a review of Party A and its progression of due diligence (noting that Party A had not made a proposal), and a review of certain other potential strategic transactions, other strategic partners and other alternatives, including continued execution on RRD’s strategic plan. The representatives of Skadden reviewed with the directors their fiduciary duties and process considerations in connection with the August 13 Atlas Proposal and the ongoing strategic processes, and also discussed with the Board the potential merger agreement and next steps. The Board also discussed the Rights Agreement. Following discussion and consideration, the Board determined that RRD should continue to consider a potential transaction with each of Atlas and Party A and authorized and instructed RRD’s senior management to continue discussions with each of Atlas and Party A and provide each of Atlas and Party A with further due diligence.

On August 25, 2021, during a telephone call between representatives of Centerview and Party A, Party A indicated that it was interested in evaluating the potential acquisition of RRD at a price per share at or around RRD’s then 52-week high (approximately $7.15). The closing stock price of RRD Common Stock as of August 24, 2021 was $5.01.

On August 27, 2021, the Board held a meeting, with representatives of Skadden present, to discuss and consider, among other matters, potential actions regarding the Rights Agreement. The Board also discussed and considered recent correspondence with and actions by Chatham. Skadden had prepared and distributed materials to the Board in advance of the meeting. The representatives of Skadden reviewed with the directors the Rights Agreement and their fiduciary duties in connection with the Rights Agreement. Following discussion and consideration, the Board determined that it was in the best interests of RRD and its stockholders, including in light of the Board’s view that one or more persons or groups should not gain undue influence over or control of RRD without paying a control premium through open market accumulation or other tactics, to approve the Third Amendment to Rights Agreement (as defined in the section entitled “The Merger—Rights Agreement” beginning on page [●] of this Proxy Statement) to extend the Rights Agreement to August 28, 2022 (or, if the Rights Agreement were not earlier approved or ratified by RRD’s stockholders at or prior to the 2022 annual meeting, on the business day following the certification of the voting results of the 2022 annual meeting), which was effected without seeking stockholder approval (as stockholder approval was not legally required to take such action). In addition, the Board discussed the process regarding both Atlas and Party A. Following discussion and consideration, the Board determined that RRD should continue to consider a potential transaction with each of Atlas and Party A and authorized and instructed RRD’s senior management to continue discussions with each of Atlas and Party A and provide each of Atlas and Party A with further due diligence.

Later on August 27, 2021, RRD publicly announced the Third Amendment to Rights Agreement. On August 26, 2021, the last trading day prior to the public announcement of the Third Amendment to Rights Agreement, the closing stock price of RRD Common Stock was $4.66.

On September 1, 2021, Chatham issued a press release announcing that it sent a letter to the Board expressing, as stated by Chatham, dismay concerning the Board’s decision to twice extend the Rights Agreement without seeking stockholder approval and over opposition from its stockholders and ISS, and Chatham further raised the possibility of Board refreshment. At this time, Chatham announced its ownership percentage of RRD Common Stock was 14.99% and that Chatham was the largest bondholder of RRD.

On September 2, 2021, a representative of Centerview called a representative of Party A to inquire about the status of Party A’s proposal.

On September 10, 2021, Party A indicated it would engage a leading third-party consulting firm, specializing in performance improvement, business optimization and restructuring, to further analyze and diligence RRD’s business. Thereafter, through mid-October 2021, representatives of RRD provided additional due diligence to representatives of Party A (including the specialty third-party consulting firm engaged by Party A), including a management meeting at RRD’s offices in Warrenville, Illinois on September 23, 2021 and the execution of a clean team agreement on September 30, 2021 to facilitate certain diligence.

On September 13, 2021, at a meeting between representatives of Chatham and Messrs. Peterson and Knotts, Chatham expressed its “firm” view that the Board should be “enhanced” with two new directors selected by RRD’s stockholders by the 2022 annual meeting.

On September 15, 2021, Chatham privately proposed to representatives of RRD Chatham’s position that the Board should (i) add two new directors who, in Chatham’s view, have strategic, capital allocation and governance expertise, (ii) appoint a new Chairman, (iii) immediately terminate the Rights Agreement and (iv) form a new strategic review and finance committee at the Board level that Chatham believed should focus on “monetizing RRD’s non-core assets, unlocking operational efficiencies and improving RRD’s capital allocation.”

On September 24, 2021, representatives of Skadden sent to representatives of Willkie the initial draft of a merger agreement for a transaction between RRD and Atlas. The initial draft of the merger agreement provided, among other terms, (i) for a go-shop process of 45 days, (ii) upon customary termination events of the merger agreement, a termination fee payable to Atlas of 1% of RRD’s equity value (or approximately $7,000,000) for go-shop terminations or 2% of RRD’s equity value (or approximately $14,000,000) for no-shop terminations and (iii) a “hell or high water” standard for required regulatory approvals, including a requirement that Atlas not make acquisitions during the period between signing and closing that would impose any delay in the obtaining of, or increase the risk of not obtaining, required regulatory approvals. On September 24, 2021, the closing price of RRD Common Stock was $4.38.

On September 27, 2021, Chatham issued a press release announcing that it sent a letter to the Board, and in the letter Chatham expressed its disappointment with, as stated in the letter, the Board’s inaction and lack of engagement with Chatham such that it was compelled to issue another public letter. In the letter, Chatham reiterated its view that a refreshed Board could, according to Chatham, unlock value at RRD. In the letter, Chatham also called for decreases in executive compensation and renewed its request that the Board appoint a new Chairman, add two new directors, immediately terminate the Rights Agreement and form a strategic review and finance committee. Chatham further stated that, if the Board failed to take these measures, it was Chatham’s position that it would have no choice but to commence a proxy contest to remove and replace one or more of RRD’s directors.

On October 4, 2021, representatives of RRD provided additional due diligence to the representatives of Party A and Party A’s advisors (including the specialty third-party consulting firm engaged by Party A), including the population and making available of RRD’s virtual data room.

On October 12, 2021, representatives of Willkie sent to representatives of Skadden a revised draft of the merger agreement. The revised draft of the merger agreement provided, among other terms, (i) the Atlas equity commitment, together with the debt commitment, would be sufficient to cover the purchase price, (ii) the deletion of the go-shop process, (iii) upon customary termination events of the merger agreement (and also three additional termination events introduced in the Willkie draft), a termination fee payable to Atlas of 3.5% of RRD’s enterprise value (or approximately $72,000,000), (iv) the deletion of the “hell or high water” standard for required regulatory approvals (and instead providing that Atlas would have no obligation to accept any remedies to obtain regulatory approval for the transaction), including the deletion of the requirement that Atlas not make acquisitions during the period between signing and closing that would impose any delay in the obtaining of, or increase the risk of not obtaining, required regulatory approvals and (v) the addition of a “marketing period” in connection with Atlas’s debt financing.

On October 12, 2021, Chatham submitted a public letter stating that Chatham was submitting a non-binding indication of interest to acquire the shares of RRD Common Stock not already owned by Chatham at a price of $7.50 in cash per share of RRD Common Stock, representing, as stated in the letter, a 52.1% premium over the prior day’s closing price of $4.93 per share, a 6.2% premium over the 52-week high of $7.06 per share, and a 92% premium over the 365-day volume-weighted average price of $3.91 per share. Chatham stated that given its familiarity with RRD, Chatham would require relatively limited due diligence. The letter also stated that Chatham had received a highly confident letter from Jefferies Group LLC (“Jefferies”) supporting Chatham’s ability to finance the transaction while also stating the transaction would not be subject to a financing condition (the “October 12 Chatham Proposal”). In addition, the October 12 Chatham Proposal stated that Chatham would equitize and/or subordinate $575,000,000 of RRD’s debt owned by Chatham and would provide up to $250,000,000 in new money equity and/or subordinated capital for the transaction, which the letter stated would constitute a significant deleveraging event for RRD. In the letter, Chatham estimated that RRD’s annual interest expense would decline by approximately $36,000,000, or 33%, for the four quarters ended June 30, 2021. The October 12 Chatham Proposal also stated the Chatham transaction would be subject to certain conditions, including receipt of any required governmental and third-party approvals (including required consents under material contracts and leases), confirmatory due diligence and the negotiation and execution of definitive agreements providing for the transaction. The October 12 Chatham Proposal specifically stated that a definitive agreement with Chatham would include “customary breakup fees” and a “fiduciary out” provision.

Later on October 12, 2021, RRD issued a statement that the Board, consistent with the directors’ fiduciary duties, and in consultation with its independent financial and legal advisors, would carefully review and consider the October 12 Chatham Proposal to determine the course of action that it believed would be in the best interests of RRD and its stockholders, and that stockholders did not need to take any action at this time.

Thereafter, representatives of Centerview contacted representatives of Jefferies for additional information on the financing and structure of the October 12 Chatham Proposal.

On October 13, 2021 and October 14, 2021, representatives of RRD provided additional due diligence to representatives of Party A (including the specialty third-party consulting firm engaged by Party A), including two management calls among representatives of RRD and Party A.

On October 15, 2021, representatives of Centerview sent to representatives of Atlas a list of certain key issues arising out of Atlas’s latest draft of the merger agreement, including with respect to the debt and equity financing structure, Atlas’s deletion of the go-shop provisions and Atlas’s changes to the required regulatory approvals and efforts standard, termination fees, the definition of “Company Material Adverse Effect” and certain matters pertaining to RRD’s equity compensation awards and plans (including as it related to RRD’s ability to effectively maintain and incentivize employees to the closing of a transaction). On October 16, 2021, following a telephone call between representatives of Centerview and representatives of Atlas, a representative of Atlas responded to a representative of Centerview by email, addressing the list of certain key issues, including Atlas (i) agreeing to a go-shop of 25 days plus 10 additional days to enter into an agreement with the lower termination fee applicable, (ii) proposing a termination fee payable to Atlas of $20,000,000 (or approximately 2.8% of RRD’s equity value) for go-shop terminations or $40,000,000 (or approximately 5.7% of RRD’s equity value) for no-shop terminations, (iii) agreeing to RRD’s proposal on the definition of “Company Material Adverse Effect,” (iv) generally deferring the decision on the required regulatory approvals and efforts standard until the parties further progressed due diligence and (v) generally agreeing to treat, in the ordinary course pursuant to the plan terms, RRD’s equity compensation awards and plans but subject to further due diligence and discussion.

On October 15, 2021, the Board received a letter from Atlas providing for, among other terms stated therein, a non-binding, indication of interest to acquire 100% of RRD Common Stock at a reconfirmed price of $8.40 in cash per share of RRD Common Stock (the “October 15 Atlas Proposal”), assuming 80,900,000 shares of RRD Common Stock outstanding on a fully diluted basis, and stating that Atlas had substantially completed due diligence and may be prepared to sign a merger agreement by November 3, 2021, and stating that the October 15 Atlas Proposal was not subject to any financing condition. The October 15 Atlas Proposal represented an approximately 29.8% premium over the closing stock price of RRD Common Stock as of October 14, 2021 and 70.4% premium over the closing stock price of RRD Common Stock as of October 11, 2021 (the unaffected closing stock price prior to the October 12 Chatham Proposal). In reconfirming the price of $8.40 in cash per share, representatives of Atlas communicated to RRD that the reconfirmed price had taken into account Atlas’s due diligence, including RRD’s disclosure that the strategic process to consider a potential divestiture of the Asia Pacific print and packaging business had not materialized into offers approaching the parameters acceptable to RRD and that, due to real estate market conditions in China, the buyer of RRD’s facility in Shenzhen had defaulted on its deposit payment of approximately $50,000,000 due September 2021.

On October 15, 2021, a representative of a private equity investment firm (“Party B”) contacted Mr. Knotts regarding a potential strategic transaction with RRD.

On October 17, 2021, representatives of Skadden and representatives of Willkie discussed the draft merger agreement on a conference call, including the list of certain key issues that Centerview had distributed to Macquarie on October 15, 2021.

On October 18, 2021, the Board held a meeting, with representatives of Centerview and Skadden present, to continue to review and consider, among other matters, RRD’s ongoing strategic processes. Each of Centerview and Skadden had prepared and distributed materials to the Board in advance of the meeting. The representatives of Skadden reviewed with the directors their fiduciary duties and process considerations in connection with the October 12 Chatham Proposal, the October 15 Atlas Proposal and the ongoing strategic processes, and also reviewed with the Board the most recent version of the draft Atlas merger agreement and ancillary agreements, along with next steps. The representatives of Centerview provided the Board with, among other information, financial analyses of RRD, a review and financial analyses of the October 12 Chatham Proposal and October 15 Atlas Proposal (including a comparison of them), a review of the status of Party A and its progression of due diligence (noting that Party A had slowed engagement since the October 12 Chatham Proposal was made public), and a summary of an inbound communication from Party B. Following discussion and consideration, the Board determined that RRD should continue to consider a potential transaction with each of Atlas and Chatham and authorized and instructed RRD’s senior management to continue discussions with each of Atlas and Chatham and provide each of Atlas and Chatham with further due diligence, provided that in Chatham’s case Chatham first executes a confidentiality agreement on terms (including standstill terms) similar to Atlas’s and Party A’s confidentiality agreements.

On October 19, 2021, representatives of Skadden sent to representatives of Willkie a revised draft of the merger agreement. On October 21, 2021, representatives of Skadden sent to representatives of Willkie the initial draft of RRD’s disclosure letter to the merger agreement for a transaction between RRD and Atlas.

On October 20, 2021, representatives of Jefferies provided to Centerview additional information regarding the October 12 Chatham Proposal, and representatives of Centerview stated to Jefferies that RRD was willing to facilitate due diligence with Chatham in order for Chatham to refine its proposal, provided that Chatham sign a confidentiality agreement. On October 21, 2021, representatives of Centerview sent to representatives of Jefferies a proposed confidentiality agreement for a potential negotiated transaction with Chatham.

On October 21, 2021, a representative of Party B emailed Centerview, stating that Party B would not be able to submit a proposal exceeding the October 12 Chatham Proposal of $7.50 per share.

On October 22, 2021, representatives of Skadden and representatives of Willkie discussed the most recent draft of the merger agreement between RRD and Atlas on a conference call.

On October 24, 2021, representatives of Jefferies sent to representatives of Centerview a revised draft of the Chatham confidentiality agreement.

On October 26, 2021, representatives of Centerview sent to representatives of Jefferies a further revised draft of the confidentiality agreement.

On October 27, 2021, RRD announced in a press release that it would hold its third quarter earnings conference call on November 3, 2021.

On October 27, 2021, representatives of Willkie sent to representatives of Skadden a revised draft of the merger agreement. Thereafter, on October 27, 2021 and October 28, 2021, representatives of Skadden, Centerview, Willkie and Macquarie held various and separate conference calls to discuss potential termination fees and expense reimbursements in the merger agreement, including as applicable during the go-shop process and as applicable thereafter, among other provisions.

On October 27, 2021, a representative of Centerview called a representative of Party A to inquire about the status of Party A’s proposal, and Party A stated that, following Party A’s review and the review of its third-party consulting firm, Party A would not be able to submit a proposal exceeding the then current stock price of RRD Common Stock. Party A communicated that neither it nor its third-party consulting firm had identified optimization, improvement or restructuring scenarios different from those already identified by RRD that would enable Party A to increase the value of its proposal. The closing stock price of RRD Common Stock as of October 26, 2021 was $6.60.

On October 27, 2021, representatives of Skadden and representatives of Chatham’s legal counsels, Olshan Frome Wolosky LLP (“Olshan”) and Lowenstein Sandler LLP (“Lowenstein”), further negotiated the confidentiality agreement on a conference call. Representatives of each of Olshan and Lowenstein advised representatives of Skadden that Chatham would not agree to RRD’s proposed standstill provisions as drafted, because, according to the representatives of Olshan and Lowenstein, as RRD’s largest stockholder Chatham would not agree to “surrender” its stockholder rights to potentially conduct a “vote no” campaign, nominate a competing slate of directors for election at the next annual meeting or undertake its own tender offer to acquire RRD. On October 28, 2021, representatives of each of Olshan and Lowenstein sent to representatives of Skadden a further revised draft of the confidentiality agreement.

On October 27, 2021, the Human Resources Committee of the Board held a meeting, with a representative of Skadden present, to consider and discuss certain human resources, employee and compensation matters under the Atlas merger agreement and as part of RRD’s strategic process, among other things.

On October 28, 2021, the Board held a meeting, with representatives of Centerview and Skadden present, to continue to review and consider, among other matters, RRD’s ongoing strategic processes. Each of Centerview and Skadden had prepared and distributed materials to the Board in advance of the meeting. The representatives of Centerview provided the Board with, among other information, a review and update on the strategic process and potential strategic transactions, including that each of Party A and Party B had withdrawn from the process, and including a potential timeline for a potential transaction with Atlas. The Board, together with Centerview and Skadden, also reviewed the October 12 Chatham Proposal and Chatham’s progression of negotiations on the confidentiality agreement. The representatives of Centerview also provided the Board with a review of the potential go-shop process under the Atlas merger agreement. The representatives of Skadden reviewed with the directors their fiduciary duties and process considerations and also reviewed with the Board the most recent version of the draft Atlas merger agreement and ancillary agreements, along with next steps. Also on October 28, 2021, representatives of each of Olshan and Lowenstein sent to representatives of Skadden a further revised draft of the confidentiality agreement.

On October 29, 2021, representatives of Skadden sent to representatives of Willkie a revised draft of the merger agreement, and representatives of Willkie sent to representatives of Skadden a revised draft of the disclosure letter. On October 30, 2021 and continuing until November 3, 2021, representatives of Skadden and representatives of Willkie discussed various matters on RRD’s disclosure letter. The representatives of Skadden and Willkie also continued discussion regarding the required regulatory approvals for a transaction with Atlas.

On October 30, 2021, representatives of Skadden sent to representatives of Olshan and Lowenstein a further revised draft of the confidentiality agreement.

On October 30, 2021, representatives of Willkie sent to representatives of Skadden an initial draft of Atlas’s equity commitment letter. Thereafter, until November 3, 2021, representatives of Skadden and representatives of Willkie negotiated the terms of the equity commitment letter. Among the terms negotiated by representatives of Skadden and Willkie, the equity commitment letter was ultimately revised to confirm that the aggregate equity commitment would be an amount not to exceed $900,000,000 and that RRD would have third-party beneficiary and recourse rights in the event of certain breaches, including Atlas’s failure to close the merger in certain situations.

On October 31, 2021, a representative of Atlas emailed a representative of Centerview a revised proposal on various points in the draft merger agreement and disclosure letter matters, including as to the termination fees, termination date and an increase in price to $8.52 per share of RRD Common Stock (the “October 31 Atlas Proposal”). Thereafter, on October 31, 2021, representatives of Skadden and representatives of Willkie discussed the October 31 Atlas Proposal on a conference call. The October 31 Atlas Proposal represented an approximately 33.1% premium over the closing stock price of RRD Common Stock as of October 29, 2021 and 72.8% premium over the closing stock price of RRD Common Stock as of October 11, 2021 (the unaffected closing stock price prior to the October 12 Chatham Proposal).

On October 31, 2021, representatives of each of Olshan and Lowenstein sent to representatives of Skadden a further revised draft of the confidentiality agreement. Thereafter, on October 31, 2021, representatives of Skadden and representatives of each of Olshan and Lowenstein further negotiated the confidentiality agreement on conference calls and over various emails.

On a conference call on November 1, 2021, between representatives of each of Olshan and Lowenstein and representatives of Skadden, the representatives of each of Olshan and Lowenstein requested that the confidentiality agreement would be executed by November 3, 2021, in advance of the earnings call. Additionally, representatives from Olshan and Lowenstein made a concession and stated that Chatham would agree to a standstill expiring February 18, 2022, but that after February 18, 2022 Chatham was not willing to be restricted by any other provision in the confidentiality agreement that would purport to restrict Chatham from pursuing a tender offer, proxy solicitation campaign or other transaction involving RRD, including specifically not having any restriction on Chatham’s ability to use any of RRD’s confidential and proprietary information in pursuit of the foregoing. The representatives of Skadden said that they would communicate this position to RRD and, in turn, that Skadden would return the next draft of the confidentiality agreement. However, later on November 1, 2021, the representatives of each of Olshan and Lowenstein purported to provide a final version of the confidentiality agreement, in which Chatham had continued to propose that the entire confidentiality agreement would terminate (including the standstill and any restrictions on Chatham’s use of RRD’s confidential and proprietary information) upon RRD’s public announcement of a change of control transaction (which would include the proposed transaction with Atlas). Representatives of Skadden replied that the confidentiality agreement was not in agreed form and that RRD would continue negotiations of the confidentiality agreement following RRD’s third quarter earnings release and conference call, which had been scheduled for the morning of November 3, 2021 (i.e., in approximately 36 hours). Later on November 1, 2021, a representative of Olshan emailed a representative of Skadden, reiterating Olshan’s view that the confidentiality agreement was in final form and expressing disagreement with the timeline set forth by the representative of Skadden (i.e., that negotiations would resume in approximately 36 hours).

On November 1, 2021, the Board held a meeting, with representatives of Centerview and Skadden present, to continue to review and consider RRD’s ongoing strategic processes. The representatives of Skadden reviewed with the Board the status of negotiations with Atlas, as well as the status of negotiations for the Chatham confidentiality agreement. The representatives of Centerview and Skadden provided the Board with, among other information, a review of the proposed termination fees in the Atlas merger agreement and Atlas’s proposed increase in price, from $8.40 per share to $8.52 per share of RRD Common Stock. The Board, after discussions with Centerview and Skadden, determined proposed next steps on the merger agreement, including the proposed termination fees and expense reimbursements, and the required regulatory approvals. After consideration and discussion, including regarding Chatham’s positions on the confidentiality agreement (including that, as proposed by Chatham, the confidentiality agreement with Chatham would terminate upon the public announcement of a strategic transaction with another party (which would include the Atlas transaction)), the Board determined that RRD and its legal advisors would focus on potential finalization of the terms of the Atlas transaction and defer further discussions on the Chatham confidentiality agreement until after RRD’s third quarter earnings release and conference call, which had been scheduled for the morning of November 3, 2021.

On November 1, 2021, representatives of Willkie sent to representatives of Skadden a revised draft of the merger agreement, and representatives of Skadden sent to representatives of Willkie a revised draft of the disclosure letter. Thereafter, on November 1, 2021, representatives of Centerview held several calls with representatives of Atlas to discuss the terms of the merger agreement, including the termination fees and expense reimbursements, and the outside date. Among other matters covered, Atlas had stated its agreement to RRD’s most recent proposal on termination fees and expense reimbursements, which were, during the go-shop and extension period thereafter, $15,000,000 for a termination fee and $5,000,000 in expense reimbursements (representing, in the aggregate, approximately 2.84% of RRD’s equity value), and, thereafter, $20,000,000 for a termination fee and $8,000,000 in expense reimbursements (representing, in the aggregate, approximately 3.98% of RRD’s equity value), and $10,000,000 in expense reimbursements in the event stockholders do not approve the transaction (representing approximately 1.42% of RRD’s equity value).

On November 1, 2021, representatives of Willkie sent to representatives of Skadden an initial draft of Atlas’s debt commitment letter. Thereafter, until November 2, 2021, representatives of Skadden and representatives of Willkie negotiated the terms of the debt commitment letter.

On the afternoon of November 2, 2021, Chatham issued a press release stating Chatham’s view of the status of Chatham’s discussions with RRD. In the press release, Chatham stated that it had devoted significant time and resources to negotiate the Chatham confidentiality agreement with RRD to commence discussions and due diligence regarding the October 12 Chatham Proposal, and that it was Chatham’s position that the confidentiality agreement was ready to execute but instead RRD had opted to delay discussions until after its third quarter earnings release. The press release stated that it reaffirmed the October 12 Chatham Proposal and called on RRD to immediately execute a confidentiality agreement with Chatham on Chatham’s proposed terms. The press release also stated that Chatham had increased its ownership of RRD’s outstanding debt by approximately $78,800,000, which according to the press release was a demonstration of Chatham’s commitment to ensure a successful financing, and which according to the press release would result in over a full turn of deleveraging, from 3.9x to 2.8x, under the terms of the October 12 Chatham Proposal, if consummated.

On the evening of November 2, 2021, the Board held a meeting, with representatives of Centerview and Skadden present. Each of Centerview and Skadden had prepared and distributed materials to the Board in advance of the meeting. Before inviting Centerview into the meeting, a representative of Skadden summarized for the Board the fees paid and payable to Centerview (including the transaction fee payable only upon consummation of a transaction) and reviewed the relationship disclosure that Centerview had provided to the Board. Representatives of Skadden discussed with the Board the outcome of the negotiations with Atlas following the Board’s last meeting on November 1, 2021, along with the other terms of the draft merger agreement and other transaction documents, including the debt and equity commitment letters. The representatives of Skadden also reviewed with the directors their fiduciary duties and process considerations in connection with the October 31 Atlas Proposal and Chatham’s November 2, 2021 reaffirmation of the October 12 Chatham Proposal. The representatives of Centerview provided the Board with, among other information, financial analyses of the October 31 Atlas Proposal and reviewed with the Board Centerview’s financial analysis of the merger consideration under the October 31 Atlas Proposal, including the use of “Scenario 1” as the RRD Projections.

At approximately 9:00 p.m. Chicago time on the evening on November 2, 2021, The Wall Street Journal published an article on its website stating that RRD was preparing to announce a transaction with Atlas at approximately $8.50 per share.

Throughout the day on November 2, 2021 through the early morning hours of November 3, 2021, representatives of Skadden and Willkie continued to exchange drafts of various transaction documents and discussed various issues.

At approximately 1:00 a.m. Chicago time and approximately four hours after The Wall Street Journal article was published, on the morning of November 3, 2021, Chatham submitted a revised non-binding proposal (the “November 3 Chatham Proposal”) to RRD referencing The Wall Street Journal article and stating that Chatham was prepared to increase the October 12 Chatham Proposal from $7.50 to “$9.00 to $9.50 per share in cash if we can immediately execute a confidentiality agreement, conduct appropriate due diligence and commence good faith negotiations with the Company.”

Later that same morning, at 4:45 a.m. Chicago time on November 3, 2021 (such meeting beginning approximately three hours and 45 minutes after Chatham made the November 3 Chatham Proposal), the Board held a meeting, with representatives of Centerview and Skadden present. Each of Centerview and Skadden had prepared and distributed materials to the Board in advance of the meeting, which materials were further supplemented orally by the representatives of each of Centerview and Skadden to reflect the most recent developments, including regarding the November 3 Chatham Proposal. Representatives of Skadden discussed with the Board the outcome of the negotiations with Atlas following the Board’s last meeting on November 2, 2021. The representatives of Skadden also reviewed with the directors their fiduciary duties and process considerations in connection with the November 3 Chatham Proposal and the October 31 Atlas Proposal. The representatives of Centerview provided the Board with, among other information, preliminary review of the November 3 Chatham Proposal and a financial review of the October 31 Atlas Proposal. Regarding the

November 3 Chatham Proposal, the Board, together with Centerview and Skadden, discussed and considered a range of matters, including the value offered, terms and conditions, certainty and risks of closing and potential timeline (including comparisons with the October 31 Atlas Proposal), and the Board’s view that the go-shop and no-shop provisions in the merger agreement would permit the Board to continue to engage with Chatham and other parties. Next, the representatives of Centerview reviewed with the Board Centerview’s financial analysis of the Atlas merger consideration and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Atlas merger consideration to be paid to the holders of RRD Common Stock (other than shares held by RRD or any subsidiary of RRD (including shares held as treasury stock), or held by Atlas Parent or Atlas Acquisition Sub or any of their wholly owned subsidiaries, together with any shares held by any affiliate of RRD or Atlas Parent) pursuant to the Original Atlas Merger Agreement was fair, from a financial point of view, to such holders. After consultation with Centerview and Skadden, the Board unanimously (i) approved the Original Atlas Merger Agreement and the transactions contemplated by the Original Atlas Merger Agreement, including the Atlas Merger and the Fourth Amendment to Rights Agreement (as defined in the section entitled “The Merger—Rights Agreement” beginning on page [●] of this Proxy Statement) (such that the rights under the Rights Agreement shall not become exercisable by virtue of the Atlas Merger), (ii) determined that the Original Atlas Merger Agreement, the Atlas Merger and the other transactions contemplated by the Original Atlas Merger Agreement are advisable and in the best interests of RRD and its stockholders, (iii) resolved to recommend that the stockholders of RRD vote in favor of the approval of the Atlas Merger, the Original Atlas Merger Agreement and the transactions contemplated thereby and the adoption of the Original Atlas Merger Agreement and (iv) directed that the Original Atlas Merger Agreement and the transactions contemplated thereby, including the Atlas Merger, be submitted to a vote of the stockholders of RRD at a special meeting.

Shortly thereafter, on November 3, 2021, RRD, Atlas Parent and Atlas Acquisition Sub executed the Original Atlas Merger Agreement and related ancillary documents, and RRD executed the Fourth Amendment to Rights Agreement, and publicly announced the transaction.

Background of the Merger—2021 Following the Execution of the Original Atlas Merger Agreement Through the Execution of the Merger Agreement

As required by the Original Atlas Merger Agreement (and the Atlas Merger Agreement), from and after the execution of the Original Atlas Merger Agreement through the execution of the Merger Agreement, RRD (i) provided access to Atlas Parent and Atlas Acquisition Sub any non-public information that RRD provided in writing to potential acquirors that was not previously made available to Atlas Parent or Atlas Acquisition Sub substantially concurrently with the time it was provided to such potential acquirors (and in any event within 48 hours thereof), (ii) notified Atlas Parent and Atlas Acquisition Sub of any alternative acquisition proposals or any other written proposals or inquiries received by RRD that would reasonably be expected to lead to an alternative acquisition proposal and (iii) kept Atlas Parent reasonably informed, on a prompt basis (but in no event later than 24 hours), of the status and any material developments regarding any such alternative acquisition proposals or any material changes to the material terms of any such alternative acquisition proposals.

On November 3, 2021, following RRD’s announcement of the Original Atlas Merger Agreement and RRD’s third quarter earnings release and conference call, representatives of Jefferies and Centerview held a conference call during which Jefferies expressed Chatham’s interest in continuing discussions with RRD. Later that day, representatives of each of Olshan and Lowenstein sent to representatives of Skadden a revised draft of the confidentiality agreement in substantially the same form as Chatham’s most recent draft prior to the announcement of the Original Atlas Merger Agreement, with certain other changes to reflect that RRD had signed the Original Atlas Merger Agreement.

On November 4, 2021, representatives of Skadden sent to representatives of each of Olshan and Lowenstein a further revised draft of the confidentiality agreement. On a November 4, 2021 conference call, a representative of Skadden informed the representatives of Olshan and Lowenstein that the terms being offered to Chatham were consistent with the terms of the Atlas Confidentiality Agreement and required by the recently signed Original Atlas Merger Agreement (i.e., not materially less favorable in the aggregate to RRD). Representatives of Olshan and Lowenstein reiterated Olshan and Lowenstein’s position that Chatham, being a large RRD stockholder, would not agree to a standstill term that would last through the closing of the Original Atlas Merger Agreement and, as stated by Olshan and Lowenstein, thereby “forfeit” its stockholder rights to speak out against the Original Atlas Merger Agreement, and requested that RRD seek a waiver from Atlas under the Original Atlas Merger Agreement that would permit RRD to agree to a standstill of 25 calendar days for Chatham—to match the length of the “go-shop” period under the Original Atlas Merger Agreement. While not agreeing to any particular term for the standstill, representatives of Skadden stated that RRD would, at Chatham’s request, request such a waiver from Atlas under the Original Atlas Merger Agreement. On November 4, 2021, representatives of Skadden sent Atlas and its counsel at Willkie the waiver request.

On November 3 and November 4, 2021, representatives of Centerview contacted 12 potential parties (in addition to Chatham, Party A and Party B, with whom Centerview had been in contact prior to November 3, 2021) to determine their interest in participating in RRD’s go-shop process, which parties had previously been reviewed and considered by the Board at the Board’s October 28, 2021 meeting. On November 4, 2021, after an initial discussion and as part of the go-shop process, representatives of Centerview provided a privately owned strategic party (“Party C”) with a proposed confidentiality agreement. In 2019, Party C had previously engaged with RRD, on a limited basis, regarding a potential strategic transaction, but the discussions did not materialize into a transaction proposal.

On November 5, 2021, after an initial discussion and as part of the go-shop process, representatives of Centerview provided a privately owned strategic party (“Party D”) with a proposed confidentiality agreement.

On November 6, 2021, representatives of Skadden and representatives of Willkie discussed the waiver request. Later on November 6, 2021, representatives of Skadden emailed representatives of each of Olshan and Lowenstein, stating that the minimum Chatham standstill period RRD would agree to was eight months, and also stating this period was consistent with Atlas’s remaining standstill period and would be the minimum period RRD would offer to all other parties that come forward in the go-shop process.

On November 8, 2021, representatives of each of Olshan and Lowenstein emailed representatives of Skadden, reiterating Chatham’s position that Chatham “should not have to give up its rights as a stockholder to participate in the Go-Shop process.” Representatives of Olshan and Lowenstein advised representatives of Skadden that Chatham remained willing to sign Chatham’s most recent and purported final (by Olshan and Lowenstein) draft of the confidentiality agreement that was shared with Skadden on November 3, 2021. Representatives of Olshan and Lowenstein stated that in their view the Board should request a full waiver of the confidentiality requirements under the Original Atlas Merger Agreement.

On November 9, 2021, RRD and Party C entered into a confidentiality agreement consistent with the terms of the Atlas Confidentiality Agreement (the “Party C Confidentiality Agreement”), and, on November 10, 2021, representatives of RRD provided to representatives of Party C RRD’s management presentation and other due diligence materials via a virtual data room. In the Party C Confidentiality Agreement, Party C agreed (i) to an overall term of two years, with no early termination or expiration rights, (ii) to a standstill period of 12 months beginning November 9, 2021, with no early termination or expiration rights, (iii) that RRD was only sharing its confidential and proprietary information to Party C in connection with a possible negotiated transaction between RRD and Party C and (iv) that Party C could not communicate with potential debt or equity financing sources without RRD’s prior written consent.

On November 10, 2021, the Board held a meeting, with representatives of Centerview and Skadden present, at which it reviewed, among other things, the November 3 Chatham Proposal and status of the go-shop process.

Regarding the go-shop process, the representatives of Centerview reviewed with the Board that of the 15 parties contacted by Centerview, including 12 during the go-shop process, seven parties had formally declined to participate, five had not responded to make their intentions clear and three had been provided a confidentiality agreement (being Chatham, Party C and Party D).

Later on November 10, 2021, Party D formally declined to participate in the go-shop process.

On November 12, 2021, representatives of Skadden sent to representatives of each of Olshan and Lowenstein a letter (which was also publicly disclosed by RRD), reiterating RRD’s desire to engage with Chatham regarding Chatham’s interest in potentially making a binding proposal in a negotiated transaction, provided that Chatham enter into an appropriate confidentiality agreement with RRD. In the letter, RRD again informed Chatham that it was being offered a confidentiality agreement consistent with the Atlas Confidentiality Agreement.

On November 16, 2021, Chatham submitted an unsolicited revised “fully binding all-cash firm offer” to acquire all RRD Common Stock not already owned by Chatham for $9.10 per share in cash (the “November 16 Chatham Proposal”) to RRD. The November 16 Chatham Proposal also stated that if the termination fees payable to Atlas under the Original Atlas Merger Agreement were eliminated, Chatham would increase its offer to $9.34 per share. The November 16 Chatham Proposal was supported by a debt commitment letter led by Jefferies Finance in an aggregate amount of up to $1,675,000,000 and a capital commitment letter from CAM and the Chatham Funds pursuant to which CAM and the Chatham Funds agreed to provide an additional $100,000,000 of capital, roll over all shares of RRD Common Stock collectively beneficially owned by Chatham, valued at approximately $99,400,000 (based on the proposed purchase price of $9.10 per share), and equitize and/or subordinate into PIK instruments up to $748,400,000 of the aggregate principal amount of RRD’s outstanding notes that Chatham then currently owned. The November 16 Chatham Proposal also included Chatham’s agreement to pay $20,000,000 of the termination fee payable under the Original Atlas Merger Agreement in connection with the termination of the Original Atlas Merger Agreement and entry into a merger agreement with Chatham prior to December 9, 2021, when the termination fee payable to Atlas would increase. The termination fee payable to Atlas would be refundable to Chatham by RRD if the merger agreement with Chatham were to be terminated under certain conditions. In connection with the November 16 Chatham Proposal, Chatham also submitted executed (by Chatham and its affiliates) drafts of the Chatham merger agreement, the commitment letters and other related transaction documents. The November 16 Chatham Proposal further included a copy of the Chatham Complaint (as described in the section entitled “Summary—Legal Proceedings Regarding the Merger” beginning on page [●] of this Proxy Statement), which had been filed in the Court of Chancery that morning.

On November 17, 2021, RRD, with representatives of Centerview present, held a management presentation with Party C. During the management presentation, a representative of Party C stated that Party C was interested in making a proposal to acquire RRD and was working quickly to assemble partners and financing sources.

Later in the day on November 17, 2021, the Board held a meeting, with representatives of Centerview and Skadden present, to discuss the status of the go-shop process, including discussions with Party C, and the November 16 Chatham Proposal. Following discussion and consideration, the Board authorized and instructed RRD’s senior management and advisors to continue discussions with Party C and Chatham, in each case subject to compliance with the Original Atlas Merger Agreement.

On November 18, 2021, RRD entered into a clean team agreement with Party C to facilitate certain diligence. Thereafter, representatives of RRD provided additional due diligence to representatives of Party C, including its outside legal, accounting and financial advisors.

On November 18, 2021, representatives of Centerview and representatives of Jefferies discussed the sources and uses components of the November 16 Chatham Proposal on a conference call. On the same day, representatives of Skadden sent to representatives of each of Olshan and Lowenstein a request for a conference call to discuss the November 16 Chatham Proposal, and included with their request a list of items to facilitate discussion.

On November 19, 2021, representatives of Skadden and representatives of each of Olshan and Lowenstein discussed the items contained in the list provided by Skadden on November 18, 2021, with representatives of Skadden noting that, pursuant to the Original Atlas Merger Agreement, RRD could not deliver disclosure schedules to Chatham given the lack of a confidentiality agreement. During the discussion, representatives of Olshan and Lowenstein reiterated that Chatham would not agree to any confidentiality agreement that contained a standstill period through the closing of an alternate merger agreement; however, representatives of Olshan and Lowenstein stated possible alternative mechanics to consummate the transaction without the prior entry into a confidentiality agreement. Representatives of Olshan and Lowenstein also stated that they were open to changes to address several of the items raised by RRD in Skadden’s discussion list and would discuss these items with Chatham and revert with revised materials.

On November 21, 2021, representatives of each of Olshan and Lowenstein provided representatives of Skadden with revised transaction documents for the November 16 Chatham Proposal. Thereafter, on November 22, 2021, November 23, 2021 and November 24, 2021, the representatives of Skadden distributed revised drafts of the transaction documents to the representatives of each of Olshan and Lowenstein.

On November 23, 2021, representatives of Centerview and representatives of Jefferies held follow-up discussions regarding the sources and uses components of the November 16 Chatham Proposal.

On November 24, 2021, representatives of each of Olshan, Lowenstein, Skadden and Latham & Watkins LLP, as counsel to Jefferies, participated in a conference call to discuss the revised drafts of the transaction documents.

On November 26, 2021, the representatives of each of Olshan and Lowenstein distributed revised drafts of the transaction documents for the November 16 Chatham Proposal to the representatives of Skadden.

On November 27, 2021, the representatives of Skadden and representatives of each of Olshan and Lowenstein further negotiated the terms of the transaction documents on a conference call.

On November 27, 2021 and as part of the “go-shop” process set forth in the Original Atlas Merger Agreement, RRD received an alternative acquisition proposal from Party C for $10.00 per share in cash, subject to other terms and conditions, including due diligence (the “November 27 Party C Proposal”).

On November 28, 2021, the Board held a meeting, with representatives of Centerview and Skadden present, and determined, in good faith after consultation with both Centerview and Skadden, that each of the November 16 Chatham Proposal and November 27 Party C Proposal would reasonably be expected to lead to a “Superior Proposal” under the terms of the Original Atlas Merger Agreement, thereby making each of Chatham and Party C an “Excluded Party” under the terms of the Original Atlas Merger Agreement. The Board authorized and instructed RRD’s senior management and advisors to continue discussions with Chatham and Party C, in each case subject to compliance with the Original Atlas Merger Agreement.

On the morning of November 29, 2021, RRD announced the expiration of the “go-shop” period set forth in the Original Atlas Merger Agreement and the qualification of each of Chatham and Party C as “Excluded Parties” under the terms of the Original Atlas Merger Agreement.

During the afternoon of November 29, 2021, Chatham submitted a revised unsolicited “firm, fully-financed” all-cash offer to acquire all of the RRD Common Stock not already owned by Chatham at a price equal to $10.25 per share (the “November 29 Chatham Proposal”) to RRD. The November 29 Chatham Proposal was also publicly disclosed by Chatham. The November 29 Chatham Proposal was supported by a debt commitment letter led by Jefferies Finance in an aggregate amount of up to $1,675,000,000, a capital commitment letter from Chatham in an amount of up to $350,000,000, a rollover of all shares of RRD Common Stock beneficially owned by Chatham, having a value of approximately $112,000,000 based on the revised purchase price of $10.25 per share, and the equitization and/or subordination into PIK instruments of up to $787,300,000 of the aggregate principal amount of RRD’s outstanding notes that Chatham then currently owned. The November 29 Chatham Proposal also reaffirmed Chatham’s agreement to pay the $20,000,000 termination fee payable to Atlas under the Original Atlas Merger Agreement and, as stated in the letter, urged RRD to work expeditiously with Chatham prior to the increase of the termination fee and expense reimbursement that would occur on December 9, 2021 under the terms of the Original Atlas Merger Agreement. The November 29 Chatham Proposal stated that Chatham reserved the right to modify the offer if RRD did not declare the November 29 Chatham Proposal a “Superior Proposal” under the terms of the Original Atlas Merger Agreement by 5:00 p.m. EST on December 1, 2021. The letter also acknowledged that RRD had “received an offer from a strategic party to acquire RRD at a price equal to $10.00 per share as part of its ‘go-shop’ process.”

Included with the November 29 Chatham Proposal, the representatives of each of Olshan and Lowenstein distributed revised drafts of the transaction documents to the representatives of Skadden. Thereafter, on November 29, 2021, November 30, 2021 and December 1, 2021, the representatives of Skadden and each of Olshan and Lowenstein continued to exchange drafts and negotiate the terms of the transaction documents for the November 29 Chatham Proposal. Among the matters negotiated, at the request of RRD, Chatham agreed that the November 29 Chatham Proposal would remain binding on and irrevocable by Chatham until 11:59 p.m. Chicago time on December 9, 2021.

On November 29, 2021 and November 30, 2021, representatives of Skadden and representatives of Party C’s outside legal counsel discussed a potential transaction between RRD and Party C, including certain legal due diligence, corporate and antitrust matters. In addition, on November 30, 2021, representatives of RRD, with Centerview present, held a diligence call with representatives of Party C.

On November 30, 2021, representatives of Skadden delivered to representatives of each of Olshan and Lowenstein a draft signing mechanics letter (the “Chatham Signing Mechanics Letter”), pursuant to which Chatham would deliver the merger agreement and other related documents with respect to the November 29 Chatham Proposal, executed by Chatham and to be held in escrow and subject to release if certain conditions described therein were met. Over the course of November 30, 2021, representatives of each of Olshan and Lowenstein and representatives of Skadden negotiated the terms of the Chatham Signing Mechanics Letter.

On December 1, 2021, representatives of Olshan delivered to representatives of Skadden the fully executed Chatham Signing Mechanics Letter, attaching the executed versions of the transaction documents. In the executed Chatham Signing Mechanics Letter, Chatham agreed to hold open the November 29 Chatham Proposal until 11:59 p.m., Central Time, on December 9, 2021.

On December 1, 2021, the Board held a meeting, with representatives of Centerview and Skadden present. Each of Centerview and Skadden had prepared and distributed materials to the Board in advance of the meeting. Among other matters considered, the Board unanimously determined, (i) in good faith, after consulting with Centerview and Skadden, that the November 29 Chatham Proposal (including the terms and conditions of the transaction documents for the November 29 Chatham Proposal) constituted a “Superior Proposal” under the terms of the Original Atlas Merger Agreement, (ii) in good faith, after consulting with Centerview and Skadden, that the failure to terminate the Original Atlas Merger Agreement for the purpose of RRD’s entering into the definitive agreements for the November 29 Chatham Proposal would be inconsistent with the fiduciary duties required of the Board under applicable law and (iii) subject to the terms and conditions of the Original Atlas Merger Agreement, that the Board intended to terminate the Original Atlas Merger Agreement in order for RRD to enter into the definitive agreements for the November 29 Chatham Proposal.

Shortly thereafter, on December 1, 2021, RRD delivered notice to Atlas that, subject to the terms and conditions of the Original Atlas Merger Agreement, RRD intended to terminate the Original Atlas Merger Agreement as soon as December 8, 2021, and RRD issued a press release that the Board had unanimously determined that the November 29 Chatham Proposal constituted a “Superior Proposal” as defined in the Original Atlas Merger Agreement, and that pursuant to the Original Atlas Merger Agreement, Atlas had the opportunity through

December 7, 2021 (the “Negotiation Period”) to negotiate an amendment of the Original Atlas Merger Agreement such that the November 29 Chatham Proposal would no longer constitute a Superior Proposal.

On December 2, 2021, RRD filed its initial preliminary proxy statement.

On December 3, 2021, representatives of RRD, with Centerview present, met with representatives of Party C to discuss certain commercial and financial due diligence matters at RRD’s offices in Warrenville, Illinois. Thereafter, representatives of RRD provided additional due diligence to representatives of Party C, including management calls among representatives of RRD and Party C on December 6, 2021.

On December 6, 2021, representatives of Olshan emailed representatives of Skadden inquiring as to the status of a press release with respect to the Chatham merger agreement. Representatives of Skadden responded that a draft would be distributed that evening. In the evening of December 6, 2021, representatives of Skadden distributed a draft press release with respect to the merger agreement and proposed changes to the merger agreement.

On December 6, 2021, representatives of Willkie called representatives of Skadden to inform them that Willkie would be distributing proposed amendments to the Original Atlas Merger Agreement and related ancillary documents the following day. On the morning of December 7, 2021, representatives of Willkie sent to representatives of Skadden a proposed amendment to the Original Atlas Merger Agreement, which provided, among other terms, (i) an indication that Atlas would be proposing a revised per share purchase price, (ii) increased termination fees and expense reimbursements, (iii) a representation by RRD that the November 29 Chatham Proposal of $10.25 per share no longer constituted a “Superior Proposal” nor would such proposal reasonably be expected to lead to a “Superior Proposal,” in each case under the terms of the Atlas Merger Agreement, and (iv) a waiver by RRD to permit Atlas to communicate with any person in connection with a potential transaction involving RRD without RRD’s consent. In addition, the representatives of Willkie provided amendments to the Atlas Confidentiality Agreement and Atlas equity commitment letter, which provided, among other terms, (i) with respect to the Atlas Confidentiality Agreement, changes to the standstill similar to those agreed to by RRD in connection with the November 29 Chatham Proposal and (ii) with respect to the Atlas equity commitment letter, the inclusion of a damages cap of $50,000,000 in certain circumstances where Atlas Parent or Atlas Acquisition Sub would be required to pay RRD damages under the Atlas Merger Agreement.

On December 7, 2021, representatives of Olshan distributed revised proposed changes to the merger agreement and draft press release to representatives of Skadden. Later on December 7, 2021, representatives of each of Olshan and Skadden exchanged revised drafts of the merger agreement and press release, and representatives of Olshan inquired as to the timing of the issuance of the press release and timing of the Board’s decision. Representatives of Skadden advised that the Negotiation Period with Atlas had not yet concluded.

On the afternoon of December 7, 2021, representatives of Atlas called representatives of Centerview to supplement the materials provided by Willkie, stating that Atlas would be increasing its offer price to $10.35 per share in cash and that Atlas would be proposing that the termination fees and expense reimbursements be proportionally increased by approximately 21.5% (representing the percentage increase from $8.52 to $10.35).

On the early evening of December 7, 2021, representatives of Skadden sent to representatives of Willkie a revised draft of the amendment to the Original Atlas Merger Agreement, which provided, among other terms, (i) for no increases to the termination fees or expense reimbursements, (ii) a revision to the representation by RRD that the November 29 Chatham Proposal of $10.25 per share no longer constituted a “Superior Proposal” under the terms of the Atlas Merger Agreement, to delete the words “nor would such proposal reasonably be expected to lead to a Superior Proposal” and (iii) a deletion of the waiver proposed by Atlas to permit Atlas to communicate with any person in connection with a potential transaction involving RRD without RRD’s consent.

At approximately 11:00 p.m. Chicago time on December 7, 2021, representatives of Willkie sent to representatives of Skadden and representatives of RRD an email providing for Atlas’s improved proposal to acquire 100% of RRD Common Stock at a price of $10.35 in cash per share (the “December 7 Atlas Proposal”), along with further revised drafts of the amendments to the Original Atlas Merger Agreement, Atlas equity commitment letter and Atlas Confidentiality Agreement. With respect to the amendments to the Original Atlas Merger Agreement, the December 7 Atlas Proposal provided (i) a “no-shop” termination fee of $24,296,000 and expense reimbursement of $9,718,000 (which, in each case, represented a proportional increase of approximately 21.5% from the amounts in the Original Atlas Merger Agreement, being $20,000,000 and $8,000,000, respectively), (ii) in the event holders of RRD Common Stock do not approve the Atlas Merger Agreement, an expense reimbursement of $12,148,000, and (iii) a waiver to permit Atlas to communicate with any person in connection with a potential transaction involving RRD without RRD’s consent in the event the Board has made a “Change of Recommendation” under the terms of the Atlas Merger Agreement, the Atlas Merger Agreement has been terminated or RRD has delivered a notice of “Superior Proposal” under the terms of the Atlas Merger Agreement.

On the morning of December 8, 2021, representatives of Olshan emailed representatives of Skadden regarding the Negotiation Period.

On December 8, 2021, representatives of Centerview and representatives of Atlas discussed the sources and uses components of the December 7 Atlas Proposal on a conference call.

On December 8, 2021, representatives of Skadden distributed revised draft transaction documents to representatives of each of Olshan and Lowenstein.

On December 8, 2021, the Board held a meeting, with representatives of Centerview and Skadden present, to continue to review and consider, among other matters, RRD’s ongoing strategic processes with each of Atlas, Chatham and Party C. Centerview had prepared and distributed materials to the Board in advance of the meeting. Among the matters discussed and considered, the Board, together with Centerview and Skadden, reviewed the proposed terms and conditions of the December 7 Atlas Proposal. The representatives of Skadden reviewed with the directors their fiduciary duties and process considerations and also reviewed with the Board the most recent versions of the draft amendments to the Original Atlas Merger Agreement and related ancillary documents. The Board instructed the representatives of Centerview and Skadden to seek to negotiate (i) a lower “no-shop” termination fee and expense reimbursement than had been proposed by Atlas, (ii) a higher damages cap in the circumstances where Atlas Parent or Atlas Acquisition Sub would be required to pay RRD damages under the Atlas Merger Agreement and (iii) a requirement that Atlas seek RRD’s consent to communicate with any potential co-bidders or debt or equity financing sources in connection with a potential transaction involving RRD.

Shortly thereafter, on December 8, 2021, representatives of Skadden sent to representatives of Willkie revised drafts of the amendments to the Original Atlas Merger Agreement and related ancillary documents, which provided, among other terms, (i) a “no-shop” termination fee of $20,000,000 and expense reimbursement of $10,000,000, (ii) a damages cap of $60,000,000 in the circumstances where Atlas Parent or Atlas Acquisition Sub would be required to pay RRD damages under the Atlas Merger Agreement and (iii) a deletion of the waiver to permit Atlas to communicate with any person in connection with a potential transaction involving RRD without RRD’s consent. Later in the evening on December 8, 2021, the representatives of Skadden and Willkie further negotiated the terms of the December 7 Atlas Proposal, during which it was proposed that (i) the “no-shop” termination fee would remain $20,000,000 but the expense reimbursement would increase to $12,000,000 in respect of Atlas’s continued costs and expenses in connection with the Atlas Merger (or approximately 3.73% of RRD’s equity value based on $10.35 per share), (ii) the damages cap would be $60,000,000 and (iii) Atlas would be required to seek RRD’s consent to communicate with any person in connection with a potential transaction involving RRD.

On December 9, 2021, the Board held a meeting, with representatives of Centerview and Skadden present. Each of Centerview and Skadden had prepared and distributed materials to the Board in advance of the meeting. The representatives of Centerview reviewed with the Board Centerview’s financial analysis of the consideration to be paid pursuant to the proposed amendment to the Original Atlas Merger Agreement and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the consideration to be paid to the holders of RRD Common Stock (other than shares held by RRD or any subsidiary of RRD (including shares held as treasury stock), or held by Atlas Parent or Atlas Acquisition Sub or any of their wholly owned subsidiaries, together with any shares held by any affiliate of RRD or Atlas Parent) pursuant to the proposed amendment to the Original Atlas Merger Agreement was fair, from a financial point of view, to such holders. The representatives of Skadden reviewed with the directors their fiduciary duties in connection with the proposed amendments to the Original Atlas Merger Agreement and related ancillary documents and also their fiduciary duties and process considerations in connection with the December 7 Atlas Proposal and November 29 Chatham Proposal. Among other matters considered, the Board unanimously determined, (i) in good faith, after consulting with Centerview and Skadden, that the November 29 Chatham Proposal (including the terms and conditions of the transaction documents for the November 29 Chatham Proposal) no longer constituted a “Superior Proposal” under the terms of the Atlas Merger Agreement (but the Board did not determine that the November 29 Chatham Proposal was not reasonably likely to lead to a “Superior Proposal” under the terms of the Atlas Merger Agreement) and (ii) approved the amendments to the Original Atlas Merger Agreement and related ancillary documents and the transactions contemplated thereby.

Shortly thereafter, on December 9, 2021, RRD, Atlas Parent and Atlas Acquisition Sub executed the amendments to the Original Atlas Merger Agreement and related ancillary documents and publicly announced the transaction.

At approximately 4:40 p.m. EST on December 9, 2021 (i.e., three hours after the announcement of the amendment to the Original Atlas Merger Agreement), Chatham submitted a revised “firm, fully-financed all-cash offer” to acquire all of the RRD Common Stock not already owned by Chatham at a price equal to $10.85 per share (the “December 9 Chatham Proposal”) to RRD. The December 9 Chatham Proposal continued to be supported by a debt commitment letter led by Jefferies Finance, in an aggregate amount of up to $1,675,000,000, a capital commitment letter from Chatham in an amount of up to $400,000,000, a rollover of all shares of RRD Common Stock beneficially owned by Chatham, having a value of approximately $118,600,000 based on the revised purchase price of $10.85 per share, and the equitization and/or subordination into PIK instruments of up to $795,300,000 of the aggregate principal amount of RRD’s outstanding notes that Chatham then currently owned. The December 9 Chatham Proposal also reaffirmed Chatham’s agreement to pay $20,000,000 in respect of the termination fee payable to Atlas under the Atlas Merger Agreement (but did not address the $12,000,000 expense reimbursement payable under the Atlas Merger Agreement). The December 9 Chatham Proposal stated that it would expire at 11:59 p.m. EST on December 13, 2021. In connection with the December 9 Chatham Proposal, representatives of Olshan and Lowenstein delivered revised drafts of the transaction documents, reflecting the revised terms of the December 9 Chatham Proposal.

Shortly after receiving the December 9 Chatham Proposal, a representative of Skadden called the representatives of each of Olshan and Lowenstein to clarify the December 9 Chatham Proposal. The Skadden representative explained that the Atlas Merger Agreement (including prior to the amendment) required “at least four (4) Business Days’ prior written notice” before RRD could validly terminate the Atlas Merger Agreement; in addition, “substantially concurrently” with any such termination, RRD was required to effect the payment of the applicable termination fee and expense reimbursement, and, therefore, the stated expiration of the December 9 Chatham Proposal was not acceptable. The representatives of each of Olshan and Lowenstein stated their disagreement with the timeline explained by the representative of Skadden. Following this conversation, the representatives of each of Olshan and Lowenstein sent to Skadden an amendment to the December 9 Chatham Proposal (i) extending the expiration date to 9:00 a.m. ET on December 14, 2021 and (ii) clarifying that the December 9 Chatham Proposal contemplated that Chatham would pay, on RRD’s behalf, the applicable termination fee of $20,000,000 to Atlas under the Atlas Merger Agreement and that RRD would pay the applicable expense reimbursement of $12,000,000 to Atlas under the Atlas Merger Agreement.

On the evening of December 9, 2021, upon the conclusion of the “go-shop” period under the Atlas Merger Agreement, RRD delivered to Party C a return or destroy notice as contemplated by the Party C Confidentiality Agreement.

On December 10, 2021, the Board held a meeting, with representatives of Centerview and Skadden present. Each of Centerview and Skadden had prepared and distributed materials to the Board in advance of the meeting. Among other matters considered, the Board unanimously determined, (i) in good faith, after consulting with Centerview and Skadden, that the December 9 Chatham Proposal (including the terms and conditions of the transaction documents for the December 9 Chatham Proposal) constituted a Superior Proposal, (ii) in good faith, after consulting with Centerview and Skadden, that the failure to terminate the Atlas Merger Agreement for the purpose of RRD’s entering into the definitive agreements for the December 9 Chatham Proposal would be inconsistent with the fiduciary duties required of the Board under applicable law and (iii) subject to the terms and conditions of the Atlas Merger Agreement, that the Board intended to terminate the Atlas Merger Agreement in order for RRD to enter into the definitive agreements for the December 9 Chatham Proposal, subject to the condition that Chatham agreed to extend the December 9 Chatham Proposal until 9:05 a.m. Chicago time on December 17, 2021 (the “Timing Condition”).

Shortly thereafter, on December 10, 2021, RRD delivered notice to Atlas that, subject to the terms and conditions of the Atlas Merger Agreement, RRD intended to terminate the Atlas Merger Agreement at 9:00 a.m. Chicago time on December 17, 2021, and RRD issued a press release publicly announcing that the Board had determined that the December 9 Chatham Proposal constituted a “Superior Proposal” under the terms of the Atlas Merger Agreement, subject to the Timing Condition.

Later on December 10, 2021, RRD delivered a letter to Chatham regarding the Board’s determination that the December 9 Chatham Proposal constituted a “Superior Proposal” under the terms of the Atlas Merger Agreement (subject to the Timing Condition) and also to, according to the letter, “correct several of the misstatements” that Chatham had made regarding the Board’s process, including Chatham’s statements criticizing the Board’s process as having deprived stockholders of receiving the maximum price for their shares. In the letter, RRD stated, among other things, that as part of the Board’s strategic process, Chatham had submitted offers (including non-binding offers) at various times of $7.50, $9.00-$9.50, $9.10 and $10.25, and following each such offer the Board had obtained a superior offer, and finally the Board’s process had resulted in Chatham submitting the December 9 Chatham Proposal of $10.85 per share. Later on December 10, 2021, Chatham delivered to RRD a demand letter under Section 220 of the DGCL for a stockholder list and other materials in connection with the special meeting of RRD’s stockholders to be held in connection with the Atlas Merger Agreement, and a letter concerning RRD’s previously filed proxy statement in respect of the Atlas Merger Agreement and the transactions contemplated thereby (the “Chatham Claims”).

On the evening of December 10, 2021, representatives of Willkie delivered to representatives of Skadden a waiver and consent request under the Atlas Confidentiality Agreement to permit Atlas to communicate with any potential co-bidders or debt or equity financing sources in connection with a potential transaction involving RRD without RRD’s consent. Representatives of Willkie also called the representatives of Skadden to state that it was very unlikely Atlas would be able to improve its proposal unless it had unrestricted ability to communicate with other parties, including Party C, and that Atlas was considering sending a notice waiving the four business day matching period under the Atlas Merger Agreement.

Late in the evening of December 10, 2021, representatives of Skadden distributed to the representatives of each of Olshan and Lowenstein revised drafts of the proposed merger agreement and ancillary agreements in respect of the December 9 Chatham Proposal, including a confidentiality agreement to be entered into prior to a potential signing of a merger agreement with Chatham (the “Proposed Pre-Signing Chatham Confidentiality Agreement”), which Proposed Pre-Signing Chatham Confidentiality Agreement was consistent with the terms of the Atlas Confidentiality Agreement and in accordance with the Atlas Merger Agreement (i.e., not materially less favorable in the aggregate to RRD). Thereafter, through December 13, 2021, the representatives of Skadden and each of Olshan and Lowenstein exchanged drafts of the proposed merger agreement and ancillary agreements and continued to negotiate the terms and conditions thereof.

On December 11, 2021, RRD received a letter from Chatham (dated December 9, 2021) agreeing to extend the December 9 Chatham Proposal until 9:05 a.m. Chicago time on December 17, 2021, addressing RRD’s request regarding the Timing Condition.

In addition, representatives of Olshan and Lowenstein distributed to the representatives of Skadden a revised draft of the Proposed Pre-Signing Chatham Confidentiality Agreement. On December 12, 2021, a representative of Skadden communicated to the representatives of Olshan and Lowenstein that the revisions to the Proposed Pre-Signing Chatham Confidentiality Agreement were not acceptable to RRD, as stated by the representative of Skadden, both in the context of RRD’s current strategic process and because they were not in compliance with the terms of the Atlas Merger Agreement. Accordingly, representatives of Skadden provided representatives of Olshan and Lowenstein with a confidentiality agreement proposed to be entered into concurrently with the potential signing of the merger agreement in respect of the December 9 Chatham Proposal (the “Chatham Confidentiality Agreement”).

On December 12, 2021, Atlas delivered a written notice to RRD waiving the four business day matching period under the Atlas Merger Agreement. Concurrently, the representatives of Willkie contacted the representatives of Skadden to reiterate Atlas’s position that it was very unlikely that Atlas would be able to improve its proposal unless it had the unrestricted ability to communicate with other parties, including Party C, and therefore was requesting the waiver under the Atlas Confidentiality Agreement.

On December 14, 2021, the Board held a meeting, with representatives of Centerview and Skadden present. Each of Centerview and Skadden had prepared and distributed materials to the Board in advance of the meeting. The representatives of Skadden reviewed with the directors their fiduciary duties and process considerations in connection with the December 9 Chatham Proposal. The representatives of Centerview provided the Board with, among other information, a financial review of the December 9 Chatham Proposal. Next, the representatives of Centerview reviewed with the Board Centerview’s financial analysis of the Merger Consideration and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of RRD Common Stock (other than Excepted Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, see the section entitled “The Merger—Opinion of Centerview Partners LLC” beginning on page [●] of this Proxy Statement. After considering various factors, including those described in this Proxy Statement, and after consultation with Centerview and Skadden, the Board unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Fifth Amendment to Rights Agreement (as defined in the section entitled “The Merger—Rights Agreement” beginning on page [●] of this Proxy Statement) (such that the rights under the Rights Agreement shall not become exercisable by virtue of the Merger), (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RRD and its stockholders, (iii) resolved to recommend that the stockholders of RRD vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement, (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the stockholders of RRD at a special meeting and (v) (a) determined to grant Atlas’s waiver and consent request under the Atlas Confidentiality Agreement to permit Atlas to communicate with any potential co-bidders or debt or equity financing sources in connection with a potential transaction involving RRD without RRD’s consent, except with respect to Chatham and (b) in connection with the foregoing, determined to grant Party C a similar waiver and consent under the Party C Confidentiality Agreement. Shortly thereafter, RRD provided such a waiver and consent to each of Atlas and Party C under their respective confidentiality agreements.

Thereafter, on December 14, 2021, (i) RRD terminated the Atlas Merger Agreement, (ii) RRD paid Atlas $12,000,000 in respect of the expense reimbursement required under the Atlas Merger Agreement, (iii) Chatham paid Atlas $20,000,000 in respect of the termination fee required under the Atlas Merger Agreement, (iv) RRD, Parent and Acquisition Sub executed the Merger Agreement and related ancillary documents (including the Chatham Confidentiality Agreement) and RRD executed the Fifth Amendment to Rights Agreement, (v) CAM and RRD filed a stipulation in the Court of Chancery, as described in the section entitled “Terms of the Merger Agreement—Other Covenants—Stockholder Litigation” beginning on page [●] of this Proxy Statement in respect of the Chatham Action, (vi) Chatham delivered a letter to RRD withdrawing and reserving the Chatham Claims, as described in the section entitled “Terms of the Merger Agreement—Other Covenants—Stockholder Litigation” beginning on page [●] of this Proxy Statement and (vii) RRD publicly announced the transaction.

Background of the Merger—2021 [and 2022] Following the Execution of the Merger Agreement

As required by the Merger Agreement, from and after the execution of the Merger Agreement, RRD (i) provided access to Parent and Acquisition Sub any non-public information that RRD provided in writing to potential acquirors that was not previously made available to Parent or Acquisition Sub substantially concurrently with the time it was provided to such potential acquirors (and in any event within 48 hours thereof), (ii) notified Parent and Acquisition Sub of any alternative acquisition proposals or any other written proposals or inquiries received by RRD that would reasonably be expected to lead to an alternative acquisition proposal and (iii) kept Parent reasonably informed, on a prompt basis (but in no event later than 24 hours), of the status and any material developments regarding any such alternative acquisition proposals or any material changes to the material terms of any such alternative acquisition proposals.

On December 15, 2021, as required by the Merger Agreement, RRD delivered to Atlas a return or destroy notice as contemplated by the Atlas Confidentiality Agreement. On December 24, 2021, Atlas confirmed it had complied with the return or destroy request.

On December 15, 2021, the Board received a letter from representatives of Party C stating that Party C remains “fully committed to pursuing a transaction with the Company” and requested that RRD waive Party C’s obligation to return or destroy RRD’s confidential information. As required by the Merger Agreement, representatives of Skadden referred Party C to the “no-shop” provisions of the Merger Agreement and that the return or destroy request delivered to Party C remained unchanged. On December 20, 2021, Party C confirmed it had complied with the return or destroy request.

On December 27, 2021, RRD disclosed that it had recently identified a systems intrusion in its technical environment. RRD stated that it is in the early stages of its investigation and assessment of the security event and cannot determine at this time the extent of the material adverse impact, if any, from such event on its business, results of operations or financial condition.

On the evening of December 27, 2021, RRD received an unsolicited non-binding Alternative Acquisition Proposal from Party C to acquire 100% of RRD Common Stock at a price of $11.00 in cash per share of RRD Common Stock (the “December 27 Party C Proposal”), subject to, among other conditions, further due diligence by Party C and the negotiation by the parties of definitive agreements for the transaction. The December 27 Party C Proposal included “highly confident letters” of $2,050,000,000 from an investment bank and $418,000,000 from an equity sponsor, and also stated that Party C had $200,000,000 cash on hand in support of the proposed transaction, while also stating the proposed transaction would not be subject to a financing condition. Both letters from the investment bank and equity sponsor were subject to due diligence, and the equity sponsor’s letter was conditioned on the receipt of a third-party quality of earnings report, among other conditions. Among other terms and conditions in the December 27 Party C Proposal, the proposed merger agreement provided by Party C (i) required that, upon the parties’ entry into the December 27 Party C Proposal, Chatham will have released and discharged the Chatham Action and Chatham Claims and (ii) acknowledged that Party C will pay, on RRD’s behalf, the $20,000,000 Atlas Termination Fee Refund and $12,000,000 expense reimbursement that would be payable to Chatham in the event the Merger Agreement is terminated by RRD in this circumstance (the “Chatham-Related Covenants”).

On December 28, 2021, RRD delivered notice to Parent of the December 27 Party C Proposal. Later that day, representatives of Olshan and Lowenstein delivered to representatives of Skadden a letter from Parent to RRD, responding to the December 27 Party C Proposal. Chatham has summarized the letter to RRD as follows: “In the letter, Parent detailed why the [December 27 Party C Proposal] did not constitute a ‘Superior Proposal’ or would reasonably be expected to lead to a Superior Proposal under the terms of the Merger Agreement. The letter underscored two clear issues with the [December 27 Party C Proposal]: (1) the entire proposal is highly conditional, subject to ‘important commercial due diligence’ without any contemplated time frame; and (2) it lacks committed financing, a critical piece of the proposal which is highly conditional in its own right….” Chatham further stated its view that since, according to Chatham, the December 27 Party C Proposal was highly conditional, non-binding and subject to due diligence without any set deadlines, Chatham believed RRD would be in breach of its obligations under the Merger Agreement if RRD determined to engage with Party C and provide Party C with access to confidential information. The letter did not address Chatham’s position on the Chatham-Related Covenants.

On December 29, 2021, the Board held a meeting, with representatives of Centerview and Skadden present. Each of Centerview and Skadden had prepared and distributed materials to the Board in advance of the meeting. Among other matters considered and determined by the Board (including making all the determinations required to be made under Section 5.5(c) of the Merger Agreement), the Board unanimously (i) determined that the December 27 Party C Proposal constitutes a bona fide written Alternative Acquisition Proposal that did not result from or arise out of a breach of Section 5.5 of the Merger Agreement, (ii) determined, in good faith, after consulting with Centerview and Skadden, that the December 27 Party C Proposal would reasonably be expected to lead to a Superior Proposal, (iii) determined that the Party C confidentiality agreement is a customary confidentiality agreement for this type of transaction and otherwise complies with the Merger Agreement and (iv) authorized and instructed RRD and its advisors to engage in discussions, negotiations and diligence with Party C and its advisors, on certain terms determined by the Board. In reaching these determinations, the Board considered, among various other factors and considerations (including those set forth in the December 28 Chatham letter), the higher price per share represented by the December 27 Party C Proposal; Party C’s knowledge of and familiarity with RRD’s business and the industry in which it operates; the substantial due diligence that Party C had completed during the go-shop process under the Atlas Merger Agreement; Party C’s retention of sophisticated advisors and backing by credible financing sources; and Party C’s commitment in the December 27 Party C Proposal to pay the aggregate $32,000,000 termination fee refund and expense reimbursement under the Merger Agreement; in the proposed merger agreement provided by Party C, Party C had made few changes to the Merger Agreement; and Party C’s determination that the only required antitrust approvals are the United States, Poland and Netherlands (and RRD has recent experience with Poland and Netherlands as it had made filings in each such country in connection with the Atlas Merger Agreement).

Recommendation of the Board and Reasons for the Merger

Recommendation of the Board to Adopt the Merger Agreement, thereby Approving the Merger, the Merger Agreement and the Transactions Contemplated by the Merger Agreement

On December 14, 2021, the Board, after considering various factors, including those described in this section below, and after consultation with RRD’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of RRD and its stockholders, (iii) resolved to recommend that the stockholders of RRD vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the stockholders of RRD at a special meeting.

The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by RRD to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

In connection with the below description, we refer you to the introductory language in the letter attached to this Proxy Statement.

Reasons for the Merger

In recommending that RRD’s stockholders vote in favor of the Merger, the Board, including its independent directors, considered a number of potentially positive factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):

•

Attractive Value. The Board believed that the Merger Consideration represented attractive value for the shares of RRD Common Stock, based on, among other things, the Board’s familiarity with RRD’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as RRD’s business plan and potential long-term value, and, after a thorough review of the process conducted, the Board determined that $10.85 per share in cash pursuant to the terms of the Merger Agreement afforded, as of the date of the Board’s approval of the Merger Agreement, the best value reasonably available for holders of RRD Common Stock.

•

Form of Consideration. The Board considered that the Merger Consideration is all cash, which provides stockholders certainty of value and liquidity for their shares of RRD Common Stock, as compared to stock consideration for which value fluctuates, while eliminating exposure to long-term business and execution risks.

•

Risks Inherent in RRD’s Business Plan; Strategic Alternatives. The Board considered RRD’s historic results of operations, short-term and long-term strategic goals and the RRD Projections (which are defined and described in the section entitled “The Merger—Projections Prepared by RRD’s Management” beginning on page [●] of this Proxy Statement) and the challenges and risks associated with RRD’s ability to meet the RRD Projections, as well as the risks and uncertainties described under the headings “Risk Factors” and “Cautionary Statement” and elsewhere in RRD’s public periodic filings with the SEC, including that RRD’s actual financial results in future periods could differ materially from the projected results. The Board further considered the current and prospective business environment in which RRD operates, including international, national and local economic conditions, the competitive environment and the likely effect of these factors on RRD and the execution of RRD’s strategic plans. Following such review, the Board determined that the value offered to RRD’s stockholders pursuant to the Merger Agreement is more favorable to RRD’s stockholders than the alternative of remaining an independent public company.

•

Premium to Market Prices. The Board considered that the Merger Consideration of $10.85 per share in cash, to be received by the holders of shares of RRD Common Stock in the Merger, represents a significant premium over the market price at which shares of RRD Common Stock traded at times before the October 12 Chatham Proposal and before the announcement of the Original Atlas Merger Agreement and the Merger Agreement, including that the Merger Consideration of $10.85 per share represents a premium of:

•	approximately 120.1% over the closing stock price of $4.93 per share on October 11, 2021, the last trading day prior to the announcement of the October 12 Chatham Proposal;

•

approximately 126.6% over the volume weighted average stock price of shares of RRD Common Stock during the one-month period ended October 11, 2021, the last trading day prior to the announcement of the October 12 Chatham Proposal;

•

approximately 64.4% over the closing stock price of $6.60 per share on November 2, 2021, the last trading day prior to the Board’s approval of the Original Atlas Merger Agreement and the November 3 Chatham Proposal; and

•

approximately 66.7% over the volume weighted average stock price of shares of RRD Common Stock during the one-month period ended November 2, 2021, the last trading day prior to the Board’s approval of the Original Atlas Merger Agreement and the November 3 Chatham Proposal.

•

Premium to Other Binding Offers. The Board considered that the Merger Consideration of $10.85 per share in cash, to be received by the holders of shares of RRD Common Stock in the Merger, represents a premium over the prices offered by Atlas under the Original Atlas Merger Agreement and the Atlas Merger Agreement:

•	approximately 27.3% over $8.52 per share, the price per share under the Original Atlas Merger Agreement; and

•	approximately 4.8% over $10.35 per share, the price per share under the Atlas Merger Agreement.

•	Valuation Multiple. The Board considered that the Merger Consideration of $10.85 per share represents a valuation of RRD at a multiple of:

•	approximately 6.0 times RRD’s projected Adjusted EBITDA before certain pension items for the 2021 fiscal year; and

•	approximately 5.9 times RRD’s Adjusted EBITDA before certain pension items for the 12 months ending September 30, 2021.

•

Financial Analyses and Opinion of Centerview. The Board considered the opinion of Centerview rendered to the Board on December 14, 2021, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of RRD Common Stock (other than Excepted Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “The Merger—Opinion of Centerview Partners LLC” beginning on page [●] of this Proxy Statement.

•

Robust Review Process. The Board considered RRD’s business, prospects and alternatives over a period of over two years, during which the Board met on numerous occasions, with representatives of RRD’s independent legal and financial advisors present, to evaluate and discuss RRD’s strategic review.

•

Robust Market Check. The Board considered that, in addition to negotiations with Chatham, RRD’s management and advisors have engaged in negotiations with Atlas, Party A, Party B and Party C concurrently and that, following negotiations with such counterparties, as of the date of the Board’s approval of the Merger Agreement, none of the counterparties had submitted binding offers on terms and conditions that the Board viewed as more favorable than those offered by Chatham, and, further, that following entry into the Merger Agreement, the Board would have rights, under certain circumstances, to engage in discussions with, and provide information to, third parties submitting takeover proposals and to terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement if the Board were to determine that such Alternative Acquisition Agreement reflected a Superior Proposal.

•

Regulatory Considerations. The Board considered that, while the closing of the Merger is subject to certain regulatory approvals, there are not likely to be significant antitrust or other regulatory impediments to the closing of the Merger given the respective businesses of Chatham and RRD.

•

Timing of Closing. The Board considered that the Merger is anticipated to be completed in the first half of 2022, a relatively expedient timeframe for closing that would mitigate the potential risks to the business during the interim operating period, including due to uncertainties experienced by clients, employees and other stakeholders.

•

Arms’-Length Negotiations. The Board considered that the Board, in coordination with RRD’s independent legal and financial advisors and RRD’s senior management, vigorously negotiated on an arms’-length basis with Chatham with respect to price and other terms and conditions of the Merger Agreement, including obtaining a price increase to $10.85 per share from $7.50 per share as reflected in the October 12 Chatham Proposal, and the Board’s belief that it had negotiated the best value and terms reasonably available from Chatham as of the date of approval of the Merger Agreement.

•

Terms of the Merger Agreement. The Board considered that the terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights of the parties and reimbursement amounts payable by RRD, are reasonable and customary. The Board also believed that the terms of the Merger Agreement include the most favorable terms reasonably attainable from Chatham as of the date of the Board’s approval of the Merger Agreement.

•

Conditions to the Closing of the Merger; Likelihood of Closing. The Board considered the likelihood of satisfaction of conditions to closing and the consummation of the transactions contemplated by the Merger Agreement, which are limited in number and scope, in light of the conditions in the Merger Agreement to the obligations of Parent and Acquisition Sub.

•

Regulatory Approvals. The Board considered that the Merger Agreement requires that Parent and Acquisition Sub use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the closing of the Merger to be satisfied as expeditiously as possible, and that Parent and Acquisition Sub have agreed not to take actions that would impose any delay in the obtaining of, or increase the risk of not obtaining, approval from, or avoiding an action by, any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Efforts to Close the Merger” beginning on page [●] of this Proxy Statement. The Board further considered that the closing of the Merger is not conditional upon receipt of consents from other third parties, such as customers and lessors.

•

Interim Operating Covenants. The Board considered that RRD has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Merger, including in respect to planned capital expenditures.

•

Financing; No Financing Condition. The Board considered Parent’s and Acquisition Sub’s representations and covenants contained in the Merger Agreement relating to the sufficient financing commitments from CAM and the Chatham Funds and the Debt Commitment Lenders, the delivery by Parent of a Debt Commitment Letter by financial institutions of international reputation (and the terms and conditions thereof) and that the Merger is not subject to a financing condition. Further, the Board considered that the Merger Agreement permits RRD to seek specific performance against Parent to enforce the terms of the Capital Commitment Letter against CAM and the Chatham Funds, and that $50,000,000 of the Capital Commitment Letter financing is available to be used to pay damages to RRD in the event of certain breaches of the Merger Agreement by Parent or Acquisition Sub.

•

Ability to Respond to Certain Alternative Proposals. The Board considered that, while the Merger Agreement restricts RRD’s ability to solicit competing bids to acquire RRD, the Board has rights, under certain circumstances, to engage in discussions with, and provide information to, third parties submitting unsolicited takeover proposals and to terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement that the Board determines to reflect a Superior Proposal, subject to payment of certain reimbursement amounts, in each case as described in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement. The Board further considered that the timing of the Merger would provide the opportunity for third parties to submit proposals and that the terms of the Merger Agreement, including the size of the reimbursement amounts, would be unlikely to deter such third parties from submitting such proposals.

•

Change of Recommendation. The Board considered that it has the right to make a Change of Recommendation to RRD’s stockholders in the event of a Superior Proposal or an Intervening Event if the Board determines in good faith (after consultation with its advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, subject to payment of certain reimbursement amounts if the Merger Agreement is terminated in connection therewith.

•	Stockholder Approval. The Board considered that the consummation of the Merger is subject to the approval of RRD’s stockholders, who will have the opportunity to adopt or reject the Merger Agreement.

•

Expenses. The Board considered that, in the absence of the Merger, RRD would continue to incur significant expenses by remaining a public company, including legal, accounting, transfer agent, printing and filing fees, and that those expenses could adversely affect RRD’s financial performance and the value of its shares.

•

Appraisal Rights. The Board considered the availability of appraisal rights with respect to the Merger for RRD stockholders who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares at the completion of the Merger, as described in the section entitled “Appraisal Rights” beginning on page [●] of this Proxy Statement.

•

Comparison of Proposals. The Board compared the key terms of the proposals received from other third parties as of the date of the Board’s approval of the Merger Agreement, including relative price, certainty of value, financing and regulatory certainty and anticipated timing to complete the transaction, and determined that the transaction with Chatham was superior to all other proposals received by RRD, including under the Atlas Merger Agreement.

The Board also considered and balanced against the potentially positive factors described above a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):

•

No Stockholder Participation in Future Growth or Earnings. The Board considered that, following the Merger, RRD would no longer exist as an independent public company, and that RRD’s stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of RRD.

•

Payment of Termination Fee and Expense Reimbursement to Atlas. The Board considered that the termination of the Atlas Merger Agreement, and concurrent entry into the Merger Agreement, required RRD to pay an aggregate of $32,000,000 to Atlas, of which $20,000,000 was paid by Chatham (in respect of the termination fee payable to Atlas) and $12,000,000 was paid by RRD (in respect of the expense reimbursement payable to Atlas), under the Atlas Merger Agreement.

•	Tax Treatment. The Board considered that the all-cash transaction would be taxable to holders of RRD Common Stock for U.S. federal income tax purposes.

•

Closing Certainty. The Board considered that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied (including as to the obtaining of certain regulatory clearances and consents), and the risks and costs to RRD if the Merger is not completed in a timely manner or at all, including the potential adverse effect on RRD’s ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on RRD’s day-to-day operations and RRD’s relationships with customers, suppliers and other third parties, any or all of which risks and costs, among other things, could adversely affect RRD’s overall competitive position and the trading price of RRD Common Stock.

•

Pre-Closing Covenants. The Board considered the restrictions on RRD’s conduct of business prior to completion of the Merger contained in the Merger Agreement, which could delay or prevent RRD from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the Merger without Parent’s consent.

•

No Solicitation. The Board considered the restrictions in the Merger Agreement on RRD’s ability to solicit competing bids to acquire RRD and that, subject to certain conditions set forth in the Merger Agreement, in the event of RRD’s receipt of a Superior Proposal, RRD is required to negotiate in good faith with Parent regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal.

•

Change of Recommendation. The Board considered the restrictions in the Merger Agreement on the Board’s ability to make a Change of Recommendation, and that, subject to certain conditions set forth in the Merger Agreement, in the event of a potential Change of Recommendation by the Board, RRD is required to negotiate in good faith with Parent regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to make a Change of Recommendation.

•

Reimbursement Amounts. The Board considered the Atlas Termination Fee Refund and expense reimbursement in the amounts of $20,000,000 and $12,000,000, respectively, that could become payable to Parent under specified circumstances, including upon the termination of the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, which may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, RRD from making proposals (although the Board concluded that the Atlas Termination Fee Refund and expense reimbursement amount are each reasonable in amount, consistent with or below fees in comparable transactions and will not unduly deter any other party that might be interested in acquiring RRD).

•

Remedies. The Board considered that Parent and Acquisition Sub are newly formed entities with essentially no assets other than those under the Debt Commitment Letter and Capital Commitment Letter, and that, while the Merger Agreement and the commitments under the Debt Commitment Letter and Capital Commitment Letter provide RRD with certain customary rights and remedies thereunder, including recourse in the event of certain breaches (including Parent’s and Acquisition Sub’s failure to close the Merger in certain situations), rights and remedies may be expensive and difficult to enforce and the success of any such action may be uncertain. In addition, the Board considered that only $50,000,000 of the Capital Commitment Letter financing is available to be used to pay damages to RRD in the event of certain breaches of the Merger Agreement by Parent or Acquisition Sub.

•

Loss of Key Personnel. The Board considered the risk that, despite retention efforts prior to consummation of the Merger, RRD may lose key management or other personnel as a result of the pendency of the Merger.

•

Litigation. The Board considered the risk of potential litigation relating to the Merger that could be instituted against RRD or its directors and officers, and the potential effects of any outcomes related thereto.

•

Expenses. The Board considered the significant costs involved in connection with entering into the Merger Agreement and consummating the Merger and the risk that, in addition to the $12,000,000 already paid by RRD to Atlas, if the Merger is not consummated, RRD will, with certain exceptions, be required to pay its own expenses associated with the Merger Agreement and the Merger, as well as a $12,148,000 expense reimbursement amount to Parent if the RRD Stockholder Approval is not obtained at the Stockholders’ Meeting and other expense reimbursements to Parent payable in connection with certain termination events.

•

Director and Officer Interests. The Board considered that RRD’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of RRD’s stockholders generally, as described in the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger” beginning on page [●] of this Proxy Statement.

•

Risk Factors; Forward-Looking Statements. The Board considered risks of the type and nature described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this Proxy Statement.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of, and potentially positive factors associated with, the Merger to RRD’s stockholders.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety and complexity of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board based its recommendations on the totality of the information presented, including thorough discussions with, and questioning of, RRD’s senior management and the Board’s independent legal and financial advisors. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in conjunction with the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this Proxy Statement.

Opinion of Centerview Partners LLC

On December 14, 2021, Centerview rendered to the Board its oral opinion, which was subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of RRD Common Stock (other than Excepted Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated December 14, 2021, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of Centerview’s written opinion attached as Annex C to this Proxy Statement. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors of RRD and not in any other capacity) in connection with and for purposes of its consideration of the Transaction, and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of RRD Common Stock (other than Excepted Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of RRD or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the Merger Agreement provided to Centerview on December 10, 2021, referred to in this summary of Centerview’s opinion as the “Draft Merger Agreement”;

•	Annual Reports on Form 10-K of RRD for the years ended December 31, 2020, December 31, 2019 and December 31, 2018;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of RRD;

•	certain publicly available research analyst reports for RRD;

•	certain other communications from RRD to its stockholders; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of RRD, which are collectively referred to in this summary of Centerview’s opinion as the “Internal Data,” including certain financial forecasts, analyses and projections relating to RRD prepared by management of RRD and furnished to Centerview by RRD for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Forecasts.”

Centerview also participated in discussions with members of the senior management and representatives of RRD regarding their assessment of the Internal Data and the strategic rationale for the Transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for RRD and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion, and, with RRD’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at RRD’s direction, that the Internal Data (including, without limitation, the Forecasts) had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of RRD as to the matters covered thereby, and Centerview relied, at RRD’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at RRD’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of RRD, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of RRD. Centerview assumed, at RRD’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at RRD’s direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of RRD, or the ability of RRD to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, RRD’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to RRD or in which RRD might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the RRD Common Stock (other than Excepted Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of RRD or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of RRD or any party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of the RRD Common Stock pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of RRD or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in their capacity as directors of RRD and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated December 14, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of RRD. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text summarizing the applicable financial analysis, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RRD or any other parties to the Transaction. None of RRD, Parent,

Acquisition Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of RRD do not purport to be appraisals or reflect the prices at which RRD may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 10, 2021 (the penultimate trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.

Selected Public Company Analysis

Centerview reviewed and compared certain financial information, ratios and multiples for RRD to corresponding financial information, ratios and multiples for publicly traded companies that Centerview deemed comparable, based on its experience and professional judgment, to RRD, which selected publicly traded companies are referred to in this summary of Centerview’s opinion as the “Selected Companies.” The Selected Companies consisted of:

•	Deluxe Corporation

•	Ennis, Inc.

•	Quad/Graphics, Inc.

•	Transcontinental Inc.

Although none of the Selected Companies is directly comparable to RRD, these companies were selected because, among other reasons, they are publicly traded companies with certain operational and financial characteristics that, for purposes of its analyses, Centerview considered to be similar to those of RRD. However, because none of the Selected Companies is exactly the same as RRD, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of RRD and the Selected Companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources and closing stock prices as of December 10, 2021, Centerview calculated, for each Selected Company, such company’s enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, other equity awards and other convertible securities, as applicable), plus the book value of debt and certain liabilities (including tax affected underfunded pension and certain other defined benefit plans, as applicable) less cash and cash equivalents and certain other assets) as a multiple of Wall Street research analyst consensus estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to exclude certain pension and certain other defined benefit items, as applicable, and to include stock-based compensation expense, as applicable, for calendar year 2022 (which is referred to as a company’s “Estimated 2022 EBITDA”), giving pro forma effect to certain transactions, as applicable. The analyses resulted in a median multiple of enterprise value to Estimated 2022 EBITDA of 5.9x for the Selected Companies.

Based on its experience and professional judgment and review of the Selected Companies, for purposes of its analysis, Centerview selected a reference range of multiples of enterprise value to Estimated 2022 EBITDA of 4.25x to 5.00x. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of RRD and the Selected Companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied the reference range of multiples to RRD management’s Estimated 2022 EBITDA before certain pension and other postretirement benefit items of $397 million as set forth in the Base Projection (as defined in the section entitled “The Merger—Projections Prepared by RRD’s Management” beginning on page [●] of this Proxy Statement) to derive a range of implied enterprise values for RRD. Centerview subtracted from this range of implied enterprise values RRD’s estimated net debt, non-controlling interests and after-tax underfunded pension and other postretirement benefits plan as of September 30, 2021 to derive a range of implied equity values for RRD. Centerview divided these implied equity values by the number of fully diluted shares of RRD Common Stock as set forth in the Internal Data to derive a range of implied values per share of RRD Common Stock of $3.70 to $7.30 (rounded to the nearest $0.05). Centerview then compared this range to the Merger Consideration of $10.85 per share of RRD Common Stock to be paid to the holders of RRD Common Stock (other than Excepted Shares) pursuant to the Merger Agreement.

Selected Precedent Transactions

Centerview reviewed and compared certain information relating to the following selected precedent transactions that Centerview, based on its professional judgment, deemed relevant to consider in relation to RRD and the Merger.

Although none of the precedent transactions is directly comparable to the Transaction, the transactions listed below were chosen by Centerview because, among other reasons, their participants, size or other factors, for purposes of Centerview’s analysis, may be considered similar to the Transaction. Centerview used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operational, business or financial characteristics that, for purposes of this analysis, may be considered similar to those of RRD. However, because none of the precedent transactions used in this analysis is identical or directly comparable to the Transaction, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected precedent transaction analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business or financial characteristics of RRD and each target company of the selected precedent transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of December 10, 2021, Centerview calculated, for each selected precedent transaction, among other things, the implied enterprise value (including tax affected underfunded pension and certain other defined benefit plans, as applicable) of the applicable target company based on the consideration payable in the applicable precedent transaction, as a multiple of the target company’s adjusted EBITDA (adjusted to exclude certain pension and certain other defined benefit items, as applicable, and to include stock-based compensation expense, as applicable) for the last 12-month period (which is referred to as “LTM EBITDA”). Such multiple is referred to, with respect to the selected precedent transactions, as the “EV/LTM Adjusted EBITDA Multiple.” The median EV/LTM Adjusted EBITDA Multiple for the selected precedent transactions was 5.7x.

The selected precedent transactions considered in this analysis are summarized below:

Date Announced	Target	Acquiror
September 15, 2020	LSC Communications, Inc.	Atlas Holdings LLC
October 31, 2018	LSC Communications, Inc.	QUAD/Graphics, Inc.[1]
December 18, 2017	IWCO Direct Holdings Inc.	Steel Connect, Inc.
October 24, 2013	Consolidated Graphics, Inc.	RRD
October 10, 2012	Vertis Holdings, Inc.	QUAD/Graphics, Inc.

[1]	This transaction was terminated in July 2019.

Based on its experience and professional judgment and review of the selected precedent transactions, for purposes of its analysis, Centerview selected a reference range of EV/LTM Adjusted EBITDA Multiples of 5.0x to 6.0x. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of RRD and the target companies of the selected precedent transactions and other factors that could affect the public trading values, acquisition values or other values of such companies or RRD in order to provide a context in which to consider the results of the quantitative analysis.

Centerview applied these reference ranges to RRD’s estimated LTM EBITDA before certain pension and other postretirement benefit items of $388 million to derive a range of implied enterprise values for RRD. Centerview subtracted from this range of implied enterprise values RRD’s estimated net debt, non-controlling interests and after-tax underfunded pension and other postretirement benefits as of September 30, 2021 to derive a range of implied equity values for RRD. Centerview divided these implied equity values by the number of fully diluted shares of RRD Common Stock as set forth in the Internal Data to derive a range of implied values per share of RRD Common Stock of $6.70 to $11.40 (rounded to the nearest $0.05). Centerview then compared this range to the Merger Consideration of $10.85 per share of RRD Common Stock to be paid to the holders of RRD Common Stock (other than Excepted Shares) pursuant to the Merger Agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of RRD based on RRD’s projections and calculations of unlevered free cash flow before certain pension and other postretirement benefit items after tax, but including service cost, as set forth in the Base Projection. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated an implied per share equity range for the shares of RRD by discounting to present value as of December 10, 2021, using discount rates ranging from 7.5% to 9.5% (reflecting Centerview’s analysis of RRD’s weighted average cost of capital, which was calculated using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered betas for comparable companies) and the mid-year convention and forecasted unlevered free cash flow before certain pension and other postretirement benefit items after tax, but including service cost of RRD based on the Base Projection during the period, beginning the fourth quarter of 2021 through the calendar year 2026. The implied terminal value of RRD at the end of the forecast period was estimated by applying terminal multiples ranging from 4.0x to 5.0x (which were chosen based on considerations that Centerview deemed relevant in its professional judgment and experience) to RRD’s terminal year EBITDA before certain pension and other postretirement benefit items.

Based on its analysis, Centerview calculated a range of implied enterprise values of RRD. Centerview subtracted from this range of implied enterprise values RRD’s estimated net debt, non-controlling interests and after-tax underfunded pension and other postretirement benefits as of September 30, 2021 to derive a range of implied equity values for RRD. Centerview then divided these implied equity values by the number of fully diluted outstanding shares of RRD Common Stock as set forth in the Internal Data to derive an implied per share price for the RRD Common Stock of $8.00 to $13.25 (rounded to the nearest $0.05). Centerview then compared this range to the Merger Consideration of $10.85 per share of RRD Common Stock to be paid to the holders of RRD Common Stock (other than Excepted Shares) pursuant to the Merger Agreement.

Other Factors

Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:

•

Historical Stock Price Trading Range Analysis. Centerview reviewed the historical closing trading prices of RRD Common Stock for the 52-week period prior to October 11, 2021 (the unaffected date prior to the October 12 Chatham Proposal), which reflected low and high closing trading prices during such 52-week period of $1.17 and $7.06 per share.

•

Analyst Price Target Analysis. Centerview reviewed the share price target for the RRD Common Stock of the latest publicly available Wall Street research report, authored by the single analyst providing such reports for RRD, as of October 11, 2021, which indicated a stock price target for RRD Common Stock of $7.00 per share.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board with respect to the Merger Consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The Merger Consideration was determined through arm’s-length negotiations between RRD and Parent and was approved by the Board. Centerview provided advice to RRD during these negotiations. Centerview did not, however, recommend any specific amount of consideration to RRD or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview had been engaged to provide financial advisory services to RRD, including in connection with Centerview’s current engagement (including in respect of RRD’s proposed acquisition by affiliates of Atlas Holdings LLC (since terminated) for which Centerview received $4,000,000 in compensation from RRD), as well as RRD’s sale of its DLS Worldwide and Logistics Courier businesses to TFI International Inc. and the sale of its International Logistics business to ePost Global, LLC in 2020, as well as other strategic matters, for which services Centerview received less than $1,000,000 in compensation from RRD during such period. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to Parent, Acquisition Sub or CAM, and Centerview did not receive any compensation from Parent, Acquisition Sub or CAM during such period. Centerview may provide financial advisory and other services to or with respect to RRD, Parent, CAM, or their respective affiliates, including portfolio companies of CAM, in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, RRD, Parent, CAM, or any of their respective affiliates, including portfolio companies of CAM, or any other party that may be involved in the Transaction.

The Board selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s reputation, expertise, experience and knowledge of RRD and its industry. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as the financial advisor to RRD, RRD has agreed to pay Centerview an aggregate fee of approximately $27,400,000, $4,000,000 of which was payable in connection with the rendering of Centerview’s opinions, and the remainder of which is payable contingent upon consummation of the Transaction. In addition, RRD has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Projections Prepared by RRD’s Management

In connection with RRD’s review of strategic alternatives, RRD’s management prepared unaudited forecasted financial information of RRD for fiscal year 2021 through fiscal year 2026 (the “RRD Projections,” with “Scenario 1” thereof being the RRD base projection (the “Base Projection”)), which was used by the Board in connection with its review of strategic alternatives. The RRD Projections were prepared in March through May 2021, with certain 2021 and 2022 projections updated from time to time thereafter until the announcement of RRD’s entry into the Original Atlas Merger Agreement, treating RRD on a stand-alone basis without giving effect to, and as if RRD never contemplated, the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed but that were instead altered, accelerated, postponed or not taken in anticipation of the Merger.

The RRD Projections were not prepared with a view toward public disclosure, and the summary thereof is included in this Proxy Statement only because such information was made available to the Board in connection with its review of strategic alternatives. Certain of the items in the Base Projection were also made available to potential counterparties to a strategic transaction, including Atlas, Party A and Party C, in connection with their due diligence review of a potential transaction, and to Centerview for purposes of preparing its financial analyses and fairness opinion provided to the Board on December 14, 2021 in connection with its consideration of the transactions contemplated by the Merger Agreement, as described in the section entitled “The Merger—Opinion of Centerview Partners LLC” beginning on page [●] of this Proxy Statement. The summary of the RRD Projections is not being included in this Proxy Statement to influence your decision whether to vote for the proposal to adopt the Merger Agreement or to influence any other investment decision, including whether or not to seek appraisal rights with respect to your shares of RRD Common Stock. The RRD Projections were not prepared with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or in conformity with accounting principles generally accepted in the United States (“GAAP”), and the RRD Projections do not include footnote disclosures as may be required by GAAP. Neither Deloitte & Touche LLP, RRD’s independent registered public accounting firm (“D&T”), nor any other audit firm has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the RRD Projections, and, accordingly, D&T has not expressed an opinion or any other form of assurance with respect thereto. The D&T report included in RRD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference into this Proxy Statement, relates to RRD’s historical financial information and does not extend to the RRD Projections and should not be read to do so.

The RRD Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the RRD Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by RRD management as of the date of their preparation. These estimates and assumptions contain forward-looking information that may prove to be inaccurate for any number of reasons, including general economic, regulatory and market conditions, industry performance, competition, other future events and the risks discussed in this Proxy Statement under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this Proxy Statement. The RRD Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the RRD Projections will be affected by RRD’s ability to achieve strategic goals, objectives and targets over the applicable periods. There can be no assurance that the projections contained in the RRD Projections will be realized, and actual results may differ materially from those shown therein. Generally, the further in the future the period is to which RRD Projections relate, the more unreliable the projections become.

The information in the RRD Projections is not factual and should not be relied upon as being necessarily indicative of future results, and RRD’s stockholders are cautioned not to place undue reliance on the RRD Projections. The RRD Projections should be evaluated in conjunction with the historical financial statements and other information regarding RRD contained in RRD’s public filings with the SEC.

The RRD Projections contain certain “non-GAAP financial measures,” which are numerical measures of financial performance, financial position or cash flows that are not calculated and presented in accordance with GAAP. These non-GAAP financial measures include Adjusted EBITDA (which is defined as earnings before interest, taxes, depreciation, amortization, restructuring, impairment and other charges and other income or expense items as determined by RRD), Adjusted EBITDA before Pension Income (which is defined as earnings before interest, taxes, depreciation, amortization, restructuring, impairment and other charges, other income or expense items as determined by RRD and net pension and other postretirement benefits income, but including service cost), Levered Free Cash Flow (or “Levered FCF,” which is defined as cash from operations less capex and giving effect to other investing activities), Unlevered Free Cash Flow (or “Unlevered FCF,” which is defined as Levered FCF adding back interest after tax and giving effect to tax impact of disallowed interest), and Unlevered Free Cash Flow before Pension (or “Unlevered FCF before Pension,” which is defined as Unlevered FCF before certain pension and other postretirement benefit items after tax, but including service cost).

The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP do not apply to non-GAAP financial measures included in disclosure relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this Proxy Statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Centerview for purposes of its opinion or by the Board in connection with its evaluation of the Merger. Accordingly, RRD has not provided a reconciliation of the non-GAAP financial measures included in the RRD Projections to the most directly comparable GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated and presented in accordance with GAAP, and non-GAAP financial measures as used by RRD may not be comparable to similarly titled amounts used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures calculated and presented in accordance with GAAP.

None of RRD or Centerview or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the RRD Projections, and, except as required by applicable securities laws, none of them undertakes any obligation to update, or otherwise revise or reconcile, the RRD Projections to reflect circumstances existing after the date the RRD Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the RRD Projections are shown to be in error. Since the date of the RRD Projections, RRD has made publicly available its actual results of operations and financial condition for the second quarter ended June 30, 2021 and the third quarter ended September 30, 2021. You should review RRD’s Current Reports on Form 8-K filed with the SEC on August 3, 2021 and November 3, 2021 for this information. None of RRD, Centerview or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to any RRD stockholder or any other person (including Chatham, Atlas, Party A and Party C, in the Merger Agreement or otherwise) regarding the RRD Projections, regarding RRD’s ultimate performance compared to the information contained in the RRD Projections or that forecasted results will be achieved.

Three sets of financial projections, which are referred to in this section as “Scenario 1,” “Scenario 2” and “Scenario 3,” respectively, were prepared by RRD management and included in the RRD Projections, and were based on certain key material assumptions, including as described below.

•

Scenario 1: This is the Base Projection and projects approximately 1% sales compound annual growth rate (“CAGR”) and approximately 2% Adjusted EBITDA CAGR from 2021E through 2026E. These projections assume a partial pandemic recovery beginning in 2021 and continuing into 2022. In addition, market growth assumptions were adjusted for planned capital investments to increase production capacity.

•	Scenario 2: A sensitivity analysis, which reflects the Base Projection with a 5% reduction to Adjusted EBITDA from 2022 through 2026, with impact on sales implied by assuming a 20% gross margin.

•	Scenario 3: A sensitivity analysis, which reflects the Base Projection with a 10% reduction to Adjusted EBITDA from 2022 through 2026, with impact on sales implied by assuming a 20% gross margin.

The following table presents a summary of the RRD Projections:

$mm, except per share amounts

Scenario #1

	FY’2021	FY’2022	FY’2023	FY’2024	FY’2025	FY’2026
P&L Summary
Revenue	$4,877	$4,982	$5,012	$5,039	$5,070	$5,104
Adjusted EBITDA	$401	$413	$419	$426	$432	$439
Memo: Adjusted EBITDA before Pension Income	382	397	404	410	417	423
Cash Flow Summary
Levered FCF	$84	$199	$24	$106	$116	$152

Unlevered FCF	$177	$292	$110	$180	$176	$203

Unlevered FCF before Pension	$181	$296	$114	$184	$180	$206

Scenario #2

	FY’2021	FY’2022	FY’2023	FY’2024	FY’2025	FY’2026
P&L Summary
Revenue	$4,877	$4,879	$4,907	$4,932	$4,962	$4,994
Adjusted EBITDA	$401	$392	$398	$405	$411	$417
Memo: Adjusted EBITDA before Pension Income	382	377	383	389	395	401
Cash Flow Summary
Levered FCF	$84	$187	$10	$92	$101	$136

Unlevered FCF	$177	$281	$99	$169	$165	$191

Unlevered FCF before Pension	$181	$285	$102	$172	$169	$195

Scenario #3

	FY’2021	FY’2022	FY’2023	FY’2024	FY’2025	FY’2026
P&L Summary
Revenue	$4,877	$4,776	$4,802	$4,826	$4,853	$4,884
Adjusted EBITDA	$401	$371	$377	$384	$389	$395
Memo: Adjusted EBITDA before Pension Income	382	356	362	367	373	379
Cash Flow Summary
Levered FCF	$84	$174	($3)	$78	$86	$120

Unlevered FCF	$177	$270	$88	$159	$155	$182

Unlevered FCF before Pension	$181	$274	$92	$162	$159	$185

Interests of the Directors and Executive Officers of RRD in the Merger

In considering the recommendation of the Board that holders of RRD Common Stock vote to adopt the Merger Agreement, our stockholders should be aware that certain of RRD’s non-employee directors and executive officers have interests in the Merger that may be different from, or in addition to, those of RRD’s stockholders generally. The Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by RRD stockholders.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the Effective Time is December 16, 2021, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (the “Change in Control Date”);

•

the employment of each executive officer of RRD will have been terminated by RRD without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the closing of the Merger on the Change in Control Date;

•	the performance metrics applicable to RRD PSUs granted in March 2019, March 2020 and March 2021 would be achieved at 100% of target performance as of immediately prior to the Change in Control Date;

•	no RRD Awards were granted between December 14, 2021 and the Change in Control Date;

•	the potential payments and benefits described in this section will not result in a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code; and

•

the amounts shown in the tables do not take into account the accelerated vesting and payments to mitigate the impact of Sections 280G of the Code and 4999 of the Code described in the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—280G Mitigation Actions” beginning on page [•] of this Proxy Statement.

As the amounts provided below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment and Quantification of Shares and RRD Awards

Treatment of Shares

At the Effective Time, each share of RRD Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares, which in each case will be cancelled and retired for no consideration, and (ii) Dissenting Shares) will be cancelled and converted to receive an amount in cash, without interest, equal to the Merger Consideration.

Treatment of RRD Options

At the Effective Time, each RRD Option, whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such RRD Option multiplied by (ii) the total number of shares of RRD Common Stock underlying such RRD Option. If the exercise price per share of RRD Common Stock of such RRD Option is equal to or greater than the Merger Consideration, such RRD Option will be cancelled without any cash payment or other consideration being made in respect thereof. No outstanding RRD Options have an exercise price less than the Merger Consideration and, accordingly, all RRD Options will be cancelled without any cash payment or any other consideration being paid. RRD will use commercially reasonable efforts to obtain from each holder of an outstanding RRD Option a fully completed and validated executed surrender agreement providing for a cancellation and all release of rights to such RRD Option.

Treatment of RRD RSUs

At the Effective Time, each RRD RSU granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of RRD Common Stock underlying such RRD RSU multiplied by (ii) the Merger Consideration.

Treatment of RRD Phantom RSUs

At the Effective Time, each RRD Phantom RSU award granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of RRD Phantom RSUs underlying the award multiplied by (ii) the Merger Consideration.

Treatment of RRD PSUs

At the Effective Time, each RRD PSU granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of RRD Common Stock underlying such RRD PSU attributable to the percentage of the RRD PSUs that vest as of immediately prior to the Effective Time in accordance with the immediately following sentence multiplied by (ii) the Merger Consideration. Each RRD PSU in respect of which (a) the performance period has not expired as of the Effective Time will vest immediately prior to the Effective Time, determined based on the attainment of the applicable performance metrics at the greater of target and actual level of performance, and (b) the performance period has expired as of the Effective Time, will vest immediately prior to the Effective Time based on actual level of performance through the end of the applicable performance period, in each case, as determined in good faith consistent with past practice by the Board or a committee thereof, following RRD’s delivery to Parent of substantiation of RRD’s actual performance no later than five business days prior to the Effective Time. Each RRD PSU that does not vest in accordance with the foregoing will be cancelled and terminated without consideration immediately prior to the Effective Time.

Treatment of RRD Awards Granted After December 14, 2021

Each RRD Award granted under an RRD Equity Plan after December 14, 2021, if any, will, immediately prior to the Effective Time, vest on a prorated basis based on the number of days in the award period preceding the Closing Date, with RRD PSUs vesting at the target level of performance and with such proration based on the number of days preceding the Closing Date in the applicable performance period of 36 months that will commence no earlier than January 1, 2022. Such RRD Awards will be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any such RRD Award granted after December 14, 2021 that does not vest on a prorated basis will be forfeited without consideration.

Treatment of RRD Long-Term Cash Awards

Immediately prior to the Effective Time, RRD will cause each RRD Long-Term Cash Award that is outstanding immediately prior to the Effective Time and granted before December 14, 2021 to, automatically and without any required action on the part of the holder thereof, vest in full and be paid to each such holder in full. Each RRD Long-Term Cash Award granted after December 14, 2021, if any, will, immediately prior to the Effective Time, vest on a prorated basis based on the number of days in the award period preceding the Closing Date and be treated in accordance with the terms of the Merger Agreement. The portion of any RRD Long-Term Cash Award granted after December 14, 2021 that does not vest on a prorated basis will be forfeited without consideration.

Quantification of Shares and RRD Awards

At the Effective Time, each share of RRD Common Stock, RRD Option, RRD RSU, RRD Phantom RSU and RRD PSU that is outstanding immediately prior to the Effective Time (determined after giving effect for specified forfeitures of RRD RSUs, RRD Phantom RSUs and RRD PSUs granted after December 14, 2021) will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the Merger Consideration in the manner described above. Each RRD Option is fully vested as of the date of this Proxy Statement and is expected to be cancelled without consideration because the exercise price per share of RRD Common Stock of each RRD Option is equal to or greater than the Merger Consideration.

Based on the assumptions described above under “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—Certain Assumptions” beginning on page [•] of this Proxy Statement, the estimated aggregate amounts that would become payable to RRD’s executive officers and non-employee directors with respect to their RRD Common Stock and RRD Awards is set forth in the following tables. The information in the following tables is based on the number of shares of RRD Common Stock and RRD Awards directly or indirectly held by RRD’s executive officers and non-employee directors as of December 16, 2021. However, the actual amount of RRD Common Stock and RRD Awards that will be cancelled and converted into the right to receive Merger Consideration in the manner described above will depend on the actual amount held by the individuals at the actual Effective Time.

Quantification of RRD Common Stock

Name	Number of Shares of RRD Common Stock	Aggregate Value of Shares of RRD Common Stock ($)(1)
Executive Officers
Daniel L. Knotts	1,034,654	11,225,996
Terry D. Peterson	271,616	2,947,034
John P. Pecaric	162,519	1,763,331
Douglas D. Ryan(2)	55,223	599,170
Deborah L. Steiner	98,212	1,065,600
Al duPont	8,764	95,089
David Houck	—	—
Elif Sagsen-Ercel	—	—
Michael J. Sharp	25,130	272,661
Non-Employee Directors
John C. Pope	216,415	2,348,103
Irene M. Esteves	106,588	1,156,480
Susan M. Gianinno	135,048	1,465,271
Timothy R. McLevish	131,084	1,422,261
Jamie Moldafsky	111,068	1,205,088
P. Cody Phipps(3)	184,165	1,998,190
James Ray, Jr.	—	—

(1)	Represents the individual’s Number of Shares of RRD Common Stock in the table, multiplied by $10.85.
(2)	Mr. Ryan terminated employment with RRD effective June 1, 2021.
(3)	Mr. Phipps resigned from the Board effective July 28, 2021.

Quantification of RRD Awards

Name	Number of Unvested RRD RSUs(1)	Number of Unvested RRD Phantom RSUs	Number of Unvested RRD PSUs(2)	Aggregate Value of Unvested Equity and Equity-Based Awards ($)(3)
Executive Officers
Daniel L. Knotts(4)	986,346	832,991	2,500,148	46,866,412
Terry D. Peterson	224,154	187,504	568,358	10,633,174
John P. Pecaric	148,391	137,601	395,080	7,389,631
Douglas D. Ryan(5)	—	—	125,650	1,363,303
Deborah L. Steiner	126,878	151,504	385,761	7,205,952
Al duPont(4)	—	10,172	—	110,366
David Houck	—	—	—	—
Elif Sagsen-Ercel	—	118,644	160,881	3,032,846
Michael J. Sharp	—	94,295	129,683	2,430,161
Non-Employee Directors
John C. Pope	170,677	—	—	1,851,845
Irene M. Esteves	73,097	—	—	793,102
Susan M. Gianinno	73,097	—	—	793,102
Timothy R. McLevish	73,097	—	—	793,102
Jamie Moldafsky	73,097	—	—	793,102
P. Cody Phipps(6)	—	—	—	—
James Ray, Jr.	30,466	—	—	330,556

(1)	Vested and unsettled RRD RSUs are included in the Unvested RRD RSUs column of this table.
(2)

Assumes all RRD PSUs (including phantom PSUs) will vest at 100% of target performance. If such RRD PSUs vested at maximum performance, they would instead vest with respect to the following number of RRD PSUs, which is 150% times the RRD PSUs at 100% of target: 3,750,222, 852,537, 592,620, 188,475, 578,642, 241,322 and 194,525, for each of Mr. Knotts, Mr. Peterson, Mr. Pecaric, Mr. Ryan, Ms. Steiner, Ms. Sagsen-Ercel and Mr. Sharp, respectively, with an aggregate value of equity and equity-based awards of $60,429,715, $13,716,516, $9,532,940, $2,044,954, $9,298,705, $3,905,626 and $3,133,692 for each of Mr. Knotts, Mr. Peterson, Mr. Pecaric, Mr. Ryan, Ms. Steiner, Ms. Sagsen-Ercel and Mr. Sharp, respectively. The RRD PSUs granted in 2019 were tracking at maximum performance as of December 16, 2021.

Actual performance with respect to the RRD PSUs is unknown and will be determined by RRD as of immediately prior to the actual Effective Time (or earlier if an applicable performance period expires prior to the Effective Time). Specifically, each RRD PSU in respect of which the performance period has not expired as of the actual Effective Time will vest based on the attainment of the applicable performance metrics at the greater of target and actual level of performance, while each RRD PSU in respect of which the performance period has expired will vest based on actual performance.

(3)	Represents the sum of the individual’s Unvested RRD RSUs, Unvested RRD Phantom RSUs and Unvested RRD PSUs in the table, multiplied by $10.85.
(4)

Mr. Knotts and Mr. duPont also hold 14,500 and 1,000 RRD Options, respectively, which have an exercise price less than the Merger Consideration and, accordingly, their RRD Options will be cancelled without any cash payment or any other consideration being paid.

(5)	Mr. Ryan terminated employment with RRD effective June 1, 2021.
(6)	Mr. Phipps resigned from the Board effective July 28, 2021.

Double-Trigger Change in Control Payments under Employment Agreements and Change in Control Agreements with RRD Executive Officers

RRD entered into an employment agreement with Mr. Knotts in 2016 (the “Knotts Employment Agreement”) in connection with his appointment as President and Chief Executive Officer. The Knotts Employment Agreement provides that Mr. Knotts is eligible to receive severance benefits if his employment is terminated by RRD without “Cause” or by Mr. Knotts for “Good Reason” following a Change in Control or within six months prior to a Change in Control (a “Knotts Change in Control Termination”), among other circumstances. “Cause,” “Good Reason” and “Change in Control” are defined in the Knotts Employment Agreement. Upon a Knotts Change in Control Termination, subject to Mr. Knotts’ compliance with his non-competition, non-solicitation and confidentiality obligations, Mr. Knotts is eligible to receive:

•

an amount equal to 2.99 times Mr. Knotts’ Annualized Total Compensation (as defined in the Knotts Employment Agreement, which equals Mr. Knotts’ base salary plus annual bonus (at the target level) for one year at the rate in effect immediately before his separation from service), subject to the prompt execution of a general release of claims, which will generally be paid in a lump sum as soon as is reasonably practicable following the employment termination date, provided that such termination date must be within two years after the Change in Control;

•

a pro rata bonus under RRD’s annual bonus program in effect for the year in which Mr. Knotts’ employment termination date occurs, which pro rata bonus will be paid at the same time as annual bonuses for such year are paid to RRD’s senior executives, but in no event later than the end of the 2 1⁄2-month period occurring after the year in which Mr. Knotts’ employment termination date occurs, on the basis of RRD’s actual performance for the year, prorated for the number of days in the year prior to Mr. Knotts’ termination date;

•	a lump sum payment of $75,000, payable six months and one day following Mr. Knotts’ separation from service;

•

continuation of all benefits, including a car allowance, and other related benefits, if any, to which Mr. Knotts is eligible to receive immediately prior to his termination of employment, until and including the last day of the second calendar year following the calendar year in which his employment termination date occurs; and

•	equity award acceleration, which is satisfied and supplemented by the treatment of equity and equity-based awards provided under the Merger Agreement, as described above.

Under the non-competition restrictive covenants in the Knotts Employment Agreement, Mr. Knotts may not, directly or indirectly, engage in any business which is competitive with the business of RRD or its affiliates for 18 months after his separation of service, provided that he may hold certain stock holdings in RRD’s competitors. Under Mr. Knotts’ non-solicitation restrictive covenants in the Knotts Employment Agreement, he may not directly or indirectly solicit certain of RRD’s customers or employees while he is employed by RRD and for 18 months and two years after separation from service, for non-solicitation of customers and employees, respectively. Mr. Knotts is also subject to perpetual confidentiality restrictive covenants.

RRD has active change in control agreements with each of Mr. Peterson, Mr. Pecaric, Ms. Steiner, Mr. duPont, Mr. Houck, Ms. Sagsen-Ercel and Mr. Sharp (the “Change in Control Agreements”). The Change in Control Agreements generally provide that if the executive officer is terminated from employment by RRD other than for “Cause” or on account of the executive officer’s death, or the executive officer resigns for “Good Reason,” during the 24-month period beginning on the date of a Change in Control, then the executive officer is eligible to receive the following, subject to their timely execution and non-revocation of a separation agreement and general release of claims and adherence to certain non-competition, non-solicitation and confidentiality obligations:

•

an amount equal to two times the executive officer’s Annualized Total Compensation (as defined in each Change in Control Agreement, which equals the executive’s base salary plus annual bonus (at the target level) for one year at the rate in effect immediately before the executive’s separation from service), generally payable as a lump sum cash payment within 60 calendar days following the employment termination date;

•

a prorated annual bonus (based on RRD’s actual performance) for the year in which the termination of employment occurs, payable at the same time as annual bonuses for such year are paid to active RRD employees;

•	continued COBRA coverage (subsidized at active employee rates) under RRD’s medical, dental and vision plans for a period of up to 18 months;

•

continued coverage (paid by RRD) under the executive officer’s separate individual life and disability policies and the executive officer’s financial planning benefit, in each case, for a period of 24 months; and

•

equity award vesting in accordance with the terms of the applicable equity compensation plan and award agreements, which is satisfied and supplemented by the treatment of equity and equity-based awards provided under the Merger Agreement, as described above.

“Cause,” “Good Reason” and “Change in Control” are defined in the Change in Control Agreements.

Under the non-competition restrictive covenants in the Change in Control Agreements, the executive officer may not, directly or indirectly, engage in any business which is competitive with the business of RRD or its affiliates for 18 months after the executive officer’s separation of service, provided that they may hold certain stock holdings in RRD’s competitors. Under the executive officers’ non-solicitation restrictive covenants in the Change in Control Agreements, the executive officer may not directly or indirectly solicit certain of RRD’s customers or employees while the executive officer is employed by RRD and for 18 months and two years after separation from service, for non-solicitation of customers and employees, respectively. The executive officer is also subject to perpetual confidentiality restrictive covenants.

The Knotts Employment Agreement and the Change in Control Agreements further provide that if Mr. Knotts, Mr. Peterson, Mr. Pecaric, Ms. Steiner, Mr. duPont, Mr. Houck, Ms. Sagsen-Ercel or Mr. Sharp receives any amount that is subject to the “golden parachute” excise tax imposed pursuant to Section 280G and 4999 of the Code, the amount of the payments to be made to the executive officer will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the after-tax amount of the reduced payments exceeds the after-tax amount that the executive officer would receive without any such reduction.

Mr. Peterson, Mr. Pecaric, Ms. Steiner, Ms. Sagsen-Ercel and Mr. Sharp also entered into restated employment letters with RRD in 2019 and Mr. duPont and Mr. Houck each entered into a restated employment letter and an executive offer letter with RRD in 2021, respectively, but their Change in Control-related severance is governed by their Change in Control Agreements. Mr. Ryan terminated employment with RRD effective June 1, 2021, and no longer has an active employment agreement or change in control agreement with RRD.

See the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—Golden Parachute Compensation” beginning on page [•] of this Proxy Statement for an estimate of the amounts that would become payable to each RRD named executive officer under his or her respective employment agreement or Change in Control Agreement upon a termination of employment without cause or for good reason as of the Change in Control Date.

Long-Term Cash Awards and Cash Transaction Bonuses

Mr. duPont also holds RRD Long-Term Cash Awards, which would be unvested with respect to $350,000 at the time of the Change in Control Date and which would vest and be paid out in full at the Effective Time.

Additionally, RRD expects to grant each of Mr. duPont and Mr. Houck a transaction-based cash retention award (in the amount of $150,000 and $150,000, respectively), which will be payable at the Effective Time to Messrs. duPont and Houck, subject to their continuing employment through the Effective Time. These are the only new transaction-related compensation arrangements approved for any RRD executive officers as of December 16, 2021.

Nonqualified Deferred Compensation Plans

Messrs. Knotts, Pecaric, duPont and Pope participate in the RR Donnelley Unfunded Supplemental Pension Plan (amended and restated effective January 1, 2009, as amended effective January 1, 2009) (the “SERP”). The SERP provides that all participants, including Messrs. Knotts, Pecaric, duPont and Pope, will receive their accumulated benefits in a lump sum on the first day of the calendar month following the six-month anniversary of their separation from service, if they incur a separation from service within 24 months following a Change in Control. Based on the assumptions described above under “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—Certain Assumptions,” including that each participating executive officer’s employment terminated immediately following the closing of the Merger on the Change in Control Date, as well as reasonable interest rate and mortality assumptions, the amount that would be paid to each of Messrs. Knotts, Pecaric, duPont and Pope on the first day of the calendar month following the six-month anniversary of such termination is expected to be $1,004,265.21, $195,060.82, $169,713.28 and $18,146.58, respectively, provided that Mr. Pope’s amount would not be subject to such six-month delay.

280G Mitigation Actions

In connection with the Merger, RRD may, following consultation and approval of Parent, take certain tax-planning actions to mitigate any adverse tax consequences under the “golden parachute” provisions of Sections 280G and 4999 of the Code that could arise in connection with the completion of the Merger by any combination of (i) treating certain payments as reasonable compensation for services to be rendered, both prior to and following the closing of the Merger, and/or (ii) accelerating into calendar year 2021 the vesting and payment of certain RRD equity and equity-based awards or certain other payments as would reasonably be expected to become due to individuals who would be impacted by the tax consequences on or prior to the closing of the Merger.

In connection with the Merger, certain RRD employees (including certain of its named executive officers and other executive officers) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Code. To mitigate the potential impact of Sections 280G and 4999 of the Code on RRD and its applicable executive officers, effective December 17, 2021, the Board approved the acceleration into December 2021 of the vesting and payment of certain equity awards, equity-based awards and cash-based awards, as applicable, that otherwise would have been payable to Mr. Knotts, Mr. Pecaric, Mr. Peterson, Ms. Steiner, Mr. Sharp and Ms. Sagsen-Ercel (collectively, the “Executives”) on or prior to the closing of the Merger, as described further below. These actions are intended to preserve compensation-related corporate income tax deductions for RRD that might otherwise be disallowed through the operation of Section 280G of the Code and to mitigate or eliminate the amount of excise tax that may be payable by the Executives pursuant to Section 4999 of the Code in connection with Section 280G of the Code in certain circumstances.

In approving the accelerated vesting and payment of such awards, the Board considered, among other things, the projected value of the corporate income tax deductions that might otherwise be lost as a result of the effect of Section 280G of the Code and the benefits to RRD of reducing the potential tax burden on the Executives.

Accelerated vesting and payments took one or more of the following forms, to the extent applicable to each Executive: (i) payment of the Executive’s fiscal year 2021 Annual Incentive Plan (“AIP”) bonus that otherwise would be payable in 2022 (the “FY21 AIP”) with performance deemed to be 110% of target (“Accelerated Bonus”); (ii) accelerated vesting and settlement in shares of RRD Common Stock of certain RRD RSUs that would otherwise have vested in 2022, 2023 or 2024, as applicable (“Accelerated RSUs”); (iii) accelerated vesting and settlement in shares of RRD Common Stock of certain non-phantom RRD PSUs granted in 2019, 2020 and 2021, assuming vesting at 150%, 150% and 100% performance levels, respectively (“Accelerated PSUs”); (iv) accelerated vesting and payout of RRD Phantom RSUs in cash that would otherwise have vested in 2022, 2023 and 2024 (“Accelerated Phantom RSUs”); and (v) accelerated vesting and payout in cash of phantom RRD PSUs granted in 2019 and 2020, in each case assuming vesting at 150% performance levels, respectively (“Accelerated Phantom PSUs”). The Accelerated Bonus, Accelerated RSUs, Accelerated PSUs, Accelerated Phantom RSUs and Accelerated Phantom PSUs (collectively, the “Accelerated Amounts”) will offset the corresponding payments or amounts each Executive would have otherwise been entitled to receive upon the consummation of the Merger, precluding duplication of payments. All Accelerated Amounts will be reduced by applicable tax withholdings.

Specifically, the Board approved the accelerated vesting and payment of the following for each Executive:

•

For Mr. Knotts, a total of $12,729,766 and 2,909,037 shares of RRD Common Stock, consisting of (i) an Accelerated Bonus in the amount of $1,685,475; (ii)(a) 483,878 Accelerated RSUs, which were scheduled to vest in March 2022; (b) 332,628 Accelerated RSUs, which were scheduled to vest in March 2023; and (c) 169,840 Accelerated RSUs, which were scheduled to vest in March 2024; (iii)(a) 680,628 Accelerated PSUs granted in 2019, which were scheduled to pay out in early 2022; (b) 732,543 Accelerated PSUs granted in 2020, which were scheduled to pay out in early 2023; and (c) 509,520 Accelerated PSUs granted in 2021, which were scheduled to pay out in early 2024; (iv)(a) $3,792,129 for Accelerated Phantom RSUs that were scheduled to vest in March 2022; (b) $3,792,129 for Accelerated Phantom RSUs that were scheduled to vest in March 2023; and (c) $1,453,705 for Accelerated Phantom RSUs that were scheduled to vest in March 2024; and (v) $2,006,328 for Accelerated Phantom PSUs granted in 2020, which were scheduled to pay out in early 2023. The estimated value of Mr. Knotts’ Accelerated RSUs and Accelerated PSUs is $31,563,051, assuming a per share price of $10.85, such that the aggregate dollar value of his accelerated compensation in cash and shares of RRD Common Stock is estimated to be $44,292,817.

•

For Mr. Pecaric, a total of $1,552,335 and 243,829 shares of RRD Common Stock, consisting of (i) an Accelerated Bonus in the amount of $514,250; (ii)(a) 69,691 Accelerated RSUs, which were scheduled to vest in March 2022; (b) 51,978 Accelerated RSUs, which were scheduled to vest in March 2023; and (c) 26,721 Accelerated RSUs, which were scheduled to vest in March 2024; (iii)(a) 79,709 Accelerated PSUs granted in 2019, which were scheduled to pay out in early 2022; and (b) 15,730 Accelerated PSUs granted in 2020, which were scheduled to pay out in early 2023; (iv) $672,722 for Accelerated Phantom RSUs that were scheduled to vest in March 2022; and (v) $365,363 for Accelerated Phantom PSUs granted in 2019, which were scheduled to pay out in early 2022. The estimated value of Mr. Pecaric’s Accelerated RSUs and Accelerated PSUs is $2,645,545, assuming a per share price of $10.85, such that the aggregate dollar value of his accelerated compensation in cash and shares of RRD Common Stock is estimated to be $4,197,880.

•

For Mr. Peterson, a total of $1,686,107 and 665,368 shares of RRD Common Stock, consisting of (i) an Accelerated Bonus in the amount of $594,000; (ii)(a) 110,851 Accelerated RSUs, which were scheduled to vest in March 2022; (b) 74,892 Accelerated RSUs, which were scheduled to vest in March 2023; and (c) 38,411 Accelerated RSUs, which were scheduled to vest in March 2024; (iii)(a) 161,813 Accelerated PSUs granted in 2019, which were scheduled to pay out in early 2022; (b) 164,169 Accelerated PSUs granted in 2020, which were scheduled to pay out in early 2023; and (c) 115,232 Accelerated PSUs granted in 2021, which were scheduled to pay out in early 2024; (iv)(a) $852,821 for Accelerated Phantom RSUs that were scheduled to vest in March 2022; and (b) $239,286 for Accelerated Phantom RSUs that were scheduled to vest in March 2023; and (v) N/A. The estimated value of Mr. Peterson’s Accelerated RSUs and Accelerated PSUs is $7,219,243, assuming a per share price of $10.85, such that the aggregate dollar value of his accelerated compensation in cash and shares of RRD Common Stock is estimated to be $8,905,350.

•

For Ms. Steiner, a total of $4,190,558 and 315,764 shares of RRD Common Stock, consisting of (i) an Accelerated Bonus in the amount of $453,200; (ii)(a) 50,560 Accelerated RSUs, which were scheduled to vest in March 2022; (b) 50,561 Accelerated RSUs, which were scheduled to vest in March 2023; and (c) 25,757 Accelerated RSUs, which were scheduled to vest in March 2024; (iii)(a) 111,615 Accelerated PSUs granted in 2020, which were scheduled to pay out in early 2023; and (b) 77,271 Accelerated PSUs granted in 2021, which were scheduled to pay out in early 2024; (iv)(a) $846,593 for Accelerated Phantom RSUs that were scheduled to vest in March 2022; (b) $576,764 for Accelerated Phantom RSUs that were scheduled to vest in March 2023; and (c) $220,461 for Accelerated Phantom RSUs that were scheduled to vest in March 2024; and (v)(a) $1,214,234 for Accelerated Phantom PSUs granted in 2019, which were scheduled to pay out in early 2022; and (b) $879,306 for Accelerated Phantom PSUs granted in 2020, which were scheduled to pay out in early 2023. The estimated value of Ms. Steiner’s Accelerated RSUs and Accelerated PSUs is $3,426,039, assuming a per share price of $10.85, such that the aggregate dollar value of her accelerated compensation in cash and shares of RRD Common Stock is estimated to be $7,616,597.

•

For Mr. Sharp, a total of $2,350,972, consisting of (i) an Accelerated Bonus in the amount of $189,750; (ii) N/A; (iii) N/A; (iv)(a) $469,024 for Accelerated Phantom RSUs that were scheduled to vest in March 2022; (b) $381,844 for Accelerated Phantom RSUs that were scheduled to vest in March 2023; and (c) $172,233 for Accelerated Phantom RSUs that were scheduled to vest in March 2024; and (v)(a) $392,303 for Accelerated Phantom PSUs granted in 2019, which were scheduled to pay out in early 2022; and (b) $745,818 for Accelerated Phantom PSUs granted in 2020, which were scheduled to pay out in early 2023.

•

For Ms. Sagsen-Ercel, a total of $2,762,774, consisting of (i) an Accelerated Bonus in the amount of $294,800; (ii) N/A; (iii) N/A; (iv)(a) $581,853 for Accelerated Phantom RSUs that were scheduled to vest in March 2022; (b) $482,445 for Accelerated Phantom RSUs that were scheduled to vest in March 2023; and (c) $222,989 for Accelerated Phantom RSUs that were scheduled to vest in March 2024; and (v)(a) $447,335 for Accelerated Phantom PSUs granted in 2019, which were scheduled to pay out in early 2022; and (b) $733,352 for Accelerated Phantom PSUs granted in 2020, which were scheduled to pay out in early 2023.

In connection with the bonus payment and accelerated equity and equity-based award vesting and payment described above, each Executive has signed an Acceleration and Clawback Acknowledgement. Each Acceleration and Clawback Acknowledgement provides that the Executive’s accelerated payments are subject to certain repayment and true-up conditions, as described below.

Specifically, if an Executive voluntarily terminates their employment with RRD or their employment is terminated for “cause” (as defined in the Knotts Employment Agreement or the Executive’s Change in Control Agreement, as applicable) prior to the closing of the Merger (or the closing of any subsequent merger as may be entered into between RRD and another party (a “Subsequent Merger”)), or, if earlier, prior to the date on which the applicable payment would have been made but for the payment of the Accelerated Amounts, and such termination otherwise would result in forfeiture of any portion of the Accelerated RSUs, Accelerated Phantom RSUs, Accelerated PSUs or Accelerated Phantom PSUs that constitute Accelerated Amounts, as applicable, then the Executive is required to repay to RRD the applicable number of shares of RRD Common Stock underlying Accelerated RSUs and Accelerated PSUs in connection with the Accelerated Amounts and the applicable cash amount underlying the Accelerated Phantom RSUs and Accelerated Phantom PSUs, in each case that constitute Accelerated Amounts, as applicable, received by the Executive on a net after-tax basis.

Moreover, if the FY21 AIP performance multiplier determined to be applicable to FY21 AIP participants generally (the “Actual Performance Multiplier”) exceeds 110% of target performance, to the extent an Executive received an Accelerated Bonus, RRD will pay the Executive at the time the FY21 AIP is generally paid to FY21 participants an amount equal to the difference between the Actual Performance Multiplier and 110% with respect to the Executive’s fiscal year 2021 AIP bonus (the “FY21 AIP Differential”), less applicable taxes and withholdings. However, if the Actual Performance Multiplier is less than 110%, to the extent the Executive received an Accelerated Bonus, the Executive is required to repay RRD at the time the FY21 AIP is generally paid to FY21 participants the FY21 AIP Differential on a net after-tax basis. If the actual per share Merger Consideration or per share consideration payable in connection with any Subsequent Merger on the date of such Merger or Subsequent Merger exceeds $10.85, RRD will pay each Executive shortly after the effective time of the Merger or as provided pursuant to any Subsequent Merger, the product of (i) the sum of the number of Accelerated Phantom RSUs and Accelerated Phantom PSUs and (ii) the difference between the actual Merger Consideration and $10.85, less applicable taxes and withholdings.

If any Executive is required to make any of the foregoing repayments and fails to repay such amounts in a timely manner, the Executive will be required to reimburse RRD for any reasonable fees (including reasonable attorney’s fees) or costs it incurs in connection with seeking repayment.

Annual RRD Awards and Long-Term Cash Awards

In recent years, RRD has typically granted RRD Awards and RRD Long-Term Cash Awards to executive officers and certain other employees on an annual basis in February or March of each year. With respect to such RRD Awards and RRD Long-Term Cash Awards that would typically have been granted in the ordinary course consistent with past practice in or around March of 2022, RRD is permitted to grant RRD Awards and RRD Long-Term Cash Awards during the first calendar quarter of 2022, generally in a manner consistent with past practice. Any of such awards granted to an executive officer in 2022 will vest on a pro rata basis at the Effective Time, as discussed above.

Compensation Arrangements with Parent

As of the date of this Proxy Statement, none of RRD’s executive officers have entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of,

Parent, the Surviving Corporation or one or more of their affiliates. Prior to, or following the closing of the Merger, however, some or all of RRD’s executive officers may discuss or enter into agreements with Parent regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates (including the Surviving Corporation).

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K under the Securities Act of 1933, as amended, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of RRD in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger” beginning on page [●] of this Proxy Statement, which is incorporated herein.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger, including any equity award grants that may be made after the assumed Change in Control Date of December 16, 2021. For purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the Effective Time is December 16, 2021, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (the “Change in Control Date”);

•

the employment of each executive officer of RRD will have been terminated by RRD without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the closing of the Merger on the Change in Control Date;

•	the performance metrics applicable to RRD PSUs granted in March 2019, March 2020 and March 2021 would be achieved at 100% of target performance as of immediately prior to the Change in Control Date;

•	no RRD Awards were granted between December 14, 2021 and the Change in Control Date;

•	the potential payments and benefits described in this section will not result in a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code; and

•

the amounts shown in the table do not take into account the accelerated vesting and payments to mitigate the impact of Sections 280G of the Code and 4999 of the Code described in the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—280G Mitigation Actions” beginning on page [●] of this Proxy Statement.

For purposes of this disclosure, RRD’s named executive officers are (i) Daniel L. Knotts, President and Chief Executive Officer, (ii) Terry D. Peterson, Executive Vice President, Chief Financial Officer, (iii) John P. Pecaric, President, Business Services and Marketing Solutions, (iv) Douglas D. Ryan, Former President—RRD Marketing Solutions and (v) Deborah L. Steiner, Executive Vice President, Chief Administrative Officer, General Counsel, Chief Compliance Officer and Corporate Secretary.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Daniel L. Knotts	9,836,014	46,866,412	156,873	56,859,299
Terry D. Peterson	2,909,405	10,633,173	101,620	13,644,198
John P. Pecaric	2,579,901	7,389,631	112,850	10,082,382
Douglas D. Ryan(4)	—	1,363,303	—	1,363,303
Deborah L. Steiner	2,334,213	7,205,951	89,148	9,629,312

(1)

Cash. Represents severance payable to each named executive officer upon a termination of employment by RRD without cause or by the named executive officer for good reason, in each case, pursuant to the named executive officer’s Change in Control Agreement (or, in Mr. Knotts’ case, pursuant to the Knotts Employment Agreement) and consisting of (i) an amount equal to a multiple of annual base salary and target annual bonus (which multiple equals 2.99 for Mr. Knotts and 2 for Messrs. Peterson and Pecaric and Ms. Steiner), which is paid in a lump sum generally within 60 days following the termination of employment, (ii) a prorated annual bonus based on RRD’s actual performance for the year in which the termination of employment occurs (which was tracking at 121.9% of target performance on December 16, 2021) and the number of days in such year prior to the applicable named executive officer’s employment termination date, which is paid in a lump sum at the same time as annual bonuses for such year are paid to active RRD employees, and (iii) for Mr. Knotts, a separate lump-sum payment of $75,000, payable six months and one day from his separation from service. The severance payable under the Change in Control Agreements and the Knotts Employment Agreement to each applicable named executive officer are “double-trigger” payments, which means that the amounts will become payable only upon a qualifying termination of employment during the 24-month period beginning on the Change in Control Date for Messrs. Peterson and Pecaric and Ms. Steiner, and six months prior to or anytime following the Change in Control Date for Mr. Knotts, provided that the termination date must be within two years following a Change in Control for Mr. Knotts to be eligible for the cash severance described in clause (i). For further details regarding the severance amounts that may become payable to RRD’s named executive officers in connection with a Change in Control, see the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—Double-Trigger Change in Control Payments under Employment Agreements and Change in Control Agreements with RRD Executive Officers” beginning on page [●] of this Proxy Statement. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Cash Severance ($)	Prorated Target Annual Bonus ($)	Lump-Sum Payment ($)	Total ($)
Daniel L. Knotts	7,975,078	1,785,936	75,000	9,836,014
Terry D. Peterson	2,280,000	629,405	—	2,909,405
John P. Pecaric	2,035,000	544,901	—	2,579,901
Douglas D. Ryan	—	—	—	—
Deborah L. Steiner	1,854,000	480,213	—	2,334,213

(2)

Equity. Represents the value of the unvested RRD RSUs, RRD Phantom RSUs and RRD PSUs held by each named executive officer. Mr. Ryan continues to hold RRD PSUs in accordance with the applicable form of RRD PSU agreement, which provided that, in connection with his termination of employment, a portion of Mr. Ryan’s RRD PSUs remain eligible to vest based on actual performance, which number of RRD PSUs was prorated to reflect the number of days he was employed by RRD during the applicable performance period. The amounts payable in respect of the unvested RRD RSUs, RRD Phantom RSUs and RRD PSUs at the Effective Time and in accordance with the terms of the Merger Agreement are “single-trigger” payments, which means that the amounts will become payable solely as a result of continued employment through the Change in Control Date. None of the named executive officers is expected to receive any cash out payments in connection with the cancellation of their RRD Options. As noted in the assumptions above, amounts in the table assume that RRD PSUs, which, as defined, includes phantom PSUs, vest at 100% of target performance. If such RRD PSUs vest at maximum performance, they will instead vest with respect to the following number of RRD PSUs, which is 150% times the RRD PSUs at 100% of target: 3,750,222, 852,537, 592,620, 188,475 and 578,642, for each of Mr. Knotts, Mr. Peterson, Mr. Pecaric, Mr. Ryan and Ms. Steiner, respectively, with an aggregate Unvested RRD PSUs Value of $40,689,909, $9,250,026, $6,429,927, $2,044,954 and $6,278,260, for each of Mr. Knotts, Mr. Peterson, Mr. Pecaric, Mr. Ryan and Ms. Steiner, respectively. Actual performance with respect to the RRD PSUs is unknown and will be determined by RRD as of immediately prior to the actual Effective Time (or earlier if an applicable performance period expires prior to the Effective Time), provided that the RRD PSUs granted in 2019 were tracking at maximum performance as of December 16, 2021. Specifically, each RRD PSU in respect of which the performance period has not expired as of the actual Effective Time will vest based on the attainment of the applicable performance metrics at the greater of target and actual level of performance, while each RRD PSU in respect of which the performance period has expired will vest based on actual performance. For further details regarding the treatment of the unvested RRD RSUs, RRD Phantom RSUs and RRD PSUs, see the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—Treatment and Quantification of Shares and RRD Awards” beginning on page [●] of this Proxy Statement.

The estimated amount of each payment for each such unvested RRD RSU, RRD Phantom RSU and RRD PSU is shown in the following table:

Named Executive Officer	Unvested RRD RSUs (#)	Unvested RRD RSUs Value ($)	Unvested RRD Phantom RSUs (#)	Unvested RRD Phantom RSUs Value ($)	Unvested RRD PSUs (#)	Unvested RRD PSUs Value ($)	Total ($)
Daniel L. Knotts	986,346	10,701,854	832,991	9,037,952	2,500,148	27,126,606	46,866,412
Terry D. Peterson	224,154	2,432,071	187,504	2,034,418	568,358	6,166,684	10,633,173
John P. Pecaric	148,391	1,610,042	137,601	1,492,971	395,080	4,286,618	7,389,631
Douglas D. Ryan	—	—	—	—	125,650	1,363,303	1,363,303
Deborah L. Steiner	126,878	1,376,626	151,504	1,643,818	385,761	4,185,507	7,205,951

(3)

Perquisites/Benefits. Represents the value of continued post-termination health, dental and vision care, supplemental life insurance, supplemental disability insurance, financial planning, and, in Mr. Knotts’ case, a car allowance under the Change in Control Agreements and the Knotts Employment Agreement, as applicable. Such amounts would be payable to Mr. Knotts until and including the last day of the second calendar year following the calendar year in which his employment termination date occurs and to Mr. Peterson, Mr. Pecaric and Ms. Steiner for a period of up to 18 months after their employment termination date with respect to continued post-termination health, dental and vision care benefits and for a period of 24 months with respect to supplemental life insurance, supplemental disability insurance and financial planning benefits. The perquisites described in this section are each a “double-trigger” benefit, which means that the benefits will become due only upon a qualifying termination of employment during the 24-month period beginning on the Change in Control Date for Messrs. Peterson and Pecaric and Ms. Steiner, and six months prior to or anytime following the Change in Control Date for Mr. Knotts, rather than solely upon the occurrence of a Change in Control. For further details regarding the treatment of these benefits, see the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—Double-Trigger Change in Control Payments under Employment Agreements and Change in Control Agreements with RRD Executive Officers” beginning on page [●] of this Proxy Statement.

The estimated amount of each such payment is shown in the following table. The table does not include payments or benefits that do not discriminate in scope, terms or operation in favor of the named executive officers and are generally available to all salaried employees.

Named Executive Officer	Post- Termination Health, Dental and Vision Care ($)	Supplemental Life Insurance ($)	Supplemental Disability Insurance ($)	Financial Planning Benefit ($)	Car Allowance ($)	Total ($)
Daniel L. Knotts	62,500	4,271	30,102	25,000	35,000	156,873
Terry D. Peterson	45,000	20,430	12,190	24,000	—	101,620
John P. Pecaric	45,000	24,830	19,020	24,000	—	112,850
Douglas D. Ryan	—	—	—	—	—	—
Deborah L. Steiner	45,000	7,870	12,278	24,000	—	89,148

(4)	Mr. Ryan terminated employment with RRD effective June 1, 2021, and no longer has an active employment agreement or change in control agreement with RRD.
(5)

In addition to the above, Messrs. Knotts and Pecaric would be entitled to receive their accumulated SERP benefits in a lump sum on the first day of the calendar month following the six-month anniversary of termination, in lieu of installment payments otherwise payable absent a change in control. The SERP benefits are fully vested and would not be subject to any enhancements in connection with the Merger. The amount of such payments would be $1,004,265.21 and $195,060.82, respectively.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, RRD’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section entitled “Terms of the Merger Agreement—Indemnification and Insurance” beginning on page [●] of this Proxy Statement.

Financing of the Merger

Parent intends to obtain the funds necessary to consummate the Merger and related transactions with committed capital financing and debt financing, as described below.

Capital Commitments

In connection with the Merger Agreement, Parent has obtained the Capital Financing on the terms and conditions set forth in the Capital Commitment Letter, pursuant to which CAM and the Chatham Funds, as applicable, have made the Cash Commitment, the Rollover Commitment and the Debt Securities Commitment. Immediately prior to the closing of the Merger, up to $250,000,000 of the Cash Commitment, together with each of the Rollover Commitment and Debt Securities Commitment, will be used to satisfy Parent’s payment obligations under the Merger Agreement, including the payment of the Merger Consideration (collectively, the “Funding Obligations”), and up to $150,000,000 of the Cash Commitment, together with each of the Rollover Commitment and Debt Securities Commitment, will be used to pay RRD’s working capital needs, short-term debt maturities and other fees and expenses relating to the consummation of the Merger (collectively, the “Company Obligations”). If applicable, up to $50,000,000 of the Cash Commitment will be used to pay RRD certain damages that may become payable to it if the Merger Agreement is terminated under certain circumstances (the “Damages Obligations”), and the Cash Commitment may also be used to pay any indemnification obligations owed to RRD, its affiliates or their respective representatives pursuant to specified sections of the Merger Agreement (the “Indemnification Obligations”).

The joint obligation of each of CAM and the Chatham Funds, as applicable, to fund and/or consummate the Capital Financing, as applicable, is subject to satisfaction of each of the following conditions: (i) in the case of the Funding Obligations or the Company Obligations, no party having terminated the Merger Agreement in accordance with the terms thereof, (ii) in the case of the Funding Obligations or the Company Obligations, the satisfaction or waiver of all of the conditions to the obligations of Parent and Acquisition Sub to consummate the closing of the Merger as set forth in the Merger Agreement prior to or substantially concurrently with the closing of the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to such conditions then capable of being satisfied or waived at the closing of the Merger), (iii) in the case of the Damages Obligations, the valid termination of the Merger Agreement and the requirement or obligation of Parent or Acquisition Sub to pay RRD damages as a result of fraud or an Intentional Breach by Parent or Acquisition Sub of the Merger Agreement, (iv) in the case of the Indemnification Obligations, the failure on the part of Parent to promptly pay any obligations owed to RRD, its affiliates or their respective representatives pursuant to specified sections of the Merger Agreement and (v) in the case of the Company Obligations, a signed certificate by RRD’s Chief Financial Officer detailing, in itemized format, the required use of each Company Obligation in form and substance reasonably acceptable to the Chatham Funds.

Debt Commitment

In connection with the Merger Agreement, Parent has obtained the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, pursuant to which (i) WF Bank has provided commitments in respect of the Backstop ABL in an aggregate principal amount of $550,000,000, to be available to the extent the requisite lenders do not approve the ABL Amendment and (ii) Jefferies Finance, ACM and KCL have provided commitments for 80%, 10% and 10%, respectively, of the Bridge Facility in a principal amount of up to $1,125,000,000 to finance the Merger, to fund any Change of Control Offers and to pay fees and expenses in connection with the foregoing. If the requisite consents in connection with the Term Loan Amendment are not obtained within 40 business days of the date of the Merger Agreement, the proceeds of the Bridge Facility may also be used for the refinancing or otherwise discharging of the Term Loan Facility. The proceeds of the Backstop ABL may be used on the Closing Date to finance a portion of the transactions contemplated by the Merger Agreement in an amount up to $385,000,000, and after the Closing Date for working capital and other general corporate purposes in accordance with the Debt Commitment Letter.

If the requisite consents to the ABL Amendment are obtained within 40 business days (or such longer period as WF Bank may agree in its sole discretion) of the date of the Merger Agreement, the commitments under the Backstop ABL shall automatically be reduced to zero. If the requisite consents to the ABL Amendment are obtained more than 40 business days (or such longer period as WF Bank may agree in its sole discretion) of the date of the Merger Agreement, the lender under the Backstop ABL may elect to reduce its commitments under the Backstop ABL to zero.

The commitments under the Bridge Facility will be automatically reduced on a pro rata basis by (i) the gross proceeds of (a) any senior secured notes offering in an aggregate principal amount of up to $1,125,000,000 or (b) any other offering of debt securities, (ii) the aggregate amount of any of RRD’s existing notes that remain outstanding following (a) any Change of Control Offers and (b) any successful consent solicitations made to the holders of RRD’s existing notes effecting a waiver of any required Change of Control Offers (the “Notes COC Consent Solicitations”), and (iii) $147,800,000 (less any voluntary or mandatory prepayments of the loans under RRD’s existing term loan credit agreement (the “Term Loan Facility”) prior to the Closing Date) if the consent of the requisite lenders under the Term Loan Facility to, among other changes, permit a change of control in connection with the Merger (the “Term Loan Amendment”) is obtained within 40 business days (or such longer period as Jefferies Finance may agree in its sole discretion) of the date of the Merger Agreement. If the Term Loan Amendment is obtained more than 40 business days (or such longer period as Jefferies Finance may agree in its sole discretion) of the date of the Merger Agreement, Jefferies Finance may elect to reduce the commitments of the lenders under the Bridge Facility on a pro rata basis by up to $147,800,000 (less any voluntary or mandatory prepayments of the loans under the Term Loan Facility prior to the Closing Date).

The initial borrowings under the Debt Facilities are subject to the satisfaction (or waiver by the Debt Commitment Lenders) of certain conditions, including (i) consummation of the concurrent financing transactions and receipt of the proceeds thereof and the grant of perfected security interests to the applicable agent under the Debt Facilities in the collateral provided thereunder, (ii) consummation of the Merger in accordance in all material respects with the Merger Agreement without waiver or amendment thereof, that is, in the aggregate when taken as a whole, materially adverse to the interests of the Debt Commitment Lenders unless consented to by the Debt Commitment Lenders (subject to customary exceptions for changes in the acquisition consideration that will not be deemed to be materially adverse to the Debt Commitment Lenders), (iii) consummation of the (a) refinancing of the existing ABL facility and existing TLB facility if the required amendments thereto are not obtained and (b) Change of Control Offers if the Notes COC Consent Solicitations are not successful within the time period provided in the applicable indentures, (iv) delivery of certain financial statements of RRD and its subsidiaries, (v) payment of required fees and expenses, (vi) delivery of customary legal opinions, lien, litigation and tax searches, closing documents, notices and certificates (including a customary solvency certificate), (vii) the making and accuracy in all material respects of certain representations and warranties, including the specified representations set forth in the Debt Commitment Letter and certain representations and warranties in the Merger

Agreement, (viii) delivery of certain documentation with respect to Acquisition Sub and the guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and (ix) solely as a condition to the Bridge Facility, with respect to the senior secured notes offering, Parent shall have (a) retained one or more investment banks reasonably acceptable to Jefferies Finance to act as initial purchasers, (b) provided a completed customary preliminary offering memorandum and customary comfort letters from independent accountants of RRD and its subsidiaries and (c) provided the investment banks with a marketing period of at least 15 consecutive business days (subject to certain blackout dates, which do not reset the 15 business day period) to seek to place the senior secured notes with qualified purchasers thereof.

The commitments and agreements of the Debt Commitment Lenders under the Debt Commitment Letter will terminate on the earliest to occur of (i) the date of termination or abandonment of the Merger Agreement, (ii) the closing of the Merger, (iii) the execution of the definitive debt documents on the Closing Date and (iv) 5:00 p.m., New York City time, on June 30, 2022. The obtaining of the Financing is not a condition to the closing of the Merger; however, RRD has agreed to use its reasonable best efforts to assist Parent and Acquisition Sub in connection with obtaining the Debt Financing, as more fully described in the section entitled “Terms of the Merger Agreement—Financing Efforts” beginning on page  [●] of this Proxy Statement.

Closing and Effective Time

Unless otherwise agreed to in writing by RRD and Parent, the closing of the Merger will take place no later than the second business day after the satisfaction or, to the extent not prohibited by law, waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page [●] of this Proxy Statement), other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the U.S. federal income tax consequences of the Merger to holders of RRD Common Stock whose shares of RRD Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion applies only to holders who hold shares of RRD Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any U.S. federal income or other tax consequences applicable to CAM or the Chatham Funds as a result of their contribution of RRD Common Stock to Parent or of the Merger.

This discussion is based on the Code, its legislative history, U.S. Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service (the “IRS”), court decisions and other applicable authorities, all as in effect on the date hereof, and all of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, nor does it address any consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, S corporations, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners therein, financial institutions, insurance companies, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, persons who are subject to the alternative minimum tax, certain former citizens or long-term residents of the United States, persons who actually or constructively own or have owned 5% or more of RRD Common Stock, persons who acquire their shares of RRD Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, persons who hold their shares of RRD Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes, and persons whose functional currency is not U.S. dollars. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or non-U.S. tax consequences, or the consequences of the Medicare tax on net investment income.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of RRD Common Stock, the tax treatment of a partner in such partnership (or other entity or arrangement) will generally depend upon the status of the partner and the activities of the partnership. Partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding shares of RRD Common Stock and partners therein should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.

No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the discussion set forth in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of RRD Common Stock, other than CAM or any of the Chatham Funds, who is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of RRD Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the Merger. A reduced tax rate on capital gain will generally apply to long-term capital gain of a non-corporate U.S. Holder. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of RRD Common Stock, other than CAM or any of the Chatham Funds, who is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized pursuant to the Merger unless:

•

such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the Merger and other certain conditions are met, in which case such gain will generally be subject to a flat 30% U.S. federal income tax (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that provides a certification of such Non-U.S. Holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Holders of RRD Common Stock should consult their own tax advisors regarding the tax consequences of the Merger to their particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws.

Regulatory Approvals Required for the Merger

Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Merger cannot be consummated until RRD and Chatham each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be consummated until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms, unless extended by a request for additional information or the waiting period is terminated earlier. The parties made the filings required under the HSR Act on December 21, 2021.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Additionally, at any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

As of the date of this Proxy Statement, the parties have not identified any non-U.S. antitrust filings that are required to be made in connection with the transactions contemplated by the Merger Agreement. One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants any necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the RRD Stockholder Approval and the consummation of the Merger.

Although it is expected that all required regulatory clearances and approvals will be obtained, there are no assurances that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the consummation of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement.

Legal Proceedings Regarding the Merger

On November 5, 2021, the Patodia Complaint was filed against the RRD Defendants, Atlas Parent, Atlas Acquisition Sub and Computershare Trust Company, N.A. in the Court of Chancery under the caption Patodia, et al. v. Esteves, et al., C.A. No. 2021-0955-KSJM (Del. Ch.). The Patodia Complaint alleges, among other things, that the members of the Board breached their fiduciary duties in connection with extending the Rights Agreement in August 2021 and approving certain deal protections in connection with the Atlas Merger Agreement, and that Atlas Parent and Atlas Acquisition Sub aided and abetted such fiduciary breaches. The Patodia Complaint seeks, among other things, a finding that the members of the Board breached their fiduciary duties and that Atlas Parent and Atlas Acquisition Sub aided and abetted the breaches of fiduciary duties; an order declaring the Rights Agreement unenforceable and enjoining its use; an order enjoining the use of all deal protections contained in the Atlas Merger Agreement; rescission of the Atlas Merger Agreement and the Atlas Merger, to the extent it closes; an award of damages; an award of costs, including attorneys’ fees and expenses; and an award of such other relief as the court deems proper.

On November 16, 2021, CAM filed the Chatham Complaint against the RRD Defendants, Atlas Parent and Atlas Acquisition Sub in the Court of Chancery under the caption Chatham Asset Management, LLC v. Pope, et al., C.A. No. 2021-0976-KSJM (Del. Ch.). The Chatham Complaint alleges, among other things, that the members of the Board breached their fiduciary duties in connection with extending the Rights Agreement in August 2021 and approving certain deal protections in connection with the Atlas Merger Agreement, and that Atlas Parent and Atlas Acquisition Sub aided and abetted such fiduciary breaches. The Chatham Complaint seeks, among other things, a finding that the members of the Board breached their fiduciary duties and that Atlas Parent and Atlas Acquisition Sub aided and abetted the breaches of fiduciary duties; an order declaring the Rights Agreement unenforceable and enjoining its use; an order voiding the RRD Defendants’ exception of Atlas Parent and Atlas Acquisition Sub from the Rights Agreement; an order enjoining the use of all deal protections contained in the Atlas Merger Agreement; an order declaring that Section 203 of the DGCL does not prohibit CAM from engaging in a business combination with RRD or, to the extent that section is applicable, ordering the Board to take necessary action to exempt CAM from that section; rescission of the Atlas Merger Agreement and the Atlas Merger, to the extent it closes; an award of damages; an award of costs, including attorneys’ fees and expenses; and an award of such other relief as the court deems proper. As required by, and concurrently with the execution of, the Merger Agreement, CAM and RRD filed a stipulation and proposed order staying the Chatham Action. By Order dated December 21, 2021, the Court of Chancery stayed the Chatham Action in accordance with the aforementioned stipulation and proposed order.

The outcome of any pending or future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to RRD, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the Merger is that no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

Rights Agreement

RRD is party to a rights agreement, dated as of August 28, 2019 (the “Original Rights Agreement”), with Computershare Trust Company, N.A., as rights agent, as amended by the First Amendment to Rights Agreement, dated as of August 17, 2020 (the “First Amendment to Rights Agreement”), the Second Amendment to Rights Agreement, dated as of May 17, 2021 (the “Second Amendment to Rights Agreement”), the Third Amendment to Rights Agreement, dated as of August 27, 2021 (the “Third Amendment to Rights Agreement”), the Fourth Amendment to Rights Agreement, dated as of November 3, 2021 (the “Fourth Amendment to Rights Agreement”), and the Fifth Amendment to Rights Agreement, dated as of December 14, 2021 (the “Fifth Amendment to Rights Agreement”) (the Original Rights Agreement, as so amended, the “Rights Agreement”). Each share of RRD Common Stock has associated with it a right issued pursuant to the Rights Agreement entitling the registered holder to purchase from RRD a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $12 per unit, subject to adjustment. Subject to certain exceptions specified in the Rights Agreement, the rights would separate from the RRD Common Stock and become exercisable upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person” (as defined in the Rights Agreement), which would be based on such person or group having acquired beneficial ownership (as defined in the Rights Agreement) of 15% (or 20% in the case of an “Ordinary Course Institutional Investor,” as defined in the Rights Agreement) or more of the outstanding shares of RRD Common Stock, other than as a result of repurchases of stock by RRD or certain inadvertent actions by certain stockholders, and (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person.

RRD entered into the Fifth Amendment to Rights Agreement in connection with the Merger Agreement to incorporate in the Rights Agreement provisions intended to ensure that the rights under the Rights Agreement would not become exercisable by virtue of or as a result of the approval, adoption, execution, delivery or amendment of the Merger Agreement, the public announcement or public disclosure of the Merger Agreement or any of the transactions contemplated thereby or the performance or consummation of any of the transactions contemplated by the Merger Agreement, and that the rights would expire no later than immediately prior to the Effective Time.

The foregoing description of the Rights Agreement, the rights thereunder and the Fifth Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Original Rights Agreement, included as Exhibit 4.1 to RRD’s Current Report on Form 8-K/A filed with the SEC on August 29, 2019, the First Amendment to Rights Agreement, included as Exhibit 4.1 to RRD’s Current Report on Form 8-K filed with the SEC on August 18, 2020, the Second Amendment to Rights Agreement, included as Exhibit 4.1 to

RRD’s Current Report on Form 8-K filed with the SEC on May 18, 2021, the Third Amendment to Rights Agreement, included as Exhibit 4.1 to RRD’s Current Report on Form 8-K filed with the SEC on August 27, 2021, the Fourth Amendment to Rights Agreement, included as Exhibit 4.1 to RRD’s Current Report on Form 8-K filed with the SEC on November 4, 2021, and the Fifth Amendment to Rights Agreement, included as Exhibit 4.1 to RRD’s Current Report on Form 8-K filed with the SEC on December 17, 2021.

The Voting Agreement

In connection with the execution and delivery of the Merger Agreement, on December 14, 2021, CAM and the Chatham Funds, which beneficially own 10,927,100 shares of RRD Common Stock (representing approximately 14.99% of the shares of RRD Common Stock as of December 16, 2021), entered into the Voting Agreement with Parent and RRD. A copy of the Voting Agreement is attached as Annex B to this Proxy Statement. Pursuant to the Voting Agreement, CAM and the Chatham Funds have agreed, among other things, to (i) vote in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) vote against any action, agreement or transaction that would reasonably be expected to result in any of the conditions to RRD’s obligations under the Merger Agreement to close the Merger not being satisfied and any Alternative Acquisition Proposal or any other action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay, postpone, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (iii) vote in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of RRD and (iv) waive and not exercise, assert or perfect any rights to demand appraisal of any shares of RRD Common Stock that may arise with respect to the Merger or dissent from the Merger.

In the Voting Agreement, CAM and the Chatham Funds have agreed, subject to certain exceptions, to not transfer their shares of RRD Common Stock, directly or indirectly, without the prior written consent of Parent and RRD during the term of the Voting Agreement.

The Voting Agreement, and all rights and obligations of the parties contained therein, will automatically terminate upon the earliest to occur of (i) the mutual agreement of all the parties thereto to terminate the Voting Agreement, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the Effective Time.

TERMS OF THE MERGER AGREEMENT

The discussion of the terms of the Merger Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Annex A hereto. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about RRD, Parent, Acquisition Sub, CAM, the Chatham Funds or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in RRD’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding RRD and its business. See the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement.

Effects of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into RRD, whereupon the separate existence of Acquisition Sub shall cease, and RRD shall continue under the name “R. R. Donnelley & Sons Company” as the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware.

Closing and Effective Time

Unless otherwise agreed to in writing by RRD and Parent, the closing of the Merger will take place no later than the second business day after the satisfaction or, to the extent not prohibited by law, waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page [●] of this Proxy Statement), other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions. Concurrently with the closing of the Merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL.

Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition

Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. From and after the Effective Time, the officers of RRD at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

Subject to compliance with the obligations described in the section entitled “Terms of the Merger Agreement—Indemnification and Insurance” beginning on page [●] of this Proxy Statement, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that, in each case, the name of the Surviving Corporation shall be R. R. Donnelley & Sons Company.

Merger Consideration

RRD Common Stock

Upon the consummation of the Merger, at the Effective Time, each share of RRD Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares, which in each case will be cancelled and retired for no consideration, and (ii) Dissenting Shares) will be converted into the right to receive the Merger Consideration.

Outstanding RRD Equity and Equity-Based Awards

The Merger Agreement provides that RRD’s equity or equity-based awards granted under an RRD Equity Plan that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:

•

RRD Options. Each RRD Option, whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such RRD Option multiplied by (ii) the total number of shares of RRD Common Stock underlying such RRD Option. If the exercise price per share of RRD Common Stock of such RRD Option is equal to or greater than the Merger Consideration, such RRD Option will be cancelled without any cash payment or other consideration being made in respect thereof.

•

RRD RSUs. Each RRD RSU granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of RRD Common Stock underlying such RRD RSU multiplied by (ii) the Merger Consideration.

•

RRD Phantom RSUs. Each RRD Phantom RSU award granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of RRD Phantom RSUs underlying the award multiplied by (ii) the Merger Consideration.

•

RRD PSUs. Each RRD PSU granted before December 14, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of RRD Common Stock underlying such RRD PSU attributable to the percentage of the RRD PSUs that vest as of immediately prior to the Effective Time in accordance with the immediately following sentence multiplied by (ii) the Merger Consideration. Each RRD PSU in respect of which (a) the performance period has not expired as of the Effective Time will vest immediately prior to the Effective Time, determined based on the attainment of the applicable performance metrics at the greater of target and actual level of performance, and (b) the performance period has expired as of the Effective Time, will vest immediately prior to the Effective Time based on actual level of performance through the end of the applicable performance period, in each case, as determined in good faith consistent with past practice by the Board or a committee thereof, following RRD’s delivery to Parent of substantiation of RRD’s actual performance no later than five business days prior to the Effective Time. Each RRD PSU that does not vest in accordance with the foregoing will be cancelled and terminated without consideration immediately prior to the Effective Time.

•

RRD Awards Granted After December 14, 2021. Each RRD Award granted under an RRD Equity Plan after December 14, 2021, if any, will, immediately prior to the Effective Time, vest on a prorated basis based on the number of days in the award period preceding the Closing Date, with RRD PSUs vesting at the target level of performance and with such proration based on the number of days preceding the Closing Date in the applicable performance period of 36 months that will commence no earlier than January 1, 2022. Such RRD Awards will be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any such RRD Award granted after December 14, 2021 that does not vest on a prorated basis will be forfeited without consideration.

RRD may continue to make annual equity award grants consistent with the R. R. Donnelley & Sons Company Non-Employee Director Compensation Plan prior to the completion of the Merger. Such non-employee director equity awards will be subject to the same treatment that applies to RRD equity awards generally, as described above.

During RRD’s customary February Human Resources Committee meeting, subject to approval of the Board in March 2022, RRD will be permitted to grant equity awards and cash awards under the RRD Equity Plan to RRD employees in the ordinary course of business consistent with past annual grant practices, provided that such awards will vest on a prorated basis at the Effective Time and otherwise be forfeited, as described under the heading “RRD Awards Granted After December 14, 2021” above. The grant date fair value of all such awards may not exceed (i) $17,600,000 in the aggregate or (ii) with respect to a given individual, 105% of the grant date fair value of equity awards and cash awards under the RRD Equity Plan made to such individual in 2021. However, notwithstanding prong (ii) of the previous sentence, RRD may grant individuals who either were not granted an RRD equity award or cash award under the RRD Equity Plan in 2021 or who were promoted to an Executive Leadership Team position since March 2021 awards that are consistent with the equity awards and cash awards under the RRD Equity Plan granted to similarly situated individuals who received a grant in 2021 or who were on the Executive Leadership Team in 2021, as applicable.

Exchange and Payment Procedures

At or prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”), the identity and the terms of appointment of which must be reasonably acceptable to RRD, to make payments of the Merger Consideration to stockholders, and Parent and the Paying Agent shall enter into an agreement relating to the Paying Agent’s responsibilities with respect thereto (the “Paying Agent Agreement”), in form and substance reasonably acceptable to RRD. Immediately prior to or concurrently with the Effective Time, Parent will deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the aggregate Merger Consideration (the “Exchange Fund”). The Paying Agent Agreement will provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that such investments must be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services,

Inc. or Standard & Poor’s Corporation, respectively. In the event the Exchange Fund is insufficient to make the payments of the Merger Consideration as required by the Merger Agreement, Parent must promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount required to make such payments in full.

Upon surrender of a certificate (or affidavit of loss in lieu thereof) or book-entry evidence for cancellation to the Paying Agent, together with, in the case of certificates and book-entry evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of book-entry evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such certificate or book-entry evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of RRD Common Stock formerly represented by such certificate or book-entry evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such certificate (or affidavit of loss in lieu thereof), book-entry evidence or “agent’s message,” and the certificate (or affidavit of loss in lieu thereof) or book-entry evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such certificates (or affidavits of loss in lieu thereof) or book-entry evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the certificates or book-entry evidence on the Merger Consideration payable upon the surrender of the certificates or book-entry evidence.

Any portion of the Exchange Fund which remains undistributed to the holders of the certificates or book-entry evidence for one year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with the exchange procedures in the Merger Agreement shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof (other than Dissenting Shares and Excluded Shares), subject to abandoned property, escheat or similar law.

The letter of transmittal will include instructions if a stockholder has lost a stock certificate or if such certificate has been stolen or destroyed. If any certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and RRD, of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to which the holder thereof is entitled pursuant to the exchange procedures in the Merger Agreement.

These procedures will be described in the letter of transmittal that you will receive if you are the holder of record of your shares of RRD Common Stock, which you should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains representations and warranties of RRD, Parent and Acquisition Sub.

Certain of the representations and warranties in the Merger Agreement made by RRD are qualified by knowledge and/or “materiality” qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, effect, circumstance or development which, individually or in the aggregate has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition, properties, assets, or results of operations of RRD and its subsidiaries, taken as a whole; provided that changes, events, effects, circumstances or developments, to the extent they directly or indirectly relate to or result from the following, shall be excluded from the determination of Company Material Adverse Effect:

•	any change, event, effect or circumstance generally affecting any of the industries or markets in which RRD or its subsidiaries operate;

•	any change in any law or GAAP (or changes in interpretations of any law or GAAP);

•

general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which RRD or its subsidiaries conduct business;

•

any force majeure events, acts of God, natural disasters, terrorism, armed hostilities, sabotage, declared or undeclared acts of war (including armed, cyber, financial or other events of terrorism, hostilities, sabotage or war), epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any law, directive, guidelines or recommendations promulgated by any governmental authority in connection with or in response to COVID-19 (the “COVID Measures”), or effects thereof), or any escalation or worsening of any of the foregoing;

•

proposals made by Parent and its affiliates and communications related thereto with respect to the transactions contemplated by the Merger Agreement or the negotiation, execution, announcement, consummation or existence of the Merger Agreement or the transactions contemplated thereby, including by reason of the identity of Parent or in respect of any litigation resulting therefrom;

•	any action taken required by the terms of the Merger Agreement or with the prior written consent or at the written direction of Parent or Acquisition Sub;

•

any changes in the market price or trading volume of RRD Common Stock, any failure by RRD or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to RRD or any of its subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect);

•

any matter described in RRD’s disclosure letter to the Merger Agreement delivered in connection therewith (the “RRD Disclosure Letter”) solely to the extent described therein or reflected in the forms, documents and reports required to be filed or furnished prior to the date of the Merger Agreement by RRD with the SEC (the “RRD SEC Documents”); and

•

any stockholder litigation or claim existing as of the date of the Merger Agreement against or regarding RRD or any of its directors or officers relating to the Atlas Merger Agreement or the transactions contemplated by or referenced in the Atlas Merger Agreement.

However, in the case of the first four exclusions above, such matters will be taken into account to the extent (and only to the extent) that any such change, event, effect, circumstance or development affects RRD and its subsidiaries, taken as a whole, in a materially disproportionate manner when compared to the effect of such change, event, effect, circumstance or development on other persons in the industries in which RRD and its subsidiaries operate.

In addition, certain of the representations and warranties in the Merger Agreement made by Parent and Acquisition Sub are qualified by knowledge and/or “materiality” qualifications or a “Parent Material Adverse Effect” clause. For purposes of the Merger Agreement, “Parent Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, RRD has made customary representations and warranties to Parent and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the RRD Disclosure Letter. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to RRD and its subsidiaries;

•	capital structure of RRD, RRD’s ownership of its subsidiaries and the aggregate value of principal outstanding under all indebtedness for borrowed money of RRD and its subsidiaries;

•

RRD’s entity authority to execute, deliver, perform under, and consummate the transactions contemplated by, the Merger Agreement and to terminate the Atlas Merger Agreement, and the enforceability of the Merger Agreement;

•	the Board’s approval of and recommendation to stockholders with respect to the Merger Agreement;

•	the absence of conflicts with laws, RRD’s and its subsidiaries’ organizational documents and RRD’s and its subsidiaries’ contracts;

•	required consents, regulatory filings and approvals in connection with the Merger Agreement;

•	RRD’s and its subsidiaries’ possession of necessary permits and RRD’s and its subsidiaries’ compliance with laws (including, but not limited to, anti-corruption laws and international trade laws);

•	the accuracy of, and compliance with applicable requirements with respect to, the RRD SEC Documents and RRD’s financial statements;

•	the accuracy of the information supplied by or on behalf of RRD or any of its subsidiaries for inclusion or incorporation by reference in this Proxy Statement;

•	RRD’s disclosure controls and procedures;

•

the conduct of business of RRD and its subsidiaries in the ordinary course of business consistent with past practice and the absence of any adverse change, event, effect or circumstance that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, in each case, since December 31, 2020;

•	the absence of specified undisclosed liabilities of RRD and its subsidiaries;

•	the absence of actions or other proceedings against RRD and its subsidiaries;

•	RRD’s and its subsidiaries’ employee benefit plans;

•	certain labor matters;

•	intellectual property rights (including privacy, data protection and other cybersecurity matters);

•	the filing of tax returns, the payment of taxes and certain other tax matters related to RRD and its subsidiaries;

•	the existence and enforceability of, and compliance with, specified categories of RRD’s and its subsidiaries’ material contracts;

•	certain real property, personal property and operating equipment matters;

•	certain environmental matters;

•	votes of RRD stockholders required in connection with the transactions contemplated by the Merger Agreement;

•	payment of fees to brokers in connection with the transactions contemplated by the Merger Agreement or in connection with the Atlas Merger Agreement;

•	receipt of the opinion of Centerview;

•	certain insurance matters;

•	the absence of certain affiliate party transactions;

•	the absence of acceptance of loans or funds from laws enacted in response to COVID-19;

•	the absence of certain disputes with material customers and material suppliers of RRD and its subsidiaries;

•	the inapplicability of anti-takeover statutes to the Merger;

•

the inapplicability of the Rights Agreement to the Merger Agreement and the transactions contemplated thereby (other than for the purpose of exempting the Merger Agreement and such transactions therefrom);

•	the valid termination of the Atlas Merger Agreement;

•	the absence of material differences between the RRD Disclosure Letter and RRD’s disclosure letter to the Atlas Merger Agreement delivered in connection therewith; and

•	the acknowledgment by RRD of the absence of any representations and warranties of Parent and Acquisition Sub, other than as set forth in the Merger Agreement.

In addition, in the Merger Agreement, Parent and Acquisition Sub have made customary representations and warranties to RRD that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in Parent’s disclosure letter to the Merger Agreement delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Acquisition Sub;

•

Parent’s and Acquisition Sub’s entity authority to execute, deliver, perform under, and consummate the transactions contemplated by, the Merger Agreement, and the enforceability of the Merger Agreement;

•	the approval of the board of directors of each of Parent and Acquisition Sub with respect to the Merger Agreement;

•	the absence of conflicts with laws, Parent’s or Acquisition Sub’s organizational documents and Parent’s or Acquisition Sub’s contracts;

•	required consents, regulatory filings and approvals in connection with the Merger Agreement;

•	the absence of actions or other proceedings against Parent or any of its subsidiaries;

•	the absence of other agreements relating to consideration to be received by any RRD stockholder or voting of any RRD stockholder in respect of the Merger;

•	the accuracy of the information supplied by or on behalf of Parent or any of its affiliates (including Acquisition Sub) for inclusion or incorporation by reference in this Proxy Statement;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	Parent’s ownership of Acquisition Sub and the capital structure of Acquisition Sub;

•	Parent’s investment intention with respect to RRD;

•	payment of fees to brokers in connection with the transactions contemplated by the Merger Agreement;

•	solvency of Parent and the Surviving Corporation immediately following the consummation of the Merger;

•	ownership of capital stock of RRD by Parent, Acquisition Sub, CAM or any Chatham Fund; and

•	the acknowledgment by Parent and Acquisition Sub of the absence of any representations and warranties of RRD, other than as set forth in the Merger Agreement.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, between the date of the Merger Agreement and the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated, except as (i) may be required by law, (ii) RRD determines in good faith may be necessary or advisable in accordance with the COVID Measures or otherwise in response to COVID-19 or any other pandemic, epidemic or disease outbreak (provided that, in connection with any action taken or omitted to be taken in accordance with clause (ii), RRD promptly notifies Parent in writing prior to the taking of or omitting to take such action and reasonably consults with Parent as to any such action (or omission) and takes into consideration the reasonable concerns of Parent and considers in good faith the reasonable suggestions of Parent with respect to such action (or omission)), (iii) may be consented to in writing by Parent, (iv) may be expressly required, contemplated or permitted pursuant to the Merger Agreement or (v) set forth in the RRD Disclosure Letter, (a) RRD shall use its reasonable best efforts to conduct the business of RRD and its subsidiaries in the ordinary course of business consistent with past practice and, in all material respects, in compliance with applicable law, and shall use its reasonable best efforts to preserve in all material respects its present relationships with key customers, suppliers and other persons with which it has material business relations and to continue to maintain, in all material respects, its material assets, properties, rights and operations in accordance with present practice and (b) RRD shall not, and shall not permit any of its subsidiaries to, subject to additional specified exceptions:

•	amend or otherwise change the organizational documents of RRD or, in any material respect, any of the organizational documents of RRD’s subsidiaries;

•

split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (other than (i) repurchases of shares of RRD Common Stock in connection with the exercise, vesting, settlement or forfeiture of RRD Awards outstanding on December 14, 2021 or granted in accordance with the Merger Agreement and the RRD Disclosure Letter or (ii) for any such transaction by a direct or indirect wholly owned subsidiary of RRD that remains a wholly owned subsidiary after consummation of such transaction);

•

subject to certain exceptions, issue, sell, pledge, dispose of, encumber or grant any shares of RRD’s or its subsidiaries’ capital stock or other equity interests, phantom equity interests or any options, warrants, convertible securities or other rights of any kind to acquire any shares of RRD’s or its subsidiaries’ capital stock or equity interests (including any RRD Awards and RRD Long-Term Cash Awards, except to the extent such awards are outstanding on December 14, 2021 or granted in accordance with the Merger Agreement and the RRD Disclosure Letter);

•

authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to RRD’s or any of its subsidiaries’ capital stock or other equity interests;

•

increase the compensation payable or to become payable or benefits provided or to be provided to any current or former employee, director or independent contractor of RRD or any of its subsidiaries (each, an “RRD Employee”), except to the extent such increases are made in the ordinary course of business consistent with past practice with respect to increases in base salaries or wage rates of RRD Employees, and such increases do not exceed 5% in the aggregate and do not result in an increase in any RRD Employee’s annual base salary of more than 5% relative to such employee’s base salary as of December 14, 2021, and except as required under the terms of any RRD benefit plan, collective bargaining agreement or works council agreement that was in effect as of December 14, 2021;

•

establish, adopt, enter into or amend any RRD benefit plan, except as required under the terms of any RRD benefit plan, collective bargaining agreement or works council agreement that was in effect as of

December 14, 2021 and subject to certain other exceptions set forth in the RRD Disclosure Letter, or except as necessary to effectuate the treatment of outstanding equity awards as contemplated by the Merger Agreement;

•	enter into, terminate or amend any collective bargaining agreement with any labor union or works council agreement;

•

take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation or benefits under any RRD benefit plan, except as necessary to effectuate the treatment of outstanding equity awards as contemplated by the Merger Agreement;

•

materially change any actuarial or other assumptions used to calculate funding obligations with respect to any RRD benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or as set forth in the RRD Disclosure Letter;

•	forgive any loans or issue any loans to any RRD Employee (other than routine travel advances issued in the ordinary course of business);

•	hire any employee or engage any independent contractor other than in the ordinary course of business with respect to individuals whose annual base compensation is less than $200,000;

•

terminate the employment of (i) any RRD Employee whose annual base salary is greater than $200,000 other than for “cause” or other performance reasons or (ii) any RRD Employee whose annual base salary is equal to or less than $200,000, other than in the ordinary course of business;

•	acquire or divest any material equity interest in or business of any entity, except as set forth in the RRD Disclosure Letter;

•

subject to certain exceptions, (i) issue, incur or amend in any material respect the terms of, any indebtedness for borrowed money, or assume or guarantee any such indebtedness for any person, or (ii) redeem or repurchase any debt instruments in a principal amount in excess of $10,000,000;

•	modify or amend in a manner adverse to RRD or its subsidiaries, or terminate, any material contract of RRD and its subsidiaries;

•

sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for or otherwise dispose of any material intellectual property owned by RRD or any of its subsidiaries;

•	make any change to methods of accounting;

•	adopt or enter into a plan of complete or partial liquidation or dissolution or voluntarily file for bankruptcy or similar proceeding;

•	settle or compromise any material litigation;

•

enter into any agreement, contract or commitment (or series of such similar transactions), that would require capital expenditures, (i) with respect to 2021 capital expenditures, in excess of 110% of the applicable line item amount set forth in RRD’s operating budget for fiscal year 2021 or (ii) with respect to 2022 capital expenditures, in excess of 110% of the applicable line item amount set forth in RRD’s operating budget for fiscal year 2022;

•

enter into any agreement or obligation which by its terms limits in any material respect (i) the manner in which, or the localities in which, the business of RRD or its subsidiaries may be conducted or (ii) the ability of either of RRD or its subsidiaries to provide any type of service;

•	fail to use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

•	sell, acquire, lease or sublease any material assets or properties;

•	lend any amount to one or more persons in excess of $1,000,000 individually or in the aggregate;

•

make or change any material tax election, change an annual accounting period, file any amended material tax return, enter into any closing agreement with respect to a material amount of tax, settle any material tax claim or assessment relating to RRD or any of its subsidiaries, or voluntarily surrender any right to claim a refund of material taxes;

•	make any change, modification, waiver or amendment to, or terminate, certain affiliate party transactions;

•

fund or transfer cash or any other assets to that certain trust, dated December 27, 1989, by and between RRD and Harris Trust and Savings Bank associated with the SERP, and certain other plans and agreements as set forth therein;

•	incur any new lien on any of RRD’s or its subsidiaries’ material tangible assets, properties or rights; or

•	enter into any agreement to do any of the foregoing.

Restrictions on Solicitations of Other Offers

Non-Solicitation of Offers

Under the Merger Agreement, until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated, subject to certain exceptions, RRD may not, and must cause its subsidiaries and affiliates and its and their respective directors and officers not to, and must instruct and use its reasonable best efforts to cause its other representatives not to:

•

solicit, initiate, propose, induce the making or submission of, or encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal, including by providing or furnishing to any person (other than Parent and its representatives) any non-public information or data relating to RRD, any of its subsidiaries or their respective businesses, properties or assets and affording access to any personnel of RRD or its subsidiaries to any person (other than Parent and its representatives), in each case, in connection with an Alternative Acquisition Proposal;

•

continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any Alternative Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal), including the entry into any agreement to consummate any Alternative Acquisition Proposal, to approve or endorse any Alternative Acquisition Proposal or in connection with any Alternative Acquisition Proposal that would require RRD to abandon, terminate or fail to consummate the Merger or the transactions contemplated by the Merger Agreement;

•	grant any waiver, amendment or release of any third party under any standstill or confidentiality provision; or

•	agree or resolve to take, or take, any of the foregoing prohibited actions.

In the Merger Agreement, RRD agreed that, as of the date of the Merger Agreement, RRD would immediately cease, and cause its subsidiaries and its and their respective representatives to immediately cease, any and all existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing, and that RRD would promptly inform such representatives of the foregoing obligations.

Alternative Acquisition Proposals

Notwithstanding the foregoing non-solicitation restrictions, the Board, directly or indirectly through subsidiaries or representatives of RRD, may, prior to the receipt of the RRD Stockholder Approval, (i) engage in negotiations or discussions with any third party that has made a bona fide written Alternative Acquisition Proposal not resulting from or arising out of a breach of the foregoing non-solicitation restrictions and (ii) furnish nonpublic information or data relating to RRD or any of its subsidiaries to such third party if, prior to so furnishing such information such third party has executed a customary confidentiality agreement for this type of transaction with RRD; provided that (a) such confidentiality agreement does not contain provisions that prohibit RRD from providing information to Parent as required by this paragraph or that otherwise prohibits RRD from complying with its obligations as described in this paragraph and (b) RRD provides to Parent and Acquisition Sub any nonpublic information that is provided to such third party that was not previously made available to Parent or Acquisition Sub, prior to or substantially concurrently with the time it is provided to such third party; provided, further, that the Board is permitted to take an action described in the foregoing clauses (i) or (ii) if, and only if, prior to taking such particular action, the Board has determined in good faith after consultation with outside legal and financial advisors that such Alternative Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

Notice and Information Requirements

RRD is required to:

•

promptly (and in any event within 48 hours of its receipt thereof) (i) notify Parent of any Alternative Acquisition Proposal or any other written proposals or inquiries received by RRD or any of its subsidiaries or representatives that would reasonably be expected to lead to an Alternative Acquisition Proposal, which notice shall identify the material terms and conditions thereof and the person making any such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal) and (ii) provide to Parent copies of any written documentation material to understanding such Alternative Acquisition Proposal which is received by RRD from the person making such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal); and

•

keep Parent reasonably informed, on a prompt basis (but in no event later than 24 hours), of the status and any material developments regarding any such Alternative Acquisition Proposal or any material changes to the material terms of any such Alternative Acquisition Proposal.

Certain Definitions

For purposes of the Merger Agreement:

•

an “Alternative Acquisition Proposal” is any proposal or offer made by any person (other than Parent, Acquisition Sub or any of their respective affiliates) or group of persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than 20% of any class of equity securities of RRD pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of RRD and its subsidiaries that constitute more than 20% of the revenues or assets of RRD and its subsidiaries, taken as a whole; and

•

a “Superior Proposal” is any Alternative Acquisition Proposal (with all percentages in the definition of “Alternative Acquisition Proposal” increased to 50%) made by any person or group of persons (other than Parent, Acquisition Sub, RRD or any of their respective affiliates) on terms that the Board determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the Board considers to be appropriate, are more favorable to RRD’s stockholders than the transactions contemplated by the Merger Agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of the

Merger Agreement committed to by Parent to RRD in writing in response to such Alternative Acquisition Proposal, any breakup fees, expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including, as applicable, the prospects for obtaining required regulatory approvals and financing.

Change of Recommendation; Alternative Acquisition Agreements

As described above, and subject to the provisions described below, the Board has made the recommendation that RRD stockholders vote “FOR” the proposal to adopt the Merger Agreement. Under the Merger Agreement, except as described below, the Board shall not (i) withdraw (or qualify, amend or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to Parent), its recommendation that the stockholders of RRD vote in favor of the approval of the Merger or (ii) approve, recommend or declare advisable any Alternative Acquisition Proposal (any such action in clause (i) or (ii), a “Change of Recommendation”).

Notwithstanding the foregoing, at any time prior to obtaining the RRD Stockholder Approval, the Board may (i) effect a Change of Recommendation following a bona fide written Alternative Acquisition Proposal that did not result from or arise out of a breach of the Merger Agreement and which the Board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law or (ii) following receipt of a bona fide written Alternative Acquisition Proposal which the Board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, terminate the Merger Agreement for the purpose of entering into an Alternative Acquisition Agreement with respect to such Superior Proposal, if the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and, concurrently with entering into such Alternative Acquisition Agreement, RRD terminates the Merger Agreement and pays the applicable reimbursement amounts, as described in the section entitled “Terms of the Merger Agreement—Reimbursement Amounts” beginning on page [●] of this Proxy Statement.

Prior to the Board effecting a Change of Recommendation or causing RRD to terminate the Merger Agreement for purposes of entering into an Alternative Acquisition Agreement, in each case as described in the paragraph above, RRD must provide to Parent (i) at least four business days’ prior written notice (with two additional business days’ prior written notice required in the case of any material amendment to the amount or form of consideration payable in connection with the applicable Alternative Acquisition Proposal) of RRD’s intention to take such action, which shall include a description of the terms and conditions of the Superior Proposal, the identity of the person making the Superior Proposal and a copy of any proposed definitive agreement(s) relating to such Superior Proposal and (ii) an opportunity to liaise with RRD and its outside legal and financial advisors during such four business day period (or, if applicable, subsequent two business day period) to discuss such Superior Proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of the Merger Agreement proposed by Parent in response thereto, such that such Alternative Acquisition Proposal would no longer constitute a Superior Proposal.

In addition, at any time prior to obtaining the RRD Stockholder Approval, the Board may also effect a Change of Recommendation in response to an Intervening Event if the Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Board to take such action would be inconsistent with its fiduciary duties under applicable law, provided that the Board shall have given Parent (i) at least five business days’ prior written notice of RRD’s intention to effect a Change of Recommendation in response to such Intervening Event, which shall include a description in reasonable detail of the applicable Intervening Event, and (ii) an opportunity to liaise with RRD and its outside legal and financial advisors during such five business day period to discuss such Intervening Event and negotiate in good faith any adjustments or revisions to the terms and conditions of the Merger Agreement proposed by Parent in response thereto, such that the failure to effect a Change of Recommendation would no longer be inconsistent with the fiduciary duties of the Board under applicable law.

For purposes of the Merger Agreement, an “Intervening Event” is any material event, change, occurrence or development that materially affects the business, financial condition or operations of RRD and was unknown and not reasonably foreseeable to the Board and executive officers of RRD as of the date of the Merger Agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Board and executive officers of RRD, after due inquiry, as of the date of the Merger Agreement), prior to obtaining the RRD Stockholder Approval. The receipt, existence or terms of an Alternative Acquisition Proposal or Superior Proposal is not deemed to be an Intervening Event under the Merger Agreement.

The Merger Agreement does not restrict RRD or the Board from complying with its disclosure obligations under applicable law or rules and policies of the NYSE with regard to any Alternative Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), so long as any such compliance rejects any Alternative Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by the Merger Agreement, except to the extent such action is otherwise permitted by the Merger Agreement, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

Financing Efforts

Each of Parent and Acquisition Sub must use reasonable best efforts to consummate the Financing, on the terms and conditions described in the Capital Commitment Letter, the Debt Commitment Letter and all related fee letters (collectively, the “Financing Commitments”) or any alternative financing, including using reasonable best efforts to:

•

comply with and maintain in effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, in each case until the funding of the Financing at or prior to the closing of the Merger;

•

negotiate, enter into and deliver (and, as applicable, cause its affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Financing on the terms and conditions set forth in the Financing Commitments (including any “flex” provisions applicable to the Debt Financing);

•	satisfy, on a timely basis, all conditions and covenants to the Debt Financing and the definitive financing agreements related thereto to the extent within Parent’s or Acquisition Sub’s control; and

•

in the event all conditions to Parent’s and Acquisition Sub’s obligations to consummate the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the Merger), and all other conditions applicable to the Debt Financing have been satisfied or waived, cause the Debt Commitment Lenders to fund the Debt Financing at or prior to the closing of the Merger, including through the exercise of their rights and remedies pursuant to the Debt Commitment Letter.

Neither Parent nor Acquisition Sub may agree to or permit any amendments, supplements, replacements or other modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing (other than to effect any flex provisions set forth in the Debt Commitment Letter) without the prior written consent of RRD, if (and only if) such amendments, supplements, replacements, waivers or modifications would (i) reduce the net cash proceeds available from the Debt Financing such that Parent would not have sufficient cash proceeds (after giving effect to the fundings contemplated under the Capital Commitment Letter or otherwise funded with equity proceeds) to fulfill its funding obligations on the Closing Date, (ii) impose any new or additional (or expand, amend or otherwise modify any existing) condition precedent to the availability of the Debt Financing that would reasonably be expected to materially delay or prevent the ability of Parent or Acquisition Sub to consummate the transactions contemplated by the Merger Agreement, (iii) adversely impact in any material respect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or (iv) otherwise reasonably be expected to prevent, impede or delay the funding of the Debt Financing on the Closing Date or the consummation of the transactions contemplated by the Merger Agreement; provided that Parent may amend, supplement or otherwise modify the Debt Commitment Letter (a) to (I) add lenders, lead arrangers, co-managers, bookrunners, syndication agents or any person with similar or other roles or titles and (II) increase the amount of the Debt Financing and/or (b) to facilitate the syndication of the Debt Financing, in each case in compliance with the Merger Agreement. Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Debt Financing or any definitive agreement with respect to the Debt Financing and shall not release or consent to the termination of any of the obligations of the Debt Commitment Lenders under the Debt Financing, in each case, without the prior written consent of RRD, unless such Debt Financing or any definitive agreement with respect to the Debt Financing is contemporaneously replaced with a new debt commitment that complies with the first sentence of this paragraph.

If (i) all or any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any “flex” provisions applicable thereto), (ii) Parent or Acquisition Sub becomes aware of any event or circumstance that would reasonably be expected to make the full amounts or any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Commitment Letter and such portion is necessary for Parent and Acquisition Sub to satisfy their funding obligations on the Closing Date, or (iii) any definitive agreement with respect to the Debt Financing shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, by any other party thereto, Parent and Acquisition Sub shall promptly after the occurrence of such event: (a) notify RRD in writing thereof as promptly as practicable (and in any event within three business days) after obtaining knowledge thereof, (b) in case of clause (i) above, use their respective reasonable best efforts to arrange and obtain alternative debt financing in an amount sufficient to enable Parent and Acquisition Sub to satisfy their funding obligations on the Closing Date that does not impose any conditions that would, taken as a whole, be materially less favorable to Parent and Acquisition Sub than those set forth in the Debt Commitment Letter, or any terms that prevent, delay or impair the ability of Parent and Acquisition Sub to obtain the Debt Financing or consummate the transactions contemplated by the Merger Agreement, as compared to the conditions set forth in the Debt Commitment Letter as of the date of the Merger Agreement, taking into account any flex provisions thereof as promptly as practicable following the occurrence of such event and (c) obtain and deliver a debt commitment letter and/or definitive financing agreements to RRD with respect to such alternative financing, including true and complete copies of any related executed fee letters; provided that neither Parent nor Acquisition Sub shall be required to arrange or obtain any alternative financing having terms and conditions (including any flex provisions applicable thereto) less favorable in all material respects, taken as a whole, to Parent and/or Acquisition Sub than those contemplated in the Debt Commitment Letter (including any flex provisions applicable thereto).

Neither the availability, the terms nor the obtaining of the Debt Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any alternative financing, is in any manner a condition to the Merger. Parent and Acquisition Sub have agreed to certain notice and information requirements in order to keep RRD informed of changes to or potential breaches in respect of the Debt Financing.

RRD has agreed to provide the Required Information (as defined in the Merger Agreement), other than certain pro forma financial statements, and has agreed to use reasonable best efforts to, and to cause its subsidiaries and controlled or under common control affiliates to, and to use reasonable best efforts to cause their respective officers, directors, employees and accountants to, at Parent’s sole cost and expense (excluding any costs and expenses that RRD would have incurred in the ordinary course of business), provide such customary cooperation as is reasonably requested by Parent or Acquisition Sub to assist Parent and Acquisition Sub in connection with Parent’s efforts to obtain the Debt Financing, including using reasonable best efforts to do the following (to the extent so reasonably requested), among others:

•	providing customary “flash” or “recent development” revenue or balance sheet information to the extent reasonably available;

•	providing reasonably available customary pertinent financial, business and other information;

•	causing members of senior management of RRD to participate in a reasonable number of lender meetings, lender presentations, due diligence sessions and other meetings;

•

providing reasonable assistance to Parent in its preparation of customary rating agency presentations, lender and investor presentations, offering memoranda, customary bank information memoranda and similar documents reasonably required in connection with the Debt Financing;

•

delivering information and documentation related to RRD and its subsidiaries required by the Debt Commitment Letter with respect to compliance under customary applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations;

•	cooperating with the Debt Commitment Lenders’ due diligence, to the extent reasonably requested in connection with the Debt Financing;

•	executing and delivering customary authorization letters to the Debt Commitment Lenders with respect to any bank information memorandum;

•	providing reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto;

•	providing reasonable and customary assistance with facilitating the pledging of collateral (including possessory collateral) in connection with the Debt Financing;

•

taking all reasonable actions necessary to permit the Debt Commitment Lenders to evaluate RRD’s and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the closing of the Merger;

•	supplementing required financial information on a reasonably current basis;

•	causing the independent auditors of RRD to assist and cooperate with Parent in connection with the Debt Financing;

•

delivering any limited conditions transaction election under RRD’s indenture governing its 6.125% secured notes due 2026 (the “RRD Secured Notes”), RRD’s existing ABL facility and/or RRD’s existing TLB facility (provided that no such notice was required to be delivered upon entry into the Merger Agreement); and

•	delivering customary CFO certificates or similar certificates with respect to certain financial information in the offering documents.

RRD also agreed to the use of its and its subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in the ordinary course as is customary for such purpose and in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect RRD, any of its subsidiaries or their reputation or goodwill.

RRD, its subsidiaries and their respective representatives, as applicable, are not (subject to certain exceptions set forth in the Merger Agreement), however, required to, among other things:

•

execute, deliver, enter into, approve or perform any agreement, commitment, certificate, document or instrument (excluding any customary authorization letters or representation letters to RRD’s independent auditors), or modification of any agreement, commitment, document or instrument, in each case, that would be effective prior to the Effective Time;

•	deliver or cause the delivery of any legal opinions, reliance letters or any certificate as to solvency or any other certificate in connection with the Debt Financing;

•

adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, in connection with the Debt Financing or the incurrence of indebtedness thereby, in each case, that would be effective prior to the Effective Time;

•

pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities in connection with the Debt Financing, including under any certificate, agreement, arrangement, document or instrument related thereto, in each case, that would be effective prior to the Effective Time;

•	prepare stand-alone financial statements for any subsidiaries of RRD or prepare financial statements or financial metrics which RRD has not historically prepared;

•

take any action that will conflict with or violate RRD’s or any of its subsidiaries’ organizational documents or any laws or result in a breach of, or default under, any contract or otherwise breach any of RRD’s representations, warranties, covenants or agreements under the Merger Agreement;

•	enter into or approve any binding commitment prior to the Effective Time; or

•	take actions that would unreasonably interfere with the ongoing operations of RRD and its subsidiaries.

Parent and Acquisition Sub have agreed to indemnify and hold harmless RRD, RRD’s affiliates and its and their respective representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) suffered or incurred by them as a result of, or in connection with, the cooperation requirements described above, the Debt Financing and any information used in connection therewith, except to the extent that such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) arose from (i) historical financial information relating to RRD and its subsidiaries provided by RRD expressly for use in connection with the Debt Financing or (ii) the fraud, bad faith, or willful misconduct of RRD, its subsidiaries, or any of their respective affiliates or representatives as finally determined in a non-appealable judgment by a court of competent jurisdiction.

In addition, RRD has agreed to amend, redeem and take certain other actions with respect to its outstanding debt, including by, if requested by Parent or Acquisition Sub, (i) commencing a consent solicitation or exchange or tender offer with respect to RRD’s outstanding debt, (ii) assisting Parent in incurring indebtedness at an escrow entity that will be merged with RRD or assumed by RRD substantially concurrently with the Effective Time and (iii) incurring indebtedness that would constitute “Additional Notes” under the indenture governing the RRD Secured Notes, in each case of clauses (ii) and (iii) so long as such additional debt is permitted under RRD’s existing debt documents. In connection therewith, Parent has agreed to indemnify and hold harmless RRD, RRD’s subsidiaries and its and their respective representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) suffered or incurred by them in connection with any such consent solicitation or exchange or tender offer or as otherwise contemplated pursuant to Section 5.19 of the Merger Agreement, any information utilized in connection therewith for inclusion in the related offer documents (other than information provided in writing to Parent by RRD or any of its subsidiaries) or any misuse of the logos or marks of RRD or any subsidiary of RRD, except to the extent that such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) are determined by a final, non-appealable judgment by a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct of such indemnified party.

Employee Benefits

During the Continuation Period, Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, provide for each employee of RRD or any of its subsidiaries who remains an employee of Parent, the Surviving Corporation or any of their affiliates following the Effective Time (each, a “Continuing Employee”) who is not covered by a collective bargaining agreement with (i) at least the same base salary and base wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash bonus opportunities (excluding any equity or equity-based, retention and long-term incentive compensation, non-qualified deferred compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits (excluding retention, non-qualified deferred compensation, equity, equity-based or other long-term incentive compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to such employee benefits provided to such Continuing Employee immediately prior to the Effective Time.

In addition, each Continuing Employee who is not covered by a collective bargaining agreement and whose employment is terminated during the Continuation Period under circumstances that would have entitled such Continuing Employee to severance benefits if such termination had occurred prior to the Effective Time will receive severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable RRD severance plan, policy, practice or arrangement in accordance with the terms of such arrangement as in effect on December 14, 2021, provided that receipt of such severance payments and benefits may be contingent on the Continuing Employee’s execution of a release of claims.

Parent will use reasonable best efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any health, welfare, retirement, severance or vacation benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”) to the extent that (i) coverage under such New Plan replaces coverage under an RRD benefit plan in which such Continuing Employee participated immediately prior to the Effective Time (collectively, the “Old Plans”) and (ii) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan. In addition, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent will use commercially reasonable efforts to cause (a) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (b) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan (in each case, except for benefit accruals under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits).

Parent will use reasonable best efforts to cause the Continuing Employees who are eligible participants under the New Plans to receive service credit for service with RRD and its subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the analogous Old Plan, except (i) for benefit accrual under defined benefit pension plans, (ii) for purposes of qualifying for subsidized early retirement benefits, (iii) to the extent any such service credit would result in the duplication of benefits or (iv) for purposes of any equity-incentive plan or nonqualified deferred compensation plan. Credit for service with RRD will not be provided for purposes of eligibility for retirement vesting under any of Parent or its affiliates’ equity plans.

Parent will, and will cause the Surviving Corporation to, honor the terms of each collective bargaining agreement and works council agreement until such collective bargaining agreement or works council agreement expires pursuant to its terms or is modified by the parties thereto.

Efforts to Close the Merger

RRD, Parent and Acquisition Sub have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the closing of the Merger to be satisfied as expeditiously as possible, including, among other things, using reasonable best efforts to accomplish the following:

•

the obtaining of all necessary actions or non-actions, consents and approvals from governmental authorities necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any action by, any governmental authority necessary in connection with the consummation of the transactions contemplated by the Merger Agreement;

•	the obtaining of all other necessary consents, approvals or waivers from third parties;

•	the defending of any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby; and

•

the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

In furtherance thereof, the parties have agreed to furnish information and reasonable assistance and to cooperate with one another in preparing governmental filings and responding to inquiries from governmental authorities, and the parties have further agreed not to enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties. In addition, Parent and Acquisition Sub have agreed not to, and to not permit any of their affiliates to, (i) acquire or agree to acquire any business of any person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action, in each case that would (a) impose any delay in the obtaining of, or increase the risk of not obtaining, approval from, or avoiding an action by, any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period under antitrust laws, (b) increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement or (c) otherwise delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Access to Information

Under the Merger Agreement, RRD shall (and shall cause each of its subsidiaries to) afford to Parent, the Debt Commitment Lenders and their respective representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of RRD and its subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, to the management employees, officers, properties, books and records of RRD and its subsidiaries and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to Parent, the Debt Commitment Lenders and their respective representatives all information (to the extent not publicly available) concerning the business, properties and personnel of RRD and its subsidiaries as may reasonably be requested, including any financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, subject to certain exceptions.

However, RRD and its subsidiaries will not be required to disclose any information to Parent or Acquisition Sub to the extent such disclosure would, in the reasonable judgment of RRD, (i) violate applicable law or result in any breach under any confidentiality provisions of any agreement to which RRD or any of its subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided that RRD will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent in seeking to provide such document or information in a manner that would not result in violation of law, breach of confidentiality (including by way of redaction) or the loss or waiver of such privilege. In addition, RRD will not be required to provide access or make any disclosure to Parent (a) to the extent that such access or information is reasonably pertinent to a litigation where RRD or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties or (ii) regarding matters that relate to the negotiation and execution of the Merger Agreement, including with respect to the consideration or valuation of the Merger or any Alternative Acquisition Proposal or Superior Proposal, in each case, other than as required by the terms of the Merger Agreement.

Indemnification and Insurance

In the Merger Agreement, Parent and Acquisition Sub agreed that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of (or in a comparable role with) RRD or its subsidiaries, or any person serving at the request of RRD or any of its subsidiaries as a director or officer of (or in a comparable role with) another person (the “D&O Indemnified Parties”), will survive the Merger and will continue in full force and effect in accordance with their terms (and with respect to RRD’s organizational documents, after the closing of the Merger such rights shall be mandatory rather than permissive), and Parent shall and shall cause the Surviving Corporation and its subsidiaries to perform such obligations thereunder.

The Merger Agreement further requires Parent to cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to exculpation, indemnification, contribution, advancement of expenses and limitation of director or officer (or comparable) liability that are no less favorable to the D&O Indemnified Parties with respect to the period prior to the closing of the Merger than those set forth in RRD’s and its subsidiaries’ organizational documents as of the Closing Date, which provisions thereafter shall not, for a period of at least six years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties. Further, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action or proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by such action or proceeding from all liability arising out of such action or proceeding.

For at least six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by RRD or any of its subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of at least an “A”) for RRD and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement; provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium currently paid by RRD or any of its subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount. In lieu of such insurance, prior to the Effective Time, RRD may purchase prepaid, non-cancellable six-year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified

Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement (provided that the premium for such Tail Coverage shall not exceed the Maximum Amount), and Parent shall cause the Surviving Corporation (or its applicable subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations to maintain the Existing D&O Insurance Policies.

Other Covenants

Stockholders’ Meeting

RRD is required to, as promptly as practicable (and in any event within five calendar days) following the earlier of (i) the date on which the SEC confirms that it has no further comments on the Proxy Statement and (ii) 10 calendar days after the initial filing of the Proxy Statement if the SEC confirms it will not be reviewing the Proxy Statement, (a) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the RRD stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act (the “Stockholders’ Meeting”) (provided that the Stockholders’ Meeting shall in no event be scheduled for later than the 40th day following the first mailing of the Proxy Statement to RRD’s stockholders), (b) cause the Proxy Statement to be mailed to RRD’s stockholders as of the record date established for the Stockholders’ Meeting and (c) duly call, convene and hold the Stockholders’ Meeting.

RRD may, at its option (and shall in the case of the following clause (ii) upon the reasonable and timely request by Parent), postpone or adjourn the Stockholders’ Meeting (i) with the prior written consent of Parent and Acquisition Sub, or (ii) to the extent RRD has not received proxies representing a sufficient number of shares of RRD Common Stock to obtain the RRD Stockholder Approval, whether or not a quorum is present, provided that any such postponement or adjournment of the Stockholders’ Meeting cannot exceed 10 days. Parent and Acquisition Sub are required to vote all shares of RRD Common Stock held by them in favor of the approval of the Merger Agreement.

Rights Agreement

From the date of the Merger Agreement until the Effective Time, RRD (i) must take all actions necessary to ensure that the rights under the Rights Agreement do not become exercisable solely by virtue of, or as a result of, the approval, adoption, execution, delivery or amendment of the Merger Agreement, the public announcement or public disclosure of the Merger Agreement or any of the transactions contemplated thereby, including the Merger, or the performance or consummation of any of the transactions contemplated by the Merger Agreement, including the Merger, (ii) if the Rights Agreement becomes applicable to the Merger or the other transactions contemplated by the Merger Agreement (other than for the purpose of exempting the Merger and such transactions therefrom), must take all actions necessary to eliminate the effect of the Rights Agreement on the Merger or the other transactions contemplated by the Merger Agreement and (iii) must not enter into a stockholder rights plan, “poison pill” or other similar agreement or arrangement that is, or at the Effective Time will be, applicable (other than for the purpose of exempting the Merger Agreement and such transactions therefrom) to the Merger or the other transactions contemplated by the Merger Agreement.

Stockholder Litigation

Each of RRD and Parent must keep the other reasonably informed of, and reasonably cooperate with such party in connection with, any stockholder litigation or claim against such party or its directors or officers relating to the Merger or the other transactions contemplated by the Merger Agreement. No settlement in connection with such stockholder litigation may be agreed to without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

As required by, and concurrently with the execution of, the Merger Agreement, CAM and RRD executed and filed a stipulation and proposed order staying the Chatham Action. In the Merger Agreement, Parent and

Acquisition Sub have agreed not to, and to cause their affiliates not to, make, encourage, facilitate, initiate or participate in the Chatham Action or any other similar stockholder litigation, including the Patodia Action, until such time as the Merger Agreement is terminated, except as may be necessary to (i) preserve the stay thereof, (ii) enforce the provisions of the Merger Agreement or any agreement contemplated by or executed in connection with the Merger Agreement, (iii) make counterclaims with respect to any proceeding initiated by, or on behalf of, RRD against CAM, Parent or Acquisition Sub or any of their affiliates or (iv) respond to or comply with a validly issued legal process that none of CAM, Parent, Acquisition Sub or any of their affiliates initiated, encouraged or facilitated. No later than three business days following the closing of the Merger, CAM is required to, and Parent is required to cause CAM to, cause the Chatham Action to be dismissed with prejudice.

In addition, as required by, and concurrently with the execution of, the Merger Agreement, CAM and its applicable affiliates delivered to RRD a letter withdrawing and reserving the Chatham Claims until the earlier of (i) the termination of the Merger Agreement and (ii) such time as RRD makes a Change of Recommendation, and in the Merger Agreement CAM has agreed to cause the Chatham Claims to be fully rescinded, withdrawn and terminated no later than three business days following the closing of the Merger.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by law) waiver by RRD, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

•	the RRD Stockholder Approval shall have been obtained;

•	the Antitrust Condition; and

•	the Restraint Condition.

The obligations of Parent and Acquisition Sub to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by Parent at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties of RRD contained in the Merger Agreement, without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; provided, however, that the representations and warranties:

•

regarding RRD’s organization and qualification, subsidiaries and authority relative to the Merger Agreement, the requirement for stockholder approval in connection with the transactions contemplated by the Merger Agreement, the absence of any undisclosed brokers fees, the opinion of Centerview, the inapplicability to the Merger Agreement of the Rights Agreement and the Company’s termination of the Atlas Merger Agreement shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•	regarding RRD’s capital structure shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) when made; and

•

regarding the Board’s approval of and recommendation to stockholders with respect to the Merger Agreement and the absence of a Company Material Adverse Effect since December 31, 2020, shall be true and correct in all respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

RRD shall have performed and complied, as applicable, in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date;

•	from the date of the Merger Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred; and

•

RRD shall have delivered a certificate to Parent and Acquisition Sub, dated as of the Closing Date and duly executed by a senior executive officer of RRD, certifying to the effect that the foregoing conditions to the obligations of Parent and Acquisition Sub to consummate the Merger have been satisfied.

The obligations of RRD to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by RRD at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties of Parent and Acquisition Sub contained in the Merger Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct both when made and as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties regarding Parent and Acquisition Sub’s organization and qualification, authority relative to the Merger Agreement and the absence of any undisclosed brokers fees shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

Parent and Acquisition Sub shall have performed and complied, as applicable, in all material respects with their respective obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•

Parent shall have delivered a certificate to RRD, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the foregoing conditions to the obligations of RRD to consummate the Merger have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the RRD Stockholder Approval is obtained:

•	by mutual written consent of each of Parent and RRD;

•	by either Parent or RRD, if:

•

the Merger shall not have been consummated on or before the Termination Date (subject to an extension to the 240th day following the date of the Merger Agreement in the event that all of the conditions to the closing of the Merger have been or are capable of being satisfied, other than the Antitrust Condition or the Restraint Condition); provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party if the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the consummation of the Merger to have occurred on or before such date;

•	prior to the Effective Time, any governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining,

rendering illegal or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such law or order or other action shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to a party that has failed to comply with its obligations as described in the section entitled “Terms of the Merger Agreement—Efforts to Close the Merger” beginning on page [●] of this Proxy Statement, or if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under the Merger Agreement; or

•

the RRD Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which the Merger Agreement and the transactions contemplated thereby have been voted upon;

•	by RRD if:

•

Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the obligations of RRD to consummate the Merger and (ii) is not reasonably capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (a) the Termination Date and (b) the date that is 30 calendar days following RRD’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided that RRD shall not have the right to terminate the Merger Agreement pursuant to this provision if RRD is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

•

prior to receipt of the RRD Stockholder Approval, the Board shall have authorized RRD to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with the applicable provisions of the Merger Agreement; provided that, substantially concurrently with and as a condition to such termination, RRD enters into such Alternative Acquisition Agreement and pays (or causes to be paid) an expense reimbursement to (or at the direction of) Parent; or

•

(i) all of the conditions to Parent’s and Acquisition Sub’s obligations to consummate the Merger have been satisfied (other than those conditions (a) the failure of which to be satisfied is attributable primarily to a breach by Parent or Acquisition Sub of its representations, warranties, covenants or agreements under the Merger Agreement and (b) that by their terms are to be satisfied at the closing of the Merger, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing of the Merger), (ii) Parent and Acquisition Sub have failed to consummate the Merger within two business days following the first date the consummation of the Merger should have occurred under the Merger Agreement and (iii) RRD has notified Parent in writing that the conditions to the closing of the Merger have been satisfied or, with respect to RRD’s conditions, waived (or would be satisfied or waived if the consummation of the Merger were to occur on the date of such notice) and that it stands ready, willing and able to consummate the Merger at such time (and under the terms of the Merger Agreement, any failure by Parent or Acquisition Sub to consummate the Merger at any time at which RRD may terminate the Merger Agreement pursuant to the foregoing is deemed an Intentional Breach of the Merger Agreement by Parent and Acquisition Sub); or

•	by Parent if:

•

RRD shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the obligations of Parent and Acquisition Sub to consummate the Merger and (ii) is not reasonably capable of being cured, or is not cured, by RRD on or before the earlier of (a) the Termination Date and (b) the date that is 30 calendar days following Parent’s delivery of written notice to RRD of such breach; provided that Parent shall not have the right to terminate the Merger Agreement pursuant to this provision if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•

(i) the Board shall have made a Change of Recommendation (provided that Parent’s right to terminate the Merger Agreement under this provision shall expire upon the RRD Stockholder Approval having been obtained) or (ii) RRD or any of its subsidiaries shall have entered into any definitive agreement to consummate an Alternative Acquisition Proposal.

In the event that the Merger Agreement is validly terminated and the Merger abandoned pursuant to the termination rights above, written notice thereof shall be given to the other party or parties, specifying the provisions of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void and of no effect without liability on the part of any party thereto (or any of its affiliates or representatives), and all rights and obligations of any party thereto shall cease. Except as otherwise provided in the Merger Agreement, no such termination will relieve any party of any liability or damages (which shall not be limited to reimbursement of expenses or out-of-pocket costs) resulting from fraud or any Intentional Breach of any covenant or obligation under the Merger Agreement prior to such termination, in which case, except as otherwise provided in the Merger Agreement, the aggrieved party will be entitled to all remedies available at law or in equity. In addition, the confidentiality agreement, dated December 14, 2021, between CAM and RRD, and certain sections of the Merger Agreement, including as to the payment of reimbursement amounts and expenses and certain indemnification obligations, will survive any termination of the Merger Agreement in accordance with their respective terms.

Reimbursement Amounts

RRD is required to pay to Parent a $12,000,000 expense reimbursement amount if the Merger Agreement is terminated under the following circumstances:

•

after the date of the Merger Agreement and prior to the Stockholders’ Meeting a third party publicly announces and does not withdraw a Qualifying Transaction, (ii) the Merger Agreement is subsequently terminated by either RRD or Parent because the Termination Date has occurred or the RRD Stockholder Approval is not obtained, or by Parent as a result of an Intentional Breach by RRD of any covenant or agreement under the Merger Agreement and (iii) within 12 months of such termination, RRD consummates any Qualifying Transaction or enters into a definitive agreement providing for the consummation of any Qualifying Transaction;

•	the Merger Agreement is terminated by RRD to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; or

•

the Merger Agreement is terminated by Parent because (i) the Board has made a Change of Recommendation or (ii) RRD or any of its subsidiaries has entered into any definitive agreement to consummate an Alternative Acquisition Proposal.

If RRD or Parent terminates the Merger Agreement because the RRD Stockholder Approval is not obtained at the Stockholders’ Meeting, the expense reimbursement amount payable by RRD in this situation is $12,148,000 (and if such amount is paid, then the above $12,000,000 expense reimbursement amount will not become payable in any of the above situations).

In addition, in the event any of the above expense reimbursement amounts become payable under the Merger Agreement, the Atlas Termination Fee Refund would become payable by RRD. The Atlas Termination Fee Refund would also become payable by RRD in the event Parent terminates the Merger Agreement due to RRD’s breach or failure to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the obligations of Parent and Acquisition Sub to consummate the Merger and (ii) is not reasonably capable of being cured, or is not cured, by RRD on or before the earlier of (a) the Termination Date and (b) the date that is

30 calendar days following Parent’s delivery of written notice to RRD of such breach (and provided that Parent and Acquisition Sub are not then in material breach of any of their representations, warranties, covenants or agreements under the Merger Agreement).

Enforcement Expenses

If RRD fails to pay promptly the expense reimbursement amounts due under the Merger Agreement (for the avoidance of doubt, other than the Atlas Termination Fee Refund), and in order to obtain such payment, Parent commences a suit that results in a judgment against RRD for the payment of such amounts, RRD must pay Parent its reasonable and documented third-party costs and expenses (including legal fees and expenses), together with interest on the unpaid amount accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal.

Specific Performance

Parent, Acquisition Sub and RRD are entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the right of each party to cause the other parties to consummate the Merger and the other transactions contemplated by the Merger Agreement and the right of RRD to cause Parent to fully enforce the terms of the Capital Commitment Letter against CAM and the Chatham Funds, subject to the terms set forth therein), in addition to any other remedy to which they are entitled at law or in equity. If a party brings an action to specifically enforce the performance of the terms and provisions of the Merger Agreement (other than an action to enforce specifically any provision that expressly survives the termination of the Merger Agreement), the Termination Date will automatically be extended to (i) the third business day following the resolution of such action or (ii) such other time period established by the court presiding over such action.

Fees and Expenses

Except as otherwise expressly set forth in the Merger Agreement and for payment of the termination fee due under the Atlas Merger Agreement, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that Parent will be responsible for and pay all costs and expenses in connection with the filings of the notification and report forms under any antitrust laws in connection with the transactions contemplated by the Merger Agreement.

Amendment; Extension and Waiver

The Merger Agreement provides that it may be amended by mutual agreement of RRD and Parent at any time before or after receipt of the RRD Stockholder Approval, except that after the RRD Stockholder Approval has been obtained, there shall not be any amendment that by law or in accordance with the rules of any stock exchange requires further approval by the stockholders of RRD without such further approval of such stockholders. In addition, any amendment to certain sections of the Merger Agreement, in each case to the extent such amendment would affect the rights of a Debt Commitment Lender, must also be approved by such Debt Commitment Lender.

At any time prior to the Effective Time, subject to applicable law, any party may (i) extend the time for the performance for its benefit of any obligation or other act of any of the other parties, (ii) waive any inaccuracy in the representations and warranties made to it by another party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement or condition for its benefit contained in the Merger Agreement.

Governing Law

Except for disputes involving the Debt Commitment Lenders (which will be governed by the laws of the State of New York), the Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that RRD provide RRD stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by RRD to its named executive officers in connection with the Merger, as disclosed in the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—Golden Parachute Compensation” beginning on page [●] of this Proxy Statement.

RRD stockholders are asked to indicate their approval of the compensation that will or may become payable by RRD to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—Golden Parachute Compensation” beginning on page [●] of this Proxy Statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of RRD’s overall compensation program for its named executive officers, and previously have been disclosed to RRD stockholders as part of the “Compensation Discussion & Analysis” and related sections of RRD’s annual proxy statements. These historical arrangements were adopted and approved by the Human Resources Committee of the Board, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, RRD is seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of R. R. Donnelley & Sons Company approve, on a non-binding, advisory basis, the compensation that will or may become payable to RRD’s named executive officers that is based on, or otherwise relates to, the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Directors and Executive Officers of RRD in the Merger—Golden Parachute Compensation” in RRD’s Proxy Statement for the Special Meeting of stockholders.”

This proposal is not a condition to consummation of the Merger, and as an advisory vote, the result will not be binding on RRD, the Board or Parent. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, RRD’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the shares of RRD Common Stock, which are present or represented by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by RRD to its named executive officers in connection with the Merger.

The Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by RRD to its named executive officers in connection with the Merger.

MARKET PRICES AND DIVIDEND DATA

RRD Common Stock is listed on the NYSE under the symbol “RRD.” As of [●], 202[2], the latest practicable trading day prior to the date of this Proxy Statement, there were [●] shares of RRD Common Stock outstanding, held by approximately [●] stockholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of RRD Common Stock as reported by the NYSE:

	Market Price
	High		Low
2021
Fourth Quarter (ending December 31, 2021)	$	[●]	$	[●]
Third Quarter (ended September 30, 2021)		$6.89		$4.04
Second Quarter (ended June 30, 2021)		$7.15		$3.94
First Quarter (ended March 31, 2021)		$4.70		$2.15
2020
Fourth Quarter (ended December 31, 2020)		$2.32		$1.12
Third Quarter (ended September 30, 2020)		$1.68		$1.01
Second Quarter (ended June 30, 2020)		$2.05		$0.81
First Quarter (ended March 31, 2020)		$4.18		$0.72
2019
Fourth Quarter (ended December 31, 2019)		$4.83		$3.15
Third Quarter (ended September 30, 2019)		$3.90		$1.68
Second Quarter (ended June 30, 2019)		$4.86		$1.92
First Quarter (ended March 31, 2019)		$6.34		$3.84

The closing price of RRD Common Stock on October 11, 2021, the last trading day prior to Chatham’s submission of the October 12 Chatham Proposal, was $4.93 per share. The closing price of RRD Common Stock on December 13, 2021, the last trading day prior to the Board’s approval of the Merger Agreement, was $11.07 per share. On [●], 202[2], the latest practicable trading day prior to the date of this Proxy Statement, the closing price of RRD Common Stock was $[●] per share.

Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement, neither RRD nor any of its subsidiaries may, subject to certain exceptions, authorize, declare, pay or make any dividends or other distributions without the written consent of Parent.

Following the Merger, there will be no further market for shares of RRD Common Stock, and RRD anticipates that RRD Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, RRD would no longer file periodic reports with the SEC on account of RRD Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of RRD Common Stock as of December 16, 2021 by the persons or groups of stockholders that are known to us to be the beneficial owners of more than 5% of the shares of RRD Common Stock as of December 16, 2021 (using the number of shares outstanding on that date for calculating the percentage). The information regarding beneficial owners of more than 5% of RRD Common Stock is based solely on public filings made by such owners with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Chatham Asset Management, LLC(1)	10,927,100(2)	14.99%
BlackRock Inc.(3)	6,046,744(4)	8.29%
HG Vora Capital Management, LLC(5)	5,000,000(6)	6.86%

(1)

In the jointly-filed Schedule 13D, as amended (most recently prior to December 16, 2021 by Amendment No. 7 filed with the SEC on December 15, 2021), of CAM, Chatham Asset High Yield Master Fund, Ltd. and Anthony Melchiorre (the “Chatham 13D”), CAM lists its principal business address as 26 Main Street, Suite 204, Chatham, New Jersey 07928.

(2)

Represents shares of RRD Common Stock beneficially owned as of December 15, 2021, based on the Chatham 13D. The Chatham 13D discloses that CAM has shared investment and voting authority over 10,927,100 shares, that Chatham Asset High Yield Master Fund, Ltd. beneficially owns 4,538,973 shares over which it has shared investment and voting authority and that Mr. Melchiorre beneficially owns 10,927,100 shares over which he has shared investment and voting authority.

(3)	In the Form 13F filed by BlackRock Inc. on November 9, 2021 (the “BlackRock 13F”), BlackRock Inc. lists its principal business address as 55 East 52nd Street, New York, New York 10055.
(4)

Represents shares of RRD Common Stock beneficially owned as of September 30, 2021, based on the BlackRock 13F. In the BlackRock 13F, BlackRock Inc. indicates that it has sole investment and voting authority over 6,046,744 shares.

(5)

In the Form 13F filed by HG Vora Capital Management, LLC on November 15, 2021 (the “HG Vora Capital Management 13F”), HG Vora Capital Management, LLC lists its principal address as 330 Madison Avenue, 20th Floor, New York, New York 10017.

(6)

Represents shares of RRD Common Stock beneficially owned as of September 30, 2021, based on the HG Vora Capital Management 13F. In the HG Vora Capital Management 13F, HG Vora Capital Management, LLC indicates that it has sole investment and voting authority over 5,000,000 shares.

The following table sets forth the total number of shares of RRD Common Stock beneficially owned and the percentage of the outstanding shares of RRD Common Stock so owned as of December 16, 2021 by:

•	each director;

•	each named executive officer; and

•	all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of RRD Common Stock	Restricted Stock Units(1)	Stock Options Exercisable on or Prior to February 14, 2022	Total	Percent of Class
Directors and Named Executive Officers
John C. Pope	216,415	—	—	216,415	*
Irene M. Esteves	106,588	—	—	106,588	*
Susan M. Gianinno	135,048	—	—	135,048	*
Timothy R. McLevish	131,084	—	—	131,084	*
Jamie Moldafsky	111,068	—	—	111,068	*
James Ray, Jr	—	—	—	—	*
Daniel L. Knotts	1,034,654	—	14,500	1,049,154	1.44%
Terry D. Peterson	271,616	—	—	271,616	*
John P. Pecaric	162,519	—	—	162,519	*
Douglas D. Ryan(2)	55,223	—	—	55,223	*
Deborah L. Steiner	98,212	—	—	98,212	*
All Directors and Executive Officers as a Group (14 Persons)	2,301,098	—	15,500	2,316,598	3.18%

*	Less than 1%.
(1)

Includes only executive officer restricted stock units that have vested or are scheduled to vest on or prior to February 14, 2022. Does not include outside director restricted stock units. Outside director restricted stock units are payable in shares of RRD Common Stock or cash, as determined by RRD, upon the applicable director’s termination from the Board and thus do not confer any right to ownership of the underlying shares.

(2)	Mr. Ryan terminated employment with RRD effective June 1, 2021.

Except as otherwise indicated above, each of the persons named in each of the above tables has sole voting and investment power with respect to all RRD Common Stock beneficially owned set forth opposite their name.

APPRAISAL RIGHTS

If the Merger Agreement is adopted by RRD stockholders, shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal rights under Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of RRD Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of RRD Common Stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of RRD Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with such broker, bank or other nominee.

Under Section 262, holders of RRD Common Stock who (i) submit a timely written demand for appraisal of their shares, (ii) do not vote in favor of the proposal to adopt the Merger Agreement, (iii) continuously are the record holders of such shares through the Effective Time and (iv) otherwise follow the procedures set forth in Section 262, will be entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of such shares of RRD Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value, as determined by the Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262). Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, and except as provided in subsection (h) of Section 262, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the $10.85 per share Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This Proxy Statement constitutes RRD’s notice to RRD stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this Proxy Statement as Annex D. In connection with the Merger, any holder of shares of RRD Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Court of Chancery will dismiss appraisal proceedings as to all RRD stockholders who assert appraisal rights unless (i) the total number of shares of RRD Common Stock entitled to appraisal exceeds 1% of the outstanding shares of RRD Common Stock eligible for appraisal or (ii) the value of the Merger Consideration in respect of such total number of shares exceeds $1,000,000. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of RRD Common Stock, RRD believes that if an RRD stockholder is considering exercising appraisal rights, that stockholder should seek the advice of legal counsel. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration as described in and in accordance with the terms of the Merger Agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares of RRD Common Stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

•	the stockholder must deliver to RRD a written demand for appraisal before the vote on the proposal to adopt the Merger Agreement is taken at the Special Meeting;

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares prior to the Effective Time); and

•

the stockholder or the Surviving Corporation must file a petition in the Court of Chancery demanding a determination of the value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no present intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the proposal to adopt the Merger Agreement, abstain or not vote his, her or its shares.

Filing Written Demand

Any holder of shares of RRD Common Stock wishing to exercise appraisal rights must deliver to RRD, before the vote on the proposal to adopt the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement either at the Special Meeting or by proxy. A holder of shares of RRD Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. However, neither voting against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the Special Meeting will cause the stockholder to lose his, her or its appraisal rights in connection with the Merger.

Only a holder of record of shares of RRD Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of RRD Common Stock should be executed by or on behalf of the holder of record and must reasonably inform RRD of the identity of the holder and state that the holder intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

R. R. Donnelley & Sons Company

Attention: Secretary

35 West Wacker Drive, 36th Floor

Chicago, Illinois 60601

Any holder of shares of RRD Common Stock may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to RRD a written withdrawal of the demand for appraisal and an acceptance of the Merger within 60 days after the Effective Time. Any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed without the approval of such court and such approval may be conditioned upon such terms as the Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is consummated, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of RRD Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to adopt the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of RRD Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the value of the shares held by all stockholders entitled to appraisal. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of shares of RRD Common Stock. Accordingly, any holders of RRD Common Stock who desire to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery in the manner prescribed in Section 262. The failure of a holder of RRD Common Stock to file such a petition for appraisal within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of RRD Common Stock who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the Merger Agreement and with respect to which RRD received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must provide this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder of shares of RRD Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery (the “Register in Chancery”) a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares and who hold shares represented by stock certificates to submit such stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of RRD Common Stock entitled to appraisal, the Court of Chancery will appraise the “fair value” of the shares of RRD Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated, citing a prior case, that, in making this determination of fair value, the court must consider market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although RRD believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither RRD nor Parent anticipates offering more than the $10.85 per share Merger Consideration to any RRD stockholder exercising appraisal rights. Each of RRD and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of RRD Common Stock is less than the $10.85 per share Merger Consideration.

Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided that if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceeding may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of RRD Common Stock under Section 262 fails to perfect, or loses or effectively withdraws, such holder’s right to appraisal, such stockholder’s shares of RRD Common Stock will be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, less applicable withholding taxes. A stockholder will fail to perfect, or lose or effectively withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote RRD Common Stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of RRD Common Stock, if any, payable to RRD stockholders of record as of a time prior to the Effective Time; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery, however, the appraisal proceeding may not be dismissed as to any RRD stockholder without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any RRD stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

OTHER MATTERS

The sole business that may be considered at the Special Meeting are the matters set forth in the Notice of Special Meeting accompanying this Proxy Statement.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of RRD stockholders. However, if the Merger is not consummated, RRD stockholders will continue to be entitled to attend and participate in RRD stockholders’ meetings. The current anticipated date of the 2022 annual meeting of stockholders is May 19, 2022 (the “2022 Annual Meeting”).

As described in our annual proxy statement for the 2021 annual meeting of stockholders filed on April 13, 2021, RRD stockholders had the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the 2022 Annual Meeting by submitting their proposals in writing to our Secretary in a timely manner by December 14, 2021, under the current anticipated timeline for the 2022 Annual Meeting.

A stockholder wishing to nominate a candidate for election to the Board, or make a proposal at the 2022 Annual Meeting that will not be considered for inclusion in our proxy statement, is required to give appropriate written notice to our Secretary. A stockholder’s notice to our Secretary shall set forth certain information concerning the stockholder and each director nomination or proposal, as specified in Section 1.11 of RRD’s bylaws, and must comply with the other requirements specified in Section 1.11 of RRD’s bylaws. To be timely for the 2022 Annual Meeting, under the current anticipated timeline, the notice must be received by our Secretary at our principal executive offices between February 18, 2022 and March 21, 2022.

Subject to compliance with RRD’s bylaws and applicable law, RRD reserves the right to change the foregoing dates and times.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that RRD can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that RRD has previously filed with the SEC. These documents contain important information about RRD and its financial condition and are incorporated by reference into this Proxy Statement.

The following RRD filings with the SEC are incorporated by reference:

•	RRD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021;

•

RRD’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on April 28, 2021, August 4, 2021 and November 3, 2021, respectively;

•	RRD’s Definitive Proxy Statement on Schedule 14A for the May 20, 2021 annual meeting of stockholders, filed with the SEC on April 13, 2021; and

•

RRD’s Current Reports on Form 8-K filed with the SEC on March 2, 2021, April 13, 2021 (Accession No. 0001193125-21-114036), April 14, 2021, April 19, 2021, April 29, 2021, May 4, 2021 (Accession Nos. 0001193125-21-149142 and 0001193125-21-150122), May 11, 2021, May 18, 2021, May 24, 2021, June 2, 2021 (with respect to Item 5.02 only), July 30, 2021, August 2, 2021, August 27, 2021, November 3, 2021 (Accession No. 0001193125-21-317769), November 4, 2021, November 12, 2021, November 29, 2021, December 1, 2021, December 9, 2021, December 10, 2021 (Accession Nos. 0001193125-21-354090 and 0001193125-21-354138), December 14, 2021, December 17, 2021, December 22, 2021, December 23, 2021, December 27, 2021 and December 30, 2021.

RRD also incorporates by reference into this Proxy Statement additional documents that it may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on RRD’s website is not part of this Proxy Statement, and therefore is not incorporated by reference into this Proxy Statement.

You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at investor.rrd.com or upon written request to R. R. Donnelley & Sons Company, 35 West Wacker Drive, 36th Floor, Chicago, Illinois 60601, Attention: Secretary.

If you have any questions about this Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call: (877) 750-8226 (toll-free from the U.S. and Canada)

or +1 (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS

RRD has supplied all information relating to RRD, and Parent has supplied, and RRD has not independently verified, all of the information relating to Parent and Acquisition Sub contained in the sections entitled “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”

The cost of this proxy solicitation will be borne by RRD. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of RRD Common Stock.

You should not send in your RRD stock certificates until you receive transmittal materials after the Merger is consummated.

You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement to vote on the Merger. RRD has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated [●], 2022. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CHATHAM DELTA PARENT, INC.

CHATHAM DELTA ACQUISITION SUB, INC.,

and

R. R. DONNELLEY & SONS COMPANY

Dated as of December 14, 2021

A-i

A-ii

Appendices

Appendix A	Definitions

Schedules

Schedule I	Governmental Authorities

A-iii

INDEX OF DEFINED TERMS

Page
ABL Credit Agreement Consent Solicitation	A-52, A-1
ABL Payoff Letter	A-45, A-1
Acquisition Sub	A-1, A-1
Action	A-1
Affiliate	A-1
Aggregate Merger Consideration	A-1
Agreement	A-1, A-1
Alternative Acquisition Agreement	A-40, A-1
Alternative Acquisition Proposal	A-1
Alternative Financing	A-48, A-1
Anti-Corruption Laws	A-12, A-1
Antitrust Laws	A-1
Atlas	A-1, A-1
Atlas Agreement	A-1, A-1
Atlas Confidentiality Agreement	A-1
Atlas Payment	A-61, A-1
Atlas Termination Fee	A-2, A-1
Atlas Termination Fee Refund	A-61, A-2
Blue Sky Laws	A-2
Book-Entry Evidence	A-4, A-2
Business Day	A-2
CAM	A-2, A-2
Capital Commitment Letter	A-29, A-2
Capital Financing	A-29, A-2
Capital Financing Sources	A-2
Capitalization Date	A-9, A-2
CARES Act	A-2
Centerview	A-24, A-2
Certificate of Merger	A-2, A-2
Certificates	A-4, A-2
Certification of AFTAP	A-2
Change of Recommendation	A-40, A-2
Chatham Claims	A-2, A-2
Chatham Litigation	A-2, A-2
Closing	A-2, A-2
Closing Date	A-2, A-2
Code	A-2
Company	A-1, A-2
Company Additional Secured Notes	A-52, A-2
Company Benefit Plan	A-3
Company Bylaws	A-11, A-3
Company Charter	A-11, A-3
Company Common Stock	A-3, A-3
Company Debt	A-45, A-3
Company Disclosure Letter	A-3
Company Employee	A-3
Company Equity Awards	A-3
Company Equity Plan	A-3
Company Existing Secured Notes	A-49, A-3

A-iv

Company Indentures	A-45, A-3
Company IP	A-18, A-3
Company Long-Term Cash Award	A-3
Company Material Adverse Effect	A-56, A-3
Company Material Contract	A-21, A-4
Company Notes	A-4
Company Option	A-4
Company Option Consideration	A-6, A-4
Company Owned IP	A-19, A-4
Company Permits	A-12, A-4
Company Phantom RSU	A-4
Company Phantom RSU Consideration	A-6, A-4
Company PSU	A-4
Company PSU Consideration	A-7, A-4
Company Recommendation	A-4
Company Related Parties	A-60, A-5
Company RSU	A-5
Company RSU Consideration	A-6, A-5
Company SEC Documents	A-13, A-5
Company Securities	A-9, A-5
Company Stock Units	A-5
Company Stockholder Advisory Vote	A-11, A-5
Confidentiality Agreement	A-5
Consent	A-11, A-5
Continuation Period	A-43, A-5
Continuing Employees	A-43, A-4
Contract	A-5
Control	A-5
COVID Measures	A-5
COVID-19	A-5
Credit Agreement Consent Solicitations	A-52, A-5
D&O Indemnified Parties	A-41, A-5
Data Protection Requirements	A-24, A-5
Debt Commitment Letter	A-29, A-5
Debt Financing	A-29, A-6
Debt Financing Letters	A-29, A-6
Debt Financing Sources	A-6
Debt Offers	A-53, A-6
Debt Payoff Amount	A-45, A-6
Definitive Financing Agreements	A-47, A-6
DGCL	A-1, A-6
Dissenting Shares	A-7, A-6
Effective Time	A-2, A-6
Employee Trust	A-17, A-6
Environmental Laws	A-6
ERISA	A-6
ERISA Affiliates	A-6
Exchange Act	A-6
Exchange Fund	A-4, A-6
Excluded Information	A-6
Excluded Shares	A-3, A-8
Ex-Im Laws	A-13, A-6

A-v

Existing ABL Credit Agreement	A-8
Existing D&O Insurance Policies	A-41, A-8
Existing Stockholder Claims	A-15, A-8
Existing TLB Credit Agreement	A-8
Expenses	A-8
FCPA	A-12, A-8
Fee Letters	A-29, A-8
Financing	A-29, A-8
Financing Commitments	A-29, A-8
Financing Indemnitees	A-55, A-9
Funding Obligations	A-30, A-9
Funds	A-30, A-9
GAAP	A-9
Governmental Authority	A-9
Grant Date	A-10, A-9
Group	A-9
Hazardous Materials	A-9
HSR Act	A-9
Intellectual Property	A-9
Intentional Breach	A-9
Internet Domain Names	A-9
Intervening Event	A-9
IRS	A-10
IT Systems	A-10
Knowledge	A-10
Law	A-10
Leased Real Property	A-22, A-10
Lien	A-10
Material Customer	A-21, A-10
Material Supplier	A-21, A-10
Maximum Amount	A-41, A-10
Merger	A-1, A-10
Merger Consideration	A-3, A-10
Multiemployer Plans	A-10
New Debt Commitment Letter	A-48, A-10
New Plans	A-43, A-10
Notes COC Consent Solicitations	A-52, A-10
NYSE	A-12, A-10
OFAC	A-13, A-10
Offer Documents	A-52, A-10
Old Plans	A-44, A-10
Open Source Software	A-11
Order	A-11
Outstanding Equity Award Schedule	A-10, A-11
Owned Real Property	A-22, A-11
Parent	A-1, A-11
Parent Disclosure Letter	A-11
Parent Expenses	A-11
Parent Material Adverse Effect	A-57, A-11
Parent Organizational Documents	A-11
Patent Rights	A-9
Paying Agent	A-4, A-11

A-vi

Paying Agent Agreement	A-4, A-11
PBGC	A-16, A-11
Permitted Event	A-26, A-11
Permitted Liens	A-11
Person	A-12
Personal Information	A-12
PPP	A-12
Preferred Stock	A-9, A-12
Principal Stockholders	A-1, A-12
Privacy Laws	A-12
Privacy Policies	A-24, A-12
Proprietary Software	A-12
Proxy Statement	A-14, A-12
Purchase Contracts	A-22, A-12
Qualifying Transaction	A-59, A-12
Real Property	A-23, A-12
Real Property Laws	A-23, A-12
Real Property Leases	A-22, A-12
Registered Intellectual Property	A-12
Release	A-14
Representatives	A-14
Required Information	A-14
Requisite Stockholder Approval	A-24, A-14
Restricted Person	A-13, A-14
Rights	A-14
Rights Agreement	A-14
Rights Agreement Amendment	A-26, A-14
Rights Under Copyright	A-9
Sanctioned Country	A-13, A-14
Sanctioned Person	A-13, A-14
Sanctions Laws	A-13, A-14
Sarbanes-Oxley Act	A-12, A-15
SEC	A-15
Secretary	A-2, A-15
Securities Act	A-15
SERP	A-15
Software	A-15
Solvent	A-31, A-15
Stockholders’ Meeting	A-36, A-15
Subsidiary	A-15
Superior Proposal	A-15
Surviving Corporation	A-2, A-15
Tail Coverage	A-42, A-15
Tax	A-15
Tax Returns	A-16
Taxes	A-15
Tender Offers	A-52, A-16
Termination Date	A-57, A-16
Third Party	A-16
TLB Credit Agreement Consent Solicitation	A-52, A-16
TLB Payoff Letter	A-45, A-16
Trade Control Laws	A-13, A-16

A-vii

Trademark Rights	A-9
Treasury Regulations	A-16
Updated Disclosure	A-26, A-16
VDR	A-16
Voting Agreement	A-1, A-16

A-viii

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2021 (this “Agreement”), is made by and among Chatham Delta Parent, Inc., a Delaware corporation (“Parent”), Chatham Delta Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub”), and R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

RECITALS

WHEREAS, the board of directors of the Company has unanimously (a) approved this Agreement, the merger (the “Merger”) of Acquisition Sub with and into the Company, pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable, and in the best interests of the Company and its stockholders and (c) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the boards of directors of each of Parent and Acquisition Sub have unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable, and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable, and (c) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company, Parent and Acquisition Sub to enter into this Agreement, the Capital Financing Sources have entered into the Capital Commitment Letter with Parent pursuant to which, among other things, the Capital Financing Sources have committed, on the terms and subject to the conditions set forth therein, to (i) contribute all shares of Company Common Stock beneficially owned by each Capital Financing Source (being, in the aggregate, 10,927,100 shares of Company Common Stock) to Parent as a rollover investment, (ii) invest up to $400,000,000 in Parent, consisting of (x) up to $250,000,000 to enable Parent to pay or cause to be paid the Funding Obligations and (y) up to $150,000,000 to enable Parent to pay or cause to be paid the Company’s working capital needs, short-term debt maturities and other fees and expenses, as set forth in the Capital Commitment Letter, and (iii) contribute up to all of the Company Notes owned by the Capital Financing Sources (being, in the aggregate, no less than, $796,028,000 in aggregate principal amount of the Company Notes) to Parent in exchange for equity interests and/or subordinated pay-in-kind debt instruments of Parent;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company, Parent and Acquisition Sub to enter into this Agreement, certain of the Capital Financing Sources who are stockholders of the Company (the “Principal Stockholders”) are entering into a voting agreement (the “Voting Agreement”) with Parent and the Company pursuant to which, among other things, the Principal Stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to (a) approve this Agreement and the transactions contemplated hereby, including the Merger, at the Stockholders’ Meeting and at any adjournment or postponement thereof, (b) vote against any other action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay or postpone the Merger or the other transactions contemplated by this Agreement, (c) vote in favor of any other matter necessary to the consummation of the transactions contemplated by this Agreement and considered and voted upon by the stockholders of the Company and (d) not exercise any rights to demand appraisal of any shares of Company Common Stock which may arise with respect to the Merger or dissent from the Merger;

WHEREAS, that certain Agreement and Plan of Merger, dated as of November 3, 2021 (as amended, the “Atlas Agreement”), by and among Atlas River Parent Inc., a Delaware corporation (“Atlas”), Atlas River Acquisition Sub Inc., a Delaware corporation and direct, wholly owned Subsidiary of Atlas, and the Company, has been validly terminated in accordance with its terms concurrently with the execution and delivery of this Agreement by the Company;

WHEREAS, concurrently with and as a condition to the effectiveness of such termination of the Atlas Agreement, Parent, on behalf of the Company, has paid the termination fee in an amount equal to $20,000,000 to Atlas by wire transfer of immediately available funds (the “Atlas Termination Fee”) in accordance with the terms of the Atlas Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, (i) Chatham Asset Management, LLC (“CAM”) and its applicable Affiliates, on the one hand, and the Company, on the other hand, shall execute and cause to be filed a stipulation staying the action pending before the Delaware Court of Chancery captioned Chatham Asset Management, LLC v. Pope, et al., C.A. No. 2021-0976-KSJM (Del. Ch.) (the “Chatham Litigation”) and (ii) CAM shall, and shall cause its applicable Affiliates to submit a letter to the Company in response to that certain letter, dated December 10, 2021, from Abrams & Bayliss LLP and that certain letter, dated December 10, 2021, from Chatham Asset High Yield Master Fund Ltd. (collectively in this clause (ii), the “Chatham Claims”), in each case as provided for in Section 5.16(b) herein;

WHEREAS, Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “R. R. Donnelley & Sons Company” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 1.2 The Closing. Subject to the provisions of Article VI (Conditions to the Merger), the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Chicago time) on a date to be specified by the Company and Parent, but no later than the second (2nd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VI (Conditions to the Merger) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions), and the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606-1720, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 1.3 Effective Time.

(a) Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of

Merger has been received for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation and Bylaws. Subject to compliance with Section 5.6 (Directors’ and Officers’ Indemnification and Insurance), at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that in each case, the name of the Surviving Corporation shall be R. R. Donnelley & Sons Company.

Section 1.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Securities. At the Effective Time (or such other time specified in this Section 2.1), by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or any holder of any securities of the Company or Acquisition Sub or any other Person:

(a) Expiration or Cancellation of Company Securities. Each share of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held by Parent or Acquisition Sub or any of their wholly owned Subsidiaries, including for the avoidance of doubt, each share of Company Common Stock contributed to Parent by the Principal Stockholders in accordance with the Capital Commitment Letter (each, an “Excluded Share” and collectively, the “Excluded Shares”) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares) shall be converted into the right to receive $10.85 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 2.2 (Payment for Securities; Exchange of Certificates), the Merger Consideration without interest thereon.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, subdivision, stock split (including a reverse stock split) or similar event, or consolidation, combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Payment for Securities; Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. At or prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as paying agent for the payment of the Aggregate Merger Consideration, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Immediately prior to or concurrently with the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(b) (Conversion of Company Securities), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in an amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 2.1(b) (Conversion of Company Securities). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 (Effect on Securities), except as expressly provided for in this Agreement.

(b) Procedures for Exchange.

(i) Certificates: As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent may reasonably specify).

(ii) Book-Entry Evidence: As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Evidence held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Evidence shall be required to deliver a Certificate or, in the case of holders of Book-Entry Evidence held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(b) (Conversion of Company Securities).

(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Evidence.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof (other than Dissenting Shares and Excluded Shares), subject to abandoned property, escheat or similar Law.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Evidence immediately prior to such date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority, shall, to the extent permissible by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation,

respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent. Notwithstanding the foregoing, no investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article II, and following any losses (or any diminishment of the Exchange Fund for any other reason) Parent shall promptly provide additional funds to the Paying Agent in the amount of such losses.

(g) Withholding. Parent, the Surviving Corporation, or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Stock Transfer Book. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Evidence shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates or Book-Entry Evidence presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Merger Consideration as provided in this Article II with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.3 Company Equity Awards; Rights.

(a) Company Options. At the Effective Time, (i) each Company Option (whether or not vested) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the excess, if any, of (I) the Merger Consideration over (II) the per-share exercise price for such Company Option multiplied by (B) the total number of shares of Company Common Stock underlying such Company Option (the “Company Option Consideration”); provided that if the exercise price per share of Company Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof; and (ii) the Company shall use commercially reasonable efforts to obtain from each holder of an outstanding Company Option a fully completed and validly executed surrender agreement providing for a cancellation and all release of rights to such Company Option in a form mutually agreed between the Company and Parent.

(b) Treatment of Company RSUs. Except as provided in Section 5.1(e) of the Company Disclosure Letter, at the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU multiplied by (ii) the Merger Consideration (the “Company RSU Consideration”). The Company shall obtain from each Company RSU holder set forth in Section 2.3(b) of the Company Disclosure Letter a fully completed and validly executed surrender agreement providing for a cancellation and all release of rights to such Company RSU in a form mutually agreed between the Company and Parent. Notwithstanding anything in this Agreement to the contrary, obtaining the surrender agreements contemplated by Section 2.3(a) and this Section 2.3(b) shall not be a condition to the obligations of any party to consummate the Merger.

(c) Treatment of Company Phantom RSUs. Except as provided in Section 5.1(e) of the Company Disclosure Letter, at the Effective Time, each Company Phantom RSU award that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of Company Phantom RSUs underlying the award multiplied by (ii) the Merger Consideration (the “Company Phantom RSU Consideration”).

(d) Treatment of Company PSUs. Except as provided in Section 5.1(e) of the Company Disclosure Letter, at the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU attributable to the percentage of the Company PSUs that vest as of immediately prior to the Effective Time in accordance with the immediately following sentence multiplied by (ii) the Merger Consideration (the “Company PSU Consideration”). Each Company PSU in respect of which the performance period has not expired as of the Effective Time shall vest immediately prior to the Effective Time, determined based on the attainment of the applicable performance metrics at the greater of target and actual level of performance, and in respect of which the performance period has expired as of the Effective Time, shall vest immediately prior to the Effective Time based on actual level of performance through the end of the applicable performance period, in each case, as determined in good faith consistent with past practice by the board of directors of the Company or a committee thereof, following the Company’s delivery to Parent of substantiation of the Company’s actual performance and such determination no later than five (5) Business Days prior to the Effective Time, and each Company PSU that does not vest in accordance with the foregoing shall be cancelled and terminated without consideration immediately prior to the Effective Time.

(e) Delivery of Company Equity Award Consideration; Withholding; Section 409A. Parent shall cause the Surviving Corporation to pay (i) through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award who is a current or former employee the Company Option Consideration, Company RSU Consideration, Company Phantom RSU Consideration and Company PSU Consideration, as applicable, less any required withholding Taxes and without interest, on the first regularly scheduled payroll date of the Surviving Corporation that is no less than five (5) Business Days following the Effective Time and (ii) pursuant to Section 2.2, the Company Option Consideration, Company RSU Consideration, Company Phantom RSU Consideration and Company PSU Consideration to each holder of a Company Equity Award, as applicable, who is a natural person consultant (or former consultant). Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix)(B) such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the parties hereto shall cooperate in good faith prior to the Effective Time to use commercially reasonable efforts to minimize the Tax impact of the provisions set forth in this Section 2.3.

(f) Treatment of Rights. Immediately prior to the Effective Time, all issued and outstanding Rights shall expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement.

(g) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and a committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.3.

Section 2.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.5 Dissenting Shares. Notwithstanding anything to the contrary herein, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent (a) prompt notice of any written demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, written withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (b) the opportunity and right to participate in all material negotiations and proceedings with Third Parties with respect to demands made pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demand, (ii) offer to settle or settle any such demand or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 2.6 Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration as provided for in Section 2.1(b) (Conversion of Company Securities) for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence. Payment of the Merger Consideration in accordance with the terms of this Article II, and, if applicable, any unclaimed dividends upon the surrender of Certificates or Book-Entry Evidence, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company Disclosure Letter (subject to Section 8.3(b)), (b) in the Company SEC Documents filed or furnished by the Company on or after January 1, 2019 and prior to the date of this Agreement (other than (i) any information that is contained solely in the “Risk Factors” section of such Company SEC Documents (other than any factual historical information contained therein), or (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Documents), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. The Company’s amended and restated certificate of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws”), as currently in effect as of the date hereof, with all amendments thereto to the date of this Agreement, are included in the Company SEC Documents.

(b) Subsidiaries. Section 3.1(b) of the Company Disclosure Letter accurately and completely sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each Subsidiary of the Company and the record ownership of all capital stock or other equity interests in each such Subsidiary. Each Subsidiary of the Company is a corporation, limited liability company, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization, except in each case where the failure to be so organized, existing and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. Copies of the organizational documents of each material Subsidiary of the Company, with all amendments thereto to the date of this Agreement, have been made available to Parent or its Representatives, and such copies are accurate and complete as of the date of this Agreement.

Section 3.2 Capitalization.

(a) As of October 29, 2021 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 165,000,000 shares of Company Common Stock, 72,909,612 of which were issued and outstanding, (ii) 2,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), of which 165,000 shares were designated as Series A Junior Participating Preferred Stock and none of which were issued and outstanding, (iii) Company Options to purchase an aggregate of 85,827 shares of Company Common Stock (of which options to purchase an aggregate of 85,827 shares of Company Common Stock were exercisable), (iv) 1,979,300 shares of Company Common Stock subject to outstanding Company RSUs, of which 1,320,126 shares of Company Common Stock were attributable to unvested Company RSUs, (v) 1,894,082 shares of Company Common Stock subject to outstanding Company Phantom RSUs, of which 907,853 shares of Company Common Stock were attributable to unvested Company Phantom RSUs, (vi) 4,445,707 shares of Company Common Stock subject to outstanding Company PSUs (for this purpose, with Company PSUs measured at target performance), (vii) 6,668,561 shares of Company Common Stock subject to outstanding Company PSUs (for this purpose, with Company PSUs measured at maximum performance, rounded up to the nearest whole share), and (viii) 8,106,742 shares of Company Common Stock available for issuance under the Company Equity Plan (the securities referred to in clauses (i) through (vii), including for clarity, Company Common Stock, Preferred Stock, Company Options, Company RSUs and Company PSUs, the “Company Securities”). Since the Capitalization Date through the date hereof, the Company has not (A) issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities, other than in connection with any Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms, or (B) established a record date for, declared, set aside for payment or paid any dividend on any Company Securities. As of the date hereof, no dividends have accrued or been declared but are unpaid on any Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend to any current or former holder of any Company Securities (in each case, other than with respect to dividends to be paid by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company).

(b) The issued and outstanding shares of Company Common Stock and the issued and outstanding capital stock or other equity interests in each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable (to the extent applicable). The issued and outstanding shares of Company Common Stock were issued pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom, and the issued and outstanding shares of Company Common Stock and the issued and outstanding capital stock or other equity interests in each Subsidiary were otherwise issued in compliance with all applicable Laws in all material respects. As of the date hereof, other than pursuant to the Rights Agreement and other than the Voting Agreement and as set forth above in Section 3.2(a), with respect to each of the Company, each wholly-owned Subsidiary thereof and to the Knowledge of the

Company, with respect to each non-wholly owned Subsidiary, there are no existing and outstanding (A) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or such Subsidiary is a party obligating the Company or such Subsidiary to issue, transfer or sell any shares of capital stock or other equity interests in the Company or such Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (B) contractual obligations of the Company or such Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or (C) voting trusts or similar agreements to which the Company or such Subsidiary is a party with respect to the voting of the capital stock of the Company or such Subsidiary.

(c) (i) The Company has, as of the date of this Agreement and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens, in each case in all material respects, (ii) the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company is owned of record and beneficially by the Company, directly or indirectly, except as set forth on Section 3.1(b) of the Company Disclosure Letter, and (iii) such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Subsidiaries of the Company, as applicable, are the sole outstanding securities of such Subsidiaries.

(d) The Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) Section 3.2(e) of the Company Disclosure Letter (the “Outstanding Equity Award Schedule”) sets forth a correct and complete list of each holder of an outstanding Company Equity Award as of the Capitalization Date, which schedule shows for each Company Equity Award, as applicable, the date such Company Equity Award was granted, the expiration date, the number of shares of Company Common Stock subject to such Company Equity Award, the applicable exercise price of each Company Equity Award that is a Company Option, the applicable vesting schedule (and the terms of any acceleration rights thereof), whether each Company Option is intended to be treated as an incentive stock option under Section 422 of the Code, for each holder who is not a current employee of the Company or any of its Subsidiaries whether such Person has ever been an employee of the Company or any of its Subsidiaries, and the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. With respect to each Company Equity Award, except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each such grant was duly authorized no later than the date on which the issuance of such grant was by its terms effective (the “Grant Date”) by all necessary corporate action, (ii) each such grant was made in compliance in all material respects with all applicable Laws (including all applicable securities Laws) and all of the material terms and conditions of the applicable Company Equity Plan, (iii) no material modifications have been made to any Company Equity Award following the Grant Date, and (iv) each Company Option has an exercise price that is equal to or greater than the fair market value of the underlying Company Common Stock on the applicable date on which the grant of such Company Option was by its terms effective. All Company Equity Awards are evidenced by award agreements in the forms materially consistent with forms previously made available to Parent. There are no commitments in any offer letter, Contract, Company Benefit Plan or otherwise that contemplate a grant of, or right to purchase or receive restricted stock units, phantom units or other equity that are not set forth on Section 3.2(e) of the Company Disclosure Letter.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth the aggregate value (in U.S. dollars) of principal outstanding under all indebtedness for borrowed money of the Company and its Subsidiaries (other than intercompany indebtedness between (i) the Company and any Subsidiary thereof or (ii) a Subsidiary of the Company, on the one hand, and another Subsidiary of the Company, on the other hand) or any guarantees of any thereof, in each case as of the Capitalization Date.

Section 3.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby, including (i) the Merger and (ii) the termination of the Atlas Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement (including, the Merger and the termination of the Atlas Agreement), have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval and the occurrence of the Company Stockholder Advisory Vote, no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of the Company has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (iii) resolved to make the Company Recommendation, and (iv) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the holders of shares of Company Common Stock at a special meeting of the stockholders of the Company (provided that any change, modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 5.5 (No-Shop; Alternative Acquisition Proposals) shall not be a breach of the representation in clause (iii) or clause (iv)).

Section 3.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company Charter or Company Bylaws or any of the organizational documents of the Subsidiaries of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4(b) have been obtained or made, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the material assets or properties of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Permits, or (iv) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract or Company Permit, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Company Material Adverse Effect. None of the Notes COC Consent Solicitations or the Credit Agreement Consent Solicitations will violate or conflict in any material respect with the Company Indentures or the Existing ABL Credit Agreement, as applicable.

(b) No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 7.6 (Expenses; Transfer Taxes), if any, (v) filings with The New York Stock Exchange (the “NYSE”), (vi) such items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 3.5 Permits; Compliance With Laws.

(a) The Company and its Subsidiaries are in possession of all franchises, grants, registrations, licenses, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. The Company Permits are sufficient and adequate to permit the continued lawful conduct of the business of the Company and its Subsidiaries as presently conducted, except as would not have a Company Material Adverse Effect. None of the operations of the Company or its Subsidiaries is being conducted in a manner that violates in any material respect the terms or conditions under which any Company Permit was granted, except for such violations that would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (i) no petition, action, investigation, notice of violation, notice of forfeiture, complaint or proceeding seeking to revoke, cancel, suspend or withdraw any of the material Company Permits is pending and (ii) since January 1, 2019, none of the Company or its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from a Governmental Authority alleging a failure of the Company or any of its Subsidiaries to hold or be in compliance with any Company Permit.

(b) None of the Company or any of its Subsidiaries is, nor since January 1, 2019 has been, in default or violation of any Law applicable to the Company or any of its Subsidiaries and each has otherwise conducted its respective business in compliance with all applicable Laws, except for any such default, violation or non-compliance that would not have a Company Material Adverse Effect. Since January 1, 2019, none of the Company or its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from a Governmental Authority of any violation (or any investigation with respect thereto) of any such Law, except as would not have a Company Material Adverse Effect. None of the Company or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority, applicable to any of its assets, properties or operations, that would reasonably be expected to have a Company Material Adverse Effect.

(c) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Since January 1, 2019, (i) the Company and its Subsidiaries and, to the Knowledge of the Company, the Company’s and its Subsidiaries’ directors, officers, employees and agents, have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act 2010, and any other similar applicable U.S. or non-U.S. foreign Law that prohibits fraud, conflicts of interest, gratuities, corruption or bribery (collectively, “Anti-Corruption Laws”), and (ii) neither the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ directors, officers, employees or agents, have, directly or indirectly, in each case in violation in any material respect of the Anti-Corruption Laws, (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, authorized, paid or delivered any gift, fee, commission or other sum of money or item of value, however characterized, to any foreign official (as such term is defined in the FCPA), or to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country or (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges. The Company has in place internal controls and policies and procedures reasonably designed to prevent and detect violations of all applicable Anti-Corruption Laws.

(e) Except as would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers, agents, employees or other Persons acting on behalf of the Company or its Subsidiaries, in their capacity as such, is currently, or has been since January 1, 2019: (i) a Sanctioned Person or a Restricted Person, (ii) organized, ordinarily resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or Restricted Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or anti-boycott Laws (collectively, “Trade Control Laws”). Since January 1, 2019, none of the Company or any of its Subsidiaries (i) has received from any Governmental Authority any written notice or inquiry, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit, in each case, related to or in connection with any actual or alleged material violation of Anti-Corruption Laws or Trade Control Laws.

(f) For purposes of this Agreement: (i) “Ex-Im Laws” means all applicable Laws, regulations, orders, and authorizations relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administrated by U.S. Customs and Border Protection; (ii) “Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or other similar applicable U.S. export-related list of denied Persons; (iii) “Sanctioned Country” means Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine; (iv) “Sanctioned Person” means (A) any Person listed on any applicable U.S. sanctions list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (B) any Person that is, in the aggregate, fifty percent (50%) or greater owned by a Person or Persons described in clause (A); or (C) any Person located or ordinarily resident in a Sanctioned Country; and (v) “Sanctions Laws” shall mean any economic or trade sanction administered or enforced by the U.S. Government, including OFAC, the United Nations Security Council, the European Union and Her Majesty’s Treasury.

Section 3.6 Company SEC Documents; Financial Statements.

(a) Since January 1, 2019, the Company has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, the absence of notes and any other adjustments described therein, including in any notes thereto), complied, as of the date of filing of the applicable

Company SEC Document, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and were prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off- balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as described in Item 303(b) of Regulation S-K under the Securities Act), where the Company’s or Subsidiary’s purpose in entering into such arrangement was to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules thereto).

Section 3.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the approval by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, when taken together with the other information contained in the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub (or any of their Affiliates) for inclusion therein.

Section 3.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.9 Absence of Certain Changes or Events. From December 31, 2020 to the date of this Agreement, except with respect to (a) the Atlas Agreement and the transactions contemplated thereby (including the termination thereof), (b) any stockholder litigation or claim (including books and records demands) existing as of the date hereof against or regarding the Company or any of its directors or officers relating to the Atlas Agreement or the transactions contemplated by or referenced in the Atlas Agreement (collectively, “Existing Stockholder Claims”), (c) the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement and (d) any COVID Measures, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (i) the Company has not taken any action that if taken after the date of this Agreement would require the consent of Parent under Section 5.1(a) or 5.1(b) and (ii) none of the Company or any of its Subsidiaries has taken any action that if taken after the date of this

Agreement would require the consent of Parent under Section 5.1(f), 5.1(j), 5.1(k) or 5.1(q). Since December 31, 2020, there has not been any adverse change, event, effect or circumstance that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

Section 3.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, as applicable) included in the Company SEC Documents or referred to in the notes thereto, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2020, (c) for liabilities or obligations incurred in connection with this Agreement, the transactions contemplated hereby, or the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement, (d) for liabilities or obligations that would not have a Company Material Adverse Effect, or (e) for any Existing Stockholder Claims, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. There are no off- balance sheet arrangements required to be disclosed pursuant to Item 303(b) of Regulation S-K under the Securities Act that have not been so described in the Company SEC Documents.

Section 3.11 Litigation. Except for any Existing Stockholder Claims, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. Except for any Existing Stockholder Claims, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan and a description of the Company Employees or other Persons subject to such form). The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and all material amendments and supplements thereto (or where no such copies are available, a reasonably detailed written description thereof) and a true and complete copy of the following items (in each case, only if applicable): (i) each trust document, insurance Contract or other funding arrangement document, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed annual report on IRS Form 5500 or 990 and, for the avoidance of doubt, all schedules and financial statements attached thereto, (iv) the most recently received IRS determination letter or IRS opinion letter (or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan), (v) the most recently prepared actuarial report, (vi) all material correspondence to or from any Governmental Authority received in the last six (6) years with respect thereto and (vii) the most recent results of all required compliance testing.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company Benefit Plans (including any related trusts) has been established, maintained, operated, administered and funded in accordance with its terms and in compliance in all material respects with applicable Laws, (ii) no proceeding (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Benefit Plan or the assets or, to the Knowledge of the Company, fiduciaries of any Company Benefit Plan before any court or arbitrator or any Governmental Authority, and no Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority,

(iii) payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including all contributions and insurance premiums) with respect to all current or prior periods have been made or provided for or accrued by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan, applicable Law and GAAP and (iv) no nonexempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Benefit Plans.

(c) (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and its related trust has at all times since its adoption been so qualified and has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or to cause the imposition of any material liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by the Company or any of its Subsidiaries forms or has formed any part of the assets of any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code. With respect to any Company Benefit Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(d) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years), and no Company Benefit Plan is, (i) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (ii) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e) Section 3.12(e)(i) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Except as set forth on Section 3.12(e)(ii) of the Company Disclosure Letter, with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, to the extent applicable, except as would not be material to the Company and its Subsidiaries, taken as a whole, (A) the Company has paid all minimum required contributions as determined under Section 303 of ERISA and Section 430 of the Code, (B) except as disclosed in the Company SEC Documents publicly filed, as of December 31, 2020, the projected benefit obligations of such Company Benefit Plan did not exceed the actual fair value of the plan assets under such Company Benefit Plan (whether or not vested) determined in accordance with GAAP, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event, (D) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, (F) as of the date hereof, no partial termination has occurred and no notice of intent to terminate has been filed, (G) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan, (H) no election for funding relief has been made under Section 430(c)(2)(D) of the Code or Section 303(c)(2)(D) of ERISA, (I) a copy of the most recent Certification of AFTAP has been delivered or made available to Parent and (J) none of the Company or any of its Subsidiaries has engaged in a “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of such event.

(f) Section 3.12(f) of the Company Disclosure Letter contains a correct and complete list of each Multiemployer Plan participated in or contributed to by the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates in the six (6) years preceding the date hereof. With respect to each Multiemployer Plan, none of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated. None of the execution or delivery of or the performance under this Agreement or the consummation of the transactions contemplated by this Agreement is reasonably expected to result in a “withdrawal” or “partial withdrawal” (as such terms are defined in Part I of Subtitle E of Title IV of ERISA) from any such Multiemployer Plan.

(g) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) would reasonably be expected to (i) except as expressly provided in this Agreement, entitle any Company Employee to any severance pay or benefits or any increase in severance pay or benefits or any material payment, (ii) increase any benefit or compensation payable or required to be provided to any Company Employee, (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due to any Company Employee or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any Company Benefit Plans or any Company Employee or (iv) cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits or compensation under any Company Benefit Plan.

(h) None of the execution and delivery of or the performance under this Agreement, any approval of this Agreement or the consummation of the transactions contemplated by this Agreement could, either individually or in combination with another event, result in the payment of any amount to any “disqualified individual” (as defined in Section 280G of the Code) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i) Section 3.12(i) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each material Company Benefit Plan that provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

(j) Each material Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.

(k) No Company Benefit Plan provides any Company Employee with the right to a gross up for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.

(l) Section 3.12(l) of the Company Disclosure Letter sets forth a correct and complete list of (i) each participant in the SERP, (ii) whether such participant is a current or former employee, officer, director or consultant of the Company and its Subsidiaries and (iii) such participant’s total account balance as of November 1, 2021 under the SERP. The Company has adopted an effective amendment terminating that certain trust, dated December 27, 1989, by and between R. R. Donnelley & Sons Company and Harris Trust and Savings Bank associated with the SERP and certain other plans and agreements as set forth therein (the “Employee Trust”), eliminating any requirement to fund such trust in respect of any benefits payable pursuant to any plan or agreement in connection with, or as a result of, the Merger or otherwise.

(m) Except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements in all material respects, (ii) that are intended to qualify for special Tax treatment, meet all material requirements for such treatment and (iii) that are intended to be funded and/or book reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(n) Neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

Section 3.13 Labor Matters.

(a) The Company and its Subsidiaries are and since January 1, 2019 have been in compliance with all applicable Laws relating to Company Employees and employment or engagement of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes, except for such non-compliance as would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar, material agreement with any labor union or works council, other than industry-wide agreements outside of the United States, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union, works council or similar organization to organize any Company Employees. There are no material labor related strikes, walkouts, slowdowns, disputes, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened in writing, and since January 1, 2019, neither the Company nor any of its Subsidiaries has experienced any material labor related strike, walkout, slowdown, dispute, work stoppage or lockout. To the Knowledge of the Company, there is no pending organizing campaign or written demand for recognition or certification by any labor union or works council, in each case, with respect to any Company Employees. Additionally, (i) except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any of its Subsidiaries or any Company Employee and (ii) except as would not have a Company Material Adverse Effect, there are no, and since January 1, 2019 there have been no, Actions with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b) To the Knowledge of the Company, no current officer of the Company is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such officer’s best efforts to promote the interests of the Company and its Subsidiaries or that would prohibit the Company from employing such officer.

(c) To the Knowledge of the Company, no current officer of the Company has notified the Company of an intent to terminate his, her or their employment or engagement with the Company.

(d) Since January 1, 2019, (i) to the Knowledge of the Company, no allegations of harassment or misconduct have been made against any individual in his or her capacity as an officer of the Company or as a member of the board of directors of the Company and (ii) the Company has not entered into any settlement agreement related to allegations of harassment or misconduct by any current or former employee of the Company at the level of Vice President or above.

Section 3.14 Intellectual Property Rights.

(a) The Company and its Subsidiaries own, or have the right to use in the manner currently used, all Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company IP”). Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list, in all material respects, as of the date hereof, of all material Registered Intellectual Property owned by the Company or any of its Subsidiaries (together with identification of the jurisdiction and the relevant registration number or similar identifier for each such item of Registered Intellectual Property). Except as would not be material to the Company and its Subsidiaries, taken as a whole, all of the registrations, patents and applications included in the Registered Intellectual Property are and remain subsisting, are free and clear of liens

(other than Permitted Liens), are in compliance with all formal legal requirements, with all fees, payments and filings due through the date of this Agreement duly made, and, with respect to the registrations and patents included in the Registered Intellectual Property, valid and enforceable.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no, and since January 1, 2019, there have been no, pending charges, complaints, claims, demands or notices challenging the validity, ownership, use, or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries (“Company Owned IP”). All material Company IP will be available for use by the Company and its Subsidiaries, as applicable, on substantially similar terms and conditions immediately following the Closing, and, immediately following the Closing, the Company and its Subsidiaries will be permitted to exercise all of the rights relating to such material Company IP to the same extent that it would have been able to had such transactions not occurred and without the payment of any additional amounts or consideration. The consummation of the Merger and the transactions contemplated thereby will not result in the loss or impairment of the rights of the Company and its Subsidiaries with respect to the material Proprietary Software or any other material Company IP.

(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and has not since January 1, 2019 infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received, since January 1, 2019, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries, and, there are not any pending charges, complaints, claims, demands or notices alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP.

(d) None of the material Proprietary Software that is licensed or made available by the Company or its Subsidiaries to any Person uses, incorporates or is based upon any Open Source Software in a manner that, pursuant to the terms of the applicable license, (i) conditions the use or distribution of any such Proprietary Software on the disclosure of any source code for any portion of such Proprietary Software, (ii) conditions the use or distribution of such Proprietary Software on the granting to any Person of (A) the right to make derivative works or other modifications to such Proprietary Software or (B) a license under such Proprietary Software or (iii) requires the Company or its Subsidiaries to grant to any Person any rights or immunities under any Company Owned IP. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries are and have been in compliance with the terms and conditions of all licenses for the Open Source Software used in its business.

(e) The Company or one of its Subsidiaries is in actual possession of, and has exclusive control over, the source code for all material Proprietary Software, and, to the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any material Proprietary Software. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has provided access to any source code to any material Proprietary Software to any Person (other than its employees, consultants and contractors involved in the development or maintenance thereof who are subject to written, valid and enforceable obligations of confidentiality with respect thereto), and no Person has asserted any right to access the same. Neither the Company or any of its Subsidiaries is a party to any material agreement (i) requiring the deposit of any source code for any material Proprietary Software with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any such source code with any Person, or (iii) granting to any Person a license, option or right with respect to any such source code.

(f) Except as would not have a Company Material Adverse Effect, the Proprietary Software does not contain any computer code or any other mechanisms which (i) contain any “back door,” virus, malware, Trojan horse, bug, code or similar devices, (ii) may disrupt, disable, erase or harm the operation of any Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (iii) permit any Person to access such Software, data, hardware, storage media, programs, equipment or communications without authorization.

(g) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken commercially reasonable security measures designed to protect the secrecy, confidentiality and value of all the trade secrets or other material confidential information of the Company and its Subsidiaries. Except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company’s or any of its Subsidiaries’ current and former employees, consultants and contractors have any right, title, or interest in any Company Owned IP.

(h) The Company and its Subsidiaries have taken commercially reasonable steps designed to provide for the archival, back-up, recovery and restoration of data and information used in their businesses and have commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Company and its Subsidiaries employ commercially reasonable measures designed to attempt to ensure that the Software and the IT Systems that are used in and necessary for the operation of their businesses do not contain any viruses, bugs, corruptants, or other unpatched material security vulnerabilities. Except as would not be material to the Company or its Subsidiaries, taken as a whole, since January 1, 2019, neither the Company nor its Subsidiaries have experienced any unauthorized access to the information technology systems owned or used by the Company or its Subsidiaries.

Section 3.15 Taxes. Except as would not have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have filed when due (taking into account applicable extensions) all Tax Returns required to be filed by any of them, each such filed Tax Return (taking into account all amendments thereto) is true, complete and accurate, and all Taxes, whether or not shown to be due on each such filed Tax Return, have been timely paid in full, except for Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on the Company’s consolidated financial statements.

(b) Each of the Company and is Subsidiaries have complied with all applicable Laws relating to the withholding of Taxes.

(c) Neither the Company nor any of its Subsidiaries has received written notice of any audit, examination or other Action from any taxing authority in respect of liabilities for Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled.

(d) Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension is still in effect. There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business.

(e) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2) in any tax year for which the statute of limitations has not expired.

(f) Within the last two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement (other than (1) any commercial contract entered into in the ordinary course and not primarily related to Taxes or (2) any agreement solely among the Company and/or its Subsidiaries) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(h) There is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company or any of its Subsidiaries as a result of any failure or alleged failure to pay any Tax.

(i) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), or as a transferee or successor.

(j) The Company and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan or Contract solely between or among the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money (other than those related to (A) trade payables arising in the ordinary course of business or (B) indebtedness for borrowed money less than $1,500,000);

(iv) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business) entered into after January 1, 2019, for aggregate actual or contingent consideration under such Contract in excess of $5,000,000, or which has continuing or contingent obligations that would reasonably be expected to be in excess of $1,000,000;

(v) is an agreement entered into outside the ordinary course of business that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $1,000,000 in any one (1)-year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(vi) is one of the top twenty (20) customer Contracts, measured by revenue, of the Company and its Subsidiaries (taken as a whole) for the twelve-month period ended June 30, 2021 (any such customer, a “Material Customer”) or one of the top twenty (20) supplier Contracts, measured by dollar volume of purchases, of the Company and its Subsidiaries (taken as a whole) for the twelve-month period ended June 30, 2021 (any such supplier, a “Material Supplier”);

(vii) except in the ordinary course of business and as would not be material to the Company or its applicable Subsidiary that is party to such agreement, is an agreement that (A) prohibits the Company or any of its Subsidiaries from engaging or competing in any material line of business, in any geographical location or with any Person, or selling any products or services of or to any other Person in any geographic region or (B) contains exclusivity obligations or “most favored nation” or similar provisions;

(viii) is a Contract restricting the ability of the Company to make distributions or declare or pay dividends in respect of its capital stock;

(ix) is a Contract involving any settlement of any actual or threatened Action involving the Company or any of its Subsidiaries involving (A) a payment in excess of $1,500,000 and entered into since January 1, 2019 or (B) any material ongoing obligations yet to be performed or completed by the Company or any of its Subsidiaries;

(x) is a Real Property Lease; or

(xi) is an agreement for the use of Intellectual Property that is material to the respective business of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries collectively pay or receive amounts in excess of $500,000 in any twelve (12)-month period, with the exception of (A) nonexclusive licenses to generally commercially available software and (B) licenses of any Company Owned IP granted to customers in the ordinary course of business.

(b) None of the Company or any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach or default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default thereunder, where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except in each case as would not have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.17 Real Property.

(a) A correct and complete list, in all material respects, of all real property owned by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Owned Real Property”) is disclosed in Section 3.17(a) of the Company Disclosure Letter. As of the date hereof, except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title to all of the Owned Real Property, free and clear of Liens, other than Permitted Liens, (ii) there are no existing, pending, or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any Owned Real Property, (iii) except for Permitted Liens or as disclosed in Section 3.17(a) (iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged or deeded in trust any interest in any of the Owned Real Properties, (iv) either the Company or one of its Subsidiaries is in possession of the Owned Real Property and neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof and (v) except pursuant to those certain purchase and sale contracts or letters of intent disclosed in Section 3.17(a)(v) of the Company Disclosure Letter (the “Purchase Contracts”), neither the Company nor any Subsidiary has granted any outstanding options or rights of first refusal or entered into any written agreement to purchase all or a material portion of the Owned Real Property. The Company has made available to Parent prior to the date hereof copies of (A) the title insurance policies and surveys relating to the Owned Real Property and (B) true and complete copies of all Purchase Contracts and any material amendments thereto, in each case, known to be in the possession of the Company or any of its Subsidiaries as of the date hereof.

(b) A correct and complete list, in all material respects, as of the date hereof, of the address, use, square footage and lease expiration of all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangement), in which either of the Company or its Subsidiaries has a leasehold interest, license or similar occupancy rights is disclosed in Section 3.17(b) of the Company Disclosure Letter (including the improvements thereon, the “Leased Real Property” and the agreements pursuant to which the Leased Real Property is leased, subleased, licensed, used, occupied or accessed, together with all modifications, amendments, supplements, replacements, restatements, waivers, side letters and guaranties thereto or thereof, collectively, the “Real Property Leases” and individually, each a “Real Property Lease”). Except as would not have a Company Material Adverse Effect, the Company has provided Parent and Acquisition Sub access to copies of the Real Property Leases. As of the date hereof, except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid leasehold or subleasehold (as applicable) title to each Leased Real Property, sufficient to allow each of the Company and its Subsidiaries to conduct its business as currently conducted, free and clear of all Liens, other than Permitted Liens, and (ii) either the Company or one of its Subsidiaries is in possession of each Leased Real Property and has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Leased Real Property subject to a Real Property Lease or any portion thereof.

(c) To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary has exercised any option or right to terminate any Real Property Lease or to purchase the real property subject to any Real Property Lease other than as set forth in a written notice or other document included in the Real Property Leases.

(d) Except as would not have a Company Material Adverse Effect, (i) the Owned Real Property and Leased Real Property subject to each Real Property Lease (collectively, the “Real Property”) encompasses all of the real property currently being used or required to conduct the business of the Company or any of its Subsidiaries after the Closing Date as it is presently conducted and (ii) all improvements and building systems applicable to the Real Property are in sufficient operating condition, subject to ordinary wear and tear.

(e) Except as would not have a Company Material Adverse Effect, (i) the current use and occupancy of the Real Property is in compliance with all applicable building, zoning, land use and similar laws, ordinances, regulations and orders of any Governmental Authority (collectively, “Real Property Laws”), (ii) neither the Company nor any of its Subsidiaries has received written notice of violation of any Real Property Law with respect to the Real Property and (iii) neither the Company nor any Subsidiary has received written notice that any of the Real Property is currently in violation of any covenants, conditions, restrictions, easements or rights of way, that affect the Real Property.

Section 3.18 Environmental.

(a) The Company and its Subsidiaries are, and since January 1, 2019 have been in compliance with all applicable Environmental Laws, including possessing and complying with all material Company Permits required for their operations under applicable Environmental Laws, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

(b) There is no pending or, to the Knowledge of the Company, threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries that would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

(c) Since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

(d) Neither the Company nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

(e) There have been no Releases caused by the actions of the Company or its Subsidiaries at, in, on, from, to or underneath any of the Owned Real Property or Leased Real Property or, to the Knowledge of the Company, caused by the actions of any other Person (including predecessors- in-interest) at, in, on, from, to or underneath such real properties, that has caused environmental contamination at such real properties that is reasonably likely to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law that would be material to the Company and its Subsidiaries, taken as a whole, or result in material liability with respect to such environmental contamination pursuant to applicable Environmental Law;

(f) Neither the Company nor any of its Subsidiaries is subject to any claim or Action relating to an indemnity it has provided relating to Environmental Laws, or a liability it has expressly assumed or undertaken relating to Environmental Laws, including any corrective, investigatory or remedial obligation of any other Person, pursuant to a written agreement for the sale of any real property, Subsidiary or business, in each case that would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole;

(g) The Company has provided to Parent complete and correct copies of all Phase I environmental site assessments, Phase II environmental site assessments, and similar investigations relating to actual or potential impacts to environmental media as a result of Releases of Hazardous Materials, relating to the facilities that are currently owned or operated by the Company or its Subsidiaries, in each case in the Company’s possession or reasonable control, prepared since January 1, 2019; and

(h) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is required by any Environmental Law, as a result of the transactions set forth herein and contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials or (iii) to give notice to or receive approval from any Governmental Authority pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A 13:1K-6 et seq. or the Connecticut Transfer Act, Conn. Gen. Stat. §§ 22a-134 – 134e.

Section 3.19 Privacy; Data Security. Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with (A) all applicable Privacy Laws, (B) all of the Company’s policies regarding Personal Information (“Privacy Policies”), and (C) all of the Company’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information (collectively with Privacy Laws and Privacy Policies, the “Data Protection Requirements”); (ii) the Company and its Subsidiaries have implemented and at all times maintained reasonable physical, technical, and administrative safeguards, compliant with applicable Data Protection Requirements, that are designed to protect Personal Information in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification or disclosure; (iii) there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company and its Subsidiaries or collected, used or processed by or on behalf of any the Company and its Subsidiaries’ IT Systems that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority under applicable Privacy Laws and (iv) since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice of any claims (including written notice from third parties acting on its behalf) of or been charged with, the violation of, any Data Protection Requirements.

Section 3.20 Vote Required. Assuming the accuracy of the representations contained in Section 4.12 (Share Ownership), the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Stockholder Approval”) is the only approval of holders of equity securities of the Company that is required in connection with the consummation of any of the transactions contemplated hereby by the Company.

Section 3.21 Brokers. Except for Centerview Partners LLC (“Centerview”), no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement or in connection with the Atlas Agreement (including the termination thereof) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Immediately following the execution of this Agreement, the Company shall have furnished to Parent a complete and correct copy of the engagement letter between the Company and Centerview entered into in connection with the Merger, as in effect on the date hereof.

Section 3.22 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Centerview, dated as of the date hereof, that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth in such opinion, the per share price of $10.85 to be paid to the holders of the Company Common Stock (other than Excluded Shares and any other shares of Company Common Stock held by any Affiliate of the Company or Parent) in the Merger is fair, from a financial point of view, to such holders. Promptly after the date of this Agreement, a written copy of such opinion will be made available by the Company to Parent for informational purposes only.

Section 3.23 Insurance. Section 3.23 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. Except as would not have a Company Material Adverse Effect, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b), the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy.

Section 3.24 Affiliate Transactions. Except with respect to Parent, Acquisition Sub and their respective Representatives, there are no transactions, arrangements, understandings or agreements between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any Person owning five percent (5%) or more of the Company Common Stock, or any entity in which any such Person has a direct or indirect material interest, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment arrangements and similar employee arrangements that are Company Benefit Plans.

Section 3.25 CARES Act. None of the Company or any of its Subsidiaries has applied for or accepted either (a) any loan pursuant to the PPP, (b) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or (c) any loan or funds from similar laws enacted by a Governmental Authority in any state, local or foreign jurisdiction in response to COVID-19.

Section 3.26 Material Customers & Suppliers. To the Knowledge of the Company:

(a) Since December 31, 2020, there has been no material written dispute with any Material Customer alleging a breach by the Company or its applicable Subsidiary or such Material Customer of its performance obligations under such Material Customer’s master contract or any material purchase order with the Company or such Subsidiary, which dispute is reasonably likely to result in a reduction of revenues received from such Material Customer in excess of (i) fifteen percent (15%) of revenue attributable to such Material Customer in fiscal year 2021 or (ii) $5,000,000, and there has been no written termination or written notice of termination by any Material Customer with respect to such Material Customer’s master contract or any material purchase order with such Material Customer with the Company or its applicable Subsidiary, nor has any Material Customer threatened in writing to so terminate such master contract or material purchase order.

(b) Since December 31, 2020, there has been no material written dispute with any Material Supplier alleging a breach by the Company or its applicable Subsidiary or such Material Supplier of its performance obligations under such Material Supplier’s master contract or material purchase order with the Company or such Subsidiary, and there has been no written termination or written notice of termination by any Material Supplier with respect to such Material Supplier’s master contract or material purchase order with the Company or its applicable Subsidiary, nor has any Material Supplier threatened in writing to so terminate such master contract or material purchase order.

Section 3.27 Personal Property; Operating Equipment.

(a) The Company or one of its Subsidiaries owns and has good and marketable title to, or holds valid leasehold interests in or valid contractual rights to use, all equipment, properties, assets and other rights that do not constitute real property and that are material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens, other than Permitted Liens.

(b) All plants, facilities and operating equipment that do not constitute real property and that are owned or leased by the Company or any of its Subsidiaries and are in each case material to the business of the Company and its Subsidiaries, taken as a whole, are in good condition and repair (ordinary wear and tear excepted) and adequate for their current and intended uses and for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.

Section 3.28 Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.12 (Share Ownership), the board of directors of the Company has taken such actions and votes as are necessary to be taken by the Company to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 3.29 Rights Agreement. The Company has taken such actions on or prior to the date of this Agreement as are necessary so that (a) the Rights Agreement is inapplicable to this Agreement and the transactions contemplated by this Agreement (other than for the purpose of exempting this Agreement and such transactions therefrom); (b) none of Parent or Acquisition Sub or any of their “Affiliates” (as defined in the Rights Agreement) or “Associates” (as defined in the Rights Agreement), either individually or together, shall be deemed to be or become an “Acquiring Person” (as defined in the Rights Agreement) by virtue of, or as a result of, (i) the approval, adoption, execution, delivery or amendment of this Agreement, (ii) the public announcement or public disclosure by any Person (as defined in the Rights Agreement) of this Agreement or any of the transactions contemplated hereby, including the Merger, or (iii) the performance or consummation of any of the transactions contemplated by this Agreement, including the Merger (any of the foregoing actions or events, a “Permitted Event”); (c) none of a “Stock Acquisition Date,” a “Distribution Date,” a “Section 11(a)(ii) Event,” a “Section 13 Event” or a “Triggering Event” (as such terms are defined in the Rights Agreement) will occur or be deemed to have occurred by virtue of, or as a result of, any Permitted Event; and (d) the “Expiration Date” (as defined in the Rights Agreement) shall occur no later than immediately prior to the Effective Time (if the Effective Time shall occur). Concurrently with the execution of this Agreement, the Company has provided Parent with a copy of the Fifth Amendment to Rights Agreement, dated as of the date hereof (the “Rights Agreement Amendment”), effecting the terms described in clauses (a) through (d) of the foregoing sentence, and a copy of the resolutions of the board of directors of the Company approving the Rights Agreement Amendment. As of the date of this Agreement, the Company has no stockholder rights plan, “poison pill” or other similar agreement or arrangement other than the Rights Agreement. Notwithstanding anything in this Agreement to the contrary, the Company’s termination or redemption of the Rights Agreement pursuant to an Order shall not be a breach of this Section 3.29, Section 5.1 or any other provision of this Agreement.

Section 3.30 Termination of Atlas Agreement. Concurrently with the execution and delivery of this Agreement and subject to the Atlas Payment, the Company has validly terminated the Atlas Agreement in accordance with its terms and has no further liabilities thereunder (except as expressly described therein, but not with respect to any Intentional Breach or fraud thereof). The Company has within forty-eight (48) hours of the date of this Agreement instructed Atlas to deliver to the Company or destroy or erase all Confidential Information (as defined in, and under the terms of, the Atlas Confidentiality Agreement) previously furnished to Atlas or Atlas’ Representatives by or on behalf of the Company or any of its Subsidiaries (in accordance with the terms of the Atlas Confidentiality Agreement), except as permitted in the Atlas Confidentiality Agreement.

Section 3.31 Company Disclosure Letter. The Company Disclosure Letter, including Section 3.31 thereof, if applicable, does not contain any information or disclosure materially different from the information and disclosure provided in the Company Disclosure Letter (as defined in the Atlas Agreement) delivered to Atlas in connection with the Atlas Agreement, except with respect to Sections 3.1(b), 3.5(d), 3.11, 3.13(a), 3.14(a), 3.14(c), 3.15(c), 3.17(b) and 3.23 (collectively, the “Updated Disclosure”); provided that with respect to any Updated Disclosure (other than Section 3.1(b) thereof), the Company represents that no information set forth therein constitutes a Company Material Adverse Effect since the date of the Atlas Agreement; and provided, further that with respect to the Updated Disclosure on Section 3.1(b) of the Company Disclosure Letter, the Company represents that no information set forth therein reflects a material adverse change to the Company’s business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise since the date of the Atlas Agreement.

Section 3.32 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article III or in the certificate delivered by the Company pursuant to Section 6.2(d), neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article III or in the certificate delivered by the Company pursuant to Section 6.2(d).

(b) Except for the representations and warranties contained in Article IV (Representations and Warranties of Parent and Acquisition Sub) or in the certificate delivered by Parent pursuant to Section 6.3(c), the Company acknowledges and agrees that (i) none of Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent makes, or has made, any express or implied representation or warranty with respect to Parent or Acquisition Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth herein and (ii) no Person has been authorized by Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent to make any representation or warranty relating to Parent or Acquisition Sub or their respective business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by either such entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the Parent Disclosure Letter (subject to Section 8.3(b)), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each of Parent and Acquisition Sub has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect and with all amendments thereto to the date of this Agreement, and neither Parent nor Acquisition Sub is in violation of any provision of such documents applicable to such party.

Section 4.2 Authority Relative to Agreement.

(a) Parent and Acquisition Sub have all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by Parent and Acquisition Sub, and no other entity Action on the part of Parent and

Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of each of Parent and Acquisition Sub has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable and (iii) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Acquisition Sub is required.

Section 4.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices required by any Governmental Authority relating to any applicable Antitrust Law have been obtained or made, any applicable waiting periods required thereby have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Acquisition Sub) is bound or affected, (iii) assuming that the Consents, registrations, declarations, filings and notices required by any Governmental Authority relating to any applicable Antitrust Law have been obtained or made, result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries or (iv) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any material Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Acquisition Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL, (iii) such filings as may be required in connection with the Taxes described in Section 7.6 (Expenses; Transfer Taxes), if any (iv) such Consents of any Governmental Authority required by any applicable Antitrust Law and (v) compliance with and filings or notifications under the HSR Act or other Antitrust Laws.

Section 4.4 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any Order of any

Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental

Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. There is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.5 Absence of Certain Agreements. Except for the Capital Commitment Letter and the Voting Agreement, neither Parent nor any of its Affiliates (including Acquisition Sub) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration in respect of the Company Common Stock of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (a) agrees to vote to adopt this Agreement or the Merger or (b) agrees to vote against any Superior Proposal.

Section 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Acquisition Sub) expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.

Section 4.7 Financing.

(a) Concurrently with the execution of this Agreement, Parent has delivered to the Company (i) a true and complete copy of the executed debt commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto (as amended, restated, amended and restated, supplemented or otherwise modified in a manner not in violation of Section 5.17(b) and together with all exhibits, schedules, amendments, supplements, modifications, term sheets, and annexes thereto, the “Debt Commitment Letter”), (ii) true and complete copies of any related executed fee letters, each dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified in a manner not in violation of Section 5.17(b) and together with all exhibits, schedules, amendments, supplements, modifications, term sheets, and annexes thereto, the “Fee Letters,” and together with the Debt Commitment Letter, the “Debt Financing Letters” ) (provided that, at the election of Parent or Acquisition Sub, the fee amounts, “flex terms,” yield or interest rate caps, original issue discount amounts, and other economic and similar terms that are confidential and the rates and fee amounts included in the “market flex” provisions (but not the covenants or other terms) in each case that are included in the Fee Letters may be redacted in a customary manner; provided, further, that no provision that could adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing may be redacted), pursuant to which Debt Financing Letters, and subject to the terms and conditions therein, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing and in the manner contemplated by the Debt Financing Letters to Acquisition Sub and engage in the other transactions contemplated therein for the purpose of funding the transactions contemplated by this Agreement (together with any alternative debt financing pursuant to Section 5.17(c), the “Debt Financing”) and (iii) a true and complete copy of the executed commitment letter, dated as of the date hereof (the “Capital Commitment Letter” and, together with the Debt Commitment Letter and the Fee Letters, the “Financing Commitments”) from each of the Capital Financing Sources pursuant to which the Capital Financing Sources have committed to, among other things, make certain investments in Parent, subject to the terms and conditions therein, the amounts set forth therein (the “Capital Financing,” and together with the Debt Financing, the “Financing”). The Capital Commitment Letter expressly provides and shall continue to expressly provide that the Company is an intended third-party beneficiary thereof, subject to the terms and conditions set forth therein.

(b) The Financing Commitments are in full force and effect as of the date of this Agreement and, as of the date of this Agreement, have not been withdrawn or terminated or otherwise amended, supplemented or modified and no such amendment, supplement or modification is contemplated. There are no other agreements, side letters or arrangements relating to the Financing Commitments that could affect the availability or conditionality of the Debt Financing. There are no conditions precedent to the obligations to fund the full amount of the commitments under the Financing Commitments or to any other obligations of the parties under the Financing Commitments other than the conditions precedent expressly set forth in the applicable Financing Commitment. The Financing will provide Parent with immediately available U.S. funds on the Closing Date sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including for the avoidance of doubt, to enable Parent to (i) pay all of (a) the Aggregate Merger Consideration, (b) the Debt Payoff Amount, (c) any amounts that may become payable pursuant to a change of control offer pursuant to the Company Indentures and any amounts payable pursuant to Section 2.3 (Company Equity Awards), and (d) all associated third-party costs and Expenses of the Merger payable by Parent, including any fees and expenses related to the transactions contemplated hereby (the “Funding Obligations” and such sufficient proceeds, the “Funds”).

(c) The Financing Commitments, in the forms so delivered, constitute legal, valid and binding obligations of Parent and Acquisition Sub, as applicable, and, to the Knowledge of Parent, the other parties thereto and are enforceable in accordance with their respective terms against Parent and Acquisition Sub and against each of the other parties thereto, as the case may be, in each case, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance moratorium, equitable principles or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally. Notwithstanding anything contained in this Agreement to the contrary, Parent and Acquisition Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

(d) As of the date hereof, Parent and Acquisition Sub have no reason to believe that the terms and conditions to the Financing shall not be satisfied by the Closing Date or that the funding contemplated in the Financing shall not be made available to Parent and Acquisition Sub on the Closing Date in order to consummate the transactions contemplated by this Agreement. As of the date hereof, Parent and Acquisition Sub are not in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in the Financing Commitments, and no event has occurred or circumstance exists that, with or without notice, lapse of time or both, could or could reasonably be likely to (i) constitute or result in a default under or breach of the Financing Commitments on the part of Parent and/or Acquisition Sub and their Affiliates, (ii) constitute or result in a failure to satisfy on or before the Closing Date a condition precedent to or other contingency to be satisfied set forth in the Financing Commitments, (iii) make any of the statements set forth in the Financing Commitments inaccurate in any material respect or (iv) otherwise result in any portion of the Financing being unavailable on the Closing Date. Parent and Acquisition Sub have fully paid any and all commitment fees or other fees, if any, required by the Financing Commitments to be paid on or prior to the date hereof.

Section 4.8 Capitalization of Acquisition Sub. The authorized share capital of Acquisition Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 4.9 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 4.10 Brokers. Except for Jefferies LLC, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub or any of their respective Subsidiaries.

Section 4.11 Solvency. Neither Parent nor Acquisition Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Acquisition Sub or any of their respective Subsidiaries (which, for purposes of this Section 4.11, shall include the Company and its Subsidiaries). Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, that the Company has performed, in all material respects, all material obligations required to be performed by it under this Agreement and that the most recent estimates, projections and forecasts of the Company and its Subsidiaries provided to Parent prior to the date of this Agreement have been prepared in good faith based upon assumptions that were and continue to be reasonable, after giving effect to the transactions contemplated by this Agreement, on the Closing Date immediately following the Closing, Parent and the Surviving Corporation and its Subsidiaries will be Solvent at and immediately after the Effective Time. As used in this Section 4.11, the term “Solvent” means, with respect to a particular date, that on such date, (a) the Parent and Surviving Corporation and its Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) Parent and the Surviving Corporation and its Subsidiaries, have total assets not less than the sum of such entity’s liabilities, and (c) Parent and the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of its business. For purposes of this Section 4.11, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.12 Share Ownership. Except as set forth on Section 4.12 of the Parent Disclosure Letter, none of Parent, Acquisition Sub or any Capital Financing Source owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or has owned at any time during the three (3) years preceding the date hereof, any capital stock of the Company and none of Parent, Acquisition Sub or any Capital Financing Source holds any rights to acquire any capital stock of the Company except pursuant to this Agreement.

Section 4.13 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) [Reserved.]

(b) Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes (and Parent, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Acquisition Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.

(c) Except for the representations and warranties expressly set forth in Article III (Representations and Warranties of the Company), each of Parent and Acquisition Sub acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article III (Representations and Warranties of the Company) and (ii) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective its businesses or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or Acquisition Sub as having been authorized by such entity.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (Termination), except as (a) may be required by Law, (b) the Company determines in good faith may be necessary or advisable in accordance with the COVID Measures or otherwise in response to COVID-19 or any other pandemic, epidemic or disease outbreak (provided that, in connection with any such action taken or omitted to be taken in accordance with this clause (b), the Company shall promptly notify in writing Parent prior to the taking of or omitting to take such action and reasonably consult with Parent as to any such action (or omission) and take into consideration the reasonable concerns of Parent and consider in good faith the reasonable suggestions of Parent with respect to such action (or omission)), (c) may be consented to in writing by Parent, (d) may be expressly required, contemplated or permitted pursuant to this Agreement, (e) set forth in Section 5.1 of the Company Disclosure Letter, (x) the Company shall (i) use its reasonable best efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and, in all material respects, in compliance with applicable Laws, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, (ii) use its reasonable best efforts to preserve in all material respects its present relationships with key customers, suppliers and other Persons with which it has material business relations (provided, however, that no action by the Company or any of its Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of the immediately succeeding clause (y) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of the immediately succeeding clause (y)), and (iii) use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, continue to maintain, in all material respects, its material assets, properties, rights and operations in accordance with present practice; and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend or otherwise change the Company Charter or the Company Bylaws (other than immaterial or ministerial changes) or amend or otherwise change in any material respect any organizational documents of any of its Subsidiaries;

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (other than (i) repurchases of shares of Company Common Stock in connection with the exercise, vesting, settlement or forfeiture of Company Equity Awards, in each case, pursuant to their terms as in effect on the date of this Agreement (or subsequent Company Equity Awards or terms after the date of this Agreement in compliance with Section 5.1(e)), or (ii) for any such transaction by a direct or indirect wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction);

(c) except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, issue, sell, pledge, dispose of, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, phantom equity interests or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’

capital stock or equity interests (including any Company Equity Awards and Company Long Term Cash Awards); provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the date hereof or may be granted after the date hereof in compliance with Section 5.1(e);

(d) authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) except as set forth on Section 5.1(e) of the Company Disclosure Letter and subject to Section 5.1(t), or as required under the terms of any Company Benefit Plan (other than the Employee Trust), collective bargaining agreement or works council agreement, in each case, that is in effect as of the date of this Agreement, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any Company Employee, except to the extent such increases are made in the ordinary course of business consistent with past practice with respect to increases in base salaries or wage rates of Company Employees, and such increases do not exceed five percent (5%) in the aggregate and shall not result in an increase in any Company Employee’s annual base salary of more than five percent (5%) relative to such employee’s base salary as of the date hereof, (ii) except as necessary to effectuate the provisions of Section 2.3, establish, adopt, enter into or amend any Company Benefit Plan (or any arrangement which if in existence as of the date hereof would constitute a Company Benefit Plan), (iii) enter into, terminate (other than giving notice of non-renewal to the extent permitted by applicable Law or the applicable collective bargaining agreement or other material agreement with any labor union or works council agreement), or amend any collective bargaining agreement or other material agreement with any labor union or any works council agreement, in each case, other than amendments that do not result in any materially increased costs or liabilities for the Company or any of its Subsidiaries, in the aggregate, relative to the applicable aggregate costs or liabilities before any such amendment, (iv) except as necessary to effectuate the provisions of Section 2.3, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vi) forgive any loans or issue any loans to any Company Employee (other than routine travel advances issued in the ordinary course of business), (vii) hire any employee or engage any independent contractor (who is a natural person) other than in the ordinary course of business with respect to individuals whose annual base compensation is less than $200,000, or (viii) terminate the employment of (A) any Company Employee whose annual base salary is greater than $200,000 other than for “cause” or other performance reasons, or (B) any Company Employee whose annual base salary is equal to or less than $200,000 other than in the ordinary course of business;

(f) acquire or divest (including by merger, consolidation, acquisition or disposition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any material equity interest in or business of any Person, except as set forth on Section 5.1(e) of the Company Disclosure Letter;

(g) except as set forth on Section 5.1(g) of the Company Disclosure Letter, (a) issue, incur, or amend in any material respect the terms of, any indebtedness for borrowed money (including, for clarity, issuing or selling any debt securities or rights to acquire debt securities unless contemplated in connection with the Financing and/or as described in Section 5.19 hereof), or assume or guarantee any such indebtedness for any Person, except for indebtedness incurred (i) under the Existing ABL Credit Agreement, under the Existing TLB Credit Agreement, under the existing Company Indentures in the ordinary course of business, including borrowings under the Existing ABL Credit Agreement to redeem, repay or repurchase the Company’s outstanding 7.000% notes due 2022, and any amendments to the foregoing that do not increase the availability under the Existing ABL Credit Agreement or the principal amount under the Existing TLB Credit Agreement or the existing Company Indentures other than such amounts to fund any premiums or expenses in connection therewith, subject to actions described in Section 5.19 hereof (provided, that the Company shall not be permitted to increase the borrowing capacity existing as of the date of this Agreement under any such facility without Parent’s consent), (ii) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business consistent with past practice or (iii) between or among the Company or any of its Subsidiaries, or (b) redeem or repurchase any debt instruments in a principal amount in excess of $10,000,000 (other than the Company’s outstanding 7.000% notes due 2022, the repayment, in full or in part of the Existing TLB Credit Agreement or as otherwise set forth herein);

(h) (i) modify or amend in a manner adverse to the Company or its Subsidiaries any Company Material Contract, except for such modifications or amendments (A) in the ordinary course of business consistent with past practice, (B) as permitted by Section 5.1(h) of the Company Disclosure Letter or (C) in connection with any renewal or extension of any such Company Material Contract; or (ii) terminate any Company Material Contract, except (A) in the ordinary course of business consistent with past practice or (B) upon the expiration, non-renewal or similar end-of-term of any such Company Material Contract;

(i) sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for or otherwise dispose of any material Company Owned IP, other than (A) the grant of non-exclusive licenses in the ordinary course of business, (B) to customers or suppliers in their capacity(ies) as such (x) in the ordinary course of business or (y) pursuant to any Company Material Contract existing as of the date of this Agreement or (C) when in the Company’s reasonable business judgment, the benefits of maintaining such Company Owned IP are outweighed by the burdens of doing so;

(j) make any change to its methods of accounting, except (i) as required by GAAP, Regulation S-X under the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Documents;

(k) adopt or enter into a plan of complete or partial liquidation or dissolution or voluntarily file for bankruptcy or similar proceeding;

(l) settle or compromise any material litigation other than (i) settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed $250,000 individually or $1,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any Subsidiary of the Company in respect thereof), or (ii) any litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle;

(m) enter into any agreement, contract, or commitment (or series of such similar transactions), that would require capital expenditures, (i) with respect to 2021 capital expenditures, in excess of 110% of the applicable line item amount set forth in the operating budget of the Company for fiscal year 2021 provided to Parent prior to the date hereof or (ii) with respect to 2022 capital expenditures, in excess of 110% of the applicable line item amount set forth in the operating budget of the Company for fiscal year 2022;

(n) enter into any agreement or obligation which by its terms limits in any material respect (i) the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted or (ii) the ability of either of the Company or its Subsidiaries to provide any type of service;

(o) fail to use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

(p) sell, acquire, lease or sublease any material assets or properties (including any material real property, but other than Company Owned IP which instead is the subject of Section 5.1(i) above) other than (i) in the ordinary course of business consistent with past practice, (ii) in replacement of existing machinery, (iii) (A) substantially in accordance with the Company’s operating budget of the Company for fiscal year 2021 provided to Parent prior to the date hereof, or (B) in accordance with the Company’s operating budget for fiscal year 2022, (iv) acquisitions or sales of inventory, (v) disposals of property at the end of its useful life or disposals of obsolete or expired property, (vi) sales, acquisitions, leases or subleases between or among the Company and any of its Subsidiaries or (vii) dispositions permitted by Section 5.1(e);

(q) lend any amount to one or more Persons in excess of $1,000,000 individually or in the aggregate (other than between or among the Company or any of its Subsidiaries);

(r) make or change any material Tax election, change an annual accounting period, file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Tax, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or voluntarily surrender any right to claim a refund of material Taxes;

(s) make any change, modification, waiver or amendment to, or terminate, any agreement, transaction, arrangement or understanding listed or required to be listed on Section 3.24 of the Company Disclosure Letter, or enter into any such agreement that would be required to be listed on Section 3.24 of the Company Disclosure Letter if such agreement was in effect as of the date of this Agreement;

(t) fund or transfer cash or any other assets to the Employee Trust;

(u) incur any new Lien (other than any Permitted Liens or pursuant to any Company Material Contract or pursuant to any redemption, defeasance or similar action) on any of its material tangible assets, properties or rights; or

(v) enter into any agreement to do any of the foregoing.

Section 5.2 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date hereof, (i) the Company shall prepare the Proxy Statement, (ii) Parent and Acquisition Sub shall promptly furnish to the Company all information concerning themselves and their Affiliates that is reasonably requested or required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall, no later than fifteen (15) days following the date hereof (unless prohibited by any Order), file the Proxy Statement with the SEC; provided that if the fifteenth (15th) day following the date hereof is not a Business Day, the Company may file the Proxy Statement on the next succeeding Business Day. Except to the extent prohibited by Law, the Company shall (A) promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements, in each case with respect to the Proxy Statement, and (B) provide Parent and Acquisition Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 5.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall consult with Parent and provide Parent a reasonable opportunity to review and to propose comments, and shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith, on such document or response, except, in each case, (x) to the extent prohibited by Law or (y) for any amendment or supplement to the Proxy Statement in connection with a Change of Recommendation made in accordance with Section 5.5.

(b) If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c) Subject to Section 5.5(e) (Change of Recommendation), as promptly as practicable (and in any event within five (5) calendar days) following the earlier of (a) the date on which the SEC confirms that it has no further comments on the Proxy Statement, and (b) ten (10) calendar days after the initial filing of the Proxy Statement if the SEC confirms it will not be reviewing the Proxy Statement, the Company shall (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the Company Stockholder Advisory Vote (the “Stockholders’ Meeting”) (provided that the Stockholders’ Meeting shall in no event be scheduled for later than the fortieth (40th) day following the first mailing of the Proxy Statement to the Company’s stockholders), (ii) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting, and (iii) duly call, convene and hold the Stockholders’ Meeting; provided that the Company may, at its option (and shall in the case of clause (B) hereto upon the reasonable and timely request by Parent), postpone or adjourn the Stockholders’ Meeting (A) with the prior written consent of Parent and Acquisition Sub, or (B) to the extent the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval, whether or not a quorum is present, provided that any such postponement or adjournment of the Stockholders’ Meeting shall not exceed ten (10) days. The Proxy Statement shall include the Company Recommendation, except to the extent there has been a Change of Recommendation in accordance with Section 5.5. Subject to Section 5.5, in connection with the Stockholders’ Meeting, the Company shall use its reasonable efforts to solicit proxies in favor of the Requisite Stockholder Approval and to obtain the Requisite Stockholder Approval. Parent and Acquisition Sub shall vote all shares of Company Common Stock held by them in favor of the approval of this Agreement.

Section 5.3 Appropriate Action; Consents; Filings.

(a) In accordance with the terms and subject to the conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VI (Conditions to the Merger) to be satisfied as expeditiously as possible, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (A) and in any event within five (5) Business Days of the date hereof, make its filings under the HSR Act, and thereafter promptly (and in any event within fifteen (15) Business Days of the date hereof) make any other applications and filings required to be made with any Governmental Authorities as required under applicable Antitrust Laws with respect to the transactions contemplated hereby, including the Merger, (B) use its respective reasonable best efforts to comply at the earliest possible date with any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Authority under any Antitrust Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Merger and (C) act in good faith and cooperate with the other party in connection with any such filings (including, if requested by the other party, to duly consider all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly and expeditiously as possible. Notwithstanding anything in this Agreement to the contrary, obtaining any consents, approvals or waivers from Third Parties pursuant to Section 5.3(a)(ii) above or otherwise shall not be a condition to the obligations of any party to consummate the Merger.

(b) Without limiting anything in this Section 5.3, none of the parties hereto or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.

(c) Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. The Company and Parent, in their respective sole and absolute discretion, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) Parent and Acquisition Sub shall not, and shall not permit any of their Affiliates to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would (A) impose any delay in the obtaining of, or increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period under Antitrust Laws, (B) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.4 Access to Information; Confidentiality.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives (and any Debt Financing Sources and their Representatives) reasonable access (and taking into account any remote working arrangement of the Company and its Subsidiaries), at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VII (Termination, Amendment and Waiver), to the management employees, officers, properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent and its Representatives (including any Debt Financing Sources and their respective Representatives) all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested, including any financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period (it being understood, this Section 5.4 shall not require the delivery of delivery of financial information not otherwise required to be delivered pursuant to Sections 5.17, 5.18 or 5.19 of this Agreement); provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub to the extent that such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or result in any breach under any confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party, or (b) jeopardize any attorney-client or other legal privilege; provided that the Company will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent in seeking to provide such document or information in a manner that would not result in violation of Law, breach of confidentiality (including by way of redaction) or the loss or waiver of such privilege; provided, further, nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent (i) to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or (ii) regarding matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any Alternative Acquisition Proposal or Superior Proposal, in each case, other than as required by the terms of this Agreement.

(b) No investigation or access permitted pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

(c) Nothing in this Section 5.4 is intended to expand or contract the access to information and similar matters of the Debt Financing Sources and their respective Representatives under Section  5.18.

Section 5.5 No-Shop; Alternative Acquisition Proposals.

(a) [Reserved]

(b) No-Shop.

(i) Except as otherwise permitted by this Section 5.5, until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (Termination), the Company shall not, and shall cause its Subsidiaries and Affiliates and each of its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, (i) solicit, initiate, propose, induce the making or submission of, or encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal, including by (A) providing or furnishing to any Person (other than Parent and its Representatives) any non-public information or data relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets and (B) affording access to any personnel of the Company or its Subsidiaries to any Person (other than Parent and its Representatives), in each case, in connection with an Alternative Acquisition Proposal; (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Alternative Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal), including the entry into any agreement (x) to consummate any Alternative Acquisition Proposal, (y) to approve or endorse any Alternative Acquisition Proposal or (z) in connection with any Alternative Acquisition Proposal that would require the Company to abandon, terminate or fail to consummate the Merger or the transactions contemplated by this Agreement (except, in each case, to notify such Person as to the existence of the provisions of this Section 5.5(b)); (iii) grant a waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) under any pre-existing “standstill” or confidentiality provision; or (iv) agree or resolve to take, or take, any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Subject to Section 5.5(c), the Company shall immediately cease, and cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall promptly (and in any event within 48 hours of the Company’s Knowledge thereof) inform Representatives of the Company and its Subsidiaries of the Company’s obligations under this Section 5.5.

(ii) [Reserved]

(iii) Any Intentional Breach of this Section 5.5 by the Company through its applicable Representatives shall be deemed to be an Intentional Breach of this Section 5.5 by the Company.

(c) Alternative Acquisition Proposals. Notwithstanding the provisions of Section 5.5(b)(i), the board of directors of the Company, directly or indirectly through Subsidiaries or Representatives, may, prior to the receipt of the Requisite Stockholder Approval, (i) engage in negotiations or discussions with any Third Party that has made a bona fide written Alternative Acquisition Proposal not resulting from or arising out of a breach of Section 5.5(b)(i), and (ii) furnish nonpublic information or data relating to the Company or any of its Subsidiaries to any Third Party making such Alternative Acquisition Proposal (including its Representatives) if, prior to so furnishing such information such Third Party has executed a customary confidentiality agreement for this type of transaction with the Company; provided that (A) such confidentiality agreement does not contain provisions which prohibit the Company from providing information to Parent as required in accordance with this Section 5.5(c) or that otherwise prohibits the Company from complying with the provisions of this Section 5.5(c) and (B) the Company provides to Parent and Acquisition Sub any non-public information that is provided to such Third Party that was not previously made available to Parent or Acquisition Sub, prior to or substantially concurrently with the time it is provided to such Third Party (and in any event within forty-eight (48) hours thereof); provided, further, that the board of directors of the Company shall be permitted to take an action described in the foregoing clauses (i) or (ii) if, and only if, prior to taking such particular action, the board of directors of the Company has determined in good faith after consultation with outside legal and financial advisors that such Alternative Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

(d) Notices. The Company shall promptly (and in any event within forty-eight (48) hours of its receipt thereof) (i) notify Parent of any Alternative Acquisition Proposal or any other written proposals or inquiries received by the Company or any of its Subsidiaries or Representatives that would reasonably be expected to lead to an Alternative Acquisition Proposal, which notice shall identify the material terms and conditions thereof and the Person making any such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal) and (ii) provide to Parent copies of any written documentation material to understanding such Alternative Acquisition Proposal which is received by the Company from the Person (or from any Representatives of such Person) making such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal). The Company shall keep Parent reasonably informed, on a prompt basis (but in no event later twenty-four (24) hours), of the status and any material developments regarding any such Alternative Acquisition Proposals or any material changes to the material terms of any such Alternative Acquisition Proposal. Without limitation to the Company’s rights under Section 5.5(e) (Change of Recommendation), it is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.5, including any public announcement that the Company or the board of directors of the Company has made any determination contemplated under this Section 5.5 to take or engage in any such actions, shall not (in and of itself) constitute a Change of Recommendation or otherwise constitute a basis for Parent or Acquisition Sub to terminate this Agreement.

(e) Change of Recommendation.

(i) Except as otherwise provided in this Agreement, including this Section 5.5(e), the board of directors of the Company shall not (i) withdraw (or qualify, amend or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to Parent), the Company Recommendation or (ii) approve, recommend or declare advisable any Alternative Acquisition Proposal (any such action in clause (i) or (ii), a “Change of Recommendation”).

(ii) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, including Section 5.5(e)(i), at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company may (A) effect a Change of Recommendation following a bona fide written Alternative Acquisition Proposal that did not result from or arise out of a breach of this Section 5.5 and which the Company’s board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, in each case, if and only if, the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties required of the Company’s board of directors under applicable Law and the Company complies with Section 5.5(e)(iii) or (B) following receipt of a bona fide written Alternative Acquisition Proposal which the Company’s board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Law and the Company complies with Section 5.5(e)(iii) and, concurrently with entering into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company terminates this Agreement in accordance with the provisions of Section 7.1(c)(ii) (Definitive Agreement for Superior Proposal) and pays the applicable Parent Expenses and Atlas Termination Fee Refund pursuant to Section 7.1(c)(ii) and Section 7.7, respectively.

(iii) Prior to the board of directors of the Company effecting a Change of Recommendation or causing the Company to terminate this Agreement for purposes of entering into an Alternative Acquisition Agreement, in each case as permitted under Section 5.5(e)(ii), the Company shall have given Parent (A) at least four (4) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Alternative Acquisition Proposal shall require a new notice and an additional two (2)-Business Day period) of the Company’s intention to take such action, which shall include a description of the terms and conditions of the Superior Proposal, the identity of the Person making the Superior Proposal and a copy of any proposed definitive agreement(s) relating to such Superior Proposal and (B) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing four (4) Business Day period (or subsequent two (2) Business Day period) to discuss the foregoing Superior Proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that such Alternative Acquisition Proposal would no longer constitute a Superior Proposal. In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company may also effect a Change of Recommendation in response to an Intervening Event if the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the board of directors of the Company to take such action would be inconsistent with its fiduciary duties under applicable Law, provided that the board of directors of the Company shall have given Parent (i) at least five (5) Business Days’ prior written notice of the Company’s intention to effect a Change of Recommendation in response to such Intervening Event, which shall include a description in reasonable detail of the applicable Intervening Event, and (ii) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing five (5)-Business Day period to discuss the foregoing Intervening Event and negotiate in good faith any adjustments or revisions to the terms and conditions of this

Agreement proposed by Parent in response thereto, such that the failure to effect a Change of Recommendation would no longer be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Law.

(f) Permitted Disclosures. Nothing contained in this Agreement shall prohibit the Company or the board of directors of the Company from complying with its disclosure obligations under applicable Law or rules and policies of the NYSE with regard to any Alternative Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), so long as any such compliance rejects any Alternative Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, except to the extent such action is permitted by Section 5.5(b), or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

Section 5.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors or officers of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director or officer of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, shall survive the Merger and shall continue in full force and effect in accordance with their terms (with respect to the Company’s organizational documents, it being agreed that after the Closing such rights shall be mandatory rather than permissive), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, contribution, advancement of expenses and limitation of director or officer (or comparable) liability that are no less favorable to the D&O Indemnified Parties with respect to the period prior to Closing than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the Closing Date, which provisions thereafter shall not, for a period of at least six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b) Notwithstanding anything to the contrary contained in this Section 5.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c) For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount). In lieu of such insurance, prior to the Effective Time, the Company may purchase prepaid, non-cancellable six (6) year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that the premium for such Tail Coverage shall not exceed the Maximum Amount, and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 5.6(c)).

(d) From and after the Closing, the D&O Indemnified Parties are third-party beneficiaries of this Section 5.6. The provisions of this Section 5.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 5.6 to the same extent and under the same conditions and procedures (and subject to the same conditions, including with respect to the advancement of expenses) (with respect to the Company’s organizational documents, it being agreed that after the Closing such rights shall be mandatory rather than permissive) as such D&O Indemnified Party is entitled on the date of this Agreement under the organizational documents of the Company (or the corresponding organizational documents of any Subsidiary of the Company). The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.

(e) Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 5.6 shall continue in effect until the final disposition of such claim.

Section 5.7 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby, or (c) the existence of any event or circumstance that would reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied.

Section 5.8 Public Announcements. Except as otherwise permitted by Section 5.5 (No-Shop; Alternative Acquisition Proposals) or in connection with any dispute among the parties regarding this Agreement, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (and in such event, such party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants; provided that such communication is consistent with prior communications of the Company not made in violation of this Section 5.8 or with any plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan. For the avoidance of doubt, the foregoing shall not restrict Parent’s disclosure of information regarding the transactions contemplated hereby, including information related to Parent’s determination to enter into this Agreement, in connection with fundraising, marketing, informational or reporting activities so long as such disclosures are made pursuant to a confidentiality agreement containing customary terms. For the avoidance of doubt, this Section 5.8 shall not apply to or otherwise restrict any Company communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal in accordance with Section 5.5 or Company communication (including a press release or other public statement) made by the Company from and after a Change of Recommendation in accordance with Section 5.5 by the board of directors of the Company.

Section 5.9 Employee Benefits.

(a) Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending on the one (1)-year anniversary thereof or such shorter period during which the Continuing Employee remains in continued employment with the Company or its Subsidiaries (“Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash bonus opportunities (excluding equity, equity-based, retention and long-term incentive compensation, non-qualified deferred compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time (for the avoidance of doubt, other than one time or special non-ordinary incentive compensation opportunities payable in connection with, or as a result of, the transactions contemplated by this Agreement), and (iii) employee benefits (excluding retention, non- qualified deferred compensation, equity, equity-based or other long-term incentive compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Affiliates to provide, to each Continuing Employee whose employment is terminated by the Surviving Corporation or any of its Affiliates during such period under circumstances that would have entitled such Company Employee to severance benefits if such termination had occurred prior to the Effective Time, severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its Subsidiaries in accordance with the terms of such arrangement as in effect as of the date hereof, provided that such Continuing Employee may be required to execute a release of claims in a form provided or approved by Parent in connection with such Continuing Employee’s receipt of severance payments. Notwithstanding the foregoing, the requirements of this Section 5.9(a) shall not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any health, welfare, retirement, severance or vacation benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Continuing Employees after the Effective Time (collectively, the “New Plans”), Parent shall use reasonable best efforts to cause the Continuing Employees who are eligible participants under such New Plans to receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the analogous Old Plan, except (1) for benefit accrual under defined benefit pension plans, (2) for purposes of qualifying for subsidized early retirement benefits, (3) to the extent any such service credit would result in the duplication of benefits, or (4) for purposes of any equity-incentive plan or nonqualified deferred compensation plan. In addition and without limiting the generality of the foregoing, Parent shall use reasonable best efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan (in each case, except for benefit accruals under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits). For the avoidance of doubt, any service referred to in this Section 5.9(b) shall not be recognized for purposes of eligibility for retirement vesting under equity plans of Parent or any of its Affiliates.

(c) Except as provided in Section 5.1(e) of the Company Disclosure Letter, immediately prior to the Effective Time, the Company shall cause each Company Long Term Cash Award that is outstanding immediately prior to the Effective Time to, automatically and without any required action on the part of the holder thereof, vest in full and be paid to each such holder in full.

(d) Prior to making any written communications to the Company Employees pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments (if any are received during such reasonable period of time) in good faith.

(e) Upon Parent’s reasonable request from time to time prior to Closing, the Company shall, in a reasonable period of time following receipt of such request (but in no event more than five (5) Business Days following such request), provide Parent with the then-most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger, including any non-compete valuations.

(f) The Company will take all actions necessary to complete the termination of the Employee Trust and the return of the trust corpus of the Employee Trust to the Company prior to the Closing.

(g) Notwithstanding anything in this Section 5.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any director, officer, employee or individual Person, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

(h) Parent shall, and shall cause the Surviving Corporation to, honor the terms of each collective bargaining agreement and works council agreement until such collective bargaining agreement or works council agreement expires pursuant to its terms or is modified by the parties thereto.

Section 5.10 Company Equity Awards. No less than ten (10) Business Days prior to the Effective Time, the Company shall provide Parent with an updated Outstanding Equity Award Schedule to reflect any changes between the Capitalization Date and such date, and a further updated Outstanding Equity Award Schedule as reasonably requested by Parent thereafter, in each case, to reflect any further changes between the Capitalization Date and the Effective Time.

Section 5.11 Repayment of Indebtedness.

(a) In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 5.11 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder, subject to the outcome of the Credit Agreement Consent Solicitations (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount. The Company shall use its reasonable best efforts to, on or prior to the Closing Date, provide Parent with (x) if required in connection with the Debt Financing and if the ABL Credit Agreement Consent Solicitation is not successful, a customary payoff letter and any related release documents (collectively, the “ABL Payoff Letter”) from the agent under the Existing ABL Credit Agreement and (y) if the TLB Credit Agreement Consent Solicitation is not successful, a customary payoff letter and any related release documents (collectively, the “TLB Payoff Letter”) from the agent under the Existing TLB Credit Agreement. Each of the ABL Payoff Letter (if applicable) and TLB Payoff Letter shall specify the aggregate amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the ABL Payoff Letter and TLB Payoff Letter, as applicable.

(b) The Company shall use its reasonable best efforts upon Parent’s written request to prior to Closing: (i)(x) issue a notice of redemption for the aggregate principal amount of any of the Company Notes requested by Parent in writing, pursuant to the indentures governing the Company Notes (it being understood that the Company’s 8.820% debentures due 2031 are not redeemable pursuant to their terms) (the “Company Indentures”) in order to effect a redemption at or after Closing and (y) issue any change of control offer pursuant to the terms, if any, of the Company Indentures (which offer notice may, pursuant to the terms of the Company Indentures, be issued prior to Closing only if conditioned on the occurrence of a change of control or change of control repurchase event, as the case may be, under the applicable Company Indenture), and (ii) prepare any customary ancillary documents required by the Company Indentures for such redemption, change of control offer or satisfaction and discharge, including customary officer’s certificates, resolutions of the Company, and/or legal opinions required to be issued prior to the Closing from Company’s counsel to the trustees thereunder, use reasonable best efforts to cause the trustees to cooperate and facilitate such redemption, change of control offer or satisfaction and discharge and providing any other reasonably requested information related to the Company Notes to facilitate the redemption (including by means of any change of control offer) of the Company Notes (or, if elected by Parent, the satisfaction and discharge of any Company Indenture on the Closing Date) following the Effective Time; provided that, in each case, Company shall provide the Parent the opportunity to review and comment on such notices and any other documents in connection with this Section 5.11(b) reasonably in advance of their delivery, without the Parent being required to request such documents from the Company and the Company shall accept, in all material respects, the Parent’s comments, except to the extent they are not reasonable. In the event Parent requests that any of the Company Notes (other than the 7.000% Notes due 2022) be redeemed (including pursuant to a change of control offer) or satisfied and discharged prior to Closing, Parent shall make available to the Company prior to Closing, as applicable, all funds necessary to satisfy any obligations of the Company to the holders of the Company Notes that may arise, including (a) any funds necessary to repurchase, redeem or otherwise acquire any of the Company Notes and (b) principal, interest and any applicable premiums or consent payments in connection with the repurchase, redemption or acquisition of the Company Notes. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company, its Subsidiaries or Affiliates in connection with the Company complying with its obligations under this Section 5.11(b).

Section 5.12 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Acquisition Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, including Section 5.1, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.13 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Stock Exchange Matters. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable laws, rules and policies of the NYSE to enable (a) the delisting of the Company Common Stock from the NYSE and the termination of trading of the Company Common Stock on the Closing Date and (b) the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.15 Rights Agreement. From the date of this Agreement until the Effective Time, the Company shall (i) take all actions necessary to ensure that the Rights shall not become exercisable solely by virtue of, or as a result of, any Permitted Event, and (ii) if the Rights Agreement becomes applicable to the Merger or the other transactions contemplated by this Agreement (other than for the purpose of exempting the Merger and such transactions therefrom), take all actions necessary to eliminate the effect of the Rights Agreement on the Merger or the other transactions contemplated by this Agreement. Parent acknowledges that, on the date hereof in connection with the execution and delivery of this Agreement, the Company has entered into the Rights Agreement Amendment, which provides that the Rights shall expire and shall cease to be exercisable effective as of immediately prior to the Effective Time. From the date of this Agreement until the Effective Time, the Company will not enter into a stockholder rights plan, “poison pill” or other similar agreement or arrangement that is, or at the Effective Time shall be, applicable (other than for the purpose of exempting this Agreement and such transactions therefrom) to the Merger or the other transactions contemplated by this Agreement.

Section 5.16 Stockholder Litigation.

(a) Each of the Company and Parent shall keep the other reasonably informed of, and reasonably cooperate with such party in connection with, any stockholder litigation or claim against such party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b) Concurrently with the execution of this Agreement, CAM and the Company shall execute and cause to be filed a stipulation staying the Chatham Litigation. Parent and Acquisition Sub shall not, and shall cause their Affiliates not to, make, encourage, facilitate, initiate or participate in the Chatham Litigation or any other similar stockholder litigation, including the action captioned Patodia v. Esteves, C.A. No. 2021-0955-KSJM (Del. Ch.), until such time as this Agreement is terminated in accordance with Section 7.1 (except as may be necessary to (i) preserve the stay thereof, (ii) enforce the provisions of this Agreement or any agreement contemplated by or executed in connection with this Agreement, (iii) make counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against CAM, Parent or Acquisition Sub or any of their Affiliates, or (iv) respond to or comply with a validly issued legal process that neither CAM, Parent, Acquisition Sub or any of their Affiliates initiated, encouraged or facilitated; provided that any action taken pursuant to subsections (i) and (iv) is subject to compliance with Section 5.8 and Section 5.16(a), and any action taken pursuant to subsections (i)-(iv) is subject to compliance with the Confidentiality Agreement). No later than three (3) Business Days following the Closing, CAM shall, and Parent shall cause CAM to, cause the Chatham Litigation to be dismissed with prejudice. Concurrently with the execution of this Agreement, CAM and its applicable Affiliates shall have delivered to the Company a letter withdrawing and reserving the Chatham Claims until the earlier of (x) such time as this Agreement is terminated in accordance with Section 7.1 and (y) such time as the Company makes a Change of Recommendation pursuant to Section 5.5(e). No later than three (3) Business Days following the Closing, CAM shall, and Parent shall cause CAM to, cause the Chatham Claims to be irrevocably and fully rescinded, withdrawn and terminated. Concurrently with the execution and delivery of this Agreement, CAM has delivered to the Company a writing stating that CAM is bound by the provisions of this Section 5.16(b) as if it were a party hereto.

Section 5.17 Financing.

(a) Each of Parent and Acquisition Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the Financing, on the terms and subject only to the conditions set forth in the Financing Commitments or any Alternative Financing (as defined below) (including any “flex” provisions applicable to the Debt Financing) including using their respective reasonable best efforts to: (i) comply with and maintain in effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, in each case until the funding of the Financing, at or prior to Closing, (ii) negotiate, enter into and deliver (and, as applicable, cause its Affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Financing (such agreements, the “Definitive Financing Agreements”) on the terms and conditions set forth in the Financing Commitments (including any “flex” provisions applicable to the Debt Financing), (iii) satisfy, on a timely basis all conditions and covenants to the Debt Financing and the Definitive Financing Agreements related thereto to the extent within Parent’s or Acquisition Sub’s control, and (iv) in the event all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing) and all conditions applicable to the Debt Financing have been satisfied or waived, cause the Debt Financing Sources to fund the Debt Financing at or prior to the Closing, including through the exercise of their rights and remedies pursuant to the Debt Commitment Letter.

(b) Neither Parent nor Acquisition Sub shall agree to or permit any amendments, supplements, replacements or other modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing (other than to effect any flex provisions set forth in the Debt Commitment Letter) without the prior written consent of the Company if (and only if) such amendments, supplements, replacements, waivers or modifications would (i) reduce the net cash proceeds available from the Debt Financing such that Parent would not have sufficient cash proceeds (after giving effect to the fundings contemplated under the Capital Commitment Letter or otherwise funded with equity proceeds) to fulfill its Funding Obligations on the Closing Date, (ii) impose any new or additional (or expand, amend or otherwise modify any existing) condition precedent to the availability of the Debt Financing that would reasonably be expected to materially delay or prevent the ability of Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement, (iii) adversely impact in any material respect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or (iv) would otherwise reasonably be expected to prevent, impede or delay the funding of the Debt Financing on the Closing Date or the consummation of the transactions contemplated by this Agreement; provided that, for the avoidance of doubt, Parent may amend, supplement or otherwise modify the Debt Commitment Letter (a) to (i) add lenders, lead arrangers, co-managers, bookrunners, syndication agents or any Person with similar or other roles or titles that have not executed the Debt Commitment Letter as of the date hereof and (ii) increase the amount of the Debt Financing and/or (b) to facilitate the syndication of the Debt Financing, in each case of clause (a) and (b) so long as such amendment or modification complies with this Section 5.17(b). Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Debt Financing or any definitive agreement with respect to the Debt Financing and shall not release or consent to the termination of the obligations of any Debt Financing Source under the Debt Financing, in each case, without the prior written consent of the Company, unless such Debt Financing or any definitive agreement with respect to the Debt Financing is contemporaneously replaced with a new Debt Financing that complies with the first sentence of this Section 5.17(b). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter, as hereafter amended or modified, to the extent such amendment or modification is permitted by this Section 5.17, and references to “Debt Commitment Letter,” “Debt Financing Sources” or “Debt Financing” shall include such documents, as hereafter amended or modified (or commitments or financing sources, as applicable), to the extent permitted by this Section 5.17. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.17 shall require, and in no event shall the reasonable best efforts by Parent or Acquisition Sub be deemed or construed to require, Parent or Acquisition Sub to (or to cause any Affiliates to) (i) seek the Capital Financing from any source other than the counterparties to, or in any amounts in excess of that contemplated by, the Capital Commitment Letter, or (ii) seek the Debt Financing in any amount in excess of that contemplated by the Debt Commitment Letter or pursuant to terms and conditions that would, taken as a whole, be materially less favorable to Parent and Acquisition Sub than those set forth in the Debt Commitment Letter.

(c) In the event that (i) all or any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any “flex” provisions applicable thereto), (ii) Parent or Acquisition Sub becomes aware of any event or circumstance that would reasonably be expected to make the full amounts or any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Commitment Letter and such portion is necessary for Parent and Acquisition Sub to satisfy the Funding Obligations on the Closing Date, or (iii) any definitive agreement with respect to the Debt Financing shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, by any other party thereto, Parent and Acquisition Sub shall promptly after the occurrence of such event, (A) notify the Company in writing thereof as promptly as practicable (and in any event within three (3) Business Days) after obtaining Knowledge thereof, (B) in case of clause (i), above, use their respective reasonable best efforts to arrange and obtain alternative debt financing in an amount sufficient to enable Parent and Acquisition Sub to satisfy its Funding Obligations on the Closing Date that does not impose (i) any conditions that would, taken as a whole, be materially less favorable to Parent and Acquisition Sub than those set forth in the Debt Commitment Letter, or (ii) any terms that prevent, delay or impair the ability of Parent and Acquisition Sub to obtain the Debt Financing or consummate the transactions contemplated hereby, as compared to the conditions set forth in the Debt Commitment Letter as of the date hereof, taking into account any flex provisions thereof as promptly as practicable following the occurrence of such event (the “Alternative Financing”) and (C) obtain and deliver a debt commitment letter and/or definitive financing agreements to the Company with respect to such Alternative Financing, including true and complete copies of any related executed fee letters (provided that, solely with respect to any such fee letters, the fee amounts and other economic terms may be redacted in a customary manner from such true and complete copies) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, a “New Debt Commitment Letter”); provided that neither Parent nor Acquisition Sub shall be required to arrange or obtain any Alternative Financing having terms and conditions (including any flex provisions applicable thereto) less favorable in all material respects, taken as a whole, to Parent and/or Acquisition Sub than those contemplated in the Debt Commitment Letter (including any flex provisions applicable thereto). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 5.17, and references to “Debt Commitment Letter,” “Debt Financing Sources,” or “Debt Financing” shall include such documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 5.17.

(d) Each of Parent and Acquisition Sub expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Debt Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Alternative Financing, is in any manner a condition to the Merger, the Closing or the obligations of Parent and/or Acquisition Sub to consummate the transactions contemplated hereby.

(e) Parent and/or Acquisition Sub shall (i) furnish the Company with complete, correct and executed copies of each amendment, supplement, waiver or other modification of the Financing Commitments promptly upon their execution, (ii) as promptly as practicable (and in any event within three (3) Business Days) after obtaining Knowledge thereof, give the Company prompt written notice of (x) any breach or default or threatened breach or default, including the receipt of any written notice or other written communication from any financing source with respect to any actual or threatened (in writing) breach or default by any party to the Financing Commitments and/or any Definitive Financing Agreement of which Parent or Acquisition Sub becomes aware as promptly as practicable (and in any event within two (2) Business Days) after obtaining knowledge thereof, (y) any actual or threatened (in writing) withdrawal, repudiation or termination of the Financing Commitments and/or any Definitive Financing Agreement, including the receipt of any written notice or other written communication from any financing source with respect to any actual or threatened withdrawal, repudiation or termination by any party to the Financing or (z) the occurrence of any incurable event or circumstance that makes a condition precedent relating to the Financing unable to be satisfied by any party, and (iii) notify the Company promptly if for any reason Parent or Acquisition Sub no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms described therein. In the event that Parent and/or Acquisition Sub commences an enforcement action to enforce its rights under any agreement in respect of the Debt Financing or to cause any Debt Financing Source to fund all or any portion of the Debt Financing, Parent and Acquisition Sub shall keep the Company reasonably informed of the status of such enforcement action.

Section 5.18 Financing Cooperation. Prior to and until the Closing, (A) the Company shall furnish, or cause to be furnished to, Parent, Acquisition Sub and/or its Debt Financing Sources, the Required Information (other than the pro forma financial statements referred to in paragraph 4(c) of Exhibit E of the Debt Commitment Letter, which shall be prepared by Parent), including, without limitation, the contemplated financial statements by no later than such financial statements would be required to be filed with the SEC and (B) the Company shall use reasonable best efforts to, and shall (x) cause its Subsidiaries and controlled or under common control Affiliates and (y) use reasonable best efforts to cause their respective officers, directors, employees and accountants to, at Parent’s sole cost and expense (excluding any costs and expenses with respect to financial statements, financial information or other materials prepared prior to the date hereof or, after the date hereof, that the Company would have prepared in the ordinary course of business), to provide such customary cooperation as is reasonably requested by Parent or Acquisition Sub to assist Parent and Acquisition Sub in connection to Parent’s efforts to obtain the Debt Financing, including using reasonable best efforts to do the following (to the extent so reasonably requested): (i) (a) provide customary “flash” or “recent development” revenue or balance sheet information to the extent reasonably available (which may be provided in a reasonable range or estimate and may be provided on a non-GAAP basis (including EBITDA or adjusted EBITDA to the extent and consistent with calculations and definitions previously used by the Company (including in any publicly filed document, publicly available presentation or press release, certificate delivered to any agent or lender, or offering document in connection with any offering of securities), it being understood that the Company need not create any new metrics)) for any fiscal quarter ending after the date hereof and prior to the Closing, and (b) all other and reasonably available customary pertinent financial, business and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and, including in any event the financial statements required under paragraphs 4 (other than paragraph 4(c)) and 7 of Exhibit E of the Debt Commitment Letter, (ii) cause members of senior management of the Company to participate in a reasonable number of lender meetings, lender presentations, due diligence sessions (including accounting due diligence sessions), road shows, drafting sessions and rating agency meetings, in each case, upon reasonable advance notice, at mutually agreed locations and times (including by electronic means), (iii) provide reasonable assistance to Parent in its preparation of customary rating agency presentations, lender and investor presentations, offering memoranda, customary bank information memoranda and similar documents reasonably required in connection with the Debt Financing, including by reasonably assisting in preparation of such materials that do not include material non-public information, in each case, solely with respect to information relating to the Company (to the extent related to its business) and its Subsidiaries, (iv) deliver information and documentation related to the Company and its Subsidiaries that is required by the Debt Commitment Letter (or any successor provision thereof) and reasonably requested by Parent or the Debt Financing Sources at least eight (8) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act, which information shall be provided no later than three (3) Business Days prior to the Closing Date, (v) cooperate with the Debt Financing Sources’ due diligence, to the extent reasonably requested in connection with the Debt Financing, (vi) to the extent required by the Debt Financing Sources, execute and deliver customary authorization to the Debt Financing Sources with respect to any bank information memorandum, (vii) provide reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto (including indentures, loan agreements, guarantees, collateral agreements, hedging arrangements, payoff letters and release agreements, customary officer’s certificates and corporate resolutions or other corporate actions, as applicable) as may reasonably be requested by Parent or Acquisition Sub and subject to the occurrence of the Closing, (viii) provide reasonable and customary assistance with facilitating the pledging of collateral (including possessory collateral) in connection with the Debt Financing, including executing and delivering as of the Closing Date any customary pledge and security documents, currency or interest hedging arrangements or other customary definitive financing documents, and documents as may be reasonably requested by Parent or Acquisition Sub and delivering or causing to be delivered certificated equity interests of material domestic Subsidiaries of the Company, (ix) take all reasonable actions necessary to permit the Debt Financing Sources to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies, and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing, including facilitating customary field examinations and inventory and equipment appraisals by the Debt Financing Sources, (x) supplement the Required Information on a reasonably current basis to the extent that any Required Information, to the knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading, (xi) cause the independent auditors of the Company to assist and cooperate with Parent in connection with the Debt Financing, including by providing customary consent to offering memoranda or documents that include or incorporate the Company’s consolidated financial information and their reports thereon, and customary comfort letters (including “negative assurance” and change period comfort) with respect to financial information relating to the Company and its Subsidiaries and (xii) timely deliver any limited conditions transaction (LCT) election under the Company Indenture governing the Company’s 6.125% secured notes due 2026 (the “Company Existing Secured Notes”), the Existing ABL Credit Agreement and/or the Existing TLB Credit Agreement as may be reasonably requested by Parent in consultation with the Company and reasonably acceptable to the Company (provided that no such notice shall be required to be delivered upon the entry into this Agreement), it being understood that the Company shall reasonably cooperate with the Parent to prepare any calculations required to make such election but the Company shall not be responsible for any such calculations, and customary CFO certificates or similar certificates with respect to certain financial information in the offering documents to the extent not otherwise covered by the “comfort letters” described herein; provided that the such requested cooperation shall not (1) require the Company or any of its Subsidiaries or their respective representatives to (i) execute, deliver, enter into, approve or perform any agreement, commitment, certificate, document or instrument (excluding any customary authorization letters or representation letters to the Company’s independent auditors), or modification of any agreement, commitment, document or instrument, in each case, that would be effective prior to the Effective Time (in each case other than in connection with the Debt Offers (as defined below) or otherwise in accordance with Section 5.19, the items delivered in clauses (B)(xi) and (B)(xii) above or that which is Required Information), (ii) deliver or cause the delivery of any legal opinions, deliver or cause the delivery of any reliance letters or any certificate as to solvency or any other certificate in connection to the Debt Financing (in each case other than in connection with the Debt Offers, or otherwise in accordance with Section 5.19 hereof or the items delivered in clauses (B)(xi) and (B)(xii) above, it being agreed that the solvency certificate required by Exhibit E of the Debt Commitment Letter shall be provided by Parent), (iii) adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, in connection with the Debt Financing or the incurrence of indebtedness thereby, in each case, that would be effective prior to the Effective Time (in each case other than in connection with the Debt Offers, or otherwise in accordance with Section 5.19 hereof or the items delivered in clauses (B) (xi) and (B)(xii) above), (iv) pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities in connection with the Debt Financing, including under any certificate, agreement, arrangement, document or instrument related thereto, in each case, that would be effective prior to the Effective Time or (v) prepare stand-alone financial statements for any Subsidiaries of the Company or prepare financial statements or financial metrics which the Company has not historically prepared, (2) require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or any Laws or result in a breach of, or default under, any Contract (other than any Company Material Contract being entered in contemplation hereof) or otherwise breach any of the Company’s representations, warranties, covenants or agreements under this Agreement, (3) require the Company or any of its Subsidiaries to enter into or approve any binding commitment prior to the Effective Time, or (4) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. In the event this Agreement is terminated pursuant to Section 7.1 (other than as a result of a breach by the Company) Parent shall promptly (and in any event within three (3) Business Days of delivery of documentation evidencing such cost and expenses) reimburse the Company for any out-of-pocket reasonable and documented expenses and costs (including reasonable outside attorneys’ fees and disbursements) incurred in connection with the Company’s or its Affiliates’ or representatives’ obligations under Section 5.17 or this Section 5.18 and Parent and Acquisition Sub shall indemnify and hold harmless the Company, its Affiliates and their respective representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) suffered or incurred by any of them as a result of, or in connection with, (1) such cooperation or otherwise in connection with the Company’s or its Affiliates’ or Representatives’ obligations under Section 5.17 or this Section 5.18, (2) the Debt Financing, and (3) any information used in connection with the Debt Financing except, to the extent such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) arose from (a) historical financial information (including the “flash” or “recent development” financial information referred to above) relating to the Company and its Subsidiaries provided by the Company expressly for use in connection with the Debt Financing or (b) the fraud, bad faith, or willful misconduct of the Company, its Subsidiaries, or any of their respective Affiliates or representatives as finally determined in a non-appealable judgment by a court of competent jurisdiction. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in the ordinary course as is customary for such purpose and in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company, any of its Subsidiaries or their reputation or goodwill. The Company, its Affiliates and their respective Representatives shall be given a reasonable opportunity to review all presentations, bank information memoranda and similar marketing materials, materials for rating agencies and other documents prepared by or on behalf of or used by Parent or Acquisition Sub or any of their Affiliates or used or distributed to any Debt Financing Source or any of its Affiliates in connection with the Debt Financing that include any logos of or information about or provided by the Company, its Affiliates, or their respective Representatives; provided that any authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates the Company, its Affiliates and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distribution in connection therewith. Notwithstanding anything to the contrary contained herein, in no event shall the Company be deemed to have breached its obligations hereby as a result of Parent’s failure to prepare the pro forma financial statements as part of the Required Information.

Section 5.19 Consent Solicitation; Debt Offers; Company Additional Secured Notes.

(a) The Company shall, as soon as reasonably practicable after the receipt of a written request from Parent or Acquisition Sub to do so (and in any event, in the case of clauses (i), (ii) and (iii) below, within forty (40) Business Days following such request, subject to extension as may be reasonably agreed between the

Company and Parent), (i) commence a consent solicitation with respect to any or all of the Company’s outstanding Company Notes, on such terms and conditions, including pricing and timing terms, as specified by Parent following consultation with the Company and its legal counsel, and which terms are reasonably satisfactory to the Company and its legal counsel (any Notes COC Consent Solicitations described in sub clause (x) below and where the fee is payable by Parent and any other conditions to such offer do not take effect until the Effective Time is understood to be satisfactory), to amend or waive the provisions of the indenture applicable to each series of Company Notes with the consent of the holders of a majority in principal amount of the outstanding securities of such series (x) such that no offer to repurchase the Company Notes will be required as a result of any “Change of Control Triggering Event” or “Change of Control” (as defined in the applicable indentures for the Company Notes) occurring in connection with the transactions contemplated by this Agreement and (y) solicit the consent of the holders of each series of Company Notes regarding certain proposed amendments to the Company Indenture governing such series of Company Notes as determined by Parent and in compliance with applicable law (including SEC rules and regulations) and the provisions of the Company Indentures governing the applicable series of Company Notes, which amendments may include the elimination of all or substantially all of the restrictive covenants and may include certain other provisions contained in the Company Indenture governing such series of Company Notes that can be eliminated or included upon the consent of the holders of a majority of the principal amount thereof and that would become operative at the Effective Time, and where any consent fee or dealer manager, or similar fee, is paid by Parent as set forth in Section 5.19(d) hereof (collectively, the “Notes COC Consent Solicitations”), (ii) seek the consent of the Required Lenders under the Existing ABL Credit Agreement (as such term is defined therein), on such terms and conditions as may be specified by Parent or Acquisition Sub to amend or waive the Existing ABL Credit Agreement with the consent of Required Lenders (as defined therein) to provide that no repayment of any loans or other extensions of credit thereunder will be required as a result of the transactions contemplated by this Agreement, including pursuant to Sections 8.01, 8.06, 8.07 and 9.01(g) of the Existing ABL Credit Agreement and such other amendments to or waivers of the applicable provisions of the Existing ABL Credit Agreement as may be reasonably requested in connection with the transactions contemplated hereby (the “ABL Credit Agreement Consent Solicitation”), (iii) seek the consent of the Required Lenders under the Existing TLB Credit Agreement (as such term is defined therein), on such terms and conditions as may be specified by Parent or Acquisition Sub to amend or waive the Existing TLB Credit Agreement with the consent of Required Lenders (as defined therein) to provide that no repayment of any loans or other extension of credit thereunder will be required as a result of the transactions contemplated by this Agreement, including pursuant to Section 6.01, 6.03, 6.05, 6.06 and 7.01(l) of the Existing TLB Credit Agreement and such other amendments to or waivers of the applicable provisions of the Existing TLB Credit Agreement as may be reasonably requested in connection with the transactions contemplated hereby (the “TLB Credit Agreement Consent Solicitation” and, together with the ABL Credit Agreement Consent Solicitation, the “Credit Agreement Consent Solicitations”) and (iv) commence one or more exchange offers or tender offers (which may be a “Change of Control Offer” under the Company Notes) to purchase or exchange all or a portion of the Company Notes on such terms and amounts and for such consideration (including the issuance of new notes) as determined by Parent, using one or more offering memoranda, offers to purchase or similar documents (the “Tender Offers” and together with the Notes COC Consent Solicitation and the Credit Agreement Consent Solicitations, the “Debt Offers” and together with all related documentation, amendments or supplements thereto, the “Offer Documents”). Subject to the following sentence, the Company or its Subsidiaries shall not be required to take any action pursuant to this Agreement that would result in the incurrence of any indebtedness of the Company or its Subsidiaries prior to the Effective Time. Notwithstanding the preceding sentence, the foregoing shall not restrict the Company and its Subsidiaries from (a) assisting Parent to incur indebtedness at an escrow entity that will be merged with the Company substantially contemporaneously with the Effective Time or incurring indebtedness as an escrow entity that will be assumed by the Company substantially contemporaneously with the Effective Time or (b) incurring any indebtedness that would constitute “Additional Notes” under the Company Indenture governing the Company Existing Secured Notes (the “Company Additional Secured Notes”) if (i) such indebtedness is permitted by the Company Indentures, the Existing ABL Credit Agreement and the Existing TLB Credit Agreement (as reasonably determined by the Company in consultation with Parent), including following the effectiveness of any consents obtained in connection with the Debt Offers and taking into account any expected borrowings under a revolving credit facility to be incurred at or prior to the Effective Time, (ii) with respect to any Company Additional Secured Notes that are issued initially by the Company, such Company Additional Secured Notes shall require the Company to redeem such Company Additional Secured Notes if the transactions contemplated by this Agreement are not consummated within fifteen (15) calendar days following the issuance thereof or an extended period as may be reasonably acceptable to the Company to the extent permissible under the terms of such Company Additional Secured Notes and only if such Company Additional Secured Notes would still be fungible for tax purposes with the Company Existing Secured Notes, (iii) Parent deposits or causes to be deposited any premium, accrued interest or underwriting or similar fee to be paid if any mandatory redemption or repayment occurs with respect to all or any portion of such indebtedness prior to the Effective Time, it being understood that with respect to any Company Additional Secured Notes, such premiums, interest, fees and other amounts shall be deposited by Parent into the escrow account that holds the proceeds from the issuance of the Company Additional Secured Notes on the date of the issuance of the Company Additional Secured Notes no matter the initial issuer of such notes (and for the avoidance of doubt, any underwriting or similar fee shall only be required to be deposited to the extent such fee is required to be paid upon a mandatory redemption or repayment), (iv) in the case of any Company Additional Secured Notes, such notes would, not later than substantially contemporaneously with the Effective Time, trade fungibly with the Company Existing Secured Notes and would not, prior to the Effective Time, subject the Company and/or its Subsidiaries to any affirmative or negative covenants (other than any mandatory redemption, escrow or repayment provisions as set forth above or as otherwise would be customary for an “add-on” offering of similar securities) that differ in any respect (as reasonably determined by the Company) from those to which the Company and/or its Subsidiaries are subject to as of the date of this Agreement (but after giving effect to any consents obtained with respect to the Company Existing Secured Notes in connection with the Debt Offers) under the Company Existing Secured Notes and (v) for the avoidance of doubt, Parent agrees to indemnify the Financing Indemnitees (as defined below) as set forth in Section 5.19(f) hereof. The proceeds of such indebtedness shall be deposited into escrow under customary escrow arrangements reasonably satisfactory to the Company in consultation with Parent and the release of the proceeds thereof into the Exchange Fund to consummate the transactions contemplated by this Agreement shall be subject to, among other things, the substantially contemporaneous occurrence of the Effective Time. Notwithstanding anything to the contrary contained herein, in the event that counsel to Parent reasonably determines (in consultation with counsel to the Company) that an issuance of debt securities would ultimately be fungible for tax purposes with the Company Existing Secured Notes (and otherwise meet the requirements of “Additional Notes” under the Company Indenture governing the Company Existing Secured Notes) if initially issued by an escrow or other entity upon (i) a merger of such entity with the Company substantially contemporaneously with the Effective Time or (ii) the assumption by the Company substantially contemporaneously with the Effective Time of such debt securities, then the Company shall not be required to issue any Company Additional Secured Notes prior to the Effective Time.

(b) Any Offer Documents and all material requested to be published or mailed to in connection with the Debt Offers shall be prepared by the Parent or at the Parent’s request by the Company in consultation with Parent and subject to the prior review (which review shall be made as promptly as reasonably practicable) and comment by Parent. The Company shall use reasonable best efforts to assist any solicitation agent(s) in connection with the Debt Offers. With respect to any consent solicitation, assuming the requisite consents have been received with respect to such series of Company Notes, the Existing ABL Credit Agreement and/or the Existing TLB Credit Agreement or the issuance of any Company Additional Secured Notes in accordance with Section 5.19(a) hereof, the Company shall, and as applicable, cause its Subsidiaries to, (i) execute indentures or supplemental indentures to the applicable Company Indentures governing each series of Company Notes or an amendment to the Existing ABL Credit Agreement or the Existing TLB Credit Agreement and provide all documents required in connection therewith, (ii) use reasonable best efforts to cause the trustee under each such Company Notes indenture and lenders and/or agent under the Existing ABL Credit Agreement or the Existing TLB Credit Agreement to enter into such supplemental indenture or amendment prior to or substantially simultaneously with the execution thereof by the Company, which may occur prior to the Closing Date and (iii) deliver all documentation reasonably requested in connection with or necessary to effectuate the Debt Offers or the issuance of any Company Additional Secured Notes in accordance with Section 5.19(a) hereof, including customary legal opinions of Company counsel, delivery of corporate resolutions by the Company authorizing the Debt Offers or the issuance of any Company Additional Secured Notes in accordance with Section 5.19(a) hereof, customary officer’s certificates of the Company, press releases, SEC filings, new indentures, and notes as part of the Tender Offer, if applicable, notices and any other customary documents reasonably required in connection with the Debt Offers or any issuance of Company Additional Secured Notes in accordance with Section 5.19(a) hereof, which may be prior to Closing, it being understood that Parent’s counsel shall provide all legal opinions required in connection with the Debt Offers or the issuance of any Company Additional Secured Notes to the extent required after the Closing Date. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to deliver an opinion with respect to a Debt Offer, the issuance of Company Additional Secured Notes or otherwise that in the opinion of the Company or its legal counsel does not comply with the applicable Contracts, laws, rules, regulations or court decisions or an opinion with respect to the defeasance of the Company Notes.

(c) If at any time prior to the completion of any Debt Offer any information should be discovered by the Company or by Parent or Acquisition Sub that the Company or Parent or Acquisition Sub reasonably believes should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (with the reasonable assistance of the Company) describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable Company Notes and/or the lenders and agents under the Existing ABL Credit Agreement. The parties shall comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other applicable laws in connection with any Debt Offer.

(d) Parent shall select and pay the fees and out-of-pocket expenses of any dealer manager, information agent, exchange agent, depositary or other agent retained in connection with any Debt Offer, and pay all consent fees (or provide the Company or such Subsidiary with the funds required therefor in advance of the required payment thereof) payable in connection with any Debt Offer. At Parent’s expense, the Company shall, and shall cause its Subsidiaries to, provide all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with a Debt Offer, including, without limitation, (i) to the extent required by the policies or procedures of the Depository Trust Company in connection with any Debt Offer, (ii) executing supplemental indentures to the Company Indentures governing each series of Company Notes and/or an amendment to the Existing ABL Credit Agreement or the Existing TLB Credit Agreement (that other than in the case of the Note COC Consent Solicitations will become operative only immediately upon the Effective Time), and (iii) using reasonable best efforts to cause the trustee under each such Company Indenture and the lenders and/or agent under the Existing ABL Credit Agreement or the Existing TLB Credit Agreement to enter such supplemental indenture and/or amendment prior or substantially simultaneously with execution thereof by the Company, and (iv) providing the information necessary to distribute the applicable Offer Documents to the holders of the applicable series of Company Notes and/or the lenders and agents under the Existing ABL Credit Agreement or the Existing TLB Credit Agreement.

(e) The Company shall not be required to take any action in connection with any Debt Offer or otherwise as contemplated by this Section 5.19 that it believes, after consultation with counsel, would reasonably be expected to (i) cause the Company to violate federal or state laws, (ii) cause the Company to violate the provisions of the Company Indentures governing the applicable series of Company Notes, the Existing ABL Credit Agreement, the Existing TLB Credit Agreement or any Contract as of the date hereof, to the extent that such violation would be material to the Company and its Subsidiaries, or (iii) require the Company or its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time unless Parent reimburses or is required to reimburse or indemnify the Company or its Subsidiaries pursuant to this Agreement. The Company shall not be required to enter into any amendment to the Existing ABL Credit Agreement or the Existing TLB Credit Agreement to take effect prior to the Closing Date which would be adverse in any material respect to the Company (it being understood and agreed that any amendment or waiver to effect the Credit Agreement Consent Solicitations shall not be deemed to be adverse in any material respect to the Company). It is expressly agreed by the parties hereto that the failure to obtain the consent of the holders (in and of itself) of the Company Notes or the consent of the requisite lenders under the Existing ABL Credit Agreement or the Existing TLB Credit Agreement in connection with any Debt Offer and the completion of any Debt Offer shall not be deemed to be a breach by the Company under this Agreement or a failure of any condition hereto.

(f) Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including professional fees and expenses of accountants, attorneys’ fees, dealer manager or tender agent fees and fees and expenses of other advisors, investment banks or lenders) to the extent such costs are incurred by the Company or any of the Company’s Subsidiaries in connection with activities of the Company, the Company’s Subsidiaries and its and their respective Representatives (including counsel) in connection with any Debt Offer or otherwise as contemplated pursuant to the terms of this Section 5.19, including in any offer and issuance of Company Additional Secured Notes, and Parent will indemnify and hold harmless the Company, the Company’s Subsidiaries and its and their respective Representatives (collectively, the “Financing Indemnitees”) from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) suffered or incurred by them in connection with any Debt Offer or as otherwise contemplated pursuant to the terms of this Section 5.19, any information utilized in connection therewith (other than information provided in writing to Parent by the Company or any Subsidiary of the Company) for inclusion in the Offer Documents or any misuse of the logos or marks of the Company or any Subsidiary of the Company, except to the extent that such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) are determined by a final, non-appealable judgment by a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct of such Financing Indemnitee. Each Financing Indemnitee is intended to be a third party beneficiary of this Section 5.19(f), with full rights of enforcement as if a party hereto.

Section 5.20 Company Disclosure Letter; VDR; Other Matters.

(a) For purposes of this Agreement, the Company Disclosure Letter shall be deemed to have been delivered to Parent and Acquisition Sub prior to the execution of this Agreement, notwithstanding the fact that it will be delivered to Parent concurrently with the execution of this Agreement and the execution of the Confidentiality Agreement.

(b) For purposes of this Agreement, the materials, information and contents of the VDR shall be deemed to have been delivered, made available or otherwise provided to Parent and Acquisition Sub and their respective Representatives prior to the date of this Agreement, notwithstanding the fact that they will be delivered to Parent concurrently with the execution of this Agreement and the execution of the Confidentiality Agreement.

(c) Each of Parent and Acquisition Sub knowingly and voluntarily acknowledges that it and its Representatives and Affiliates shall, for purposes of this Agreement, the Debt Commitment Letter, the Capital Commitment Letter and the Voting Agreement, be deemed to have received, prior to the date of this Agreement, full and complete access to and the contents of (i) the books and records, facilities, properties, employees, advisors, premises, equipment, Contracts and other properties and assets of the Company and its Subsidiaries, (ii) the Company Disclosure Letter and (iii) the VDR. Each of Parent and Acquisition Sub, on behalf of itself and its respective Representatives and Affiliates, waives to the fullest extent it may legally and effectively do so, any objection or claim which it may now or hereafter have with respect to this Section 5.20 and the matters covered hereby, including any claim, argument, or remedy premised on any claim or argument, that the contents of (i) the books and records, facilities, properties, employees, advisors, premises, equipment, Contracts and other properties and assets of the Company and its Subsidiaries, (ii) the Company Disclosure Letter or (iii) the VDR, were concealed, misdescribed, misrepresented or otherwise not disclosed prior to execution of this Agreement, the Debt Commitment Letter, the Capital Commitment Letter or the Voting Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, the Company’s withdrawal, termination or abandonment of any filing with any Governmental Authority (including the Proxy Statement (as defined under the Atlas Agreement) and under any Antitrust Laws) in connection with the Atlas Agreement shall not be a breach of any provision of this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained;

(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act and other applicable Antitrust Laws of the jurisdictions and Governmental Authorities as set forth on Schedule I shall have expired, terminated or approval been obtained, as applicable; it being understood that if a filing is jointly determined by the Company, Parent and Acquisition Sub to not be required in any jurisdiction set forth on Schedule I, no party hereunder shall be required to make any such filing; and

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.

Section 6.2 Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party), further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; provided, however, that the representations and warranties contained in (i) Sections 3.1(a) and 3.1(b) (Organization and Qualification of the Company), Section 3.3(a) (Authority Relative to Agreement), Section 3.20 (Vote Required), Section 3.21 (Brokers), Section 3.22 (Opinion of Financial Advisor), Section 3.29 (Rights Agreement) and Section 3.30 (Termination of Atlas Agreement) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) Sections 3.2(a) and 3.2(b) (Capitalization) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) when made, and (iii) Section 3.3(b) (Authority Relative to Agreement) and the second sentence of Section 3.9 (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) the Company shall have performed and complied, as applicable, in all material respects with its obligations, covenants and agreements required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c) since the date hereof, there shall not have been a Company Material Adverse Effect; and

(d) the Company shall have delivered a certificate to Parent and Acquisition Sub, dated as of the Closing Date and duly executed by a senior executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party), further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct both when made at and as of the Closing Date, as if made at and as of such time, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authority Relative to Agreement) and Section 4.10 (Brokers) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) Parent and Acquisition Sub shall have performed and complied, as applicable, in all material respects with their respective obligations, covenants and agreements required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c) Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.2(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1 (Conditions to the Obligations of Each Party), Section 6.2 (Conditions to Obligations of Parent and Acquisition Sub) or Section 6.3 (Conditions to Obligation of the Company) to be satisfied, as the case may be, if such failure was caused directly or indirectly by such party’s breach of any covenant or other obligation of such party in this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) Mutual Consent: by mutual written consent of each of Parent and the Company;

(b) Mutual Termination Rights: by either Parent or the Company, if:

(i) Termination Date: the Merger shall not have been consummated on or before 5:00 p.m. (Chicago time) on the 180th day after the date of this Agreement (the “Termination Date”); provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Section 6.1(b) or Section 6.1(c), the Termination Date may be extended by Parent or the Company, by written notice to the other party, to a date that is the 240th day after the date of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;

(ii) Governmental Authority, Law or Order: prior to the Effective Time, any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied with its obligations pursuant to Section 5.3 (Appropriate Action; Consents; Filings); provided, further, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement; or

(iii) Requisite Stockholder Approval: the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or

(c) Company Termination Rights: by the Company, if:

(i) Breach or Failure to Perform: Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not reasonably capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) Definitive Agreement for Superior Proposal: prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with the applicable provisions of Section 5.5(e); provided that, substantially concurrently with and as a condition to such termination, the Company enters into such Alternative Acquisition Agreement and pays (or causes to be paid) at the direction of Parent the Parent Expenses as specified in Section 7.3(a)(iii); or

(iii) Failure to Consummate the Merger: (A) all the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party) and Section 6.2 (Conditions to Obligations of Parent and Acquisition Sub) have been satisfied (other than those conditions (x) the failure of which to be satisfied is attributable primarily to a breach by Parent or Acquisition Sub of its representations, warranties, covenants or agreements hereunder and (y) that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions in this clause (y) are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Acquisition Sub shall have failed to consummate the Merger within two (2) Business Days following the first date the Closing should have occurred pursuant to Section 1.2 (The Closing) and (C) the Company has notified Parent in writing that all of the conditions set forth in Article VI (Conditions to the Merger) have been satisfied or, with respect to the conditions set forth in Section 6.3 (Conditions to Obligation of the Company), waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time; or

(d) Parent Termination Rights: by Parent, if:

(i) Breach or Failure to Perform: the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 6.2(a) or Section 6.2(b), and (B) is not reasonably capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) Change of Recommendation; Alternative Acquisition Proposal: (a) the board of directors of the Company shall have made a Change of Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii)(a) shall expire upon the Requisite Stockholder Approval having been obtained, or (b) the Company or any of its Subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate an Alternative Acquisition Proposal, whether or not permitted by Section 5.5.

Section 7.2 Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 7.1 (Termination), written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 7.3 (Expense Reimbursement), no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs) resulting from fraud or Intentional Breach of any covenant or obligation contained in this Agreement prior to such termination (it being acknowledged and agreed, without limitation, that any failure by Parent or Acquisition Sub to consummate the Merger at any time at which the Company shall have the right to terminate this Agreement pursuant to Section 7.1(c)(iii) (Failure to Consummate the Merger) shall be an Intentional Breach by Parent and Acquisition Sub), in which case, except as otherwise provided in Section 7.3 (Expense Reimbursement), the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that (i) the Confidentiality Agreement and the provisions of this Section 7.2 (Effect of Termination), Section 7.3 (Expense Reimbursement), Section 7.6 (Expenses; Transfer Taxes) and Article VIII (General Provisions) shall survive any termination of this Agreement pursuant to Section 7.1 (Termination) in accordance with their respective terms and (ii) the Parent’s and its Representatives’ indemnification, expense reimbursement and other obligations under Section 5.17 or Section 5.18 in favor or for the benefit of the Company and its Representatives shall survive any termination of this Agreement pursuant to Section  7.1 (Termination) until fully performed or discharged in accordance with their terms.

Section 7.3 Expense Reimbursement.

(a) Expense Reimbursement Triggers: In the event that:

(i) (A) After the date hereof and prior to the time of the Stockholders’ Meeting there shall have been publicly announced and not withdrawn an Alternative Acquisition Proposal (provided, however, that for purposes of this Section 7.3(a)(i), the references to “twenty percent (20%)” in the definition of “Alternative Acquisition Proposal” shall be deemed to references to “fifty percent (50%)”) (a “Qualifying Transaction”), (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 7.1(b)(i) (Termination Date) or Section 7.1(b)(iii) (Requisite Stockholder Approval), or (y) by Parent pursuant to Section 7.1(d)(i) (Breach or Failure to Perform) as a result of an Intentional Breach of the Company’s covenant or agreement under this Agreement by the Company, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates any Qualifying Transaction or enters into a definitive agreement providing for the consummation of any Qualifying Transaction;

(ii) [Reserved.]

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) (Definitive Agreement for Superior Proposal); or

(iv) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) (Change of Recommendation; Alternative Acquisition Proposal), then the Company shall, (A) in the case of Section 7.3(a)(i)

above, no later than two (2) Business Days following the date that is the earlier of (x) the execution of the definitive agreement in respect of such Qualifying Transaction and (y) the consummation of such Qualifying Transaction, (B) in case of Section 7.3(a)(iii) above, as a condition to such termination, and (C) in the case of Section 7.3(a)(iv) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Parent Expenses in an amount equal to $12,000,000; provided, further, that in the event that any Parent Expenses have been previously paid pursuant to the last sentence hereof, no Parent Expenses shall be payable pursuant to the foregoing. Notwithstanding anything in this Agreement to the contrary (other than the immediately preceding proviso), in no event shall the Company be required to pay the Parent Expenses on more than one occasion. If the Company or Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii) (Requisite Stockholder Approval), then the Company shall pay to Parent, not later than two (2) Business Days after notice of the termination of this Agreement, Parent Expenses in an amount equal to $12,148,000.

(b) Exclusive Remedy. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.9 (Specific Performance), (i) Parent’s receipt in full of the Parent Expenses pursuant to Section 7.3(a), in circumstances where such Parent Expenses are owed pursuant to Section 7.3(a)(i), Section 7.3(a)(iii) or Section 7.3(a)(iv), (ii) Parent’s receipt in full of the Atlas Termination Fee Refund pursuant to Section 7.7 (Atlas Payment) in circumstances where such payment is owed and (iii) Parent’s receipt in full of Parent Expenses in an amount equal to $12,148,000 in the circumstances where such Parent Expenses are paid pursuant to the last sentence of the paragraph immediately preceding this paragraph, in each case as applicable, other than in connection with an Intentional Breach by the Company, shall constitute the sole and exclusive monetary remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future stockholders, members, managers, partners, directors, officers, employees, agents or Affiliates or successors or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 7.3(c) and Section 7.6 (Expenses; Transfer Taxes), as applicable).

(c) Acknowledgement. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) the reimbursement of the Parent Expenses is not a penalty, but is the amount that will reimburse the Parent for actual and incurred costs and expenses in the circumstances in which such reimbursement is payable, for the efforts and resources expended while negotiating this Agreement and (iii) without these agreements, the parties hereto would not enter into this Agreement. If the Company fails to pay promptly the amounts due pursuant to Section 7.3(a), the Company will also pay for Parent’s reasonable and documented third-party costs and expenses (including legal fees and expenses) if Parent commences the filing of any lawsuit or other legal action against the Company taken to collect payment and such suit ultimately results in a judgment against the Company for the payment of the applicable amount due pursuant to Section 7.3(a), together with interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

Section 7.4 Amendment. This Agreement may be amended by mutual agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders; provided, further, any amendment to this Section 7.4 or Section 8.5, Section 8.7, Section 8.8, Section 8.10(b), Section 8.12, or Section 8.13, in each case to the extent such amendment would affect the rights of a Debt Financing Source, shall also be approved by such Debt Financing Source. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.6 Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence) and the Atlas Termination Fee, which the Parent has paid or caused to be paid on behalf of the Company, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not such transactions are consummated; provided that Parent shall be responsible for and pay all costs and Expenses in connection with the filings of the notification and report forms under any Antitrust Laws in connection with the transactions contemplated by this Agreement. All transfer, stamp and documentary Taxes or fees and sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement and the consummation of the Merger, shall be apportioned among Parent and the Company in accordance with applicable local customs.

Section 7.7 Atlas Payment. The Parent agrees that, at or prior to the time at which the Atlas Termination Fee became due and payable by the Company in accordance with the terms of the Atlas Agreement, the Parent shall have made (or shall have caused to be made) such payment (the “Atlas Payment”), and the Company agrees that it shall have validly terminated the Atlas Agreement pursuant to the terms of the Atlas Agreement. If the Merger does not occur, upon the termination of this Agreement (a) pursuant to (1) Section 7.1(c)(ii) (Definitive Agreement for Superior Proposal), (2) Section 7.1(d)(i) (Breach or Failure to Perform) or (3) Section 7.1(d)(ii) (Change of Recommendation; Alternative Acquisition Proposal) or (b) in any circumstance where reimbursement of Parent Expenses is owed pursuant to Section 7.3 (for the avoidance of doubt, in any of the circumstances contemplated by Section 7.3(a)), then, in each case, the Company shall, within two (2) Business Days of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, to Parent an amount equal to $20,000,000 as reimbursement for the Atlas Payment made by Parent (the “Atlas Termination Fee Refund”); it being understood that (x) the Atlas Termination Fee Refund shall be paid in addition to any required reimbursement of the Parent Expenses under Section 7.3 and (y) in no event shall the Company be required to pay the Atlas Termination Fee Refund on more than one occasion.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement or any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 7.2 (Effect of Termination), upon the termination of this Agreement pursuant to Section 7.1 (Termination), as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Article II (Effect of the Merger on Capital Stock; Exchange of Certificates), Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) and Section 5.9 (Employee Benefits).

Section 8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the date sent by e-mail (provided that the sender does not receive an automatic bounceback of non-delivery) or (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service and properly addressed, to the party as follows:

if to Parent or Acquisition Sub:

c/o Chatham Asset Management, LLC

26 Main Street, Suite 204

Chatham, New Jersey 07928

Attention: Jim Ruggerio

E-mail: jim@chathamasset.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky

Elizabeth Gonzalez-Sussman

E-mail: swolosky@olshanlaw.com

egonzalez@olshanlaw.com

- and -

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: James O’Grady

Robert Bee

E-mail: jogrady@lowenstein.com

rbee@lowenstein.com

if to the Company:

R. R. Donnelley & Sons Company

35 West Wacker Drive, 36th Floor

Chicago, Illinois 60601

Attention: Deborah Steiner

E-mail: deborah.l.steiner@rrd.com

4101 Winfield Road

Warrenville, Illinois 60555

Attention: Terry Peterson

E-mail: terry.d.peterson@rrd.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, Illinois 60606

Attention: Shilpi Gupta, Esq.

David Clark, Esq.

E-mail: Shilpi.Gupta@skadden.com

David.Clark@skadden.com

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 8.2.

Section 8.3 Interpretation; Certain Definitions.

(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment, in and of itself, that the information is required to be disclosed, that such item did not arise in the ordinary course of business or in a manner consistent with past practice, or admission or evidence of materiality of such item or that a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, has occurred, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to,” “delivered to,” “provided to” or “furnished to” Parent or Acquisition Sub (or words of similar import) include the documents posted to the VDR prior to the execution of this Agreement (without limitation to, and to be read consistent with, Section  5.20). The word “or” is not exclusive.

Section 8.4 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 7.3(b) (Exclusive Remedy) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that, without such consent, (i) Parent may assign this Agreement after prior notice to the Company, to a wholly-owned subsidiary of Parent (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent or Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing) or (ii) on or after the Effective Time, Parent or Acquisition Sub may assign its respective rights under this Agreement to any Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing (however, such assignment will not relieve Parent or Acquisition Sub of its obligations hereunder); provided, further, that in the event Parent or Acquisition Sub assigns this Agreement pursuant to this Section 8.5, the Financing Commitments shall be modified as applicable to reflect such assignment (it being understood that any such assignment shall be null and void until such modifications are so made). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.5 shall be null and void.

Section 8.6 Entire Agreement. This Agreement (including the schedules and appendices hereto) constitutes, together with the Confidentiality Agreement, the Voting Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 8.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) and Section 5.16(b) from and after the Effective Time), (B) the Financing Indemnitees (with respect to Section 5.19(f) (Consent Solicitation; Debt Offers; Company Additional Secured Notes)), (C) the Company Related Parties (with respect to Section 7.3 (Expense Reimbursement)), (D) the holders of the Company Common Stock or Company Equity Awards (with respect to Article II (Effect of the Merger on Capital Stock; Exchange of Certificates) from and after the Effective Time), and (E), the Debt Financing Sources (with respect to Section 7.4 (Amendment), Section 8.5 (Assignment), Section 8.8 (Governing Law), Section 8.10(b) (Consent to Jurisdiction), Section 8.12 (WAIVER OF JURY TRIAL), Section 8.13 (Debt Financing Sources) and this Section 8.7 (No Third- Party Beneficiaries)), in each case are express third-party beneficiaries of this Agreement.

Section 8.8 Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.9 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.

Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Merger and the other transactions contemplated by this Agreement and the right of the Company to cause Parent to fully enforce the terms of the Capital Commitment Letter against the Capital Financing Sources, subject to the terms set forth therein), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(b) To the extent any party hereto brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the third (3rd) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

Section 8.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto acknowledges and agrees: (i) that any proceeding, whether in Law or in equity, in contract, in tort, or otherwise, involving the Debt Financing Sources arising out of, or relating to, this Agreement or any of the transactions contemplated by this Agreement, including the performance of services thereunder or related thereto, will be subject to the exclusive jurisdiction of any state or federal court sitting in the state of New York in the borough of Manhattan and any appellate court thereof, and each of the parties hereto submits for itself and its property with respect to any such proceeding, to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone in bringing any such proceeding in any other court, or (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court; and (iv) any such proceeding will be governed and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would case the application of the laws of any jurisdiction other than the State of New York; provided, however, that on or prior to the Closing Date, the definition of Company Material Adverse Effect and the representations and warranties set forth in this Agreement shall, for the purposes of the Debt Commitment Letter or the definitive agreements executed in connection therewith or the transactions contemplated thereby, be governed by the laws of the State of Delaware, without reference to the choice of law doctrine of such state.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.10(a) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2 (Notices). However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE DEBT FINANCING, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13 Debt Financing Sources. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Debt Financing Source shall have any liability to the Company, its Subsidiaries or any of their respective Affiliates or Representatives (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any matter to this Agreement (including pursuant to Section 7.7 hereof), the Debt Financing Letters or the Debt Financing or based on, in respect of, or by reason of this Agreement, the Debt Financing Letters or the Debt Financing or their negotiation, execution, performance or breach (provided that nothing in this Section 8.13 shall limit the liability of the Debt Financing Sources under any financing arrangement provided by the Debt Financing Sources to Parent, Acquisition Sub, or any of their respective Affiliates) and (b) only Parent and its Affiliates and their respective direction, shall be permitted to bring any claim against a Debt Financing Source. This Section 8.13 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Remainder of page intentionally left blank; signature page follows.

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHATHAM DELTA PARENT, INC.

By:	/s/ Anthony Melchiorre
Name: Anthony Melchiorre
Title: President

CHATHAM DELTA ACQUISITION SUB, INC.

By:	/s/ Anthony Melchiorre
Name: Anthony Melchiorre
Title: President

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Deborah L. Steiner
Name: Deborah L. Steiner
Title: EVP, General Counsel

Signature Page to Agreement and Plan of Merger

Appendix A

Definitions

“ABL Credit Agreement Consent Solicitation” shall have the meaning set forth in Section 5.19(a).

“ABL Payoff Letter” shall have the meaning set forth in Section 5.11(a).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Action” shall mean any claim, demand, action, suit, proceeding or order.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. For the avoidance of doubt, none of CAM nor any of the funds managed by it shall be deemed Affiliates of the Company.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than in respect of Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.5(e)(ii).

“Alternative Acquisition Proposal” shall mean any proposal or offer made by any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of the Company pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than twenty percent (20%) of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

“Alternative Financing” shall have the meaning set forth in Section 5.17(c).

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.5(d).

“Antitrust Laws” shall mean the Sherman Act of 1890; the Clayton Act of 1914; the Federal Trade Commission Act of 1914; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Atlas” shall have the meaning set forth in the Recitals.

“Atlas Agreement” shall have the meaning set forth in the Recitals.

“Atlas Confidentiality Agreement” shall mean the confidentiality agreement dated June 7, 2021, between Atlas FRM LLC and the Company.

“Atlas Payment” shall have the meaning set forth in Section 7.7.

“Atlas Termination Fee” shall have the meaning set forth in the Recitals.

A-1

“Atlas Termination Fee Refund” shall have the meaning set forth in Section 7.7.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Evidence” shall have the meaning set forth in Section 2.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in Chicago, Illinois or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“CAM” shall have the meaning set forth in the Recitals.

“Capital Commitment Letter” shall have the meaning set forth in Section 4.7(a).

“Capital Financing” shall have the meaning set forth in Section 4.7(a).

“Capital Financing Sources” shall mean the entities that have committed to arrange or provide or have otherwise entered into agreements in connection with all or any portion of the Capital Financing.

“Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.

“Centerview” shall have the meaning set forth in Section 3.21.

“Certificate of Merger” shall have the meaning set forth in Section 1.3(a).

“Certificates” shall have the meaning set forth in Section 2.1(b).

“Certification of AFTAP” means the certification of an enrolled actuary meeting the requirements imposed under Treasury Regulation Section 1.436-1 that includes a certification of the Company Benefit Plan’s “adjusted funding target attainment percentage” within the meaning of Section 436(j) of the Code.

“Change of Recommendation” shall have the meaning set forth in Section 5.5(e)(i).

“Chatham Claims” shall have the meaning set forth in the Recitals.

“Chatham Litigation” shall have the meaning set forth in the Recitals.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company Additional Secured Notes” shall have the meaning set forth in Section 5.19(a).

A-2

“Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA whether or not subject to ERISA), and each other employment, consulting, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control, employee loan, and other similar fringe, welfare or other employee benefit or compensation plans, programs, agreements, contracts, policies or arrangements (whether or not in writing and including any related forms of award agreements), in each case, (i) which is sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability, but excluding any plan, policy, program or arrangement sponsored by a Governmental Authority.

“Company Bylaws” shall have the meaning set forth in Section 3.1(a).

“Company Charter” shall have the meaning set forth in Section 3.1(a).

“Company Common Stock” shall have the meaning set forth in Section 2.1(a).

“Company Debt” shall have the meaning set forth in Section 5.11(a).

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent substantially concurrently with, but in all cases following, the execution of this Agreement and the execution of the Confidentiality Agreement.

“Company Employee” means any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is an individual) of the Company or any of its Subsidiaries.

“Company Equity Awards” shall mean, collectively, (i) Company Options and (ii) Company Stock Units.

“Company Equity Plan” shall mean, collectively, the Company’s 2004 Performance Incentive Plan, the Company’s 2012 Performance Incentive Plan and the Company’s Amended and Restated 2017 Performance Incentive Plan, in each case, as amended, restated or otherwise modified from time to time.

“Company Existing Secured Notes” shall have the meaning set forth in Section 5.18.

“Company Indentures” shall have the meaning set forth in Section 5.11(b).

“Company IP” shall have the meaning set forth in Section 3.14(a).

“Company Long Term Cash Award” shall mean each long term cash incentive award granted pursuant to a Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive a specified cash amount on specified vesting dates applicable to such long term cash incentive award.

“Company Material Adverse Effect” shall mean any change, event, effect, circumstance or development which, individually or in the aggregate has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition, properties, assets, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects, circumstances or developments which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, event, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange

A-3

rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any force majeure events, acts of God, natural disasters, terrorism, armed hostilities, sabotage, declared or undeclared acts of war (including armed, cyber, financial or other events of terrorism, hostilities, sabotage or war), epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID Measures, or effects thereof), or any escalation or worsening of any of the foregoing; (v) the proposals made by the Parent (and its Affiliates) and communications related thereto with respect to the transactions contemplated hereby or the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or in respect of any litigation resulting therefrom; (vi) any action taken required by the terms of this Agreement or with the prior written consent or at the written direction of Parent or Acquisition Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (viii) any matter described in the Company Disclosure Letter solely to the extent described therein or reflected in the Company SEC Documents; and (ix) the Existing Stockholder Claims, except, in the case of the foregoing clause (i), (ii), (iii) or (iv) to the extent (and only to the extent) that such change, event, effect, circumstance or development affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner when compared to the effect of such change, event, effect, circumstance or development on other Persons in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 3.16(a).

“Company Notes” shall mean the Company’s outstanding 7.000% notes due 2022, 6.500% notes due 2023, 6.000% notes due 2024, the Company Existing Secured Notes, 8.250% notes due 2027, 6.625% debentures due 2029, 8.500% notes due 2029 and 8.820% debentures due 2031.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan.

“Company Option Consideration” shall have the meaning set forth in Section 2.3(a).

“Company Owned IP” shall have the meaning set forth in Section 3.14(b).

“Company Permits” shall have the meaning set forth in Section 3.5(a).

“Company Phantom RSU” shall mean each phantom restricted stock unit granted pursuant to a Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive cash following the vesting or lapse of restrictions applicable to such phantom restricted stock unit.

“Company Phantom RSU Consideration” shall have the meaning set forth in Section 2.3(c).

“Company PSU” shall mean each performance stock unit or phantom performance stock unit granted pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit or phantom performance stock unit.

“Company PSU Consideration” shall have the meaning set forth in Section 2.3(d).

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger.

A-4

“Company Related Parties” shall have the meaning set forth in Section 7.3(b).

“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company RSU Consideration” shall have the meaning set forth in Section 2.3(b).

“Company SEC Documents” shall have the meaning set forth in Section 3.6(a).

“Company Securities” shall have the meaning set forth in Section 3.2(a).

“Company Stock Units” shall mean any of the Company RSUs, Company Phantom RSUs and the Company PSUs.

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 3.3(a).

“Confidentiality Agreement” shall mean the confidentiality agreement dated on the date hereof (but executed after the execution of this Agreement) between CAM and the Company.

“Consent” shall have the meaning set forth in Section 3.4(b).

“Continuation Period” shall have the meaning set forth in Section 5.9(a).

“Continuing Employees” shall have the meaning set forth in Section 5.9(a).

“Contract” shall mean any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, arrangement or understanding (whether oral or written).

“Control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“Credit Agreement Consent Solicitations” shall have the meaning set forth in Section 5.19(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.6(a).

“Data Protection Requirements” shall have the meaning set forth in Section 3.19.

“Debt Commitment Letter” shall have the meaning set forth in Section 4.7(a).

A-5

“Debt Financing” shall have the meaning set forth in Section 4.7(a).

“Debt Financing Letters” shall have the meaning set forth in Section 4.7(a).

“Debt Financing Sources” shall mean the entities, including the lenders, that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and Fee Letters, including parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ former, future or current direct or indirect equity holders, controlling persons, general or limited partners, members, stockholders, officers, directors, managers, employees, agents, legal and other advisors, and representatives and their respective successors and assigns.

“Debt Offers” shall have the meaning set forth in Section 5.19(a).

“Debt Payoff Amount” shall have the meaning set forth in Section 5.11(a).

“Definitive Financing Agreements” shall have the meaning set forth in Section 5.17(a).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 2.5.

“Effective Time” shall have the meaning set forth in Section 1.3(a).

“Employee Trust” shall have the meaning set forth in Section 3.12(l).

“Environmental Laws” shall mean all Laws relating to (a) the protection of the natural environment, including natural resources, (b) the protection of worker health and safety as it pertains to exposure to Hazardous Materials, (c) the manufacture, processing, registration, distribution, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, only to the extent relating to the potential environmental impacts of such Hazardous Materials or impacts to health and safety relating to exposure to such Hazardous Materials, or (d) the handling, use, presence, generation, treatment, storage, disposal, or Release of or exposure to Hazardous Materials, only to the extent relating to the potential environmental impacts of such Hazardous Materials or impacts to health and safety relating to exposure to such Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliates” shall mean, for any Person, each entity, trade or business, whether or not incorporated, that, together with such Person, is, or at the relevant time would be, deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Ex-Im Laws” shall have the meaning set forth in Section 3.5(f).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 2.2(a).

“Excluded Information” shall mean any (i) pro forma financial statements (but excluding financial information relating to the Company necessary for Parent to prepare pro forma financial statements required by paragraph 4 of Exhibit E of the Debt Commitment Letter), (ii) description of all or any portion of the Debt Financing, including any “description of notes,” and other information customarily provided by Debt Financing Sources or

A-6

their counsel, (iii) risk factors relating to all or any component of the Debt Financing, (iv) other information required by Rules 3-09, 3-10, 3-16 and Article 13 of Regulation S-X, the Compensation Discussion and Analysis or other information required by Item 10, Item 402 or Item 601 of Regulation S-K, XBRL exhibits and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, financial information with respect to the Company and its subsidiaries on a non-combined basis, the effects of purchase accounting or any adjustments related thereto for any applicable transaction, any tax consideration disclosure, and other information or financial data customarily excluded from a Rule 144A offering memorandum promulgated under the Securities Act or (v) any financial information or other information (other than the financial statements and other information set forth in the definition of Required Information) that is not maintained in the ordinary course of business and the Company shall not be required to recast or restate any financial statements for discontinued operations as a result of the transactions contemplated hereby, or that is not reasonably available to the Company under its current reporting systems or that the Company is not reasonably able to produce without material undue burden or expense and that to the extent that the provision thereof would violate any law, rule or regulation or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by the Company or any of its respective affiliates or Parent or Acquisition Sub in each case unless any such information would be required to ensure that the Required Information would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

“Excluded Shares” shall have the meaning set forth in Section 2.1(a).

“Existing ABL Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of September 29, 2017, as amended by Amendment No. 1 to Credit Agreement, dated as of October 15, 2018, and by Amendment No. 2 to Credit Agreement, dated as of April 16, 2021, among the Company, as borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent.

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 5.6(c).

“Existing Stockholder Claims” shall have the meaning set forth in Section 3.9.

“Existing TLB Credit Agreement” shall mean that certain Credit Agreement, dated as of October 15, 2018, among the Company, as borrower, the lenders party thereto and Bank of America, N.A. as administrative agent.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“FCPA” shall have the meaning set forth in Section 3.5(d).

“Fee Letters” shall have the meaning set forth in Section 4.7(a).

“Financing” shall have the meaning set forth in Section 4.7(a).

“Financing Commitments” shall have the meaning set forth in Section 4.7(a).

A-8

“Financing Indemnitees” shall have the meaning set forth in Section 5.19(f).

“Funding Obligations” shall have the meaning set forth in Section 4.7(b).

“Funds” shall have the meaning set forth in Section 4.7(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission or any court, tribunal or judicial body.

“Grant Date” shall have the meaning set forth in Section 3.2(e).

“Group” has the meaning as used in Section 13 of the Exchange Act.

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products, by-products, derivatives or wastes, radioactive materials, asbestos or asbestos containing materials or products, urea formaldehyde foam insulation, polychlorinated biphenyls or materials containing same, per- and polyfluoroalkyl substances or lead or lead-based paints; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated pursuant to any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” shall mean (a) patents, utility models and industrial design registrations and applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing) (“Patent Rights”); (b) trademarks, service marks, trade names, brand names, slogans, logos, trade dress, and similar designations of source or origin, in each case together with all goodwill associated with any of the foregoing, and all registrations and applications for registration related to any of the foregoing (“Trademark Rights”); (c) copyrights, mask works (including any registrations, applications and renewals for any of the foregoing) and moral rights (“Rights Under Copyright”); (d) rights associated with the registration, ownership, or use of any internet domain name, together with rights in such internet domain name and any account associated therewith (“Internet Domain Names”); (e) rights associated with the registration, ownership, or use of an account with a proprietor of an internet-based application or Web site that facilitates the creation and exchange of user-generated content, such as Facebook, Twitter, Pinterest, Google+ or Instagram; (f) confidential know-how, proprietary processes, formula, algorithms, models, methodologies, inventions, discoveries, research and development, compositions, technical data, procedures, designs, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case that is held as a trade secret; and (g) all other similar intellectual property rights which subsist in any part of the world.

“Intentional Breach” means, with respect to any representation, warranty, agreement, covenant or obligation in this Agreement, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement, covenant or obligation.

“Intervening Event” means any material event, change, occurrence or development that materially affects the business, financial condition or operations of the Company and is unknown and not reasonably foreseeable to the board of directors and executive officers of the Company as of the date of this Agreement (or, if known or

A-9

reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the board of directors and executive officers of the Company, after due inquiry, as of the date of this Agreement), prior to obtaining the Requisite Stockholder Approval; provided that the receipt, existence or terms of an Alternative Acquisition Proposal or Superior Proposal shall not be deemed to be an Intervening Event hereunder.

“IRS” shall mean the Internal Revenue Service.

“IT Systems” shall mean all Software, computer hardware, including peripherals and ancillary equipment and network and telecommunications equipment, including associated user manuals and other related documentation used by the Company and its Subsidiaries.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry, of the following officers and employees of the Company or Parent, as applicable: (i) for the Company: Daniel Knotts, Terry Peterson, Johan Nystedt, Christy Goldberg-Hirsch, Mike Sharp, John Pecaric and Al DuPont; and (ii) for Parent: Roshan Karingada, Anthony Melchiorre, Evan Ratner and Jim Ruggerio.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), statutes, rules, regulations and ordinances promulgated by any Governmental Authority, including any COVID Measures.

“Leased Real Property” shall have the meaning set forth in Section 3.17(b).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Material Customer” shall have the meaning set forth in Section 3.16(a)(vi).

“Material Supplier” shall have the meaning set forth in Section 3.16(a)(vi).

“Maximum Amount” shall have the meaning set forth in Section 5.6(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(b).

“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.

“New Debt Commitment Letter” shall have the meaning set forth in Section 5.17(c).

“New Plans” shall have the meaning set forth in Section 5.9(b).

“Notes COC Consent Solicitations” shall have the meaning set forth in Section 5.19(a).

“NYSE” shall have the meaning set forth in Section 3.4(b).

“OFAC” shall have the meaning set forth in Section 3.5(f).

“Offer Documents” shall have the meaning set forth in Section 5.19(a).

“Old Plans” shall have the meaning set forth in Section 5.9(b).

A-10

“Open Source Software” shall mean software that is generally distributed in source code form and is governed by a license commonly recognized as an open source, “copyleft” or community source code license, including any license identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) or any similar license or distribution model.

“Order” shall mean any decree, judgment, injunction or other order in any Action by or with any Governmental Authority.

“Outstanding Equity Award Schedule” shall have the meaning set forth in Section 3.2(e).

“Owned Real Property” shall have the meaning set forth in Section 3.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Expenses” shall mean Parent’s and its Affiliates’ actual out-of-pocket fees and expenses incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the financing thereof.

“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Paying Agent” shall have the meaning set forth in Section 2.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 2.2(a).

“PBGC” shall have the meaning set forth in Section 3.12(e).

“Permitted Event” shall have the meaning set forth in Section 3.29.

“Permitted Liens” shall mean (a) any Lien for Taxes, utilities, landlords and other governmental charges, assessments or claims of payment in each case not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens securing indebtedness for liabilities that are reflected in the Company SEC Documents or otherwise disclosed on Section P-1 of the Company Disclosure Letter, in each case incurred in the ordinary course of business and not in violation of Section 5.1, (c) such Liens or other imperfections of title (including easements, encroachments, rights-of-way, covenants, conditions, restrictions, licenses, reservations and other similar matters), if any, disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent or the Company, as applicable, or that do not individually or in the aggregate materially interfere with the operation of the business of the Company and its Subsidiaries, (d) zoning, building codes and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and that are not violated in any material respect by the current use and operation of such real property or the operation of the business of the Company and its Subsidiaries, (e) mechanics’, carriers’, workmen’s,

A-11

repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar statutory Liens incurred in the ordinary course of business or arising by operation of law, each of which are not yet due and payable, (f) Liens that affect the underlying fee interest of any Leased Real Property that do not individually or in the aggregate materially interfere with the operation of the business of the Company and its subsidiaries, (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (h) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business, (i) Liens incurred in the ordinary course of business in connection with any purchase money security interests, mortgage debt, equipment leases or similar financing arrangements, (j) Liens created by (or at the request of) Parent, Acquisition Sub or any of their respective Affiliates, (k) with respect to transfers of securities, Liens resulting from securities Laws, (l) Liens created by (or at the written request of) Parent, Acquisition Sub or any of their respective Affiliates in connection with the Debt Financing, (m) Liens that will be released in full prior to or at Closing and (n) to the extent the Existing ABL Credit Agreement or any other secured debt remains in place following the Closing Date pursuant to Section 5.19, liens securing obligations thereunder.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means the same as the terms “personal data,” “personal information,” or similar terms under applicable Data Protection Requirements.

“PPP” means the Paycheck Protection Program under Sections 1102 and 1106 of the CARES Act.

“Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Principal Stockholders” shall have the meaning set forth in the Recitals.

“Privacy Laws” means all applicable Laws with respect to Personal Information pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, data breach notification, electronic communication, telephone and text message communications, marketing by e-mail or other channels, and general consumer protection laws as applied in the context of data privacy and data security.

“Privacy Policies” shall have the meaning set forth in Section 3.19.

“Proprietary Software” shall mean all Software constituting or embodying Company Owned IP.

“Proxy Statement” shall have the meaning set forth in Section 3.7.

“Purchase Contracts” shall have the meaning set forth in Section 3.17(a).

“Qualifying Transaction” shall have the meaning set forth in Section 7.3(a)(i).

“Real Property” shall have the meaning set forth in Section 3.17(d).

“Real Property Laws” shall have the meaning set forth in Section 3.17(e).

“Real Property Leases” shall have the meaning set forth in Section 3.17(b).

“Registered Intellectual Property” shall mean any and all Company Owned IP which consists of (i) Patent Rights, (ii) applications or registrations of any Trademark Rights, (iii) applications or registrations of any Rights Under Copyright and (iv) Internet Domain Names.

A-12

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, disposal, leaching or migration of Hazardous Materials into the environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, legal or other advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Required Information” shall mean all financial statements, financial data, audit reports, and other information related to the Company and its Subsidiaries (i) required by Regulation S-X and Regulation S-K under the Securities Act (of type and form customarily included in an offering memorandum pursuant to Rule 144A under the Securities Act) for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 under the Securities Act (ii) that is customary information reasonably required for the preparation by Parent of the pro forma financial statements and other projections required in connection with the Debt Financing, including pursuant to paragraph 4 of Exhibit E of the Debt Commitment Letter (it being understood that Parent shall be responsible for preparing the pro forma financial statements required by paragraph 4(c) of Exhibit E of the Debt Commitment Letter), and (iii) that is otherwise, subject to the limitations set forth therein, required by paragraphs 4 (other than paragraph 4(c)) and 7 of Exhibit E of the Debt Commitment Letter. Such Required Information described above (a) shall not contain any untrue statement of a material fact, or omit to state any material fact necessary to make such Required Information not materially misleading, as may be necessary, proper, or advisable or that is otherwise required by the Debt Financing Sources to consummate the Debt Financing, (b) is the type for which the auditors of any audited financial information contained therein have not withdrawn their audit opinion with respect to such information, and (c) is of the date and otherwise sufficient to permit the Company’s independent accountants to issue customary “comfort” letters with respect to such financial statements and financial information to the Debt Financing Sources providing the portion of the Debt Financing consisting of debt securities (including customary “negative assurance” comfort and taking into account any limitations on such negative assurance after the end of the fiscal year) in order to consummate any offering of nonconvertible debt securities under Rule 144A (and such accountants have confirmed they are prepared to issue such “comfort” letters subject to completion of customary procedures). Notwithstanding anything to the contrary in this definition, nothing in this Agreement shall require the Company to provide any Excluded Information.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 3.20.

“Restricted Person” shall have the meaning set forth in Section 3.5(f).

“Rights” shall have the meaning set forth in the Rights Agreement.

“Rights Agreement” shall mean that certain Rights Agreement, dated as of August 28, 2019, between the Company and Computershare Trust Company, N.A., as rights agent, as amended by the First Amendment to Rights Agreement, dated as of August 17, 2020, the Second Amendment to Rights Agreement, dated as of May 17, 2021, the Third Amendment to Rights Agreement, dated as of August 27, 2021, the Fourth Amendment to Rights Agreement, dated as of November 3, 2021, and the Fifth Amendment to Rights Agreement, dated as of the date hereof.

“Rights Agreement Amendment” shall have the meaning set forth in Section 3.29.

“Sanctioned Country” shall have the meaning set forth in Section 3.5(f).

“Sanctioned Person” shall have the meaning set forth in Section 3.5(f).

“Sanctions Laws” shall have the meaning set forth in Section 3.5(f).

A-14

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(c).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary” shall have the meaning set forth in Section 1.3(a).

“Securities Act” shall mean the Securities Act of 1933.

“SERP” shall mean the Company’s Unfunded Supplemental Pension Plan, as amended and restated effective January 1, 2009 and as may be further amended, restated or otherwise modified from time to time.

“Software” shall mean all (i) computer programs (including any and all software, firmware, or implementation of algorithms, models and methodologies whether in source code, executable code, or object code), (ii) APIs; (iii) assemblers and compilers; (iv) data files, (v) software libraries; (vi) device drivers; (vii) databases and database schema and compilations, (viii) all programming notes, flow-charts and other work product used to design and develop any of the foregoing, and (ix) documentation (including user manuals and training materials) relating to any of the foregoing.

“Solvent” shall have the meaning set forth in Section 4.11.

“Stockholders’ Meeting” shall have the meaning set forth in Section 5.2(c).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean any Alternative Acquisition Proposal (with all percentages in the definition of “Alternative Acquisition Proposal” increased to fifty percent (50%)) made by a Third Party on terms that the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the board of directors of the Company considers to be appropriate, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Alternative Acquisition Proposal under the provisions of Section 5.5(e)(iii), any breakup fees, Expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including, as applicable, the prospects for obtaining required regulatory approvals and financing. Reference to “this Agreement” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement that are committed to by Parent to the Company in writing in response to such Alternative Acquisition Proposal under the provisions of Section 5.5(e)(iii).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tail Coverage” shall have the meaning set forth in Section 5.6(c).

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; customs duties, tariffs; and other obligations of the same or of a similar nature to any of the foregoing.

A-15

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority, including any claim for refund or amended return.

“Tender Offers” shall have the meaning set forth in Section 5.19(a).

“Termination Date” shall have the meaning set forth in Section 7.1(b)(i).

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub, the Company and their respective Affiliates.

“TLB Credit Agreement Consent Solicitation” shall have the meaning set forth in Section 5.19(a).

“TLB Payoff Letter” shall have the meaning set forth in Section 5.11(a).

“Trade Control Laws” shall have the meaning set forth in Section 3.5(e).

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“Updated Disclosure shall have the meaning set forth in Section 3.31.

“VDR” shall mean, collectively, the electronic data room hosted by Datasite under the title “River” and the electronic data room hosted by MacMunnis, Inc.

“Voting Agreement” shall have the meaning set forth in the Recitals.

A-16

Schedule I

Governmental Authorities

Governmental Authority	Jurisdiction
U.S. Federal Trade Commission	United States
U.S. Department of Justice	United States

Schedule I - 1

Annex B

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of December 14, 2021, by and among Chatham Delta Parent, Inc., a Delaware corporation (“Parent”), Chatham Asset Management, LLC, a Delaware limited liability company (“CAM”), R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”) and the undersigned entities listed on Annex A (each, a “Principal Stockholder,” and together with CAM, collectively, the “Principal Stockholders”).

WITNESSETH

WHEREAS, in connection with Parent and Chatham Delta Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving entity in such merger (the “Merger”), Parent and the Company have requested the Principal Stockholders, and the Principal Stockholders have agreed, to enter into this Agreement with respect to all shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) that the Principal Stockholders beneficially own, as set forth opposite such Principal Stockholder’s name on Annex A (such shares, together with all other shares of Common Stock acquired (whether beneficially or of record) by such Principal Stockholder after the date hereof and prior to the termination of this Agreement, the “Shares”);

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement; and

WHEREAS, the Principal Stockholders acknowledge that Parent and Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Principal Stockholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

VOTING AGREEMENT

Section 1.01 Voting Agreement. During the term of this Agreement, the Principal Stockholders hereby agree to vote or, as applicable, cause or direct to be voted, in person, including virtually, or by proxy, all Shares at the time of any vote (A) to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the Stockholders’ Meeting and at any other meeting of the stockholders of the Company, however called in connection with the Merger Agreement, the Merger and/or the transactions contemplated by the Merger Agreement, including any adjournment or postponement thereof, (B) against (1) any action, agreement or transaction that would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Section 6.1 or Section 6.2 under the Merger Agreement not being satisfied and (2) any Alternative Acquisition Proposal or any other action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, postpone, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and (C) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. The Principal Stockholders hereby acknowledge receipt and review of the Merger Agreement.

Section 1.02 Quorum. Until this Agreement is terminated in accordance with the terms and provisions of Section 6.02(b) of this Agreement, at the Stockholders’ Meeting and at every other meeting of the stockholders of the Company, however called in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, including any adjournment or postponement thereof, each Principal Stockholder shall be represented in person, including virtually, or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person, including virtually, or by proxy at such meeting) in order for the Shares to be counted as present for purposes of establishing a quorum.

Section 1.03 Return of Proxy. Each Principal Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within five (5) Business Days of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 1.01 of this Agreement, which shall be voted in the manner described in Section 1.01 of this Agreement (with Parent to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

The Principal Stockholders represent and warrant to Parent and the Company that:

Section 2.01 Authorization. The Principal Stockholders have all requisite right, capacity, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Principal Stockholders, the consummation by the Principal Stockholders of the transactions contemplated by this Agreement and the compliance by the Principal Stockholders with the provisions of this Agreement have been duly authorized by all necessary action on the part of the Principal Stockholders. This Agreement has been duly executed and delivered by the Principal Stockholders and constitutes a valid and binding obligation of the Principal Stockholders, enforceable against the Principal Stockholders in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally (collectively, the “Enforceability Exceptions”).

Section 2.02 No Conflicts.

(a) No order or authorization of, consent, approval, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is necessary for the execution, delivery and performance of this Agreement by the Principal Stockholders.

(b) None of the execution and delivery of this Agreement by the Principal Stockholders, the consummation by the Principal Stockholders of the transactions contemplated hereby or compliance by the Principal Stockholders with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which the Principal Stockholders are a party or by which the Principal Stockholders or any of the Shares are bound, (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Principal Stockholders’ ability to perform their obligations under this Agreement or (iii) violate any provision of the certificate of incorporation, bylaws, or other organization or governing documents of such Principal Stockholders. There is no legal or administrative proceeding, claim, suit or action pending against the Principal Stockholders or, to the knowledge of the Principal Stockholders, threatened against the Principal Stockholders that impairs or would reasonably be expected to impair the Principal Stockholders ability to perform its obligations under this Agreement.

Section 2.03 Ownership of Shares. Each Principal Stockholder has (except as otherwise permitted by this Agreement, including in connection with the Permitted Transfer (as defined herein) of any Shares), and will maintain during the term of this Agreement, shared voting power and shared dispositive power with respect to the Shares set forth opposite such Principal Stockholder’s name on Annex A, free and clear of any Lien, except pursuant to applicable federal securities laws. Except as otherwise set forth herein, none of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04 Total Shares. Except for the Shares set forth on Annex A hereto, as of the date hereof, the Principal Stockholders do not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) other rights to acquire from the Company any capital stock, voting securities or securities convertible into, exercisable or exchangeable for capital stock or voting securities of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Principal Stockholders:

Section 3.01 Authority; Execution and Delivery; Enforceability. Parent has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated by this Agreement and the compliance by Parent with the provisions of this Agreement have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.02 No Conflicts.

(a) No order or authorization of, consent, approval, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is necessary for the execution, delivery and performance of this Agreement by Parent.

(b) None of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which Parent is a party or by which Parent is bound, (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement or (iii) violate any provision of the certificate of incorporation, bylaws, or other organization or governing documents of Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Principal Stockholders:

Section 4.01 Authority; Execution and Delivery; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.02 No Conflicts.

(a) No order or authorization of, consent, approval, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is necessary for the execution, delivery and performance of this Agreement by the Company.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which the Company is a party or by which the Company is bound, (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement or (iii) violate any provision of the certificate of incorporation, bylaws, or other organization or governing documents of the Company.

ARTICLE V

COVENANTS OF THE PRINCIPAL STOCKHOLDERS

During the term of this Agreement, the Principal Stockholders hereby covenant and agree that:

Section 5.01 No Proxies for or Encumbrances on Shares.

(a) Except as permitted by terms of this Agreement (including Section 5.01(b)), the Principal Stockholders shall not during the term of this Agreement, directly or indirectly, without the prior written consent of Parent and the Company, (i) grant any proxies, power of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, (ii) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any Shares, or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case, involving any Shares, or (iii) knowingly take any action that would have the effect of preventing or delaying the Principal Stockholders from performing any of its obligations under this Agreement. For the avoidance of doubt, the fact that any Shares are held in a margin account shall not be deemed a violation of this Section 5.01 or Article II so long as the Principal Stockholders are able to perform its obligations under this Agreement.

(b) Any of the Principal Stockholders may effect a Transfer of any Shares to a Permitted Transferee (as defined herein) of such Principal Stockholder, provided that such Principal Stockholder, prior to and as a condition to the effectiveness of such Transfer, causes each such Permitted Transferee to execute a counterpart signature page to this Agreement and deliver the same to the Parent and the Company, pursuant to which such Permitted Transferee agrees to be a “Principal Stockholder” pursuant to, and to be bound by, this Agreement with respect to such Shares that are the subject of such Transfer (such Transfer, a “Permitted Transfer”). “Permitted Transferee” means, with respect to any Principal Stockholder, (A) any other Principal Stockholder, (B) any trust, the trustees of which include only any other Principal Stockholder and the beneficiaries of which include only any other Principal Stockholder, (C) any corporation, limited liability company or partnership, the Principal Stockholders, members or general or limited partners of which include only the persons named in clauses (A) and/or (B), (D) if such Principal Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (E) to any Person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Shares to Permitted Transferees made pursuant to this Section 5.01(b) shall not be a breach of this Agreement.

(c) Any Transfer not effected in accordance with the terms and conditions of this Section 5.01 shall be null and void ab initio.

Section 5.02 Appraisal Rights. Subject to the terms of this Agreement, the Principal Stockholders irrevocably waive and agree not to exercise, assert or perfect any rights to demand appraisal of any Shares which may arise with respect to the Merger or dissent from the Merger.

Section 5.03 Company Proxy Statement. The Principal Stockholders hereby agree to permit the Company to publish and disclose in any press release, the Proxy Statement and any other disclosure document in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement the Principal Stockholders’ identity and beneficial ownership of the Shares and the nature of the Principal Stockholders’ commitments under this Agreement; provided that the Company shall, as promptly as practicable, provide CAM with prior notice of such disclosures and provide the Principal Stockholders reasonable opportunity to review and comment on such disclosures.

Section 5.04 Acquisition of Additional Shares. During the term of this Agreement, the Principal Stockholders shall notify Company and Parent promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Common Stock after the date hereof, if any, all of which shall automatically become, and shall be deemed to be, Shares and be subject to the terms of this Agreement as though owned by the Principal Stockholders on the date hereof.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Further Assurances. Parent, the Company and the Principal Stockholders shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform their respective obligations under this Agreement.

Section 6.02 Amendments and Waivers; Termination.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

(b) This Agreement, and all rights and obligations of the parties contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of (i) the mutual agreement of all the parties hereto to terminate this Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that no such termination shall relieve any party from a breach of its covenants or agreements under this Agreement occurring prior to such termination.

Section 6.03 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 6.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, beneficiaries, executors and permitted assigns; provided that, other than as permitted by Section 5.01(b), no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

Section 6.05 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 6.06 Specific Performance. (a) The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

Section 6.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.08 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.09 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms or provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.10 Capacity. The Principal Stockholders are signing this Agreement solely in the Principal Stockholders’ capacity as stockholders of the Company and not in any other capacity, and this Agreement shall not limit or otherwise affect any actions taken, or required or permitted to be taken, by the Principal Stockholders or any Affiliate or Representative of the Principal Stockholders or any of its Affiliates in any other capacity.

Section 6.11 Non-Recourse. Each party to this Agreement enters into this Agreement solely on its own behalf, the obligations of each of the Principal Stockholders under this Agreement are several (with respect to itself) and not joint with the obligations of any other Principal Stockholder and each such party shall be liable, severally and not jointly, solely for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto. Nothing contained herein, and no action taken by any of the Principal Stockholders pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incident of ownership of or with respect to any Shares.

Section 6.12 Entire Agreement. This Agreement (including the annex attached hereto), together with the Merger Agreement and the Capital Commitment Letter, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

CHATHAM DELTA PARENT, INC.

By:	/s/ Anthony Melchiorre
	Name:	Anthony Melchiorre
	Title:	President

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Deborah L. Steiner
	Name:	Deborah L. Steiner
	Title:	EVP, General Counsel

CAM: CHATHAM ASSET MANAGEMENT, LLC

By:	/s/ Anthony Melchiorre
	Name:	Anthony Melchiorre
	Title:	Managing Member

PRINCIPAL STOCKHOLDERS:

CHATHAM ASSET HIGH YIELD MASTER FUND, LTD.;

CHATHAM EVEREST FUND, LP;

CHATHAM ASSET PRIVATE DEBT AND STRATEGIC CAPITAL FUND, LP;

CHATHAM ASSET PRIVATE DEBT AND STRATEGIC CAPITAL FUND II, LP;

CHATHAM ASSET PRIVATE DEBT AND STRATEGIC CAPITAL FUND III, LP; and

TX-CHATHAM FUND, LP

By:	Chatham Asset Management, LLC, as Investment Advisors to each of the foregoing

By:	/s/ Anthony Melchiorre
	Name:	Anthony Melchiorre
	Title:	Managing Member

Annex A

Name of Principal Stockholder	Shares
Chatham Asset High Yield Master Fund, Ltd.	4,538,973
Chatham Everest Fund, LP	1,982,539
Chatham Asset Private Debt and Strategic Capital Fund, LP	1,644,673
Chatham Asset Private Debt and Strategic Capital Fund II, LP	1,000,880
Chatham Asset Private Debt and Strategic Capital Fund III, LP	581,032
TX-Chatham Fund, LP	1,179,003
Chatham Asset Management, LLC, as Investment Manager to each of the above-listed Principal Stockholders, is deemed to beneficially own each of the Shares held directly by the above-listed Principal Stockholders.	10,927,100	[1]

[1]

Such Shares reflect the total number of Shares held by the above-listed Principal Stockholders. CAM shares voting and dispositive power with each of the other Principal Stockholders with respect to the Shares held directly by them.

Annex C

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

December 14, 2021

The Board of Directors

R. R. DONNELLEY & SONS COMPANY

35 West Wacker Drive

Chicago, Illinois 60601

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of R. R. DONNELLEY & SONS COMPANY, a Delaware corporation (the “Company”), of the $10.85 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Chatham Delta Parent Inc., a Delaware corporation (“Parent”), Chatham Delta Acquisition Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company. The Agreement provides that Acquisition Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares held by the Company or any subsidiary of the Company (including shares held as treasury stock) and (ii) Shares held by Parent or Acquisition Sub or any of their wholly owned subsidiaries (the Shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $10.85 per Share in cash, without interest (the $10.85 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have been engaged to provide financial advisory services to the Company, including in connection with the Company’s proposed acquisition by affiliates of Atlas Holdings LLC (since terminated), the Company’s sale of its DLS Worldwide and Logistics Courier businesses to TFI International Inc. and the sale of its International Logistics business to ePost Global, LLC in 2020, as well as other strategic matters, and we have received compensation from the Company for such services. In the past two years, we have not been engaged to provide financial advisory or other services to Parent or Acquisition Sub, and we have not received any compensation from Parent or Acquisition Sub during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Chatham Asset Management, LLC (“Chatham”), an affiliate of Parent, and we have not received any compensation from Chatham during such period. We may provide financial advisory and other services to or with respect to the Company, Parent, Chatham, or their respective affiliates, including portfolio

PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVIEWPARTNERS.COM

NEW YORK • LONDON • SAN FRANCISCO • PALO ALTO • LOS ANGELES

The Board of Directors

R. R. DONNELLEY & SONS COMPANY

December 14, 2021

companies of Chatham, in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Chatham, or any of their respective affiliates, including portfolio companies of Chatham, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement provided to us on December 10, 2021 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2020, December 31, 2019 and December 31, 2018; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters,

The Board of Directors

R. R. DONNELLEY & SONS COMPANY

December 14, 2021

under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Laws 2020, ch. 256, § 15.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPIES

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2021

R. R. DONNELLEY & SONS COMPANY 35 WEST WACKER DRIVE CHICAGO, ILLINOIS 60601

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on [TBD], 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/RRD2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [TBD], 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D63463-[TBD]	KEEP THIS PORTION FOR YOUR RECORDS

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

R. R. DONNELLEY & SONS COMPANY

The Board of Directors recommends you vote FOR each of the following proposals:				For	Against	Abstain

1.   To adopt the Agreement and Plan of Merger, dated as of December 14, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Chatham Delta Parent, Inc. (“Parent”), Chatham Delta Acquisition Sub, Inc., a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), and R. R. Donnelley & Sons Company (“RRD”).

				☐	☐	☐

2.   To approve, on a non-binding, advisory basis, the compensation that will or may become payable by RRD to its named executive officers in connection with the merger of Acquisition Sub with and into RRD pursuant to the Merger Agreement.

				☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

R. R. Donnelley & Sons Company

Special Meeting of Stockholders

[TBD], 2022 at [TBD] [a.m.] / [p.m.] (Central Time)

Attend online at

www.virtualshareholdermeeting.com/RRD2022

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Special Meeting of Stockholders and Proxy Statement are available at www.proxyvote.com.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

D63464-[TBD]

Proxy – R. R. Donnelley & Sons Company

This Proxy is solicited on behalf of the Board of Directors for the Special Meeting of Stockholders on [TBD], 2022

The undersigned hereby appoints Terry D. Peterson and Deborah L. Steiner, or either of them, proxies for the undersigned, each with full power of substitution, to attend the Special Meeting of Stockholders of R. R. Donnelley & Sons Company to be held on [TBD], 2022, at [TBD] [a.m.] / [p.m.], Central time, and at any adjournment or postponement thereof, and to vote as specified in this Proxy all the shares of Common Stock of R. R. Donnelley & Sons Company that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders.

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors, FOR Proposal 1 and FOR Proposal 2. Discretion will be used with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Your vote is important. Please sign and date and return promptly in the enclosed postage-paid envelope.

(Items to be voted appear on reverse side)